   As filed with the Securities and Exchange Commission on December 19, 1997

                                                    Registration No. 33-________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-1

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                          FIRST SOURCE BANCORP, INC.
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CERTIFICATE OF INCORPORATION)

DELAWARE
(state or other jurisdiction of                BEING APPLIED FOR
incorporation or organization)                 (IRS Employer Identification No.)
                               (Primary Standard
                          Classification Code Number)

                         1000 WOODBRIDGE CENTER DRIVE
                         WOODBRIDGE, NEW JERSEY 07095
                                (732) 726-9700
              (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                               JOHN P. MULKERIN
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           FIRST SAVINGS BANK, SLA
                         1000 WOODBRIDGE CENTER DRIVE
                         WOODBRIDGE, NEW JERSEY 07095
                             (732) 726-9700
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                  Copies to:
                       JOSEPH G. PASSAIC, JR., ESQUIRE
                            ANN COX CLANCY, ESQUIRE
                          THOMAS W. FRANCE, ESQUIRE
                          MULDOON, MURPHY & FAUCETTE
                          5101 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20016
                                (202) 362-0840

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /
                               ----

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  /   /
                                                         ----

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.   /   /
            ----

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. /   /
                                ----

=================================================================================================================
        Title of each Class of         Amount to       Purchase Price     Aggregate Offering    Registration
     Securities to be Registered     be Registered        Per Share            Price(1)              Fee
-----------------------------------------------------------------------------------------------------------------
            Common Stock               31,740,000
           $.01 par Value                Shares            $10.00            $317,400,000         $93,633
=================================================================================================================
           Participation
             Interests                    (2)              _______           $  9,890,490            (3)
                                                                              ------------
=================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) In addition, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to The Incentive Savings Plan for Employees of First Savings Bank, SLA.
(3) The securities of First Source Bancorp, Inc. to be purchased by First Savings Bank, SLA 401(k) Savings Plan are included in the amount shown for Common Stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                          FIRST SOURCE BANCORP, INC.

  Cross Reference Sheet Showing Location in the Subscription and Community Offering Prospectus ("Prospectus") of Information Required by Items of Form S-l:


     Registration Statement Item and Caption     Prospectus Headings
     ---------------------------------------     -------------------

l.   Forepart of the Registration                Front Cover Page
     Statement and Outside Front Cover
     Page of Prospectus

2.   Inside Front and Outside Back Cover         Inside Front and Outside Back
     Page of Prospectus                          Cover Pages

3.   Summary Information, Risk Factors and       Summary; Risk Factors
     Ratio of Earnings to Fixed Charges

4.   Use of Proceeds                             Use of Proceeds

5.   Determination of Offering Price             The Conversion and
                                                 Reorganization-- Stock Pricing
                                                 and Exchange Ratio

6.   Dilution                                    Not Applicable

7.   Selling Security Holders                    Not Applicable

8.   Plan of Distribution                        Front Cover Page; The
                                                 Conversion and Reorganization--
                                                 Subscription Offering and
                                                 Subscription Rights; --
                                                 Community Offering;--Syndicated
                                                 Community Offering

9.   Description of Securities to be             The Conversion and
     Registered                                  Reorganization -- Certain
                                                 Restrictions on Purchase or
                                                 Transfer of Shares After
                                                 Conversion; Restrictions on
                                                 Acquisition of the Company and
                                                 the Bank; Description of
                                                 Capital Stock of the Company;
                                                 Description of Capital Stock of
                                                 the Bank

10.  Interests of Named Experts and Counsel      Not Applicable

11.  Information with Respect to the             Front Cover Page; First Source
     Registrant                                  Bancorp, Inc.; First Savings
                                                 Bank, SLA; First Savings
                                                 Bancshares, MHC; Dividend
                                                 Policy; Consolidated Statements
                                                 of Income; Management's
                                                 Discussion and Analysis of
                                                 Financial Condition and Results
                                                 of Operations of the Bank;
                                                 Business of the Bank;
                                                 Regulation; Management of the
                                                 Company; Management of the
                                                 Bank; The Conversion and
                                                 Reorganization; Description of
                                                 Capital Stock of the Company;
                                                 Description of Capital Stock of
                                                 Bank; Financial Statements

12.  Disclosure of Commission Position on        Not Applicable
     Indemnification for Securities Act
     Liabilities

[To be used in connection with sales to Participants in the Incentive Savings Plan for the Employees of First Savings Bank, SLA]


PROSPECTUS SUPPLEMENT
---------------------


                          FIRST SOURCE BANCORP, INC.
                            FIRST SAVINGS BANK, SLA

                            PARTICIPATION INTERESTS

                  THE INCENTIVE SAVINGS PLAN FOR EMPLOYEES OF
                            FIRST SAVINGS BANK, SLA

     This Prospectus Supplement relates to the offer and sale to participants (the "Participants") in The Incentive Savings Plan for Employees of First Savings Bank, SLA (the "Plan") of participation interests and shares of common stock, par value $.01 per share of First Source Bancorp, Inc. (the "Common Stock"), as set forth herein.

     In connection with the offering of Common Stock by First Source Bancorp, Inc. (the "Holding Company") Participants will be permitted to direct the trustee of the Plan (the "Trustee") to invest in Common Stock with amounts in the Plan attributable to such Participants. Such investments in Common Stock would be made by means of the First Source Bancorp, Inc. Stock Fund, formerly the First Savings Stock Fund (the "Employer Stock Fund" or the "First Source Bancorp, Inc. Stock Fund"). Based upon the value of the Plan assets at September 30, 1997, 893,399 shares of Common Stock could be purchased with Plan assets (assuming a purchase price of $10.00 per share). This Prospectus Supplement relates to the initial election of Participants to direct that all or a portion of their accounts be invested in the Employer Stock Fund in connection with the Offering and also to elections by Participants to direct that all or a portion of their accounts be invested in the Employer Stock Fund after the close of the Offering.

     The prospectus dated _______________________________, 1998 of the Holding
Company (the "Prospectus"), which is attached to this Prospectus Supplement, includes detailed information with respect to the Offering, the Common Stock and the financial condition, results of operations and business of the Bank. This Prospectus Supplement, which provides detailed information with respect to the Plan, should be read only in conjunction with the Prospectus and should be retained for future reference.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PARTICIPANT, SEE "RISK FACTORS."

      THE DATE OF THIS PROSPECTUS SUPPLEMENT IS ____________________, 1997.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE NEW JERSEY DEPARTMENT OF BANKING, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED, NOR ARE THE SHARES OF COMMON STOCK GUARANTEED BY THE COMPANY OR THE BANK. THE ENTIRE AMOUNT OF A PURCHASER'S PRINCIPAL IS SUBJECT TO LOSS.

     No person has been authorized to give any information or to make any representations other than those contained in the Prospectus or this Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Bank or the Plan. This Prospectus Supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Bank or the Plan since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

THE OFFERING.................................................   1
     Securities Offered......................................   1
     Election to Purchase Common Stock in the Offering.......   1
     Value of Participation Interests........................   1
     Method of Directing Transfer............................   2
     Time for Directing Transfer.............................   2
     Irrevocability of Transfer Direction....................   2
     Direction to Purchase Common Stock After the Offering...   2
     Purchase Price of Common Stock..........................   2
     Nature of a Participant's Interest in the Common Stock..   3
     Voting and Tender Rights of Common Stock................   3

DESCRIPTION OF THE PLAN......................................   4
     Introduction............................................   4
     Eligibility and Participation...........................   5
     Contributions Under the Plan............................   5
     Limitations on Contributions............................   6
     Investment of Contributions.............................   8
     Benefits Under the Plan.................................  12
     Withdrawals and Distributions From the Plan.............  12
     Administration of the Plan..............................  13
     Reports to Plan Participants............................  13
     Plan Administrator......................................  14
     Amendment and Termination...............................  14
     Merger, Consolidation or Transfer.......................  14
     Federal Income Tax Consequences.........................  14
     ERISA and Other Qualification...........................  16
     Restrictions on Resale..................................  17
     SEC Reporting and Short-Swing Profit Liability..........  17

EXPERTS......................................................  18
LEGAL OPINION................................................  18
INVESTMENT FORM

                                  THE OFFERING

SECURITIES OFFERED

     The securities offered hereby are participation interests in the Plan. Up to 893,399 shares (assuming the actual purchase price is $10.00 per share) of Common Stock may be acquired by the Plan to be held in the Employer Stock Fund. The Holding Company is the issuer of the Common Stock. Only employees of the Bank who have completed 1,000 hours of service and attained age 21 (hereinafter referred to as the "Employer") may participate in the Plan. The Common Stock to be issued hereby is conditioned on the consummation of the Offering. A Participant's investment in units in the Employer Stock Fund in the Offering is subject to the priority set forth in the Plan of Conversion and Reorganization.

     Information with regard to the Plan is contained in this Prospectus Supplement and information with regard to the Offering and the financial condition, results of operations and business of the Bank is contained in the attached Prospectus. The address of the principal executive office of the Bank is 1000 Woodbridge Center Drive, Woodbridge, New Jersey 07095. The Bank's telephone number is (732) 726-9700.

ELECTION TO PURCHASE COMMON STOCK IN THE OFFERING

     In connection with First Source Bancorp, Inc.'s offering of Common Stock (the "Offering"), the Plan permits each Participant to direct that all or part of the funds which represent his or her beneficial interest in the assets of the Plan may be transferred to the Employer Stock Fund, an investment fund in the Plan that will invest in Common Stock. If there is not enough Common Stock in the Offering to fill all subscriptions, the Common Stock would be apportioned and the Plan may not be able to purchase all of the Common Stock requested by the Participants. In such case, the Trustee will purchase shares in the open market after the close of the Offering to fulfill Participants' requests. Such purchases may be at prices higher than the purchase price in the Offering. The ability of each Participant to invest in the Employer Stock Fund in the Offering pursuant to directions to transfer all or a portion of their beneficial assets in the Plan will be based on such Participant's status as an Eligible Account Holder or Supplemental Eligible Account Holder pursuant to the Plan of Conversion and Reorganization, the subscription priorities set forth in the Plan of Conversion and Reorganization and the availability of Common Stock.

VALUE OF PARTICIPATION INTERESTS

     The market value of the assets of the Plan, as of September 30, 1997, was $8,933,992 and each Participant was informed of the value of his or her beneficial interest in the Plan. This value represented the past contributions to the Plan by the Employers and the Participants and any earnings or losses thereon, less previous withdrawals.

METHOD OF DIRECTING TRANSFER

     The last page of this Prospectus Supplement is a form to direct a transfer to the Employer Stock Fund (the "Investment Form"). If a Participant wishes to transfer all or part of his or her beneficial interest in the assets of the Plan to the Employer Stock Fund, he or she should indicate that decision in Part 2 of the Investment Form. If a Participant does not wish to make such an election, he or she does not need to take any action.

TIME FOR DIRECTING TRANSFER

     The deadline for submitting a direction to transfer amounts to the Employer Stock Fund which will purchase Common Stock issued in connection with the Offering is ten days prior to ____________________(the "Expiration Date") of the Offering. The Investment Form should be returned to the Bank's Human Resources Department by 4:00 p.m. on such date.

IRREVOCABILITY OF TRANSFER DIRECTION

     A Participant's direction to transfer amounts credited to his or her account in the Plan to the Employer Stock Fund in connection with the Offering shall be irrevocable. Participants, however, will be able to direct the investment of their accounts ("Accounts") after the Offering under the Plan as explained below.

DIRECTION TO PURCHASE COMMON STOCK AFTER THE OFFERING

     A Participant shall be able to direct that a certain percentage of the net value of such Participant's interests in the trust fund established for the Plan (the "Trust Fund") be transferred to the Employer Stock Fund and invested in Common Stock, or to the other investment funds available under the Plan. Alternatively, a Participant may direct that a certain percentage of such Participant's interest in the Employer Stock Fund be transferred to the Trust Fund to be invested by the Trustee. Participants will be permitted to direct that future contributions made to the Plan by or on their behalf will be invested in Common Stock. Following the initial election, the allocation of a Participant's interest in the First Source Bancorp, Inc. Stock Fund and the First Savings CD Fund may be made only during a 10 day window period prior to the beginning of each quarter; other investment funds may be re-allocated on a daily basis using the Plan's administrative phone system. Special restrictions apply to transfers directed by those Participants who are officers, directors and principal shareholders of the Bank who are subject to the provisions of
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934
Act").

PURCHASE PRICE OF COMMON STOCK

     The funds transferred to the First Source Bancorp, Inc. Stock Fund for the purchase of Common Stock in connection with the Offering will be used by the Trustee to purchase shares of Common Stock. The price to be paid by the Trust Fund for such shares of Common Stock will be the same price as is paid by all persons who purchase shares of Common Stock in the Offering.

     Common Stock purchased by the Trustee after the Offering will be acquired in open market transactions. The prices paid by the Trustee for shares of Common Stock will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

NATURE OF A PARTICIPANT'S INTEREST IN THE COMMON STOCK

     The Common Stock will be held in the name of the Trustee for the Plan, as trustee. Each Participant has an allocable interest in the investment funds of the Plan but not in any particular assets of the Plan. Accordingly, a specific number of shares of Common Stock will not be directly attributable to the account of any Participant. Earnings, e.g., gains and losses, are allocated to the Account of a Participant based on units in the Employer Stock Fund held by the Participants. Therefore, earnings with respect to a Participant's Account should not be affected by the investment designations (including investments in Common Stock) of other Participants.

VOTING AND TENDER RIGHTS OF COMMON STOCK

     The Trustee generally will exercise voting and tender rights attributable to all Common Stock held by the Trust Fund as directed by Participants with interests in the Employer Stock Fund. With respect to each matter as to which holders of Common Stock have a right to vote, each Participant will be allocated a number of voting instruction rights reflecting such Participant's proportionate interest in the Employer Stock Fund. The number of shares of Common Stock held in the Employer Stock Fund that are voted in the affirmative and negative on each matter shall be proportionate to the number of voting instruction rights exercised in the affirmative and negative, respectively. In the event of a tender offer for Common Stock, the Plan provides that each Participant will be allotted a number of tender instruction rights reflecting such Participant's proportionate interest in the Employer Stock Fund. The percentage of shares of Common Stock held in the Employer Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of tendering. The remaining shares of Common Stock held in the Employer Stock Fund will not be tendered.
The Plan makes provision for Participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.

                            DESCRIPTION OF THE PLAN

I.   INTRODUCTION

     The Incentive Savings Plan for Employees of First Savings Bank, SLA (the "Plan") became effective January 1, 1981 as a cash or deferred arrangement pursuant to Section 401(a) and Section 401(k) of the Internal Revenue Code of 1954 as amended (the "1954 Code"). The Plan was subsequently amended and restated in its entirety effective July 1, 1984, in order to comply with statutorily required changes and to implement administrative changes. The Internal Revenue Service (the "IRS") issued a determination letter confirming that the Plan, amended and restated as of July 1, 1984, was qualified under
Section 401(a) of the 1954 Code, and the trust pursuant to which the assets of the Plan are held by the Bank, as trustee, was exempt from tax under Section 501(a) of the 1954 Code.

     At the time of the Bank's reorganization from a mutual savings association to a mutual holding company, the Bank amended the Plan to implement the First Savings Stock Fund. The Plan as amended was submitted to the IRS for a determination that the Plan, as amended, qualifies under Section 401(a) of the Internal Revenue code of 1986 as amended (the "Code") and that it satisfies the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code. A determination letter was received from the IRS on July 20, 1995. In connection with the current reorganization of the Bank and the conversion of the mutual holding company to the stock form of organization, the First Savings Stock Fund will be converted to the First Source Bancorp, Inc. Stock Fund.

     Employee Retirement Income Security Act.  The Plan is an "individual
     ---------------------------------------
account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. Neither the funding requirements contained in Part 3 of Title I of ERISA nor the plan termination insurance provisions contained in Title IV of ERISA will be extended to Participants (as defined below) or beneficiaries under the Plan.

     APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH THE BANK. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59-1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS EMPLOYMENT WITH THE BANK OR AFTER TERMINATION OF EMPLOYMENT.

     Reference to Full Text of Plan.  The following statements are summaries of
     ------------------------------
certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator, John Mulkerin, First Savings Bank, SLA, 1000 Woodbridge Drive, Woodbridge, New Jersey. The Plan Administrator's telephone number is (732) 726-9700. Each employee is urged to read carefully the full text of the Plan.

II.  ELIGIBILITY AND PARTICIPATION

     All employees of the Employer who have attained age 21 are eligible to participate in the Plan on the first day of January following one year of service with the Employer. An eligible employee will become a participant on the first day of January after the employee completes an Elective Deferral Agreement.

     As of September 30, 1997, there were approximately 168 employees eligible to participate in the Plan, and 153 employees had elected to participate in the Plan.

III. CONTRIBUTIONS UNDER THE PLAN

     401(k) Plan Contributions.  Subject to certain limitations on
     -------------------------
contributions, each Participant in the Plan is permitted to elect to reduce such Participant's Compensation (as defined below) pursuant to an "Elective Deferral Agreement" by an amount not less than 2% and not more than 12% and have that amount contributed to the Plan on such Participant's behalf. Such amounts are credited to the Participant's " Elective Deferral Account." See "Section IV Limitations on Contributions" below. For purposes of the Plan, "Compensation" means a Participant's compensation from the Employer, including amounts subject to an Elective Deferral Agreement, but excluding bonuses, overtime, commissions, expense allowance, profit sharing or any other extra compensation in any form. As of January 1, 1998, the annual compensation of each Participant taken into account under the Plan is limited to $160,000 (adjusted for increases in the cost of living as permitted by the Code). Generally, a Participant may elect to modify the amount contributed to the Plan under such Participant's Elective Deferral Agreement not more often than twice a year by providing notice to the Plan Administrator. However, special restrictions apply to persons subject to
Section 16 of the 1934 Act. Elective deferrals are transferred by the Employer to the Trustee of the Plan.

     Notwithstanding the preceding, a Participant who receives a hardship distribution under the terms of the Plan may not be eligible to make additional contributions under a Elective Deferral Agreement or have matching contributions made on his behalf for a period of twelve (12) months after the receipt of the hardship distribution.

     Employer Contributions.  The Employer contributes to the Plan for each Plan
     ----------------------
Year 50% of the Participant's elective deferrals, up to 3% of the Participant's Compensation for the Plan Year. Such amounts are credited to the Participant's "Employer Contribution Account."

IV.  LIMITATIONS ON CONTRIBUTIONS

     Limitations on Annual Additions and Benefits.  Pursuant to the requirements
     --------------------------------------------
of the Code, the Plan provides that the amount of contributions allocated to each Participant's Elective Deferral Account and Employer Contribution Account during any Plan Year may not exceed the lesser of 25% of the Participant's
(S)415 Compensation for the Plan Year or $30,000 (adjusted for increases in the cost of living as permitted by the Code). A Participant's (S)415 Compensation is a Participant's Compensation, excluding any Employer contribution to the Plan or to any other plan of deferred compensation or any distributions from a plan of deferred compensation. In addition, annual additions shall be limited to the extent necessary to prevent the limitations set forth in the Code for all of the qualified defined benefit plans and defined contribution plans maintained by the Bank from being exceeded. To the extent that these limitations would be exceeded by reason of excess annual additions with respect to a Participant, such excess will be disposed of as follows:

     (i) Any non-deductible voluntary employee contributions, to the extent that would reduce the excess amount, will be returned to the Participant;

     (ii) If, after the application of (i) above, an excess still exists and the Participant is covered by the Plan at the end of the Limitation Year, the excess amount in the Participant's Account will be used to reduce the Employer contributions for such Participant in the next Limitation Year, and each succeeding Limitation Year if necessary;

     (iii) If, after the application of (i) above, an excess amount still exists, and the Participant is not covered by the Plan at the end of the
                               ---
Limitation Year, the excess amount will be held unallocated in a suspense account which will then be applied to reduce future Employer contributions for al remaining Participants in the next Limitation Year, and each succeeding Limitation Year if necessary;

     (iv) If a suspense account is in existence at any time during the Limitation Year, it will not participate in the allocation of investment gains and losses.

     Limitation on 401(k) Plan Contributions.  The annual amount of deferred
     ---------------------------------------
Compensation under a Elective Deferral Agreement of a Participant (when aggregated with any elective deferrals of the Participant under a simplified employee pension plan or a tax-deferred annuity) may not exceed $7,000 adjusted for increases in the cost of living as permitted by the Code (the limitation for 1998 is $10,000). Contributions in excess of this limitation ("excess deferrals") will be included in the Participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan to the Participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the excess deferral is made.

     Limitation on Plan Contributions for Highly Compensated Employees.
     -----------------------------------------------------------------
Sections 401(k) and 401(m) of the Code limit the amount of deferred compensation that may be made to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of deferred compensation made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the actual deferral percentage (i.e., the average of the ratios, calculated separately for each eligible employee in each group, by dividing the amount of deferred compensation credited to the Elective Deferral Account of such eligible employee by such eligible employee's compensation for the Plan
Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual deferral percentage of all other eligible employees, or (ii) the lesser of (x) 200% of the actual deferral percentage of all other eligible employees, or (y) the actual deferral percentage of all other eligible employees plus two percentage points. In addition, the actual contribution percentage for such Plan Years (i.e., the average of the ratios calculated separately for each eligible employee in each group, by dividing the amount of voluntary employee and employer matching contributions credited to the Employer Contribution Account of such eligible employee by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of
(i) 125% of the actual contribution percentage of all other eligible employees, or (ii) the lesser of (x) 200% of the actual contribution percentage of all other eligible employees, or (y) the actual contribution percentage of all other eligible employees plus two percentage points.

     In general, a Highly Compensated Employee includes any employee who, (1) was a five percent owner of the Employer at any time during the year or preceding year; or (2) had compensation for the preceding year in excess of $80,000 and, if the Employer so elects, was in the top 20% of employees by compensation for such year. The dollar amounts in the foregoing sentence are for 1998. Such amounts are adjusted annually to reflect increases in the cost of living.

     In addition, the compensation of an employee who is a family member of a 5% owner, or one of the ten most highly compensated employees during the relevant period is aggregated with that of the Highly Compensated Employee. All such family members are treated as a single employee with respect to the application of the limitations on Highly Compensated Employees.

     In order to prevent the disqualification of the Plan, any amount contributed by Highly Compensated Employees that exceed the average deferral limitation in any Plan Year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the Employer will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are recharacterized or are distributed before the close of the first 2 1/2 months following the Plan Year to which such excess contributions relate.

     Top-Heavy Plan Requirements.  If for any Plan Year the Plan is a Top-Heavy
     ---------------------------
Plan (as defined below), then (i) the Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees (as defined below), and (ii) certain additional restrictions would apply with respect to the combination of annual additions to the Plan and projected annual benefits under any defined benefit plan maintained by the Bank.

     In general, the Plan will be regarded as a "Top-Heavy Plan" for any Plan Year if, as of the last day of the preceding Plan Year, the aggregate balance of the Accounts of Participants who are Key Employees (as defined below) exceeds 60% of the aggregate balance of the Accounts of all Participants. Key Employees generally include any employee who, at any time during the Plan Year or any of the four preceding Plan Years, is (1) an officer of the Bank having annual compensation in excess of $60,000 who is in an administrative or policy-making capacity, (2) one of the ten employees having annual compensation in excess of $30,000 and owning, directly or indirectly, the largest interests in the Bank,
(3) a 5% owner of the Bank, (i.e., owns directly or indirectly more than 5% of the stock of the Bank, or stock possessing more than 5% of the total combined voting power of all stock of the Bank) or (4) a 1% owner of the Bank having annual compensation in excess of $150,000. The dollar amounts in the foregoing sentence are for 1998.

V.   INVESTMENT OF CONTRIBUTIONS

     All amounts credited to Participants' Accounts under the Plan are held in the Plan Trust (the "Trust") which is administered by the Trustee appointed by the Bank's Board of Directors.

     Prior to [insert date of Prospectus here], the Participant Accounts have been invested by the Trustee, at the direction of the Participants, in the following funds:

     Fidelity Magellan Fund
     Fidelity Puritan Fund
     Nationwide Bond Fund
     Nationwide Money Market Fund
     Twentieth Century U.S. Government Bond
     First Savings Stock Fund
     First Savings CD Fund

     Effective _______, 1998, the First Savings Stock Fund will be converted into the First Source Bancorp, Inc. Stock Fund.

      Each fund has unique investment goals and methodologies

(i)   Fidelity Magellan Fund:
 .     invests primarily in common stocks and convertible securities;

 .     may invest up to 20% of its assets in debt securities of all types and qualities;

 .     features domestic corporations operating primarily in the United States, domestic corporations that have significant activities and interests outside the U.S., and foreign companies;

 .     has no limitation on total foreign investment, but no more than 40% of fund assets will be invested in companies operating exclusively in one foreign country;

 .     is managed by Fidelity Management & Research Company.

(ii)  Fidelity Puritan Fund:

 .     seeks as much income as possible, consistent with the preservation and conservation of capital;

 .     invests in common stocks, and bonds, seeking to diversify in terms of both companies and industries;

 .     has historically used income-producing securities as the principal holding;

 .     is managed by Fidelity Management & Research Company.

(iii) Nationwide Bond Fund:

 .     seeks as high a level of income as is consistent with capital preservation;

 .     invests in high quality bonds and other fixed income securities;

 .     may include investments such as corporate bonds rated A or better, U.S.
      Government obligations, Canadian government bonds, and the highest investment grades of commercial paper;

 .     is managed by Nationwide Financial Services.

(iv)  Nationwide Money Market Fund:

 .     provides as high a level of current income as is consistent with the preservation of capital and maintenance of liquidity;

 .     invests in a diversified portfolio of high-quality money market instruments maturing in 397 days or less;

 .     accomplishes is objectives by investing mainly in debt, but retains maximum flexibility in the management of its portfolio;

 .     is managed by Nationwide Financial Services.

(v)   Twentieth Century U.S. Gov't Bond:

 .     may invest in direct obligations of the United States, which are supported by the full faith and credit of the United States, and in obligations of agencies and instrumentalities of the U.S. government that are established under authority of an act of Congress;

 .     maintains an average weighted maturity of four years or less;

 .     is managed by Investors Research Corporation.

(vi) First Savings Stock Fund invests primarily in the Common Stock of First Savings Bank, SLA.

(vii) First Savings CD Fund holds funds in insured deposits at First Savings Bank, SLA at market rates and other conditions equal to those provided other customers of First Savings Bank, SLA.

      The net gain (or loss) of the Funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the Trust will be determined as of the first day of each June and December during the Plan Year (the "Valuation Dates") and will be allocated among the Accounts of Participants according to the balance of such Accounts as of each Valuation Date.

      Any amounts credited to a Participant's Accounts for which investment directions are not given will be invested in the Nationwide Money Market Fund by the Trustee.

     A.   Previous Funds.
          --------------

     Prior to _________________________, contributions under the Plan were invested in the following funds. The annual percentage return on these funds for the prior three years was:

                                      1996  1995   1994
Fidelity Magellan Fund                             (1.8)%

Fidelity Puritan Fund                               1.8

Nationwide Bond Fund                               (8.1)

Nationwide Money Market Fund                        3.7

Twentieth Century U.S. Government                  (0.5)
Bond Fund

First Savings CD Fund                               7.0

First Savings Stock Fund                           11.7

     B.   The First Source Bancorp, Inc. Stock Fund.
          -----------------------------------------

          The First Source Bancorp, Inc. Stock Fund will consist of investments
in Common Stock made on and after the effective date of the Offering.   Each
Participant's proportionate undivided beneficial interest in the First Source Bancorp, Inc. Stock Fund is measured by units. Each day a unit value will be calculated by determining the market value of the Common Stock actually held and adding to that any cash held by the Trustee. This total will be divided by the number of units outstanding to determine the unit value of the First Source Bancorp, Inc. Stock Fund.

     On the occasion of the payment of a cash dividend, the unit value will be determined before the dividend is distributed. The Trustee may use the dividend to purchase additional shares of Common Stock, thereby increasing the total value of the First Source Bancorp, Inc. Stock Fund, and the value of each unit. The Board of Directors of the Holding Company may consider a policy of paying cash dividends on the Common Stock in the future; however, no decision as to the amount or timing of cash dividends, if any, has been made. The Trustee will, to the extent practicable, use all amounts held by it in the First Source Bancorp, Inc. Stock Fund to purchase shares of Common Stock of the Holding Company. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the Trustee may be required to limit the daily volume of shares purchased. Pending investment in Common Stock, assets held in the First Source Bancorp, Inc. Stock Fund will be placed in bank deposits and other short-term investments.

     Any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of Common Stock for the First Source Bancorp, Inc. Stock Fund will be paid out of a cash account managed by the Trustee. Therefore, although Participants' Accounts will not be directly adjusted for such fees, the market value of their accounts will be reduced.

     As of the date of this Prospectus Supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the First Source Bancorp, Inc. Stock Fund. Performance will be dependent upon a number of factors, including the financial condition and profitability of the Holding Company and the Bank and market conditions for the Common Stock generally. See "Market for the Common Stock" in the Prospectus.

     INVESTMENTS IN THE FIRST SOURCE BANCORP, INC. STOCK FUND MAY INVOLVE CERTAIN SPECIAL RISKS IN INVESTMENTS IN COMMON STOCK OF THE COMPANY. FOR A DISCUSSION OF THESE RISK FACTORS, SEE "RISK FACTORS" IN THE PROSPECTUS.

VI.  BENEFITS UNDER THE PLAN

     A Participant, at all times, has a fully vested, nonforfeitable interest in his or her Accounts and the earnings thereon under the Plan.

VII. WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

     Withdrawals Prior to Termination of Employment.  Subject to the hardship
     ----------------------------------------------
distribution rules under the Plan, a Participant may withdraw all or a portion of his or her Accounts under the Plan. The hardship distribution requirements ensure that Participants have a true financial need before a withdrawal may be made.

     A Participant may make a withdrawal from his Employer Contribution Account following five years of participation in the Plan. However, if a Participant makes such a withdrawal, he or she is precluded from making any further withdrawals from his Employer Contribution Account for a twelve-month period.

     Distribution Upon Retirement, Disability or Termination of Employment.
     ---------------------------------------------------------------------
Payment of benefits to a Participant who retires, incurs a disability, or otherwise terminates employment generally shall be made in a lump sum cash payment as soon as administratively feasible after such termination of employment if the vested value of the Participant's Account is $3,500 or less. If the vested portion of the Participant's Account balance is greater than $3,500, the Participant may request a distribution (subject to the minimum distribution rules) in a lump sum payment: (a) as soon as administratively possible after termination, (b) as of any valuation date up to 13 months after termination or (c) as of the date the Participant attains normal retirement age. At the request of the Participant, the distribution may include an in kind distribution of Common Stock of the Holding Company equal to the number of shares that can be purchased with the Participant's balance in the First Source Bancorp, Inc. Stock Fund. Benefit payments ordinarily shall be made not later than 60 days following the end of the Plan Year in which occurs the latest of the Participant's: (i) termination of employment; (ii) the attainment of age 65 or (iii) 10th anniversary of commencement of participation in the Plan; but in no event later than the April 1 following the calendar year in which the Participant attains age 70 1/2. However, if the vested portion of the Participant's Account balances exceeds or has ever exceeded $3,500, no distribution shall be made from the Plan prior to the Participant's attaining age 65 unless the Participant elects to receive an earlier distribution.

     Distribution upon Death.  Unless otherwise elected as above, a Participant
     -----------------------
who dies prior to the benefit commencement date for retirement, disability or termination of employment, and who has a surviving spouse shall have his benefits paid to the surviving spouse in a lump sum as soon as administratively possible following the date of his death, unless the Participant elected prior to his death or the beneficiary so elects within 90 days of the Participant's death, to receive such distribution in a lump sum payment as of any Valuation Date which occurs within one year of the Participant's death. With respect to an unmarried Participant, and in the case of a married Participant with spousal consent to the designation of another beneficiary, payment of benefits to the beneficiary of a deceased Participant shall be made in the form of a lump-sum payment in cash or in Common Stock in the same manner described above as to a Participant with a surviving spouse.

     Nonalienation of Benefits.  Except with respect to federal income tax
     -------------------------
withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

ADMINISTRATION OF THE PLAN

     The Trustee with respect to the Plan is the named fiduciary of the Plan for purposes of Section 402 of ERISA.

     Trustees.  The Trustee is appointed by the Board of Directors of the Bank
     --------
to serve at its pleasure. The current Trustees of the Plan are designated members of the Board. An unaffiliated Trustee has been appointed to hold funds invested in the First Source Bancorp, Inc. Stock Fund.

     The Trustee receives, holds and invests the contributions to the Plan in trust and distributes them to Participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust.

REPORTS TO PLAN PARTICIPANTS

     Once a year, the Plan Administrator furnishes to each Participant a statement showing (i) the balance in the Participant's Account as of the end of that period, (ii) the amount of contributions allocated to such participant's Account for that period, and (iii) the adjustments to such participant's Account to reflect earnings or losses (if any).

PLAN ADMINISTRATOR

     Pursuant to the terms of the Plan, the Plan is administered by one or more persons who are appointed by and who serve at the pleasure of the Bank. Currently, the Plan Administrator is John Mulkerin of the Bank. The address and telephone number of the Plan Administrator is c/o First Savings Bank, SLA, 1000 Woodbridge Center Drive, Woodbridge, New Jersey, 07095. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, Beneficiaries and others under Sections 104 and 105 of ERISA.

AMENDMENT AND TERMINATION

     It is the intention of the Bank to continue the Plan indefinitely. Nevertheless, the Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, each employee affected by such termination shall have a fully vested interest in his Accounts. The Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

MERGER, CONSOLIDATION OR TRANSFER

     In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Trust assets to another plan, the Plan requires that each Participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

FEDERAL INCOME TAX CONSEQUENCES

     The following is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. PARTICIPANTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO ANY DISTRIBUTION FROM THE PLAN AND TRANSACTIONS INVOLVING THE PLAN.

     The Plan has received a determination that it is qualified under Section 401(a) and 401(k) of the Code, and that the related Trust is exempt from tax under Section 501(a) of the Code. A plan that is "qualified" under these sections of the Code is afforded special tax treatment which include the following: (1) The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) Participants pay no current income tax on amounts contributed by the employer on their behalf; and
(3) earnings of the plan are tax-deferred thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Bank expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code.

     Lump Sum Distribution.  A distribution from the Plan to a Participant or
     ---------------------
the beneficiary of a Participant will qualify as a Lump Sum Distribution if it is made: (i) within one taxable year of the Participant or beneficiary; (ii) on account of the Participant's death, disability or separation from service, or after the Participant attains age 59 1/2; and (iii) consists of the balance to the credit of the Participant under this Plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the "total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plans maintained by the Bank which is included in such distribution.

     Averaging Rules.  The portion of the total taxable amount of a Lump Sum
     ---------------
Distribution that is attributable to participation after 1973 in this Plan or in any other profit-sharing plan maintained by the Bank (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in this Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in this Plan or any other profit-sharing plan maintained by the Employers), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59-1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1986 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the participant's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of a capital asset.

     Common Stock Included in Lump Sum Distribution.  If a Lump Sum Distribution
     ----------------------------------------------
includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock, i.e., the excess of the value of such Common Stock at the time of the distribution over its cost or other basis of the securities to the Trust. The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such Common Stock. Any gain on a subsequent sale or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

     Distributions:  Rollovers and Direct Transfers to Another Qualified Plan or
     ---------------------------------------------------------------------------
to an IRA.  Pursuant to a change in the law, effective January 1, 1993,
----------
virtually all distributions from the Plan may be rolled over to another qualified Plan or to an individual retirement account ("IRA") without regard to whether the distribution is a Lump Sum Distribution or a Partial Distribution. Effective January 1, 1993, Participants have the right to elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to an mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution" means any amount distributed from the Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lines of the Participant and his or her designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount that is required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law. The tax law change described above did not modify the special tax treatment of Lump Sum Distributions, that are not rolled over or transferred i.e., forward averaging, capital gains tax treatment and the nonrecognition of net unrealized appreciation, discussed earlier.

ERISA AND OTHER QUALIFICATION

     As noted above, the Plan is subject to certain provisions of ERISA and will be submitted to the IRS for a determination that it is qualified under Section 401(a) of the Code.

     THE FOREGOING IS ONLY A BRIEF SUMMARY OF CERTAIN FEDERAL INCOME TAX ASPECTS OF THE PLAN WHICH ARE OF GENERAL APPLICATION UNDER THE CODE AND IS NOT INTENDED TO BE A COMPLETE OR DEFINITIVE DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN OR RECEIVING DISTRIBUTIONS FROM THE PLAN. ACCORDINGLY, EACH PARTICIPANT IS URGED TO CONSULT A TAX ADVISOR CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN AND RECEIVING DISTRIBUTIONS FROM THE PLAN.

RESTRICTIONS ON RESALE

     Any person receiving a distribution of shares of Common Stock under the Plan who is an "affiliate" of the Bank as the term "affiliate" is used in Rules 144 and 405 under the Securities Act of 1933, as amended (the "Securities Act") (e.g., directors, officers and substantial shareholders of the Bank) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act assuming the availability thereof, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act Any person who may be an "affiliate" of the Bank may wish to consult with counsel before transferring any Common Stock owned by him. In addition, Participants are advised to consult with counsel as to the applicability of Section 16 of the 1934 Act which may restrict the sale of Common Stock where acquired under the Plan, or other sales of Common Stock.

     Persons who are not deemed to be "affiliates" of the Bank at the time of
                     ---
resale will be free to resell any shares of Common Stock to them under the Plan, either publicly or privately, without regard to the Registration and Prospectus delivery requirements of the Securities Act or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An "affiliate" of the Bank is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with the Bank. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate" of that corporation. A person who may be deemed an "affiliate" of the Bank at the time of a proposed resale will be permitted to make public resales of the Bank's Common Stock only pursuant to a "reoffer" Prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act or some other exemption from registration, and will not be permitted to use this Prospectus in connection with any such resale. In general, the amount of the Bank's Common Stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the Bank's Common Stock then outstanding or the average weekly trading volume reported on the National Association of Securities Dealers Automated Quotation System during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when the Bank is current in filing the reports required of it under the 1934 Act.

SEC REPORTING AND SHORT-SWING PROFIT LIABILITY

     Section 16 of the 1934 Act imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as the Holding Company. Section 16(a) of the 1934 Act requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Bank's fiscal year. Participation in the Employer Stock Fund of the Plan by officers, directors and persons beneficially owning more than ten percent of Common Stock of the Holding Company must be reported to the SEC annually on a Form 5 by such individuals.

     In addition to the reporting requirements described above, Section 16(b) of the 1934 Act provides for the recovery by the Holding Company of profits realized by any officer, director or any person beneficially owning more than ten percent of the Holding Company's Common Stock ("Section 16(b) Persons") resulting from the purchase and sale or sale and purchase of the Holding Company's Common Stock within any six-month period.

     The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) Persons.

     Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, Section 16(b) Persons are required to hold shares of Common Stock distributed from the Plan for six months following such distribution.

                                    EXPERTS

     The financial statements and schedules of the Incentive Savings Plan for the Employees of First Savings, SLA as of December 31, 1996 and 1995 and for the years then ended have been included in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINION

     The validity of the issuance of the Common Stock will be passed upon by Muldoon, Murphy & Faucette, Washington, D.C., which firm acted as special counsel for the Holding Company in connection with the Holding Company's Offering.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
First Savings Bank, SLA:


We have audited the accompanying statements of net assets available for plan benefits (with fund information) of the Incentive Savings Plan for Employees of First Savings Bank, SLA as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits (with fund information) for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Incentive Savings Plan for Employees of First Savings Bank, SLA as of December 31, 1996 and 1995, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes, and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for plan benefits (with fund information) and the statements of changes in net assets available for plan benefits (with fund information) is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The schedule of assets held for investment purposes that accompanies the Plan's financial statements does not disclose the historical cost of certain plan assets held by the Plan trustee. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.



June 6, 1997

                     INCENTIVE SAVINGS PLAN FOR EMPLOYEES
                          OF FIRST SAVINGS BANK, SLA

                      Statements of Net Assets Available
                   for Plan Benefits (With Fund Information)

                          December 31, 1996 and 1995

                                (In Thousands)

                                                      1996                                     1995
                                        -----------------------------------     ------------------------------------
                                                  Employer                                Employer
                                        General    stock    Mutual              General    stock    Mutual
                                          fund      fund     funds   Total        fund      fund     funds    Total
                                        -------   --------  ------  -------     -------   --------  ------   -------
Assets - investments (note 3):
  Money market fund (plan sponsor)      $    25         --      --       25           9         --      --         9
  Certificates of deposit                 1,367         98      --    1,465       1,299         95      --     1,394
  Mutual funds                               --         --   1,344    1,344          --         --     812       812
  Common stock                               --      2,841      --    2,841          --      3,191      --     3,191
  Members' loans                            233         --      --      233         154         --      --       154
                                        -------   --------  ------  -------     -------   --------  ------   -------

        Net asets available for
         plan benefits                  $ 1,625      2,939   1,344    5,908       1,462      3,286     812     5,560
                                        =======   ========  ======  =======     =======   ========  ======   =======

See accompanying notes to financial statements.

                     INCENTIVE SAVINGS PLAN FOR EMPLOYEES
                          OF FIRST SAVINGS BANK, SLA

                 Statements of Changes in Net Assets Available
                   for Plan Benefits (With Fund Information)

                    Years ended December 31, 1996 and 1995

                                (In Thousands)

                                                                            1996                              1995
                                                             --------------------------------  ---------------------------------
                                                                      Employer                          Employer
                                                             General   stock   Mutual          General   stock   Mutual
                                                               fund     fund    funds  Total     fund     fund    funds   Total
                                                             -------  -------- ------ -------  -------  -------- ------  -------
Additions to net assets attributed to:
  Interest and dividend income                               $   111       110     --     221      101        71     --      172
                                                             -------  -------- ------ -------  -------  -------- ------  -------
  Contributions:
    Employer                                                      50        --     85     135       49        --     66      115
    Employee                                                     219        --    211     430      122        --    155      277
                                                             -------  -------- ------ -------  -------  -------- ------  -------

        Total contributions                                      269        --    296     565      171        --    221      392
                                                             -------  -------- ------ -------  -------  -------- ------  -------

  Net transfers among funds                                     (110)      (40)   150      --     (155)      420   (265)      --
  Net realized and unrealized appreciation in fair
    value of plan assets                                          --       893     86     979       --       630    195      825
                                                             -------  -------- ------ -------  -------  -------- ------  -------
        Total additions                                          270       963    532   1,765      117     1,121    151    1,389

Deductions from net assets attributed to benefits to
  participants                                                   107     1,310     --   1,417      134        --     --      134
                                                             -------  -------- ------ -------  -------  -------- ------  -------
        Net increase (decrease)                                  163      (347)   532     348      (17)    1,121    151    1,255

Net assets available for plan benefits at beginning of year    1,462     3,286    812   5,560    1,479     2,165    661    4,305
                                                             -------  -------- ------ -------  -------  -------- ------  -------

Net assets available for plan benefits at end of year        $ 1,625     2,939  1,344   5,908    1,462     3,286    812    5,560
                                                             =======  ======== ====== =======  =======  ======== ======  =======

See accompanying notes to financial statements.

                      INCENTIVE SAVINGS PLAN FOR EMPLOYEES
                           OF FIRST SAVINGS BANK, SLA

                         Notes to Financial Statements

                           December 31, 1996 and 1995



(1)  GENERAL

   The Incentive Savings Plan for Employees of First Savings Bank, SLA (the
   Plan), a participant directed, defined contribution plan, is a voluntary savings plan available to all eligible employees of First Savings Bank, SLA (the Bank).

   The accompanying financial statements have been prepared on an accrual basis. Purchases and sales of investments are recorded on a trade-date basis. Certain amounts in the 1995 financial statements have been reclassified to comply with the 1996 presentation.

   In preparing plan financial statements, a number of estimates and assumptions have been made relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   The assets of the Plan are primarily financial instruments which are monetary in nature. As a result, interest rates have a more significant impact on the Plan's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services as measured by the consumer price index. Investments in funds are subject to risk conditions of the individual fund objectives, stock market interest rates, economic conditions and world affairs.

   All contributions are invested in a trust fund managed by a committee consisting of at least three members appointed by the Board of Directors of the Bank. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).


(2)  PLAN DESCRIPTION

   The following description of the Plan provides only general information. Eligible employees who participate (members) should refer to the plan agreement for a more complete description of the Plan's provisions.

   ELIGIBILITY

   All employees over age 21 are eligible to participate in the Plan on the first day of January or July following the completion of one year of service, as defined.

   EMPLOYEE CONTRIBUTIONS

   A member may make basic contributions to the Plan, through payroll deductions, of any whole percentage from 2% to 12% of the member's compensation, as defined. Cumulative employee contributions total approximately $2,283,000 and $1,853,000 at December 31, 1996 and 1995,
   respectively.

                      INCENTIVE SAVINGS PLAN FOR EMPLOYEES
                           OF FIRST SAVINGS BANK, SLA

                   Notes to Financial Statements, Continued

(2), CONTINUED

   BANK CONTRIBUTIONS

   The Bank matches 50% of a member's basic contribution, up to 6% of that member's compensation, as defined. Bank contributions are funded biweekly. At its discretion, the Bank may make an additional contribution to the Plan as of the end of a plan year in an amount determined by the Bank. For the years ended December 31, 1996 and 1995, the Bank elected not to make an additional discretionary match.

   VESTING

   All member contributions, employer contributions and income or loss thereon are fully vested at all times.

   WITHDRAWALS

   Money can be withdrawn from the Plan when a member reaches age 59-1/2, terminates employment, dies, becomes disabled or experiences financial hardship.

   BENEFIT PAYMENTS

   Upon termination of employment, a member's vested amount under the Plan is paid in a lump-sum distribution. During 1996, included in deductions from plan assets attributed to benefits to participants is a $1,321,897 payment relating to the passing of the Bank's long-time President.

   MEMBERS' ACCOUNTS

   Each member's account is credited with the member's contribution, the appropriate amount of the Bank's contribution and an allocation of the Plan's earnings or losses. Allocations are based on the member's relative contribution to the individual funds.

   LOANS TO PARTICIPANT

   Participants are permitted to borrow from the Plan as defined in the plan document. In no event shall the loan exceed the lesser of (a) $50,000, reduced by the highest loan balance outstanding during the one-year period ending on the day before the date on which the new loan is granted; or (b) 50% of the participant's vested amount under the Plan on the date the loan is granted. Interest shall be charged thereon at a rate for similar loans in the Bank's portfolio and the loan shall be repaid by payroll deduction or in a manner determined by the Trustee, but not less frequently than quarterly.

                      INCENTIVE SAVINGS PLAN FOR EMPLOYEES
                           OF FIRST SAVINGS BANK, SLA

                   Notes to Financial Statements, Continued


(2), CONTINUED

   INVESTMENTS

   Contributions to the Plan by a member and by the Bank will be invested in various types of investments, as determined by the trust fund committee, such as certificates of deposit, mutual funds and the Bank's common stock. Certificates of deposit and loans to members are carried at cost plus accrued interest. Mutual funds and common stock, which represent the Bank's common stock, are carried at fair value. Fair value is determined by quoted market prices.


(3)  INVESTMENTS

   The investments of the Plan are held in a trust fund managed by a committee appointed by the Board of Directors of the Bank. Investments at December 31, 1996 and 1995 are composed of certificates of deposit, mutual funds, loans to members and common stock issued by the Bank.

   Individual investments in excess of 5% of net assets available for plan benefits at December 31, 1996 and 1995 are as follows (in thousands):


                                               Stated      Maturity
                 Description                    rate         date      1996    1995
                 -----------                ------------  ----------  ------   -----

      First Savings Bank, SLA (the plan
        sponsor) certificate of deposit            6.79%  Oct.7,2004  $ 1,367  1,299
                                                 ======   ==========
      Mutual fund -- Fidelity Magellan                                    564    407
      Mutual fund -- Fidelity Puritan                                     460    289
                                                                       ------  -----
                                                                        2,391  1,995

      Common stock -- First Savings Bank,
        SLA (the plan sponsor)                                          2,841  3,191
                                                                       ------  -----

                                                                       $5,232  5,186
                                                                       ======  =====


   As noted above, the Plan has a significant concentration of investments associated with the Bank.

                      INCENTIVE SAVINGS PLAN FOR EMPLOYEES
                           OF FIRST SAVINGS BANK, SLA

                   Notes to Financial Statements, Continued


(4)  PLAN EXPENSES

   Administrative expenses of the Plan may be paid in whole or in part by the Bank at its discretion, and any expenses not paid by the Bank shall be paid by the trustee out of the principal or income of the trust fund. All administrative expenses for the years ended December 31, 1996 and 1995 were paid by the Bank.


(5)  PLAN TERMINATION

   The Plan has no termination date, and it is the Bank's intention to continue the Plan indefinitely. However, the Bank may terminate, amend or modify the Plan at any time that it may deem advisable. In the event of the termination of the Plan, an appraisal of the trust fund shall be made and, after deducting termination expenses, the members will be paid their vested amounts.


(6)  INCOME TAXES

   The plan administrator has obtained a tax determination letter dated July 20, 1995 from the Internal Revenue Service stating that the Plan qualifies under the provisions of Section 401(a) of the Internal Revenue Code (the Code) and the related trust is exempt from federal income taxes under Section 501(a) of the Code. In the opinion of the plan administrator, the Plan and its underlying trust have operated within the terms of the Plan and remain qualified under the applicable provisions of the Code.

                                                            Schedule 1
                                                            ----------
                      INCENTIVE SAVINGS PLAN FOR EMPLOYEES
                           OF FIRST SAVINGS BANK, SLA

                      Item 27a -- Schedule of Assets Held
                            for Investment Purposes

                               December 31, 1996

                             (Dollars in Thousands)


                                     Stated   Maturity             Fair
     Description of investment        rate      date       Cost    value
     -------------------------        ----      ----       ----    -----
Certificates of deposit:
 First Savings Bank, SLA (the plan
   sponsor) certificate of deposit     6.79%  Oct.7,2004  $ 1,367  1,367

 First Savings Bank, SLA (the plan
   sponsor) certificate of deposit     5.84   Nov.3,1997       98     98
                                      =====   ==========  -------  -----
          Total certificates of
            deposit                                         1,465  1,465

Money market fund (plan sponsor)                               25     25
Common stock -- First Savings Bank,
 SLA (the plan sponsor) -- 147,598
 shares                                                       847  2,841

Mutual funds:
 Fidelity Magellan                                             *     564
 Fidelity Puritan                                              *     460
 Money Market                                                  *      78
 20th Century Growth                                           *      21
 20th Century Growth                                           *     145
 Dreyfus A Bonds                                               *      12
 N+B Partners Trust                                            *      64
                                                          -------  -----
                                                               *   1,344

Loans to members                                              233    233
                                                          -------  -----
          Total investments                               $ 2,570  5,908
                                                          =======  =====

*The historical cost of the investments in mutual funds was not provided by the Plan trustee.

                                                                    Schedule 2
                                                                    ----------
                      INCENTIVE SAVINGS PLAN FOR EMPLOYEES
                           OF FIRST SAVINGS BANK, SLA

                 Item 27d -- Schedule of Reportable Transactions

                          Year ended December 31, 1996

                             (Dollars in Thousands)




                                    Number
                            Number    of
      Description of          of    trans-   Purchase
  investments purchased     shares  actions   price
--------------------------  ------  -------  --------
Mutual fund -- Nationwide      --        32  $480,769
                            ======  =======  ========





                                     Number
                            Number    of
 Description of               of     trans-                          Gain
 investments sold           shares  actions  Proceeds     Cost      (loss)
--------------------------  ------  -------  --------   ---------  --------

Employer stock fund         71,611       1*  $1,253,190  342,015    911,175
                            ======  =======  ==========  =======    =======

*Represents payout as a result of the passing of the Bank's long-time President in 1996.

                          THE INCENTIVE SAVINGS PLAN
                 FOR THE EMPLOYEES OF FIRST SAVINGS BANK, SLA

                                Investment Form
                                ---------------
                                    for the
                              Employer Stock Fund
                              -------------------

Name of Plan Participant:___________________________________

Social Security Number:  ___________________________________

1.   INSTRUCTIONS.   The Incentive Savings Plan permits participants to direct
some or all of their account balances into the Employer Stock Fund. Amounts transferred at the direction of participants into the Employer Stock Fund will be used to purchase shares of the Common Stock pursuant to the terms and conditions of the Offering.

        To direct a transfer of all or a part of the funds credited to your accounts to the Employer Stock Fund, you should complete and file this form with ________________, or the Plan Administrator, no later than _______________,
1998. A representative for the Plan Administrator will retain a copy of this form and return a copy of it to you. If you need any assistance in completing this form, please contact __________ at _________. If you do not complete and return this form to the Plan Administrator by __________, the funds credited to your accounts under the Incentive Savings Plan will remain invested by the Trustee in the Trust Fund.

2.   TRANSFER DIRECTIONS.   I hereby direct the Plan Administrator to transfer
the following dollar amount credited to my accounts into the:

        EMPLOYER STOCK FUND $_________   Note: The total amount transferred may
                                         not exceed the total value of your
                                         accounts.

        Unless indicated otherwise below, each of my accounts under the Incentive Savings Plan will be invested proportionately in the Employer Stock Fund.

3.   ACKNOWLEDGMENT OF PARTICIPANT.   I understand that this Investment Form
shall be subject to all of the terms and conditions of the Incentive Savings Plan. I acknowledge that I have received a copy of the Prospectus and Supplement thereto.

______________________________              _______________________

Signature of Participant            Date

_______________________________________________________________________________

ACKNOWLEDGMENT OF RECEIPT BY ADMINISTRATOR. This Investment Form was received by the Plan Administrator and will become effective on the date noted below.

______________________________              _______________________
                                            Date

By:___________________________

PROSPECTUS

                          FIRST SOURCE BANCORP, INC.
            (Proposed Holding Company for First Savings Bank, SLA)
                       27,600,000 Shares of Common Stock

     First Source Bancorp, Inc. (the "Company" or "First Savings Bancshares"), a Delaware corporation, is offering up to 27,600,000 shares of its common stock, par value $.01 per share (the "Common Stock"), in connection with the reorganization of First Savings Bank, SLA ("First Savings" or the "Bank") and First Savings Bancshares, MHC, the mutual holding company of the Bank (the "Mutual Holding Company" or "MHC") into the stock holding company structure pursuant to the Mutual Holding Company's Plan of Conversion and Agreement and Plan of Reorganization (the "Plan" or "Plan of Conversion"). In certain circumstances, the Company may increase the amount of Common Stock offered hereby to 31,740,000 shares. See Footnote 4 to the table below.

                                                   (continued on following page)

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE __.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE NEW JERSEY
        DEPARTMENT OF BANKING, OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY
        OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE
 CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND
   OR ANY OTHER GOVERNMENT AGENCY, NOR ARE THEY INSURED OR GUARANTEED BY THE
                             BANK OR THE COMPANY.

-----------------------------------------------------------------------------------------------------------------------------
                                                                   ESTIMATED UNDERWRITING
                                      SUBSCRIPTION PRICE(1)             COMMISSIONS               ESTIMATED NET PROCEEDS(3)
                                                               AND OTHER FEES AND EXPENSES(2)
-----------------------------------------------------------------------------------------------------------------------------
Minimum Per Share..................           $10.00                        $0.16                            $9.84
-----------------------------------------------------------------------------------------------------------------------------
Midpoint Per Share.................           $10.00                        $0.15                            $9.85
-----------------------------------------------------------------------------------------------------------------------------
Maximum Per Share..................           $10.00                        $0.15                            $9.85
-----------------------------------------------------------------------------------------------------------------------------
Total Minimum(1)...................       $105,269,170                   $1,707,000                      $103,562,170
-----------------------------------------------------------------------------------------------------------------------------
Total Midpoint(1)..................       $123,844,950                   $1,903,000                      $121,941,950
-----------------------------------------------------------------------------------------------------------------------------
Total Maximum(1)...................       $142,420,720                   $2,100,000                      $140,320,720
-----------------------------------------------------------------------------------------------------------------------------
Total Maximum, as adjusted(4)......       $163,784,210                   $2,326,000                      $161,458,210
-----------------------------------------------------------------------------------------------------------------------------

(1) Based upon the minimum, midpoint and maximum of the valuation price range, which was determined in accordance with an independent appraisal prepared by FinPro, Inc. ("FinPro") dated December 18, 1997. Does not include shares of Common Stock issued to Public Stockholders in the Exchange (as both are hereinafter defined). See "The Conversion and Reorganization - Stock Pricing and Exchange Ratio" and "- Number of Shares to be Issued."
(2) Consists of the estimated costs to the Bank and the Company arising from the Conversion and Reorganization, including estimated fixed expenses of $600,000 and marketing fees to be paid to Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") estimated to be $1.1 million and $1.5 million at the minimum and the maximum of the Estimated Price Range, respectively. See "The Conversion and Reorganization - Marketing and Underwriting Arrangements." See "Pro Forma Data" for the assumptions used to arrive at these estimates. The actual fees and expenses may vary from the estimates.
(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in each of the offerings and other factors. Includes the purchase of shares of Common Stock by the First Savings Bank, SLA Employee Stock Ownership Plan and related trust (the "ESOP") which will be funded by a loan to the ESOP from the Company or a third party and which will be deducted from the Company's stockholders' equity. See "Use of Proceeds" and "Pro Forma Data."
(4) As adjusted to reflect the sale of up to an additional 15% of the Common Stock which may be offered at the $10 per share price ("Purchase Price"), without resolicitation of subscribers or any right of cancellation, due to regulatory considerations or changes in market or general financial and economic conditions. See "Pro Forma Data" and "The Conversion and Reorganization - Stock Pricing and Exchange Ratio." For a discussion of the distribution and allocation of the additional shares, if any, see "The Conversion and Reorganization - Subscription Offering and Subscription Rights," "- Community Offering" and "- Limitations on Conversion Stock Purchases."

                           ________________________

                       SANDLER O'NEILL & PARTNERS, L.P.

                           ________________________


             THE DATE OF THIS PROSPECTUS IS _______________, 1998.

     Pursuant to the Plan adopted by the Bank and the Mutual Holding Company, the Bank will become a subsidiary of the Company upon consummation of the transactions described herein (collectively, with the Offerings, the "Conversion and Reorganization"). As a result of the Conversion and Reorganization, each share of common stock, par value $.01 per share, of the Bank ("Bank Common Stock") held by the Mutual Holding Company will be cancelled and each share of Bank Common Stock held by the Bank's public stockholders (the "Public Bank Shares") will be converted into shares of the Company's Common Stock ("Exchange Shares") pursuant to a ratio (the "Exchange Ratio") that will result in the holders of such shares (the "Public Stockholders") owning in the aggregate approximately the same percentage of the Company as they owned of the Bank, before giving effect to (a) the payment of cash in lieu of fractional Exchange Shares, or (b) any shares of Common Stock purchased by such stockholders in the Offerings described herein or by the Bank's ESOP in the Offerings or thereafter (the "Exchange"). As of October 31, 1997, the Mutual Holding Company held 4,134,812, or 51.6%, of the outstanding shares of Bank Common Stock and Public Stockholders held 3,881,539, or 48.4%, of outstanding shares of the Bank's Common Stock.

     IN ADDITION TO THE EXCHANGE, NON-TRANSFERABLE SUBSCRIPTION RIGHTS TO SUBSCRIBE FOR UP TO 14,242,072 SHARES (WHICH MAY BE INCREASED TO 16,378,421 SHARES UNDER CERTAIN CIRCUMSTANCES DESCRIBED BELOW) OF COMMON STOCK (THE "CONVERSION STOCK") HAVE BEEN GRANTED, IN ORDER OF PRIORITY, TO EACH OF THE BANK'S ELIGIBLE ACCOUNT HOLDERS, TO THE ESOP, TO EACH OF THE BANK'S SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS, AND TO CERTAIN OTHER MEMBERS (EACH AS DEFINED HEREIN) IN A SUBSCRIPTION OFFERING (THE "SUBSCRIPTION OFFERING"). SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE. PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS WILL BE SUBJECT TO THE FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION ("OTS"). Concurrently, and subject to the prior rights of holders of subscription rights, the Company is offering the shares of Conversion Stock not subscribed for in the Subscription Offering for sale in a community offering to certain members of the general public, with a first preference given to holders of the Public Bank Shares (the "Community Offering") (the Subscription Offering and Community Offering are referred to collectively as the "Subscription and Community Offerings"). Shares not subscribed for in the Subscription and Community Offerings will be offered to members of the general public in a syndicated community offering (the "Syndicated Community Offering") (the Subscription and Community Offerings and the Syndicated Community Offering are referred to collectively as the "Offerings").

     Except for the ESOP, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may, in their respective capacities as such, purchase in the Subscription Offering more than $250,000 of Conversion Stock offered for sale in the Conversion and Reorganization; no person, together with associates of or persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering more than $250,000 of Conversion Stock offered for sale in the Conversion and Reorganization; and no person, together with associates of or persons acting in concert with such person, may purchase in the aggregate more than the number of shares of Conversion Stock that when combined with Exchange Shares received by such person would exceed the overall maximum purchase limitation of 4.0% of the total number of shares of Conversion Stock offered for sale in the Conversion and Reorganization; provided, however, that such purchase limitations and the amount that may be subscribed for may be increased or decreased in the sole discretion of the Company, the Mutual Holding Company and the Bank (the "Primary Parties") without further approval of the Mutual Holding Company's members or the Public Stockholders. See "The Conversion and Reorganization - Subscription Offering and Subscription Rights," "- Community Offering" and "- Limitations on Conversion Stock Purchases." The minimum purchase is 25 shares.

     THE SUBSCRIPTION AND COMMUNITY OFFERINGS WILL TERMINATE AT _____ __ .M., NEW JERSEY TIME, ON _________, 1998 (THE "EXPIRATION DATE"), UNLESS EXTENDED BY THE PRIMARY PARTIES, WITH APPROVAL OF THE OTS, IF NECESSARY. Orders submitted are irrevocable until the completion of the Conversion and Reorganization; provided that, if the Conversion and Reorganization is not completed within 45 days after the close of the Subscription and Community Offerings, unless such period has been extended with the consent of the OTS, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. Such extensions may not go beyond ____________, 2000. See "The Conversion and Reorganization -- Subscription Offering and Subscription Rights" and "-- Procedure for Purchasing Shares in Subscription and Community Offerings."

     The Company has received conditional approval to have its Common Stock traded on the Nasdaq National Market under the symbol "FSLA" upon completion of the Conversion and Reorganization. The Bank's Common Stock currently trades on the Nasdaq National Market under the symbol "FSLA." See "Market for the Common Stock."

                                [MAP GOES HERE]

                                    SUMMARY

     This summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements of the Bank and Notes thereto appearing elsewhere in this Prospectus.

FIRST SOURCE BANCORP, INC.

     First Source Bancorp, Inc. is a Delaware corporation recently organized by the Bank for the purpose of holding all of the capital stock of the Bank and facilitating the Conversion and Reorganization. Immediately following the Conversion and Reorganization, the only significant assets of the Company will be the capital stock of the Bank, two loans to the ESOP and the net proceeds of the Offerings retained by the Company. The Company will transfer to the Bank 50% of the net proceeds from the Offerings with the remaining net proceeds to be retained by the Company. Funds retained by the Company will be used for general business activities, including a new loan to the ESOP to enable the ESOP to purchase up to 8% of the aggregate of the Conversion Stock issued, as well as the assumption of an existing loan to the ESOP. On an interim basis, the net proceeds are expected to be deposited by the Company into a deposit account at the Bank. See "Use of Proceeds." The business of the Company will initially consist of the business of the Bank. See "Business of the Bank" and "Regulation - Holding Company Regulation."

     The Company's executive offices are located at the administrative office of the Bank at 1000 Woodbridge Center Drive, Woodbridge, New Jersey 07095. The Company's telephone number is (732) 726-9700.

FIRST SAVINGS BANK, SLA

     First Savings is a New Jersey-chartered capital stock savings and loan association headquartered in Woodbridge, New Jersey. First Savings has operated in its present market area since 1901. Until 1992, the Bank operated in the mutual form of organization. In July 1992, First Savings reorganized to become a federally-chartered mutual holding company, First Savings Bancshares, MHC, and simultaneously formed the Bank as a majority-owned subsidiary of the Company ("1992 MHC Reorganization"). The Mutual Holding Company transferred substantially all of its assets (except $1.0 million in cash) and all its liabilities to the newly organized Bank in exchange for 1,660,000 shares of the Bank's common stock. Concurrently with the 1992 MHC Reorganization, the Bank sold one million shares of its common stock to the general public at $10 per share, resulting in net proceeds of $9.2 million. Upon completion of the 1992 MHC Reorganization, 62.4% of the Bank's Common Stock outstanding was held by the Mutual Holding Company. Subsequently, the Bank completed a Secondary Stock Offering of 600,000 shares of common stock at $13.00 per share on July 11, 1995 ("1995 Secondary Offering"), which resulted in a decrease in the Mutual Holding Company's ownership interest from 62.4% to 52.5%.

     First Savings' deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") under the Savings Association Insurance Fund ("SAIF"). The Bank has been a member of the Federal Home Loan Bank System ("FHLB") System since 1945. At September 30, 1997, the Bank had total assets of $1.0 billion, total deposits of $809.4 million and stockholders' equity of $99.2 million. The Mutual Holding Company's assets at September 30, 1997 consisted of $491,000 in cash and certificates of deposit, a loan to the Bank's ESOP of $571,000, and a 51.6% interest in the Bank's outstanding common stock.

     The Bank is a community-oriented institution that offers traditional deposit and loan products. It operates 17 full service offices in its market area of Middlesex, Monmouth and Union Counties in New Jersey. Based on an evaluation of its retail operations, the Bank has entered into an agreement to sell its Eatontown branch with deposits totalling $28.2 million at September 30, 1997 for $1.2 million in cash. The

Bank's principal business has been, and continues to be, attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, real estate construction loans, commercial real estate loans, home equity loans and lines of credit. The Bank also invests in U.S. Government and federal agency securities and other marketable securities. The Bank's revenues are derived principally from interest on its mortgage loan and mortgage-backed securities portfolios, and interest and dividends on its investment securities. The Bank's total loan portfolio amounted to $573.0 million at September 30, 1997, which represented 54.3% of total assets. One- to four-family residential mortgage loans accounted for 81.8% of total loans, while home equity loans and lines of credit equalled 7.3% of total loans. In addition, the Bank had investments in mortgage-backed securities, including those available for sale, totalling $350.5 million, or 33.6% of total assets, at September 30, 1997.

THE CONVERSION AND REORGANIZATION

     On October 24, 1997, the Boards of Directors of the Bank and the Mutual Holding Company adopted the Plan, and in December 1997, the Company was incorporated under Delaware law. Subsequent to its incorporation, the Company became a first-tier wholly owned subsidiary of the Bank. Pursuant to the Plan,
(i) the Mutual Holding Company will convert to an interim federal stock savings institution ("MHC Interim Savings Bank") and simultaneously merge with and into the Bank, pursuant to which the Mutual Holding Company will cease to exist and the 51.6% of the outstanding Bank Common Stock held by the Mutual Holding Company will be canceled, and (ii) an interim savings association, First Interim Savings Bank, FSB ("First Interim") to be formed as a wholly-owned subsidiary of the Company solely for purposes of the Reorganization, will then merge with and into the Bank. As a result of the merger of First Interim with and into the Bank, the Bank will become a wholly-owned subsidiary of the Company and the outstanding Public Bank Shares will be converted into the Exchange Shares pursuant to the Exchange Ratio. This will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon completion of the Conversion and Reorganization (i.e., the Conversion Stock) as the percentage of Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares, or (b) any shares of Conversion Stock purchased by the Bank's Stockholders or by the ESOP in the Offerings or thereafter.

     In addition to shares of Common Stock to be issued pursuant to the Exchange, the Company is offering shares of Conversion Stock in the Offerings as part of the Conversion and Reorganization. See "-- The Offerings" below and "The Conversion and Reorganization."

     Pursuant to OTS regulations, consummation of the Conversion and Reorganization is conditioned upon the approval of the Plan by the OTS, as well as (1) the approval of the holders of at least a majority of the total number of votes eligible to be cast by the members of the Mutual Holding Company ("Members") as of the close of business on __________, 1998 (the "Voting Record Date") at a special meeting of Members called for the purpose of submitting the Plan for approval (the "Members' Meeting"), and (2) the approval of the holders of at least two-thirds of the shares of the outstanding Bank Common Stock held by the stockholders, as of the Voting Record Date at a special meeting of stockholders called for the purpose of considering the Plan (the "Stockholders' Meeting"). In addition, in accordance with current OTS policy, the Plan must be approved by a majority of the votes cast in person or by proxy by the holders of the Public Bank Shares at the Stockholders' Meeting. The Mutual Holding Company intends to vote its shares of Bank Common Stock, which amounts to 51.6% of the outstanding shares, in favor of the Plan at the Stockholders' Meeting. Officers and directors of the Bank, who owned in the aggregate 9.3% of the Bank's Common Stock as of November 30, 1997, also intend to vote in favor of the Plan.

     Under New Jersey law, Public Stockholders of the Bank will not have dissenters' rights or appraisal rights in connection with the Conversion and Reorganization. See "The Conversion and Reorganization -- Effects of the Conversion and Reorganization -- Effect on Public Bank Shares."

PURPOSES OF THE CONVERSION AND REORGANIZATION

     The Boards of Directors of the Bank and the Mutual Holding Company believe that the Conversion and Reorganization is in the best interests of their respective stockholders and members. A principal purpose of the Conversion and Reorganization is to structure the Mutual Holding Company and the Bank in a form used by most other holding companies of savings institutions and commercial banks and most other business entities. The Conversion and Reorganization will also support future expansion of operations of the Bank, as well as possible diversification into other banking-related businesses. Although there are no current arrangements, understandings or agreements regarding such opportunities, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any additional opportunities for such expansion that may arise.

     In addition, the Mutual Holding Company and the Bank considered various regulatory uncertainties associated with the mutual holding company structure, including the ability to waive dividends from the Bank in the future, the tax limitation on the Bank to repurchase its Common Stock as well as the general uncertainty regarding a possible elimination of the thrift charter. See "Use of Proceeds" and "Dividend Policy." The Offerings will also result in more shares of stock outstanding, which should result in a more active and liquid market for the Common Stock than currently exists for the Bank Common Stock, although there can be no assurances that this will be the case. See "Market for the Common Stock."

     In light of the foregoing, the Boards of Directors of the Bank and the Mutual Holding Company believe that the Conversion and Reorganization is in the best interests of such companies and their respective stockholders and Members. See "The Conversion and Reorganization."

EFFECTS OF THE REORGANIZATION ON PUBLIC STOCKHOLDERS

     The following table sets forth the effects of the Conversion and Reorganization on Public Stockholders, assuming that at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, as defined herein, one Public Bank Share will be exchanged for 2.5436, 2.9925, 3.4414 and
3.9576 shares of Company Common Stock. See "Pro Forma Data."

                                                                    PRO FORMA AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                                                 BASED UPON SALE AT $10.00 PER SHARE
                                                                 -----------------------------------------------------------------
                                                   HISTORICAL                                                       16,378,421
                                                   AT OR FOR       10,526,917        12,384,495     14,242,072         SHARES
                                                    THE NINE         SHARES            SHARES         SHARES         (15% ABOVE
                                                  MONTHS ENDED    (MINIMUM OF      (MIDPOINT OF     (MAXIMUM OF      MAXIMUM OF
                                                   SEPTEMBER       ESTIMATED         ESTIMATED       ESTIMATED        ESTIMATED
                                                    30, 1997      PRICE RANGE)     PRICE RANGE)     PRICE RANGE)     PRICE RANGE)
                                                  ------------   --------------   --------------   --------------   --------------
Stockholders' equity per share:

  Tangible stockholders' equity per share........     $11.26          $ 8.93           $ 8.26           $7.76           $ 7.35

  Tangible stockholders' equity of
     Exchange Shares(1)(2).......................       N/A            22.71            24.72           26.74            29.05

  Total stockholders' equity per share...........      12.39            9.37             8.64            8.09             7.63

  Total stockholders' equity of
     Exchange Shares (1).........................       N/A            23.83            25.86           27.84            30.20

Earnings:

  Earnings per share.............................       0.84            0.44             0.39            0.35             0.31

  Earnings on Exchange Shares(1).................       N/A             1.12             1.17            1.20             1.23

Dividends:

  Dividends per share, as adjusted
     (annualized) (3)............................       0.43            0.12             0.12            0.12             0.12

  Dividends on Exchange Shares (1)(4)............       N/A             0.31             0.36            0.41             0.47

Market value:

  Price per share(5).............................      32.27           10.00            10.00           10.00            10.00

  Price of Exchange Shares (1)...................       N/A            25.44            29.93           34.41            39.58

____________________
(1) Based on 2.5436, 2.9925, 3.4414 and 3.9576 shares of Company Common Stock being exchanged for one Public Bank Share at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range.
(2) Represents a pro forma increase of 174.9%, 199.3%, 223.7% and 251.7% on an exchange basis at the minimum, midpoint, maximum, and maximum, as adjusted, of the Estimated Price Range.
(3) Dividends have been adjusted to reflect a 10% stock dividend paid on October 30, 1997. Pro forma dividends reflect the Company's intention to pay a quarterly dividend of $.03 per share.
(4) No assurance can be given that the dividend will not be reduced or eliminated in future periods. See "Dividend Policy."
(5) The price of a Public Bank Share was $______ on __________, 1998, the most recent day on which trading of the Bank Common Stock occurred preceding the date on this Prospectus. Pro forma price per share is reflected as the $10.00 Purchase Price.

     THE VALUE OF THE EXCHANGE SHARES TO BE RECEIVED FOR EACH PUBLIC BANK SHARE MAY BE LESS THAN THE MARKET PRICE OF THE PUBLIC BANK SHARES AT THE TIME OF THE EXCHANGE, BASED ON THE FINAL EXCHANGE RATIO AND THE MARKET PRICE AT THE TIME OF THE EXCHANGE. IN ADDITION, THE BOOK VALUE PER SHARE WILL DECLINE AFTER CONSUMMATION OF THE CONVERSION AND REORGANIZATION DUE TO THE INCREASE IN THE NUMBER OF SHARES OUTSTANDING. SEE "--STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION AND REORGANIZATION" AND "RISK FACTORS--ESTIMATED PRICE RANGE BELOW MARKET PRICE."

THE OFFERINGS

     Pursuant to the Plan and in connection with the Conversion and Reorganization, the Company is offering up to 14,242,072 shares of Conversion Stock in the Offerings. Conversion Stock will be offered in the Subscription and Community Offerings and, to the extent shares are available, in the Syndicated Community Offering. Conversion Stock offered in the Subscription Offering will be offered in the following order of priority: (1) holders of savings accounts in the Bank totalling $50 or more on December 31, 1995 ("Eligible Account Holders"); (2) the ESOP; (3) holders of savings accounts in the Bank totalling $50 or more on December 31, 1997 ("Supplemental Eligible Account Holders"); and
(4) other members of the MHC, consisting of depositors of the Bank as of ______________, 1998, the Voting Record Date for the special meeting of members to vote on the Conversion, and borrowers with loans outstanding as of July 10, 1992, which continue to be outstanding as of the Voting Record Date, other than those members who otherwise qualify as Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"). Subject to the prior rights of holders of subscription rights, Conversion Stock not subscribed for in the Subscription Offering is being concurrently offered in the Community Offering to certain members of the general public, with a preference given to the Public Stockholders. The Primary Parties reserve the absolute right to reject or accept any orders in the Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date.

     All shares of Conversion Stock not purchased in the Subscription and Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill acting as agent of the Company to assist the Company and the Bank in the sale of the Conversion Stock. The Primary Parties reserve the absolute right to reject orders, in whole or part, in their sole discretion, in the Syndicated Community Offering.

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. Stock order forms will only be distributed with a prospectus. The Bank is not obligated to accept for processing orders not submitted on original stock order forms. Stock order forms unaccompanied by an executed certification form will not be accepted. Payment by check, money order, bank draft, cash or debit authorization to an existing account at the Bank must accompany the stock order and certification forms. No wire transfers will be accepted. The Bank is prohibited from lending funds to any person or entity for the purpose of purchasing shares of Conversion Stock in the Conversion and Reorganization. See "The Conversion and Reorganization --Procedure for Purchasing Shares in Subscription and Community Offerings."

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

     Prior to the completion of the Conversion and Reorganization, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Following the Conversion and Reorganization, there generally will be no restrictions on the transfer or sale of shares by purchasers other than affiliates of the Company and the Bank. See "Regulation --Federal Securities Laws" and "The Conversion and Reorganization -- Certain Restrictions on Purchase or Transfer of Shares After Conversion."

PURCHASE LIMITATIONS

     The minimum purchase in the Subscription and Community Offerings is 25 shares. With the exception of the ESOP, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, in their capacity as such, may subscribe in the Subscription Offering for more than $250,000 of Conversion Stock offered; no person, together with associates of or persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering in the aggregate more than $250,000 of Conversion Stock offered; and no person, together with associates of or persons acting in concert with such person, may purchase in the Offerings the number of shares of Conversion Stock that, when combined with any Exchange Shares received by such person, aggregates to more than the overall maximum purchase limitation of 4.0% of the total number of shares of Conversion Stock offered in the Conversion and Reorganization, exclusive of any shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "Risk Factors - Effect of Purchase Limitations on Ability of Public Stockholders to Purchase Conversion Shares." At any time during the Conversion and Reorganization and without further approval by the Mutual Holding Company's Members or the Bank's Public Stockholders, the Primary Parties may in their sole discretion decrease the maximum purchase limitation to 1% of the number of shares of Conversion Stock to be issued in the Subscription and Community Offerings, when aggregated with any Exchange Shares, and/or may decrease the amount that may be subscribed for in the Subscription and Community Offerings. Additionally, at any time during the Conversion and Reorganization and without further approval by the Mutual Holding Company's Members or the Bank's Public Stockholders, the Primary Parties may in their sole discretion increase the overall maximum purchase limitation and/or increase the amount that may be subscribed for in the Subscription and Community Offerings, up to 5% of the Conversion Stock to be offered in the Conversion and Reorganization. Prior to consummation of the Conversion and Reorganization, if the maximum purchase limitation is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Primary Parties may be, given the opportunity to increase their subscriptions up to the then applicable limit. IN ANY EVENT, PURSUANT TO OTS POLICY, ANY EXCHANGE SHARES RECEIVED BY AN INDIVIDUAL WILL BE AGGREGATED WITH SHARES SUBSCRIBED FOR BY SUCH PERSON FOR PURPOSES OF APPLYING THE MAXIMUM PURCHASE LIMITATION. In the event of an increase in the Estimated Price Range, the additional shares will be distributed and allocated to fill unfilled orders in the Subscription and Community Offerings, with priority given to the ESOP, without any resolicitation of subscribers, as described in "The Conversion and Reorganization -- Subscription Offering and Subscription Rights," "-- Community Offering" and "-- Limitations on Conversion Stock Purchases." PURSUANT TO OTS POLICY, BECAUSE THE OVERALL MAXIMUM PURCHASE LIMITATION CONTAINED IN THE PLAN OF CONVERSION INCLUDES EXCHANGE SHARES TO BE ISSUED TO PUBLIC STOCKHOLDERS FOR THEIR PUBLIC BANK SHARES, CERTAIN HOLDERS OF PUBLIC BANK SHARES MAY BE LIMITED IN THEIR ABILITY TO SUBSCRIBE FOR CONVERSION STOCK IN THE OFFERINGS. See "Risk Factors - Effect of Purchase Limitations on Ability of Public Stockholders to Purchase Conversion Shares."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION AND REORGANIZATION

     Federal regulations require that the aggregate purchase price of the Conversion Stock to be offered in the Conversion and Reorganization be consistent with an independent appraisal of the estimated pro forma market value of the Bank and the Mutual Holding Company. FinPro, an independent appraiser, has advised the Primary Parties that in its opinion, dated December 18, 1997, the estimated aggregate pro forma market value of the Common Stock of the Company was $240.0 million (the "Appraisal"). Because the holders of the Public Bank Shares will continue to hold approximately the same aggregate percentage ownership interest in the Company as they held in the Bank (before giving effect to any shares of Conversion Stock purchased by the Bank's stockholders in the Offerings or by the ESOP in the Offerings or thereafter or the payment of cash in lieu of issuing fractional Exchange Shares), the Appraisal was multiplied by the Mutual Holding Company's percentage interest in the Bank, which corresponds with the amount of Conversion Stock to be sold in the Offerings (i.e., 51.6% as of October 31, 1997), to determine the midpoint of the price range, which was $123.8 million. In accordance with OTS regulations, the minimum and maximum of the offering range were set at 15% below and above the midpoint, respectively, resulting in an offering range of $105.3 million to $142.4 million (the "Estimated Price Range"). The full text of the appraisal report of FinPro describes the procedures followed, the assumptions made, limitations on the review undertaken and matters considered, which included the trading market for the Bank Common Stock (see "Market for the Common Stock") but was not solely dependent thereon. (Based on the $39.25 and $____ closing prices of the Bank Common Stock on October 23, 1997, the day preceding the Bank's announcement of the Conversion and the Reorganization and _________, 1998, respectively, the estimated market value of all outstanding shares of Bank Common Stock (including shares held by the Mutual Holding Company) was $314.6 million and $_____ million, respectively.) For further information, see "The Conversion and Reorganization -- Stock Pricing and Exchange Ratio." THE APPRAISAL OF THE COMMON STOCK IS NOT INTENDED AND SHOULD NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH STOCK NOR CAN ANY ASSURANCE BE GIVEN THAT PURCHASERS OF THE COMMON STOCK IN THE CONVERSION AND REORGANIZATION WILL BE ABLE TO SELL SUCH SHARES AFTER THE COMPLETION OF THE CONVERSION AND REORGANIZATION AT OR ABOVE THE PURCHASE PRICE.

     All shares of Conversion Stock issued in the Conversion and Reorganization will be sold at the Purchase Price of $10.00 per share, as determined by the Primary Parties. The actual number of shares to be issued in the Offerings will be determined by the Primary Parties based upon the final updated estimate of the aggregate pro forma market value of the Common Stock of the Company, giving effect to the Conversion and Reorganization, at the completion of the Offerings. The maximum of the Estimated Price Range may be increased by up to 15% and the number of shares of Conversion Stock to be issued in the Conversion and Reorganization may be increased to 16,378,421 shares due to regulatory considerations or changes in market or general financial and economic conditions. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Stock are less than the minimum or more than 15% above the maximum of the current Estimated Price Range. Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 51.6% and 48.4%, respectively, of the Company's total outstanding shares. Furthermore, Exchange Shares may represent less than 48.4% of the Company's total outstanding shares if there are insufficient shares for the ESOP to purchase 8.0% of the Conversion Stock and, consequently, the Company issues authorized but unissued shares to the ESOP in order to satisfy its order to purchase such amount of Conversion Stock in the Offerings. See "Risk Factors -- Possible Increase in Estimated Price Range and Number of Shares Issued," "Pro Forma Data," and "The Conversion and Reorganization -- Stock Pricing and Exchange Ratio" and "-- Number of Shares to be Issued."

     Based on the 3,881,539 Public Bank Shares outstanding at October 31, 1997, and assuming a minimum of 10,526,917 and a maximum of 14,242,072 shares of Conversion Stock are issued in the Offerings, the Exchange Ratio is expected to range from approximately 2.5436 Exchange Shares to 3.4414 Exchange Shares for each Public Bank Share outstanding immediately prior to the consummation of the Conversion and Reorganization. The Exchange Ratio will be affected if any stock options to purchase shares of Bank Common Stock are exercised after October 31, 1997 and prior to consummation of the Conversion and Reorganization. If any of such stock options are outstanding immediately prior to consummation of the Conversion and Reorganization, they will be converted into options to purchase shares of Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. At October 31, 1997, there were options exercisable to purchase 77,201 shares of Bank Common Stock outstanding, which have a weighted average exercise price of $4.32 per share. Another 65,340 options had been awarded, but were not exercisable at October 31, 1997. The weighted average exercise price of these options was $14.35. The Bank has no plans to grant additional stock options prior to the consummation of the Conversion and Reorganization.

     The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range: (i) the total number of shares of Conversion Stock and Exchange Shares to be issued in the Conversion and Reorganization, (ii) the percentage of the total Common Stock represented by the Conversion Stock and the Exchange Shares, and (iii) the Exchange Ratio. The table does not give effect to cash paid in lieu of issuing fractional Exchange Shares.

                                                                                             TOTAL SHARES
                                                                                              OF COMMON
                                  CONVERSION STOCK                EXCHANGE SHARES            STOCK TO BE             EXCHANGE
                                  TO BE OFFERED(1)              TO BE ISSUED(1)(2)          OUTSTANDING(1)            RATIO(1)
                              -------------------------     -------------------------     ------------------     -----------------
                                AMOUNT        PERCENT         AMOUNT        PERCENT
Minimum ..................    10,526,917         51.6%       9,873,083         48.4%         20,400,000                2.5436
Midpoint .................    12,384,495         51.6       11,615,505         48.4          24,000,000                2.9925
Maximum ..................    14,242,072         51.6       13,357,928         48.4          27,600,000                3.4414
15% above maximum ........    16,378,421         51.6       15,361,579         48.4          31,740,000                3.9576

___________________
(1) Assumes that outstanding options to purchase 142,541 shares of Bank Common Stock at October 31, 1997 are not exercised prior to consummation of the Conversion and Reorganization.
(2) Based upon 3,881,539 Public Bank Shares outstanding as of October 31, 1997. Does not reflect unexercised options.


     The final Exchange Ratio will be determined based upon the number of shares issued in the Offerings in order to maintain the Public Stockholders' approximately 48.4% ownership interest in the Bank at October 31, 1997. The final Exchange Ratio will not be based upon the market value of the Public Bank Shares. At the minimum, midpoint and maximum of the Estimated Price Range, one Public Bank Share will be exchanged for 2.5436, 2.9925, 3.4414, and 3.9576 shares of Common Stock, respectively (which have a calculated equivalent value of $25.44, $29.93, $34.41, and $39.58 based on the $10.00 Purchase Price of a share of Common Stock in the Offerings and the aforementioned Exchange Ratios). THE VALUE OF THE EXCHANGE SHARES TO BE RECEIVED FOR EACH PUBLIC BANK SHARE MAY BE LESS THAN THE MARKET PRICE OF THE PUBLIC BANK SHARES AT THE TIME OF THE EXCHANGE, BASED ON THE FINAL EXCHANGE RATIO AND THE MARKET PRICE AT THE TIME OF THE EXCHANGE. Further, there can be no assurance as to the actual market value of a share of Common Stock after the Conversion and Reorganization or that such shares could be sold at or above the $10.00 Purchase Price. Public Stockholders will be paid cash in lieu of issuing fractional Exchange Shares.

USE OF PROCEEDS

     Net proceeds from the sale of the Conversion Stock are estimated to be between $103.6 million and $140.3 million (or $161.5 million if the Estimated Price Range is increased by 15%) depending on the number of shares sold and the expenses of the Conversion and Reorganization. See "Pro Forma Data." The Company plans to contribute to the Bank 50% of the net proceeds from the Offerings, and to retain the remaining net proceeds. Net proceeds to be retained by the Company after the contribution to the Bank are estimated to be between $51.8 million and $70.2 million (or $80.8 million if the Estimated Price Range is increased by 15%). The Company will be unable to utilize any of the net proceeds until the close of the Offerings.

     Funds retained by the Company will be used for general business activities, including a loan to the ESOP to purchase Conversion Stock in the Offerings (to the extent such loan is not funded by a third party), the refinancing of an existing loan to the ESOP and, subject to applicable limitations, the possible payment of dividends and repurchases of Common Stock. Assuming the acquisition by the ESOP of 8% of the aggregate of the number of shares of Conversion Stock to be issued in the Conversion and Reorganization, the amount of the loan to the ESOP is estimated to be between $8.4 million and $11.4 million (or $13.1 million if the Estimated Price Range is increased by 15%) to be repaid over a 15-year period at the prevailing market rate of interest. See "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust." Funds received by the Bank from the Company's purchase of its capital stock will be used for general business purposes. The Company and the Bank may also use such funds to expand operations through the acquisition or establishment of branch offices and the acquisition of smaller financial institutions or assets of other financial institutions. Neither the Bank nor the Company has any pending agreements or understandings regarding acquisitions of any specific financial institutions, branch offices or assets of other financial institutions. See "Use of Proceeds" and "Business of the Bank." To the extent that the stock-based benefit programs which the Company or Bank intend to adopt subsequent to the Conversion and Reorganization are not funded with authorized but unissued common stock of the Company, the Company or Bank may use net proceeds from the Conversion and Reorganization to fund the purchase of stock in the open market to be awarded under such stock benefit programs. See "Management of the Bank -- Benefits -- Stock-Based Incentive Plan."

DIVIDENDS

     The Bank has paid cash dividends on each Minority Share for each quarter since reorganizing in July 1992. The Bank intends to continue to pay regular quarterly dividends through either the date of consummation of the Conversion and Reorganization (on a pro rata basis) or the end of the fiscal quarter during which the consummation of the Conversion and Reorganization occurs.

     Commencing with the first full quarter following consummation of the Conversion and Reorganization, the Board of Directors of the Company intends to pay cash dividends on the Common Stock at an initial quarterly rate of $.03 per share, regardless of the total number of shares of Common Stock outstanding. Declarations of dividends by the Company's Board of Directors will depend upon a number of factors, however, including the amount of the net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "Dividend Policy" and "Market for the Common Stock."

BENEFITS OF THE CONVERSION AND REORGANIZATION TO MANAGEMENT

     Among the benefits to the Company and the Bank anticipated from the Conversion and Reorganization is the ability to attract and retain personnel through the prudent use of stock options and other stock related benefit programs. Subsequent to the Conversion and Reorganization, the Company intends to adopt one or more stock-based benefit plans to provide stock options, restricted stock awards and certain related rights to directors, officers and employees (hereinafter individually or collectively referred to as the "Stock-Based Incentive Plan"). If such Stock-Based Incentive Plan is adopted within one year after the Conversion and Reorganization, under current OTS regulations the plan will be subject to stockholders' approval at a meeting of stockholders which may not be held earlier than six months after the Conversion and Reorganization. The Company intends to adopt a plan which would provide for the granting of Common Stock to officers, directors and employees of the Bank and Company in an amount equal to 4% of the Conversion Stock issued in the Conversion and Reorganization. The Company also intends to adopt a plan to provide the Company with the ability to grant options to officers, directors and employees of the Bank and Company to purchase Common Stock equal to 10% of the number of shares of Conversion Stock sold in the Conversion and Reorganization. For a further description of the Stock-Based Incentive Plan, see "Risk Factors - Stock Based Benefits to Management and Directors" and "Management of the Bank - Benefits -- Stock-Based Incentive Plan." See "Beneficial Ownership of Capital Stock - Subscriptions of Executive Officers and Directors," and "Restrictions on Acquisition of the Company and the Bank - Restrictions in the Company's Certificate of Incorporation and Bylaws."

RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors.

                       SELECTED FINANCIAL AND OTHER DATA

     The selected data presented below under the captions "Selected Consolidated Financial Data" and "Selected Operating Data" for, and as of the end of each of the years in the five-year period ended December 31, 1996, are derived from the consolidated financial statements of First Savings Bank, SLA, and subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified accountants. The selected data presented below for the nine month periods ended September 30, 1997 and 1996, are derived from the unaudited consolidated financial statements of First Savings Bank, SLA, and subsidiaries included elsewhere in this prospectus.

                                              AT SEPTEMBER 30,                            AT DECEMBER 31,
                                          ------------------------   --------------------------------------------------------------
                                            1997(1)      1996(1)        1996         1995         1994         1993         1992
                                          -----------  -----------   ----------   ----------   ----------   ----------   ----------
                                                                               (IN THOUSANDS)
SELECTED CONSOLIDATED FINANCIAL DATA:
 Total assets............................  $1,044,513    $ 974,771    $ 987,115     $945,012     $798,350     $783,846     $759,495
 Loan receivable, net....................     567,197      498,472      509,627      457,756      415,902      415,010      413,748
 Loans available for sale................          --          149          287          424          148        1,595        2,287
 Investment securities...................      40,959       39,968       38,955       39,003       23,997       19,019       43,039
 Investment securities available
  for sale...............................      18,024       21,690       14,831        2,058       13,206       41,064        8,960
 Other interest-earning assets(2)........      25,970        7,428        9,278       24,151       10,066        9,967        9,475
 Mortgage-backed securities, net.........     228,158      270,855      252,383      288,143      283,263      244,187      255,931
 Mortgage-backed securities available
   for sale..............................     122,371       93,402      120,797       89,339       24,367       28,314        3,528
 Deposits................................     809,449      800,441      794,595      806,338      681,613      678,961      673,031
 Borrowed funds..........................     124,465       70,108       88,640       39,496       34,300       26,400       20,600
 Stockholders' equity....................      99,213       90,226       92,863       89,713       74,064       68,809       58,551

                                            FOR THE NINE MONTHS
                                                  ENDED
                                               SEPTEMBER 30,                      FOR THE YEARS ENDED DECEMBER 31,
                                          ------------------------   --------------------------------------------------------------
                                            1997(1)      1996(1)        1996         1995         1994         1993         1992
                                          -----------  -----------   ----------   ----------   ----------   ----------   ----------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
 Interest income.........................  $   54,636    $  50,499    $  68,039     $ 64,573     $ 52,909     $ 54,665     $ 62,142
 Interest expense........................      30,591       27,644       37,264       35,691       25,135       26,448       33,810
                                           ----------    ---------    ---------     --------     --------     --------     --------
   Net interest income before
    provision for loan losses............      24,045       22,855       30,775       28,882       27,774       28,217       28,332
 Provision for loan losses...............         900          375          550          310          300        1,200        2,400
                                           ----------    ---------    ---------     --------     --------     --------     --------
   Net interest income after
    provision for loan losses............      23,145       22,480       30,225       28,572       27,474       27,017       25,932

 Other operating income..................       2,186        1,382        1,995        2,171        1,734        2,791        2,786
 Operating expenses......................      14,581       20,122(3)    24,701(3)    17,830       16,021       15,551       15,194
                                           ----------    ---------    ---------     --------     --------     --------     --------
 Income before income taxes, and
   cumulative effect of accounting
    changes..............................      10,750        3,740        7,519       12,913       13,187       14,257       13,524
 Income taxes............................       3,990        1,376        2,809        4,611        4,912        5,352        5,495
                                           ----------    ---------    ---------     --------     --------     --------     --------
      Income before cumulative
       effect of accounting changes......       6,760        2,364        4,710        8,302        8,275        8,905        8,029
 Cumulative effect of accounting
   changes(4)............................          --           --           --           --           --          398           --
                                           ----------    ---------    ---------     --------     --------     --------     --------
       Net income........................  $    6,760    $   2,364    $   4,710     $  8,302     $  8,275     $  9,303     $  8,029
                                           ==========    =========    =========     ========     ========     ========     ========
 Net income per share before cumulative
   effect of accounting changes(5).......       $0.84        $0.29        $0.59        $1.04        $1.03        $1.16        N/A
 Cumulative effect of accounting
   changes(4)(5).........................          --           --           --           --           --         0.05        N/A
                                           ----------    ---------    ---------     --------     --------     --------     --------
 Net income per share after cumulative
   effect of accounting changes(5).......       $0.84        $0.29        $0.59        $1.04        $1.03        $1.21        N/A
                                           ==========    =========    =========     ========     ========     ========     ========
 Dividends per share, as adjusted(5)(6)..       $0.31        $0.25        $0.33        $0.30        $0.27        $0.27        N/A
                                           ==========    =========    =========     ========     ========     ========     ========

                                                  (footnotes on following pages)

                                              AT OR FOR THE NINE
                                                 MONTHS ENDED
                                                 SEPTEMBER 30,                    AT OR FOR THE YEARS ENDED DECEMBER 31,
                                           ------------------------   --------------------------------------------------------------
                                             1997(1)      1996(1)        1996         1995         1994         1993         1992
                                           -----------  -----------   ----------   ----------   ----------   ----------   ----------
SELECTED FINANCIAL RATIOS AND OTHER DATA(5):
  Return on average assets(4)..............   0.87%        0.33%         0.49%         0.91%        1.04%       1.20%        1.04%
  Return on average stockholder's
    equity(4)..............................   9.37         3.46          5.12         10.14        11.63       14.70        15.84
  Average stockholder's equity to
    average assets.........................   9.31         9.44          9.52          8.95         8.92        8.19         6.58
  Stockholders' equity to total assets.....   9.50         9.26          9.41          9.49         9.28        8.78         7.71
  Interest rate spread.....................   2.83         2.86          2.88          2.77         3.26        3.40         3.46
  Net interest margin (7)..................   3.25         3.29          3.30          3.22         3.58        3.74         3.78
  Operating expenses to average
    assets(8)..............................   1.63         2.62(3)       2.42(3)       1.83         1.98        1.99         1.92
  Net interest income before provision
  for loan losses to operating
    expenses (8)...........................   1.90x        1.20x(3)      1.32x(3)      1.72x        1.76x       1.84x        1.91x
  Non-performing loans to total loans
    receivable, net........................   0.69         0.93          0.94          1.32         2.17        2.77         3.81
  Non-performing assets to total assets....   0.51         0.67          0.64          0.97         1.34        1.73         2.25
  Allowance for loan losses to non-
    performing loans....................... 151.83       110.27        110.58         86.90        63.52       51.09        36.32
  Allowance for loan losses to non-
    performing assets...................... 112.06        77.90         84.08         57.23        53.81       43.42        33.60
  Allowance for loan losses to total
    loans receivable, net..................   1.05         1.02          1.04          1.15         1.38        1.42         1.38
  Dividend payout ratio(6).................  17.59        39.26         26.29         12.09         9.51        7.36           --
  Average interest-earning assets to
    average interest-bearing
    liabilities............................   1.10x        1.11x         1.11x         1.11x        1.10x       1.10x         1.07x
Full service offices.......................     17(9)        16            16            17           15          15            15

                                                   (footnotes on following page)

___________________
(1) The data presented at September 30, 1997 and for the nine months ended September 30, 1997 and 1996 were derived from unaudited financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. All selected financial ratios and other data relating to operating results for the nine month periods ended September 30, 1997 and September 30, 1996 are presented on an annualized basis.
(2)  Includes federal funds sold and investment in the stock of the FHLB-NY.
(3) Includes the Savings Association Insurance Fund ("SAIF") special assessment of $5.2 million for the nine months ended September 30, 1996 and for the year ended December 31, 1996.
(4) Reflects the implementation of Statement of Financial Accounting Standards ("SFAS") No. 106 -- Accounting for Postretirement Benefits and SFAS No.
     109 -- Accounting for Income Taxes.
(5) Per share data reflects 10% stock dividends paid July 1, 1993, April 1, 1994, December 16, 1996 and October 30, 1997, as well as a 2-for-1 stock split on December 1, 1994, adjusted retroactively.
(6) Excludes shares owned by the MHC, for which cash dividends were waived with regulatory approval, after giving effect to prior stock dividends and the two-for-one stock split.
(7) Calculation is based upon the net interest income before provision for loan losses divided by interest earning assets.
(8) For purposes of calculating these ratios, operating expenses equal total operating expenses less amortization of intangibles.
(9) The Bank has signed an agreement to sell the branch deposits of its Eatontown location, which totalled $28.2 million at September 30, 1997, for cash of $1.2 million. The closing date is scheduled for February 1998.

                                 RISK FACTORS

     The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

COMPETITION

     The Bank faces significant competition both in originating loans and in attracting deposits. The State of New Jersey has a high density of financial institutions, many of which are branches of significantly larger institutions which have greater financial resources than the Bank and all of which are competitors of the Bank to varying degrees. The Bank's competition for loans comes principally from commercial banks, savings banks, savings and loan associations, credit unions, mortgage banking companies and insurance companies. Its most direct competition for deposits has historically come from commercial banks, savings banks, savings and loans associations and credit unions. The Bank faces additional competition for deposits from short-term money market funds, other corporate and government securities funds and from other financial institutions such as brokerage firms, mutual funds, and insurance companies. See "Business of the Bank."

     Competitive mortgage lending and deposit opportunities in the Bank's primary market area may exist for the foreseeable future, preventing the Bank from achieving significant growth within its primary market area. In an effort to address diminished mortgage loan demand and increased competition for deposits, the Bank may seek to expand its market area and the loan and deposit products it offers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Strategy," "Business of the Bank - Lending Activities" and "- Sources of Funds."

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

     The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, the Bank's results of operations and financial condition are affected by on movements in market interest rates and its ability to manage its assets and liabilities in response to such movements. At September 30, 1997, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same time period by $136.9 million based upon national interest rate sensitivity assumptions and the Bank's historical experience. This represents a cumulative one year gap as a percentage of total assets of negative 13.09%. As a result of its negative gap position, the yield on interest-earning assets of the Bank will adjust to changes in interest rates at a slower rate than the cost of the Bank's interest-bearing liabilities. Consequently, the Bank's net interest income may be adversely affected during periods of rapidly rising interest rates.

     The Bank's interest rate sensitivity is also monitored by management through the use of an OTS Net Portfolio Value Model which generates estimates of the change in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. As of September 30, 1997, the Bank's NPV was $127.4 million, or 11.92% of the market value of assets. A 200 basis point increase in interest rates would result in a decrease in the Bank's NPV to $104.7 million, representing an 18.0% reduction in the value of the Bank's discounted cash flows. Conversely, a 200 basis point decrease in interest rates would result in an increase in the Bank's NPV to $132.7 million, representing only a 4.0% increase in the value of the Bank's discounted cash flows. Consequently, an increase in interest rates will have a significantly greater impact on the Bank's NPV than a corresponding decrease in interest rates.

     Increases in market interest rates also can affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Bank and the average life of loans and securities, which can adversely impact the yields earned on the Bank's loan and securities portfolio. In addition, increases in interest rates could result in interest rates on the Bank's adjustable-rate loans increasing, thereby resulting in increased loan payment amounts by the borrowers which, in turn, may result in higher delinquencies on such loans. In periods of decreasing interest rates, the average life of loans held by the Bank may be shortened to the extent increased prepayment activity occurs during such periods which, in turn, may result in the Bank investing funds from such prepayments in lower yielding assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Interest Rate Risk."

DEPENDENCE UPON LOCAL ECONOMY

     The Bank's market area is concentrated in north and central New Jersey and therefore, its results of operations are largely dependent on the economy of the New Jersey area. In the late 1980s and early 1990s, due in part to the effects of a prolonged decline in the national and regional economy, layoffs in the financial services industry and corporate relocations, New Jersey experienced reduced levels of employment. These events, in conjunction with a surplus of available commercial and residential properties, resulted in an overall decline during this period in the underlying values of properties located in New Jersey.

     New Jersey's real estate market has stabilized in recent periods. The population of Middlesex County is growing, but at a declining rate, and new housing starts in the Bank's primary market area are still lower than those in the state of New Jersey generally. For the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, the Bank originated $76.2 million, $100.0 million and $75.5 million of one- to four-family residential loans, respectively. Repayments on total mortgage loans were $48.1 million, $77.1 million and $52.2 million, respectively, for the same periods. While the Bank's total loan portfolio has grown in the 1990s in dollar amount, from $416.0 million at December 31, 1992, to $567.2 million at September 30, 1997, it has decreased as a percentage of total assets over the same period. Total loans as a percentage of assets were 54.8% at December 31, 1992, compared to 54.3% at September 30, 1997. Although the current national and local economic conditions have significantly improved since the early 1990s, there can be no assurances that conditions in the local economy, national economy, or real estate market in general will not deteriorate and adversely affect the financial condition and results of operations of the Bank.

ESTIMATED PRICE RANGE BELOW MARKET PRICE

     The aggregate purchase price of the Conversion Stock to be offered and the amount of Exchange Shares to be issued in connection with the Conversion and Reorganization have been determined on the basis of FinPro's independent appraisal of the estimated pro forma market value of the Bank and the Mutual Holding Company. The appraised amount was multiplied by the Mutual Holding Company's percentage interest in the Bank to determine the aggregate amount of Conversion Stock to be sold in the Offerings, and by the Public Stockholders' percentage interest to determine the aggregate number of Exchange Shares to be issued based upon the Purchase Price of $10.00 per share. The final Exchange Ratio will be based upon the number of shares issued in the Offerings in order to maintain the Public Stockholders' approximately 48.4% ownership interest in the Bank. THE FINAL EXCHANGE RATIO WILL NOT BE BASED UPON THE TRADING PRICE OF THE PUBLIC BANK SHARES. At the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, one Public Bank Share will be exchanged for 2.5436, 2.9925, 3.4414 and 3.9576 shares of Common Stock, respectively. Based upon the $10.00 Purchase Price of a share of Common Stock in the Offerings and the Exchange Ratio, the Exchange Shares to be received for one share of Bank Common Stock have a calculated equivalent value of $25.44, $29.93, $34.41 and $39.58 at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, which may be less than the market value of one share of Bank Common Stock at the time of the Exchange. The closing price per share of the Bank Common Stock as of ___________, 1998, was $_____. There can be no assurance as to the actual market price of a share of Bank Common Stock at the time of the Exchange. Further, there can be no assurance as to the actual market value of a share of Common Stock of the Company after the Conversion and Reorganization, or that such shares could be sold at or above the $10.00 Purchase Price. See "Summary - Effects of the Reorganization on Public Stockholders," and "The Conversion and Reorganization - Stock Pricing and Number of Shares to be Issued in the Conversion and Reorganization."

EFFECT OF PURCHASE LIMITATIONS ON ABILITY OF PUBLIC STOCKHOLDERS TO PURCHASE CONVERSION SHARES

     The OTS has required that the overall maximum purchase limitation contained in the Plan of Conversion include Exchange Shares to be issued to Public Stockholders for their Public Bank Shares. As a result, a Public Stockholder who receives Exchange Shares in an amount equal to or exceeding 4.0% of the Conversion Stock offered will not be able to subscribe for shares of Conversion Stock in the Offerings. For example, a Public Stockholder who qualifies as an Eligible Account Holder and receives 569,682 Exchange Shares at the maximum of the Estimated Price Range, will not be able to participate as a first priority purchaser in the Subscription Offering. See "The Conversion and Reorganization -- Limitations on Conversion Stock Purchases."

STOCK-BASED BENEFITS TO MANAGEMENT AND DIRECTORS

     The Company intends to seek stockholder approval of a Stock-Based Incentive Plan which it intends to adopt for the benefit of non-employee directors, officers and employees of the Company and the Bank at a meeting of stockholders following the Conversion and Reorganization, which under current OTS regulations may be held no earlier than six months after completion of the Conversion and Reorganization. Assuming the receipt of stockholder approval, the Company expects to acquire or issue an amount equal to 4% of the Conversion Stock sold in the Conversion, or 421,076 shares and 569,682 shares at the minimum and maximum of the Estimated Price Range, respectively. These shares will be acquired either through open market purchases or from authorized but unissued Common Stock. The Company also intends to acquire or issue an amount equal to 10% of the Conversion Stock issued, or 1,052,691 shares and 1,424,207 shares at the minimum and maximum of the Estimated Price Range, respectively, for stock options. The exercise price will be equal to the fair market value of the underlying Common Stock on the date of grant. Although no specific award determinations have been made, the Company anticipates that it will provide awards and options to its directors and employees to the extent permitted by applicable regulations. Current OTS regulations provide that no individual may receive more than 25% of the shares of any plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the shares or options awarded under any plan. Stock awards will be granted at no cost to the recipients. Officers and directors receiving options will not be required to pay for the shares until the date of exercise. See "Management of the Bank - New Benefits Resulting from the Conversion and Reorganization."

     The foregoing plans are in addition to the First Savings Bank, SLA 1992 Incentive Stock Option Plan and the 1992 Stock Option Plan for Outside Directors, (collectively, the "1992 Stock Option Plans") which were adopted by the Bank in connection with the 1992 MHC Reorganization, and to the First Savings Bank, SLA 1996 Omnibus Incentive Plan ("1996 Incentive Plan") which was implemented following the Bank's 1995 Secondary Offering, each of which were subsequently approved by the stockholders of the Bank. These plans will continue in existence after the Conversion and Reorganization as plans of the Company. See "Management of the Bank - Benefits" and "The Conversion and Reorganization - Effect on Existing

Compensation Plans." In addition, the Bank's existing ESOP, which was adopted in connection with the 1992 MHC Reorganization, intends to purchase 8.0% of the Conversion Stock to be issued in the Offerings (1,139,365 shares or $11.4 million of Conversion Stock at the maximum of the Estimated Price Range) with a loan funded by the Company, if such loan is not made by a third party. See "Use of Proceeds" and "Management of the Bank - Benefits - Employee Stock Ownership Plan."

     Expenses Associated With Stock Benefit Plans. The purchase by the Bank's ESOP of 8.0% of the Conversion Stock issued and the purchase by the Stock-Based Incentive Plan of 4% of the Conversion Stock issued, assuming receipt of stockholder approval, will cause the Bank to recognize additional significant compensation and employee benefits expense. The Bank cannot predict the actual amount of these new expenses because applicable accounting practices require that the compensation expense be based on the fair market value of the shares of Common Stock when the expenses are recognized. Expenses for the ESOP would be recognized when shares are committed to be released to participants' accounts, and expenses for the Stock-Based Incentive Plan would be recognized over the vesting period of awards made to recipients. These expenses have been reflected in the pro forma financial information under "Pro Forma Data" assuming the $10.00 per share Purchase Price as the fair market value. Actual expenses, however, will be based on the fair market value of the Common Stock at the time of recognition, which may be higher or lower than $10.00. For further discussion of these plans, see "Management of the Bank - Benefits -Employee Stock Ownership Plan" and "- Stock-Based Incentive Plan."

     Possible Dilutive Effect of Stock-Based Incentive Plan. Following the Conversion and Reorganization, the Stock-Based Incentive Plan, if approved by the stockholders of the Company, will acquire an amount of shares equal to 4% of the shares of Conversion Stock issued in the Conversion and Reorganization, either through open market purchases or the issuance of authorized but unissued shares of Common Stock from the Company. If the Stock-Based Incentive Plan is funded by the issuance of authorized but unissued shares, the voting interests of then-existing shareholders will be diluted by 2.0%. In addition, directors, officers and employees will be granted options to purchase authorized but unissued shares in an amount equal to 10% of the Conversion Stock issued in the Conversion and Reorganization, if the Stock-Based Incentive Plan is approved by the stockholders of the Company. If all of the options were to be exercised using authorized but unissued Common Stock and the stock awards were funded with authorized but unissued shares, the voting interests of then-existing stockholders would be diluted by 6.6%.

     The Bank also has adopted and maintains the 1992 Stock Option Plans, which reserved for issuance 292,820 shares of Bank Common Stock, after giving effect to four 10% stock dividends and a two-for-one stock split. As of September 30, 1997, 79,584 options remained available for exercise. In addition, the Bank maintains the 1996 Incentive Plan, which has reserved for issuance 72,600 shares of Bank Common Stock, after giving effect to two 10% stock dividends. At September 30, 1997, all of the option shares awarded under this plan remained available for exercise. Upon consummation of the Conversion and Reorganization, the 1992 Stock Option Plans and the 1996 Incentive Plan will become plans of the Company and Common Stock will be issued in lieu of Bank Common Stock pursuant to the terms of such plans, as adjusted to reflect the exchange of options in connection with the Conversion and Reorganization. See "Management of the Bank -- Benefit Plans."

     Voting Control of Officers and Directors. Directors and executive officers of the Bank and the Company expect to hold approximately 12.6% or 9.3% of the shares of Common Stock to be outstanding upon completion of the Conversion and Reorganization, based upon the minimum and the maximum of the Estimated Price Range, respectively. When combined with shares that may be attributable to directors and officers through the existing and future stock benefit plans, and the ESOP, management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders. As a result, this potential voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See

"Restrictions on Acquisition of the Company and the Bank - Restrictions in the Company's Certificate of Incorporation and Bylaws."

EMPLOYMENT CONTRACTS, CHANGE IN CONTROL PROVISIONS AND EMPLOYEE SEVERANCE COMPENSATION

     The Bank and the Mutual Holding Company currently maintain employment agreements with Messrs. Mulkerin and Martin. In connection with the Conversion and Reorganization, the Bank and the Company intend to enter into new employment or severance agreements with certain executive officers of the Company and the Bank, which agreements provide for severance payments if their respective employment is terminated in connection with a change in control of the Bank or the Company. In addition, the Bank intends to adopt a severance plan for employees that would provide for severance payments for employees that are terminated in connection with a change in control. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank. See "Restrictions on Acquisition of the Company and the Bank - Restrictions in the Company's Certificate of Incorporation and Bylaws," "Management of the Bank - Employment Agreements," "- Change-in-Control Agreements," "- Employee Severance Compensation Plan."

CERTAIN ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE TAKEOVER ATTEMPTS

     Provisions in the Company's and the Bank's Governing Instruments. Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, and the Bank's Stock Certificate of Incorporation and Bylaws, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered boards of directors, non-cumulative voting for directors, limits on the calling of special meetings, limits on voting shares in excess of 10% of the outstanding shares, and certain uniform price provisions for certain business combinations. The Bank's Stock Certificate of Incorporation also prohibits, for five years, the acquisition or offer to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Bank's equity securities. Any person violating this restriction may not vote the Bank's securities in excess of 10%. These provisions in the Bank's and the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management. For a more detailed discussion of these provisions, see "Restrictions on Acquisition of the Company and the Bank."

POSSIBLE INCREASE IN ESTIMATED PRICE RANGE AND NUMBER OF SHARES ISSUED

     The number of shares to be sold in the Conversion and Reorganization may be increased as a result of an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings. In the event that the Estimated Price Range is so increased, it is expected that the Company will issue up to 16,378,421 shares of Conversion Stock at the Purchase Price for an aggregate purchase price of up to $163.8 million. An increase in the number of shares issued will decrease pro forma net earnings per share and stockholders' equity per share and will increase the Company's pro forma consolidated stockholders' equity and net earnings for those subscribers who are not already Public Stockholders of the Bank. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net earnings per share.

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

     The Bank has received an opinion of FinPro that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of such rights could result in taxable gains to those Eligible Account Holders, Supplemental Eligible Account Holders or Other Members who receive and/or exercise the subscription rights in an amount equal to such value. Additionally, the Bank could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion and Reorganization -- Effects of the Conversion and Reorganization" and "- Tax Aspects."

                          FIRST SOURCE BANCORP, INC.

     The Company was organized in December 1997 at the direction of the Boards of Directors of the Mutual Holding Company and the Bank for the purpose of holding all of the capital stock of the Bank. The Company has applied to the OTS to become a savings and loan holding company, and, as such, will be subject to regulation by the OTS. See "The Conversion and Reorganization -- General." After completion of the Conversion and Reorganization, the Company will conduct business initially as a unitary savings and loan holding company. See "Regulation - Holding Company Regulation." Upon consummation of the Conversion and Reorganization, the Company's assets will consist of all of the outstanding shares of the Bank's capital stock issued and exchanged to the Company in the Conversion and Reorganization and that portion of the net proceeds of the Offerings retained by the Company. The Company intends to use part of the net proceeds it retains to loan funds to the ESOP to enable the ESOP to purchase 8% of the aggregate of the Conversion Stock issued, and to refinance the MHC's existing loan to the ESOP. Initially, the Company expects to deposit the remaining proceeds with the Bank. See "Use of Proceeds." The Company and Bank may, however, alternatively choose to fund the ESOP through a loan to the ESOP trust by a third party financial institution.

     Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than the officers set forth under "Management of the Company," but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future. The initial business activities of the Company will consist of investment in the Bank. The Company may in the future expand its business activities or services which it provides through existing or newly-formed subsidiaries or through acquisitions of other financial services providers. The initial activities of the Company are anticipated to be funded by the net proceeds retained by the Company and earnings thereon or, alternatively, through dividends from the Bank.

     The Company's executive offices are currently located at 1000 Woodbridge Center Drive, Woodbridge, New Jersey 07095. Its telephone number is (732) 726-9700.

                         FIRST SAVINGS BANCSHARES, MHC

     The Mutual Holding Company was formed as a result of the 1992 MHC Reorganization of the Bank, in a series of steps, from a New Jersey-chartered savings association into a federally-chartered mutual holding company. The Bank is a majority-owned subsidiary of the Mutual Holding Company. Pursuant to OTS regulations governing mutual holding companies, the Mutual Holding Company must at all times own more than 50% of the outstanding voting stock of the Bank. As the majority owner of the Bank, the Mutual Holding Company elects directors who oversee the affairs and operations of the Bank. Depositors and those current borrowers of the Bank who had loans outstanding as of the consummation of the Reorganization, vote and elect directors of the Mutual Holding Company. The Mutual Holding Company currently does not engage in any business activity other than to hold the majority of the Bank's common stock, to invest the funds retained at the Mutual Holding Company, and to finance a loan to the Bank's ESOP. At September 30, 1997, the Mutual Holding Company's assets consisted of a 51.6% ownership interest in the Bank, $491,000 in cash and certificates of deposit (which will become assets of the Bank upon consummation of the Conversion and Reorganization), and a loan to the Bank's ESOP totalling $571,000. The Mutual Holding Company had liabilities of $29,000 at September 30, 1997, and had net income for the nine months ended September 30, 1997 of $10,000. As part of the Conversion and Reorganization, the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Bank, with the Bank being the surviving entity.

                            FIRST SAVINGS BANK, SLA

     First Savings is a New Jersey-chartered capital stock savings and loan association headquartered in Woodbridge, New Jersey. First Savings has operated in its present market area since 1901. Until 1992, the Bank operated in the mutual form of organization. On July 10, 1992, the Bank, acting on a Plan of Reorganization approved by its members, reorganized to become a federally-chartered mutual holding company. In connection with the 1992 MHC Reorganization, all of the assets and substantially all of the liabilities of the mutual savings association were transferred to a newly formed state-chartered stock savings association that assumed the name of First Savings Bank, SLA. Concurrently, the newly formed stock savings association sold approximately 37.6% of its Common Stock at $10.00 per share in an initial minority stock offering. The remaining 62.4% of the Bank Common Stock was issued to the Mutual Holding Company in exchange for all assets, except $1.0 million in cash, and all of the liabilities of the former state-chartered mutual association. On July 11, 1995, the Bank consummated its 1995 Secondary Offering, whereby the Bank sold additional shares of Common Stock, which resulted in the Minority Ownership Interest in the Bank increasing to 47.5% at that time.

     The Bank's executive offices are currently located at 1000 Woodbridge Center Drive, Woodbridge, New Jersey 07095. Its telephone number is (732) 726-9700.

                         REGULATORY CAPITAL COMPLIANCE

     At September 30, 1997, the Bank exceeded all regulatory capital requirements. See "Regulation - Federal Regulation of Savings Institutions-Capital Requirements." Set forth below is a summary of the Bank's compliance with regulatory capital standards as of September 30, 1997, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the Bank of 50% of the net proceeds. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the Stock-Based Incentive Plan are deducted from pro forma regulatory capital.

                                                                                     FIRST SAVINGS BANK, SLA
                                                               PRO FORMA AT SEPTEMBER 30, 1997 BASED UPON SALE AT $10.00 PER SHARE
                                                  ----------------------------------------------------------------------------------

                                                     10,526,917 SHARES       12,384,495 SHARES        14,242,072 SHARES
                                                       (MINIMUM OF              (MIDPOINT OF             (MAXIMUM OF
                               HISTORICAL AT            ESTIMATED                ESTIMATED                ESTIMATED
                            SEPTEMBER 30, 1997         PRICE RANGE)             PRICE RANGE)             PRICE RANGE)
                           --------------------   ----------------------   ----------------------   ----------------------
                                     PERCENT                   PERCENT                  PERCENT                  PERCENT
                                       OF                        OF                        OF                       OF
                           AMOUNT    ASSETS (2)   AMOUNT      ASSETS (2)   AMOUNT      ASSETS (2)   AMOUNT      ASSETS (2)
                           ------    ----------   ------      ----------   ------      ----------   ------      ----------
                                                                           (DOLLARS IN THOUSANDS)
GAAP Capital (3).........  $99,213     9.50%      $145,230      13.32%     $153,306     13.95%      $161,381     14.58%
                           =======    =====       ========      =====      ========     =====       ========     =====
Tangible Capital:
   Capital Level.........  $89,992     8.68%      $136,212      12.59%     $144,288     13.24%      $152,363     13.88%
   Requirement...........   15,552     1.50         16,107       1.50        16,228      1.50         16,349      1.50
                           -------    -----       --------      -----      --------     -----       --------     -----
   Excess................  $74,440     7.18%      $119,989      11.09%     $128,059     11.74%      $136,014     12.38%
                           =======    =====       ========      =====      ========     =====       ========     =====
Core Capital:
   Capital Level.........  $89,992     8.68%      $136,212      12.59%     $144,288     13.24%      $152,363     13.88%
   Requirement (4).......   31,104     3.00         32,214       3.00        32,451      3.00         32,699      3.00
                           -------    -----       --------      -----      --------     -----       --------     -----
   Excess................  $58,888     5.68%      $103,998       9.59%     $111,831     10.24%      $119,664     10.88%
                           =======    =====       ========      =====      ========     =====       ========     =====
Risk-Based Capital (5):
   Capital Level (5).....  $95,319    22.38%      $141,336      31.49%     $149,412     31.13%      $157,487     32.27%
   Requirement...........   34,070     8.00         35,911       8.00        38,397      8.00         39,043      8.00
                           -------    -----       --------      -----      --------     -----       --------     -----
   Excess................  $61,249    14.38%      $105,426      23.49%     $111,014     23.13%      $118,444     24.27%
                           =======    =====       ========      =====      ========     =====       ========     =====

                             ---------------------
                               16,378,421 SHARES
                                  (15% ABOVE
                                   MAXIMUM
                                 OF ESTIMATED
                               PRICE RANGE) (1)
                             ---------------------
                                        PERCENT
                                          OF
                              AMOUNT   ASSETS (2)
                             -------  ------------

GAAP Capital (3).........   $170,668     15.28%
                            ========     =====
Tangible Capital:
   Capital Level.........   $161,650     14.60%
   Requirement...........     16,489      1.50
                            --------     -----
   Excess................   $145,161     13.10%
                            ========     =====
Core Capital:
   Capital Level.........   $161,650     14.60%
   Requirement (4).......     33,978      3.00
                            --------     -----
   Excess................   $128,673     11.60%
                            ========     =====
Risk-Based Capital (5):
   Capital Level (5).....   $166,774     33.53%
   Requirement...........     39,786      8.00
                            --------     -----
   Excess................   $126,988     25.53%
                            ========     =====

______________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Tangible capital levels are shown as a percentage of total adjusted assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) Excludes the $193,000 unrealized gain on securities available for sale, net of taxes.
(4) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation - Federal Regulation of Savings Institutions - Capital Requirements."
(5) Assumes net proceeds are invested in assets that carry a 50% risk-weighting.

                                USE OF PROCEEDS

          Although the actual net proceeds from the sale of the Conversion Stock cannot be determined until the Conversion and Reorganization is completed, it is presently anticipated that the net proceeds from the sale of the Conversion Stock will be between $103.6 million and $140.3 million (or $161.5 million if the Estimated Price Range is increased by 15%). See "Pro Forma Data" and "The Conversion and Reorganization -- Stock Pricing and Exchange Ratio" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the proceeds of the Offerings until the consummation of the Conversion and Reorganization.

          The Company will contribute to the Bank 50% of the net proceeds of the Offerings. Such portion of net proceeds will be added to the Bank's general funds which the Bank currently intends to utilize for general corporate purposes, including investment in one- to four-family residential mortgage loans, commercial real estate loans and other loans, investment in federal funds, investment grade marketable securities and mortgage-backed securities, to repay borrowings and to fund the Stock-Based Incentive Plan. The Bank may also use such funds to expand operations through the establishment or acquisition of branch offices, and the acquisition of other financial institutions or other financial services companies, including those located within the Bank's market area. To the extent the Stock Programs are not funded with authorized but unissued common stock of the Company, the Company or Bank may use net proceeds from the Conversion and Reorganization to fund the purchase of stock to be awarded under such Stock-Based Incentive Plan. See "Risk Factors - Stock-Based Benefits to Management and Directors" and "Management of the Bank - Benefits - Stock-Based Incentive Plan."

          The Company intends to use a portion of the net proceeds to loan additional funds to the ESOP to enable the ESOP to purchase 8% of the Conversion Stock issued in the Conversion and to refinance the MHC's existing loan to the ESOP. Based upon the issuance of 10,526,917 shares or 14,242,072 shares at the minimum and maximum, respectively, of the Estimated Price Range, the amount of the loan to the ESOP would be $8.4 million or $11.4 million, respectively (or $13.1 million if the Estimated Price Range is increased by 15%) to be repaid over a 15 year period at a market rate of interest. See "Management of the Bank -Benefit Plans -Employee Stock Ownership Plan and Trust."

          The net proceeds retained by the Company may also be used to support the future expansion of operations through branch acquisitions, the establishment of branch offices and the acquisition of smaller savings associations and commercial banks or their assets, including those located within the Bank's market area or diversification into other banking related businesses. The Company has no current arrangements, understandings or agreements regarding any such transactions. Upon completion of the Conversion and Reorganization, the Company will be a unitary savings and loan holding company, which under existing laws would generally not be restricted as to the types of business activities in which it may engage, provided that the Bank continues to be a qualified thrift lender ("QTL"). See "Regulation - Holding Company Regulation" for a description of certain regulations currently applicable to the Company.

          Upon completion of the Conversion and Reorganization, the Board of Directors of the Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the Common Stock for three years except (i) for an offer to all stockholders on a pro rata basis, or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the Conversion and Reorganization, the Company may repurchase its Common Stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Bank to become "undercapitalized" within the meaning of the OTS prompt corrective action regulation; and (iii) the Company provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. See "Regulation - Prompt Corrective Regulatory Action."

          Based upon facts and circumstances following the Conversion and Reorganization and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. In the event the Company determines to repurchase stock, such repurchases may be made at market prices which may be in excess of the Purchase Price in the Offerings. To the extent that the Company repurchases stock at market prices in excess of the per share book value, such repurchases may have a dilutive effect upon existing stockholders.

          Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Bank will be capitalized in excess of applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of nonperforming and other risk assets, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment, tax and other considerations. See "The Conversion and Reorganization -- Certain Restrictions on Purchase or Transfer of Shares After Conversion."

                                DIVIDEND POLICY

          Since the 1992 MHC Reorganization, the Bank has paid, in the aggregate, annual cash dividends on the Bank Common Stock ranging from $0.27 per share for 1993 to $0.33 per share for 1996, as adjusted for stock dividends and a 2-for-1 stock split. The current quarterly cash dividend is $0.12 per share. The Bank intends to continue to pay regular quarterly dividends through either the date of consummation of the Conversion and Reorganization (on a pro rata basis) or the end of the fiscal quarter during which the consummation of the Conversion and Reorganization occurs. The table below sets forth the cash and stock dividends paid by the Bank since January 1, 1995.

                                                             ACTUAL
                                                              CASH                              STOCK
                                                            DIVIDEND      DIVIDEND PAID,       DIVIDEND
                                          PAYABLE DATE      PAID(1)       AS ADJUSTED(2)         PAID
                                          ------------    -----------     --------------     ------------
YEAR ENDING DECEMBER 31, 1997:

Fourth Quarter.........................   November 28         $.12             $.12               --%
                                           October 30           --               --               10
Third Quarter..........................    August 29           .12              .11               --
Second Quarter.........................     May 30             .12              .11               --
First Quarter..........................   February 28          .10              .09               --

YEAR ENDING DECEMBER 31, 1996:

Fourth Quarter.........................   December 16         $ --             $ --               10%
                                          November 29          .10              .08               --
Third Quarter..........................    August 31           .10              .08               --
Second Quarter.........................     May 31             .10              .08               --
First Quarter..........................   February 29          .10              .08               --

YEAR ENDING DECEMBER 31, 1995:

Fourth Quarter.........................   November 30         $.09              .07               10%
Third Quarter..........................    August 31           .09              .07               --
Second Quarter.........................      May 31            .09              .07               --
First Quarter..........................   February 28          .09              .07               --

________________________
(1) The Mutual Holding Company has waived receipt of all cash dividends paid by the Bank. The aggregate amount of all cash dividends waived by the Mutual Holding Company as of September 30, 1997 is $6.7 million.
(2) As adjusted for 10% stock dividends paid on July 1, 1993, April 1, 1994, December 16, 1996 and October 30, 1997, respectively, and a two-for-one stock split effected on December 1, 1994.


          Upon consummation of the Conversion and Reorganization, the Company expects to pay an initial quarterly dividend of $.03 per share. Declarations of dividends by the Company's Board of Directors, however, will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "Market for the Common Stock."

          The Bank will not be permitted to pay dividends to the Company on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion and Reorganization -- Liquidation Rights." For information concerning federal and state law and regulations which apply to the Bank in determining the amount of proceeds which may be retained by the Company and regarding a savings institution's ability to make capital distributions including payment of dividends to its holding company, see "Federal and State Taxation - Federal Taxation - Distributions" and "Regulation - Federal Regulation of Savings Institutions -- Limitation on Capital Distributions."

          Unlike the Bank, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be dependent on the net proceeds retained by the Company and earnings thereon and may be dependent, in part, upon dividends from the Bank. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital (generally defined as the aggregate par value of the outstanding shares of the Company's capital stock having a par value plus the amount of the consideration paid for shares of the Company's capital stock without par value) or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

          Additionally, in connection with the Conversion and Reorganization, the Company and Bank have committed to the OTS that during the one-year period following the consummation of the Conversion and Reorganization, the Company will not take any action to declare an extraordinary dividend to stockholders which would be treated by recipient stockholders as a tax-free return of capital for federal income tax purposes without prior approval of the OTS.

                          MARKET FOR THE COMMON STOCK

          Although the Bank Common Stock is traded on the Nasdaq National Market, there is no established market for the Common Stock of the Company at this time. The Company has received conditional approval to have its Common Stock quoted on the Nasdaq National Market under the symbol "FSLA." One of the requirements for quotation of the Common Stock on the Nasdaq National Market is that there be at least three market makers for the Common Stock. The Company will seek to encourage and assist at least three market makers to make a market in its Common Stock. Currently, there are three market makers for the Bank's Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Although under no obligation to do so, Sandler O'Neill has informed the Company that it intends, upon the completion of the Conversion and Reorganization, to make a market in the Common Stock by maintaining bid and ask quotations and trading in the Common Stock so long as the volume of trading activity and certain other market making considerations justify it doing so. As of the date hereof, no other broker-dealers have agreed to act as market makers. While the Company anticipates that prior to the completion of the Conversion there will be at least two other broker-dealers to act as market maker for the Common Stock, there can be no assurance there will be three or more market makers for the Common Stock.

          Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue.

          The following table sets forth the high and low trading prices of the Bank's Common Stock during the periods indicated as adjusted for a 10% stock dividend paid on October 30, 1997.

                                             HIGH               LOW
                                           --------           -------
     YEAR ENDING DECEMBER 31, 1997:
     ------------------------------

     Fourth Quarter................         $  N/A             $  N/A
     Third Quarter.................          32.50              26.88
     Second Quarter................          29.25              21.00
     First Quarter.................          23.50              18.25

     YEAR ENDED DECEMBER 31, 1996:
     -----------------------------

     Fourth Quarter................         $19.50             $16.50
     Third Quarter.................          17.00              15.50
     Second Quarter................          16.25              14.50
     First Quarter.................          16.50              15.00

     YEAR ENDED DECEMBER 31, 1995:
     -----------------------------

     Fourth Quarter................         $17.50             $13.25
     Third Quarter.................          14.25              13.25
     Second Quarter................          15.25              12.50
     First Quarter.................          14.50              12.50

                                CAPITALIZATION

     The following table presents the unaudited historical consolidated capitalization of the Bank at September 30, 1997, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion and Reorganization, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                     COMPANY PRO FORMA BASED UPON SALE AT $10.00 PER SHARE
                                                              ----------------------------------------------------------------------

                                                                                                                      16,378,421
                                                                                                                        SHARES
                                               BANK            10,526,917         12,384,495        14,242,072        (15% ABOVE
                                             HISTORICAL           SHARES             SHARES           SHARES            MAXIMUM
                                                 AT              (MINIMUM          (MIDPOINT        (MAXIMUM OF       OF ESTIMATED
                                            SEPTEMBER 30,      OF ESTIMATED       OF ESTIMATED       ESTIMATED           PRICE
                                                1997           PRICE RANGE)       PRICE RANGE)      PRICE RANGE)       RANGE) (1)
                                           --------------     --------------     --------------    --------------    ---------------

                                                                                 (IN THOUSANDS)
Deposit accounts (2).....................     $809,449            $809,449           $809,449          $809,449          $809,449
Borrowed funds...........................      123,894             123,894            123,894           123,894           123,894
Debt in connection with acquisition
  of shares of Common Stock by
  ESOP (3)...............................          571                 571                571               571               571
                                              --------            --------           --------          --------          --------
Total deposit accounts and
  borrowed funds.........................     $933,914            $933,914           $933,914          $933,914          $933,914
                                              ========            ========           ========          ========          ========
Stockholders' equity:
  Preferred Stock, $.01 par value,
    10,000,000 shares authorized;
    none to be issued....................     $     --            $     --           $     --          $     --          $     --
  Common Stock, $.01 par
    value, 85,000,000 shares
    authorized; shares to be
    issued as reflected (4)..............           73                 204                240               276               317
  Additional paid-in capital (5)(6)......       27,856             132,393            150,737           169,080           190,176
  Retained earnings......................       71,870              71,870             71,870            71,870            71,870
Net unrealized gain on securities
  available for sale.....................          193                 193                193               193               193
Less:
  Unearned Common Stock previously
    acquired by the ESOP (3).............         (571)               (571)              (571)             (571)             (571)
  Unearned Common Stock held
    by the 1996 Incentive Plan...........         (208)               (208)              (208)             (208)             (208)
  Common Stock to be acquired
    by the ESOP (7)......................           --              (8,422)            (9,908)          (11,394)          (13,103)
  Common Stock to be acquired by
    the Stock-Based Incentive Plan (8)...           --              (4,211)            (4,954)           (5,697)           (6,551)
                                              --------            --------           --------          --------          --------
Total stockholders' equity...............     $ 99,213            $191,248           $207,399          $223,549          $242,123
                                              ========            ========           ========          ========          ========

                                                        (footnotes on next page)

______________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)  Assumes that the existing loan to the ESOP remains outstanding.
(4) Assumes (i) that the 3,881,539 Public Bank Shares outstanding at October 31, 1997 are converted into 9,873,082, 11,615,505, 13,357,928 and
     15,361,578 Exchange Shares at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, respectively, and (ii) that no fractional shares of Exchange Shares will be issued by the Company. No effect has been given to the issuance of additional shares of Common Stock pursuant to existing and proposed stock option plans. See "Pro Forma Data," "Management of the Bank -- Benefits."
(5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's Stock-Based Incentive Plan intended to be adopted by the Company and presented for approval of stockholders at a meeting of stockholders following the Conversion and Reorganization. If approved by the stockholders of the Company, an amount equal to 10% of the shares of Conversion Stock issued in the Conversion and Reorganization will be reserved for issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. See "Risk Factors -Possible Dilutive Effect of Stock-Based Incentive Plan," Footnote 3 to the tables under "Pro Forma Data" at or for the nine months ended September 30, 1997 and at or for the year ended December 31, 1996, respectively, and "Management of the Bank -- Benefits -- Stock-Based Incentive Plan."
(6) The additional paid-capital includes $1.1 million of assets from the Mutual Holding Company. The pro forma additional paid- in capital and retained earnings reflect a restriction of the original retained earnings of the Bank prior to the 1992 MHC Reorganization. The retained earnings of the Bank will be substantially restricted after the Conversion and Reorganization by virtue of the liquidation account to be established in connection with the Conversion and Reorganization. See "The Conversion and Reorganization -- Liquidation Rights" and "Regulation - Federal Regulation of Savings Institutions -- Limitations on Capital Distributions."
(7) Assumes that 8% of the aggregate of the Conversion Stock issued in the Conversion and Reorganization will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Bank - Benefits - Employee Stock Ownership Plan and Trust."
(8) Assumes that, subsequent to the Conversion and Reorganization, an amount equal to 4% of the shares of Conversion Stock issued in the Conversion and Reorganization is purchased by the Stock-Based Incentive Plan through open market purchases. The Common Stock purchased by the Stock-Based Incentive Plan is reflected as a reduction of stockholder's equity. Implementation of the Stock-Based Incentive Plan is subject to the approval of the Company's stockholders at a meeting following the Conversion and Reorganization. See "Risk Factors - Possible Dilutive Effect of Stock-Based Incentive Plan," Footnote 2 to the tables under "Pro Forma Data" at or for the nine months ended September 30, 1997 and at or for the year ended December 31, 1996, respectively, and "Management of the Bank - Benefits -- Stock-Based Incentive Plan."

                                PRO FORMA DATA

     The actual net proceeds from the sale of the Conversion Stock cannot be determined until the Conversion and Reorganization is completed. However, net proceeds are currently estimated to be between $103.6 million and $140.3 million (or $161.5 million in the event the Estimated Price Range is increased by 15.0%) based upon the following assumptions: (i) 100% of the shares of Conversion Stock will be sold in the Subscription Offering to Eligible Account Holders; (ii) directors, officers and employees of the Bank and members of their immediate families (collectively, "Insiders") will purchase an aggregate of $600,000 of Common Stock; (iii) Sandler O'Neill will receive a fee equal to 1.15% of the aggregate Purchase Price of shares sold in the Subscription Offering and in the Community Offering, excluding shares purchased by Insiders and the ESOP; and
(iv) Conversion and Reorganization expenses, excluding the marketing fees paid to Sandler O'Neill, will be approximately $600,000. Actual Conversion and Reorganization expenses may vary from those estimated.

     Pro forma consolidated net income of the Company for the nine months ended September 30, 1997, and for the year ended December 31, 1996 have been calculated as if the Conversion Stock had been sold (and the Exchange Shares issued) at the beginning of the respective periods and the net proceeds had been invested at an average yield of 5.42%, the one-year Treasury note rate at September 30, 1997. The Treasury yield was used on the reinvestment of proceeds because it reflects a more achievable rate of return than the arithmetic average of the average yield of the Bank's interest-earning assets and cost of deposits. The tables below do not reflect the effect of withdrawals from deposit accounts for the purchase of Conversion Stock or the effect of any possible use of the net proceeds. The pro forma after-tax yield for the Company and the Bank is assumed to be 3.41% for both the nine months ended September 30, 1997 and the year ended December 31, 1996 based on an effective tax rate of 37%.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

     The following tables summarize historical data of the Bank and pro forma data of the Company at or for the nine months ended September 30, 1997 and the year ended December 31, 1996 based on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the Common Stock following the Conversion and Reorganization. The tables below give effect to the Stock-Based Incentive Plan, which is expected to be adopted by the Company following the Conversion and Reorganization and presented to stockholders for approval at a meeting of stockholders. See Footnotes 2 and 3 to the tables and "Management of the Bank - Benefits - Stock-Based Incentive Plan." No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the options to be adopted by the Board of Directors of the Company and presented to stockholders for approval at a meeting of stockholders, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or, in the event of liquidation of the Bank, to the tax effect of the bad debt reserve and other factors. See Footnote 3 to the tables below, "The Conversion and Reorganization -- Liquidation Rights" and "Management of the Bank -Benefits - Stock-Based Incentive Plan."

                                                                 AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                       ----------------------------------------------------------------------
                                                          10,526,917      12,384,495        14,242,072         16,378,421
                                                         SHARES SOLD     SHARES SOLD       SHARES SOLD        SHARES SOLD
                                                          AT $10.00       AT $10.00         AT $10.00        AT $10.00 PER
                                                          PER SHARE       PER SHARE         PER SHARE          SHARE (15%
                                                          (MINIMUM        (MIDPOINT          (MAXIMUM        ABOVE MAXIMUM
                                                        OF ESTIMATED     OF ESTIMATED      OF ESTIMATED       OF ESTIMATED
                                                        PRICE RANGE)     PRICE RANGE)      PRICE RANGE)      PRICE RANGE)(7)
                                                       --------------   --------------    --------------    -----------------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross Proceeds.......................................     $105,269          $123,845         $142,421            $163,784
Less:  Offering expenses and commission..............        1,707             1,903            2,100               2,326
                                                          --------          --------         --------            --------
Estimated net proceeds...............................      103,562           121,942          140,321             161,458
Less:  Common Stock purchased by the ESOP............       (8,422)           (9,908)         (11,394)            (13,103)
       Common Stock purchased by Stock-Based
       Incentive Plan                                       (4,211)           (4,954)          (5,697)             (6,551)
                                                          --------          --------         --------            --------
  Estimated net proceeds, as adjusted................     $ 90,929          $107,080         $123,230            $141,804
                                                          ========          ========         ========            ========
Consolidated net earnings:
  Historical.........................................     $  6,760          $  6,760         $  6,760            $  6,760
  Pro forma earnings on net proceeds.................        2,326             2,739            3,152               3,627
  Less:   Pro forma ESOP adjustment(1)...............         (265)             (312)            (359)               (413)
          Pro forma Stock-Based Incentive
             Plan(2).................................         (398)             (468)            (538)               (619)
                                                          --------          --------         --------            --------
       Pro forma net earnings........................     $  8,423          $  8,719         $  9,015            $  9,355
                                                          ========          ========         ========            ========
Per share net earnings (3):
  Historical.........................................     $   0.35          $   0.30         $   0.26            $   0.22
  Pro forma earnings on net proceeds.................         0.12              0.12             0.12                0.12
  Less:   Pro forma ESOP adjustment(1)...............        (0.01)            (0.01)           (0.01)              (0.01)
          Pro forma Stock-Based Incentive
             Plan(2).................................        (0.02)            (0.02)           (0.02)              (0.02)
                                                          --------          --------         --------            --------
       Pro forma net earnings per share..............     $   0.44          $   0.39         $   0.35            $   0.31
                                                          ========          ========         ========            ========
Stockholders' equity:
  Historical.........................................     $ 99,213          $ 99,213         $ 99,213            $ 99,213
  Estimated net proceeds.............................      103,562           121,942          140,321             161,458
  Plus: Assets consolidated from MHC.................        1,106             1,106            1,106               1,106
  Less:   Common stock acquired by ESOP(1)...........       (8,422)           (9,908)         (11,394)            (13,103)
          Common Stock acquired by Stock-
             Based Incentive Plan(2).................       (4,211)           (4,954)          (5,697)             (6,551)
                                                          --------          --------         --------            --------
       Pro forma stockholders' equity(2)(4)(5).......     $191,248          $207,399         $223,549            $242,123
                                                          ========          ========         ========            ========
Stockholders' equity per share (6):
  Historical.........................................     $   4.86          $   4.13         $   3.59            $   3.13
  Estimated net proceeds.............................         5.08              5.08             5.08                5.09
  Plus: Assets consolidated from MHC.................         0.05              0.05             0.04                0.03
  Less:   Common stock acquired by ESOP(1)...........        (0.41)            (0.41)           (0.41)              (0.41)
          Common Stock acquired by Stock-
             Based Incentive Plan(2).................        (0.21)            (0.21)           (0.21)              (0.21)
                                                          --------          --------         --------            --------
       Pro forma stockholders' equity per
          share(2)(4)(5).............................     $   9.37          $   8.64         $   8.09            $   7.63
                                                          ========          ========         ========            ========
Offering price as a percentage of pro forma
  stockholders' equity per share.....................       106.72%           115.74%          123.61%             131.06%
Offering price to pro forma net earnings per share...         22.7x             25.6x            28.6x               32.3x

                                                   (footnotes on following page)

__________________
(1) It is assumed that 8% of the shares of Common Stock issued in the Conversion and Reorganization will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon 15 equal annual installments of principal, with an assumed interest rate at 7.00%. The pro forma net earnings assume: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the nine months ended September 30, 1997, and was made at the end of the period; (ii) that 42,107, 49,537, 56,968 and 65,513 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the nine months ended September 30, 1997 at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and
     (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank -- Benefits -- Employee Stock Ownership Plan and Trust."
(2) Gives effect to the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. The Stock-Based Incentive Plan intend to acquire an amount of Common Stock equal to 4% of the shares of Common Stock sold in the Conversion or 421,076, 495,379, 569,682 and 655,136 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common stock or treasury stock of the Company, if any. Funds used by the Stock-Based Incentive Plan to purchase the shares will be contributed to the Stock-Based Incentive Plan by the Bank. In calculating the pro forma effect of the Stock-Based Incentive Plan, it is assumed that the shares were acquired by the Stock-Based Incentive Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 15% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock-Based Incentive Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 2.2% and pro forma net earnings per share would be $.43, $.38, $.34, and $.31, at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma shareholders' equity per share would be $9.19, $8.47, $7.94 and $7.47 at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the Stock-Based Incentive Plan will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Bank -- Benefits -- Stock-Based Incentive Plan."
(3) Historical and pro forma net earnings per share have been divided by the total number of shares to be outstanding upon consummation of the Conversion and Reorganization, as adjusted to give effect to the purchase of shares by the ESOP during the period, or 19,392,930, 22,815,270, 26,237,578 and 30,173,225 shares at the minimum, midpoint, maximum, and maximum, as adjusted, of the Estimated Price Range, respectively.
(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the options provided for in the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion and Reorganization or to the exercise of existing stock options. The Company expects to present the Stock-Based Incentive Plan for approval at a meeting of stockholders. An amount equal to 10% of the Common Stock issued in the Conversion or 1,052,691, 1,238,449, 1,424,207 and 1,637,842 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock-Based Incentive Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.41, $0.36, $0.33, and $0.29, respectively, and the pro forma stockholders' equity per share would be $9.41, $8.71, $8.19, and $7.74, respectively. See "Management of the Bank -- Benefits -- Stock-Based Incentive Plan."
(5) The retained earnings of the Bank will continue to be substantially restricted after the Conversion and Reorganization. See "Dividend Policy," "The Conversion -- Liquidation Rights" and "Regulation --Federal Savings Institution Regulation -- Limitation on Capital Distributions."
(6) Historical and pro forma shareholders' equity per share have been divided by the total number of shares to be outstanding upon consummation of the Conversion and Reorganization, or 20,400,000, 24,000,000, 27,600,000 and
     30,174,000 shares at the minimum, midpoint, maximum, and maximum, as adjusted, of the Estimated Price Range, respectively.
(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

                                                                      AT OR FOR THE YEAR ENDED DECEMBER 31,1996
                                                       ----------------------------------------------------------------------
                                                          10,526,917      12,384,495        14,242,072         16,378,421
                                                         SHARES SOLD     SHARES SOLD       SHARES SOLD        SHARES SOLD
                                                          AT $10.00       AT $10.00         AT $10.00        AT $10.00 PER
                                                          PER SHARE       PER SHARE         PER SHARE          SHARE (15%
                                                          (MINIMUM        (MIDPOINT          (MAXIMUM        ABOVE MAXIMUM
                                                        OF ESTIMATED     OF ESTIMATED      OF ESTIMATED       OF ESTIMATED
                                                        PRICE RANGE)     PRICE RANGE)      PRICE RANGE)      PRICE RANGE)(6)
                                                       --------------   --------------    --------------    -----------------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross Proceeds.......................................     $105,269          $123,845         $142,421            $163,784
Less:  Offering expenses and commissions.............        1,707             1,903            2,100               2,326
                                                          --------          --------         --------            --------
Estimated net proceeds...............................      103,562           121,942          140,321             161,458
Less:  Common Stock purchased by the ESOP............       (8,422)           (9,908)         (11,394)            (13,103)
       Common Stock purchased by Stock-Based
            Incentive Plan...........................       (4,211)           (4,954)          (5,697)             (6,551)
                                                          --------          --------         --------            --------
  Estimated net proceeds, as adjusted................     $ 90,929          $107,080         $123,230            $141,804
                                                          ========          ========         ========            ========
Consolidated net earnings:
  Historical.........................................     $  4,710          $  4,710         $  4,710            $  4,710
  Pro forma earnings on net proceeds, as adjusted....        3,101             3,651            4,202               4,836
  Less:     Pro forma ESOP adjustment(1).............         (354)             (416)            (479)               (550)
            Pro forma Stock-Based Incentive Plan
                adjustment(2)........................         (531)             (624)            (718)               (825)
                                                          --------          --------         --------            --------
       Pro forma net earnings........................     $  6,926          $  7,321         $  7,715            $  8,171
                                                          ========          ========         ========            ========
Per share net earnings (3)
  Historical.........................................     $   0.24          $   0.21         $   0.18            $   0.16
  Pro forma earnings on net proceeds, as adjusted....         0.16              0.16             0.16                0.16
  Less:     Pro forma ESOP adjustment(1).............        (0.02)            (0.02)           (0.02)              (0.02)
            Pro forma Stock-Based Incentive Plan
                adjustment(2)........................        (0.03)            (0.03)           (0.03)              (0.03)
                                                          --------          --------         --------            --------
       Pro forma net earnings per share..............     $   0.35          $   0.32         $   0.29            $   0.27
                                                          ========          ========         ========            ========
Stockholders' equity:
  Historical.........................................     $ 92,863          $ 92,863         $ 92,863            $ 92,863
  Estimated net proceeds.............................      103,562           121,942          140,321             161,458
  Plus: Assets consolidated from MHC.................        1,106             1,106            1,106               1,106
  Less:     Common Stock acquired by ESOP(1).........       (8,422)           (9,908)         (11,394)            (13,103)
            Common Stock acquired by
                Stock-Based Incentive Plan(2)........       (4,211)           (4,954)          (5,697)             (6,551)
                                                          --------          --------         --------            --------
       Pro forma stockholders' equity(2)(4)(5).......     $184,898          $201,049         $217,199            $235,773
                                                          ========          ========         ========            ========
Stockholders' equity per share (6):
  Historical.........................................     $   4.55          $   3.87         $   3.36            $   2.93
  Estimated net proceeds.............................         5.08              5.08             5.08                5.09
  Plus: Assets consolidated from MHC.................         0.05              0.05             0.04                0.03
  Less:     Common Stock acquired by ESOP(1).........        (0.41)            (0.41)           (0.41)              (0.41)
            Common Stock acquired by
                Stock-Based Incentive Plan(2)........        (0.21)            (0.21)           (0.21)              (0.21)
                                                          --------          --------         --------            --------
       Pro forma stockholders' equity
            per share(2)(4)(5).......................     $   9.06          $   8.38         $   7.86            $   7.43
                                                          ========          ========         ========            ========
Offering price as a percentage of pro forma
  stockholders' equity per share.....................       110.38%           119.19%          127.23%             134.59%
Offering price to pro forma net earnings (loss)
  per share..........................................         28.6x             31.3x            34.5x               37.0x

                                                   (footnotes on following page)

__________________
(1) It is assumed that 8% of the shares of Conversion Stock issued in the Conversion and Reorganization, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon 15 equal annual installments of principal, with an assumed interest rate at 7.00%. The pro forma net earnings assumes: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 1996, and was made at the end of the period; (ii) that 56,143, 66,050, 75,957 and 87,351 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 1996, at an average fair value of $10.00 per share in accordance with the SOP 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank- Benefit Plans - Employee Stock Ownership Plan and Trust."
(2) Gives effect to the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion and Reorganization and presented for approval at a meeting of stockholders. If the Stock-Based Incentive Plan is approved by stockholders, the Stock-Based Incentive Plan intends to acquire an amount of Conversion Stock equal to 4% of the shares of Common Stock issued in the Conversion and Reorganization, or 421,076, 495,379, 569,682 and 655,136 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock-Based Incentive Plan to purchase the shares will be contributed to the Stock-Based Incentive Plan by the Bank. In calculating the pro forma effect of the Stock-Based Incentive Plan, it is assumed that the required stockholder approval has been received, that the shares were acquired by the Stock-Based Incentive Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock-Based Incentive Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 2.17% and pro forma net earnings per share would be $0.36, $0.32, $0.29 and $0.27 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $8.88, $8.21, $7.71 and $7.28 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the Stock-Based Incentive Plan will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Bank -Benefits - Stock-Based Incentive Plan."
(3) Historical and pro forma net earnings per share have been divided by the total number of shares to be outstanding upon consummation of the Conversion and Reorganization, as adjusted to give effect to the purchase of shares by the ESOP during the period, or 19,406,967, 22,831,784, 22,256,568 and 30,195,063 shares of Common Stock at the minimum, midpoint, maximum, and maximum, as adjusted, of the Estimated Price Range, respectively.
(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the options provided for under the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion and Reorganization or to the exercise of existing stock options. The Company expects to present the Stock-Based Incentive Plan for approval at a meeting of stockholders. If the Stock-Based Incentive Plan are approved by stockholders, an amount equal to 10% of the Conversion Stock issued in the Conversion, or 1,052,691, 1,238,449, 1,424,207 and 1,637,842 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock-Based Incentive Plan will result in the dilution of existing stockholders' interests by approximately 5.31%. Assuming stockholder approval of the Stock-Based Incentive Plan and all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.34, $0.30, $0.28 and $0.26, respectively, and the pro forma stockholders' equity per share would be $9.11, $8.46, $7.97 and $7.55, respectively. See "Management of the Bank - Benefits -- Stock-Based Incentive Plan."
(5) The retained earnings of the Bank will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion and Reorganization -- Liquidation Rights" and "Regulation -Federal Regulation of Savings Institutions - Limitation on Capital Distributions."
(6) Historical and pro forma stockholders' equity per share have been divided by the total number of shares to be outstanding upon consummation of the Conversion and Reorganization, or 20,400,000, 24,000,000, 27,600,000 and
     30,174,000 shares at the minimum, midpoint, maximum, and maximum, as adjusted, of the Estimated Price Range, respectively.
(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

                   FIRST SAVINGS BANK, SLA AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

     The following Consolidated Statements of Income of the Bank and Subsidiaries for each of the years in the three-year period ended December 31, 1996 have been audited by KPMG Peat Marwick LLP independent certified public accountants, whose report thereon is included elsewhere in this Prospectus. With respect to the information for the nine months ended September 30, 1997 and 1996, which is unaudited, in the opinion of management, all adjustments necessary for a fair presentation of such interim periods have been included and are of a normal recurring nature. Results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 1997. These Consolidated Statements of Income should be read in conjunction with the Consolidated Financial Statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                                        FOR THE NINE MONTHS
                                                        ENDED SEPTEMBER 30,          FOR THE YEAR ENDED DECEMBER 31,
                                                    -------------------------     ----------------------------------
                                                        1997           1996          1996         1995         1994
                                                    ----------   ------------     ----------  ----------- ----------
                                                             (UNAUDITED)
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Loans..........................................   $  32,216     $  28,489       $  38,596   $  35,245   $  32,095
  Mortgage-backed securities.....................      12,598        14,680          19,147      22,140      15,115
  Investment securities and other................       2,993         2,952           4,094       4,671       2,179
  Investment and mortgage-backed securities
     and loans available for sale................       6,829         4,378           6,202       2,517       3,520
                                                    ---------     ---------       ---------   ---------   ---------
          Total interest income..................      54,636        50,499          68,039      64,573      52,909
                                                    ---------     ---------       ---------   ---------   ---------
Interest expense:
  Deposits:
          NOW and money market demand............       4,142         3,809           5,122       5,090       4,348
          Savings................................       2,462         2,665           3,514       3,568       3,609
          Certificates of deposit................      18,863        19,040          25,256      24,997      15,738
                                                    ---------     ---------       ---------   ---------   ---------
                                                       25,467        25,514          33,892      33,655      23,695
  Borrowed funds.................................       5,124         2,130           3,372       2,036       1,440
                                                    ---------     ---------       ---------   ---------   ---------
          Total interest expense.................      30,591        27,644          37,264      35,691      25,135
                                                    ---------     ---------       ---------   ---------   ---------
  Net interest income before provision for
     loan losses.................................      24,045        22,855          30,775      28,882      27,774
  Provision for loan losses......................         900           375             550         310         300
                                                    ---------     ---------       ---------   ---------   ---------
  Net interest income after provision for              23,145        22,480          30,225      28,572      27,474
     loan losses.................................   ---------     ---------       ---------   ---------   ---------

Other operating income:
  Fees and service charges.......................       1,241         1,140           1,557       1,604       1,587
  Net gain on sales of loans and securities......         593           139             236         751          40
  Other, net.....................................         352           103             202        (184)        107
                                                    ---------     ---------       ---------   ---------   ---------
          Total other operating income...........       2,186         1,382           1,995       2,171       1,734
                                                    ---------     ---------       ---------   ---------   ---------
Operating expenses:
  Compensation and employee benefits.............       7,342         7,956          10,283       8,531       8,189
  Occupancy......................................       1,491         1,517           2,048       2,056       1,875
  Equipment......................................       1,103           762           1,033       1,186       1,288
  Advertising....................................         439           313             445         563         426
  Federal deposit insurance premium..............         285         1,394           1,860       1,701       1,569
  Special SAIF assessment........................          --         5,220           5,220          --          --
- Amortization of intangibles....................       1,932         1,138           1,349       1,066         223
  General and administrative.....................       1,989         1,822           2,463       2,727       2,451
                                                    ---------     ---------       ---------   ---------   ---------
          Total operating expenses...............      14,581        20,122          24,701      17,830      16,021
                                                    ---------     ---------       ---------   ---------   ---------
Income before income tax expense.................      10,750         3,740           7,519      12,913      13,187
Income tax expense...............................       3,990         1,376           2,809       4,611       4,912
                                                    ---------     ---------       ---------   ---------   ---------
Net income.......................................   $   6,760     $   2,364       $   4,710   $   8,302   $   8,275
                                                    =========     =========       =========   =========   =========
Net income per share.............................   $    0.84     $    0.29       $    0.59   $    1.04   $    1.03
                                                    =========     =========       =========   =========   =========
Weighted average shares outstanding including
  common stock equivalents.......................   8,025,954     8,023,369       7,986,590   7,974,548   7,997,935
                                                    ---------     ---------       ---------   ---------   ---------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The earnings of the Bank depend primarily on its level of net interest and dividend income, which is the difference between interest earned on the Bank's interest-earning assets, consisting primarily of mortgage and consumer loans, mortgage-backed securities, U.S. Government and agency obligations, and the interest paid on interest-bearing liabilities, which consist of savings deposits and borrowings from the FHLB and primary brokers/dealers. Net interest income is a function of the Bank's interest rate spread, which is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The Bank's earnings are also affected by its level of noninterest income, including primarily loan fees and service charges, gains (losses) on sales of securities available for sale, sales of real estate acquired in settlement of loans, income from real estate operations and by its level of noninterest expense, including primarily compensation and employee benefits, occupancy, equipment, SAIF deposit premiums, and other operating expenses. Earnings of the Bank are also affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond the control of the Bank.

BUSINESS STRATEGY

     The Bank's business strategy is to preserve asset quality, to maintain a strong capital position by continuing to emphasize one- to four-family lending and to seek controlled growth. The Bank's strategy emphasizes customer service and convenience, and the Bank attributes the loyalty of its customer base to its commitment to maintaining customer satisfaction. The Bank attempts to set itself apart from its competitors by providing the type of personalized service not generally available from larger banks while offering a greater variety of products and services than is typically available from smaller, local depository institutions.

     The Bank's principal business has historically been, and, to a large degree, continues to be, attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, real estate construction loans, commercial real estate loans, home equity loans and lines of credit and multi-family residential mortgage loans. The Bank maintains a significant portfolio of mortgage-backed securities and also invests in U. S. Government, federal agency and corporate debt securities and other marketable securities. The Bank's revenues are derived principally from interest on its mortgage loan and mortgage-backed securities portfolios and interest and dividends on its investment securities. The Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities; sales of loans, mortgage-backed securities and investments available for sale; maturities of investment securities and short-term investments; and, to an increasing extent, advances from the Federal Home Loan Bank of New York ("FHLB-NY"), reverse repurchase agreements and other borrowed funds.

     In an effort to enhance its long-term profitability and increase its market share, however, the Bank began, in 1997, to expand its traditional thrift lending and securities investment strategy. In this regard, the Bank has begun to diversify and expand upon the products and services it offers by focusing on small and medium-sized retail businesses as both lending and deposit customers by increasing its emphasis on the origination of commercial real estate, construction and commercial loans, as well as increasing the marketing of its business checking accounts and other business-related services. To develop full-service relationships with commercial customers, the Bank has introduced merchant services, such as merchant credit card processing, overdraft sweep accounts and express teller services. The Bank intends to hire additional lending personnel with expertise in commercial real estate lending to facilitate growth in this area. It is also the Bank's intention to increase lending volumes through the use of third-party correspondent lending, without compromising credit quality, as the correspondents selected will be using the Bank's underwriting guidelines and approved appraisers.

     As part of the Bank's asset/liability management strategy, and as a means of enhancing profitability, the Bank also invests in securities. More recently, the Bank has begun to increase its borrowings as a means of funding asset growth. The average balance of borrowings outstanding for the year ended December 31, 1996 was $55.2 million, compared to $111.0 for the nine months ended September 30, 1997. To the extent the Bank continues to increase its utilization of borrowings, it may incur an increase in the average cost of funds, and a corresponding decrease in its net interest margin.

     The Bank is in the process of redesigning its retail delivery system to facilitate the transition from deposit gathering to active sales promotion and tracking. The Bank has also invested in a Marketing Customer Information File marketing system to provide better target marketing and develop product and customer profitability levels. This strategy is intended to enable the Bank to reach new and existing customers with products and services which match their profile, and result in more effective use of the Bank's marketing initiatives. The desired results of the revamping of the retail branch network is to attract low-cost deposit accounts, primarily non-interest bearing checking, and also maintain its current core customer by enhancing existing services to become more efficient.

     The Bank has, and will continue to, actively pursue growth in contiguous markets, as evidenced in its retail expansion via branch purchase transactions with the Resolution Trust Corporation ("RTC"). The Bank has opened a new branch in its corporate headquarters, and will actively seek opportunities as they present themselves. The Bank and the Company may use a portion of the net Conversion and Reorganization proceeds to open additional branch offices or acquire other financial institutions. However, neither the Company nor the Bank have any pending agreements or understandings regarding acquisitions of any specific financial institutions or branch offices.

     The Bank emphasizes its attention to quality service, but also monitors its operating expenses to maintain its profitability. As business lines and products are added, the Bank develops break-even levels and budgetary constraints to make sure the service or product offered is enhancing returns and meeting growth targets. The Bank regularly reviews its retail operations to verify that they maintain lending and retail deposit growth initiatives and retention targets. As a result of this review, the Bank entered into an agreement with a commercial bank to sell its Eatontown branch, which at September 30, 1997, had total deposits of $28.2 million. The Bank determined that this branch, acquired from the RTC in 1991 in a cluster of three branches of another financial institution, had not performed to the Bank's targeted retail lending and cost of funds levels. This transaction is scheduled to close in February 1998.

YEAR 2000 COMPUTER ISSUES

     First Savings Bank has adopted a Year 2000 Compliant Plan. This lan was approved by the Board of Directors and has been submitted to the OTS. First Savings has also established a Year 2000 Compliant Committee, which includes members of senior management from all operating areas. The objectives of the plan and the committee are to ensure that the Bank will be prepared for the new millennium. As recommended by the Federal Financial Institutions Examination Council, the Year 2000 Compliant Plan encompasses the following phases:
Awareness, Assessment, Renovation, Validation and Implementation. These phases will enable the Bank to identify risks, develop an action plan, perform adequate testing and complete certification that its processing systems will be Year 2000 compliant. Execution of the plan is currently on target and no material expenses have been identified to date.

MANAGEMENT OF INTEREST RATE RISK

     The principal objective of the Bank's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Bank's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Bank seeks to minimize the vulnerability of its operations to changes in interest rates. The Bank's Board of Directors reviews the Bank's interest rate risk position quarterly. The Bank's Asset/Liability Committee is comprised of the Bank's senior management under the direction of the Board of Directors, with senior management responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Bank's net interest margin, the market value of the portfolio and the effect that changes in interest rates will have on the Bank's portfolio and the Bank's exposure limits. In addition, the Bank has established an Asset/Liability Strategy Committee ("ALSCO"), a subcommittee of the Asset/Liability Committee, which is charged with establishing and maintaining a monitoring system for all marketing initiatives providing management reports, and formulating and recommending strategies to the Asset/Liability Committee. The ALSCO meets at least twice monthly. See "Risk Factors--Potential Impact of Changes in Interest Rates."

     The Bank utilizes the following strategies to manage interest rate risk:
(1) emphasizing the origination and retention of fixed-rate mortgage loans having terms to maturity of not more than 20 years, adjustable-rate loans and consumer loans consisting primarily of home equity loans and lines of credit;
(2) selling substantially all fixed-rate conforming mortgage loans with terms of thirty years without recourse and on a servicing-retained basis; and (3) investing primarily in adjustable-rate mortgage-backed securities, which may generally bear lower yields as compared to longer term investments, but which better position the Bank for increases in market interest rates and holding the majority of same as available for sale. The Bank currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk.

     Net Portfolio Value. The Bank's interest rate sensitivity is monitored by management through the use of the OTS model which estimates the change in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios, and the Federal Home Loan Bank of Atlanta Asset/Liability Model. The NPV is defined as the current market value of assets, minus the current market value of liabilities, plus or minus the current value of off-balance sheet items. The market values are estimated through two cash flow-based valuation methodologies and an option-based valuation model: (1) static discounted cash flow analysis,
(2) an option-based pricing analysis (modified discounted cash flow analysis to value embedded options), and (3) the Black-Scholes model to value off-balance sheet items. The change in NPV measures an institution's vulnerability to changes in interest rates by estimating the change in the market value of an institution's assets, liabilities, and off-balance sheet contracts in response to an instantaneous change in the general level of interest rates.

     The OTS uses, as a critical point, a change of plus or minus 200 basis points in order to set its "normal" institutional results and peer comparisons. The greater the change, positive or negative, in NPV, the more interest rate risk is assumed to exist within the institution. The following table lists the Bank's percentage change in NPV assuming an immediate change of plus or minus of up to 400 basis points from the level of interest rates at September 30, 1997, as calculated by the OTS. As the table shows, increases in interest rates would result in decreases in the Bank's NPV, while decreases in interest rates would result in increases in the Bank's NPV.

CHANGE IN                                                                NPV AS % OF PORTFOLIO
INTEREST RATES                      NET PORTFOLIO VALUE                     VALUE OF ASSETS
                              ---------------------------------       ----------------------------
IN BASIS POINTS                                                          NPV
(RATE SHOCK)                  AMOUNT      $ CHANGE     % CHANGE          RATIO           CHANGE(1)
---------------               --------  -----------    --------       ----------     -------------
                                (DOLLARS IN THOUSANDS)
      400                     $ 72,140    $(55,218)     (43.0)%          7.30%            (461)
      300                       89,115     (38,243)     (30.0)           8.81             (310)
      200                      104,705     (22,653)     (18.0)          10.14             (178)
      100                      117,921      (9,437)      (7.0)          11.20              (71)
     Static                    127,358          --         --           11.92               --
     (100)                     131,681       4,323        3.0           12.19               27
     (200)                     132,680       5,322        4.0           12.19               27
     (300)                     135,050       7,692        6.0           12.28               37
     (400)                     140,536      13,178       10.0           12.63               71

_____________
(1)  Expressed in basis points.

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

     AVERAGE BALANCE SHEET. The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing annualized income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances.

                                        AT SEPTEMBER 30,                 FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                                               ---------------------------------------------------------------------
                                             1997                        1997                                1996
                                        ---------------------- ---------------------------------------------------------------------
                                                                                       AVERAGE                            AVERAGE
                                                       YIELD/     AVERAGE              YIELD/     AVERAGE                  YIELD/
                                           BALANCE     COST       BALANCE    INTEREST   COST      BALANCE     INTEREST      COST
                                        -----------  --------- ----------  ----------  --------  ---------  -----------  -----------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
     Loans receivable, net(1)........... $  567,197    7.84%   $  540,782     $32,216   7.94%     $480,638      $28,489    7.90%
     Mortgage-backed securities.........    228,158    7.33       243,273      12,598   6.90       289,080       14,680    6.77
     Investment securities..............     40,959    7.23        41,236       2,258   7.30        35,665        2,002    7.48
     Investment and mortgage-backed
       securities and loans available
        for sale........................    140,395    6.77       144,510       6,829   6.30        95,717        4,378    6.10
      Other interest-earning
       investments(2)...................     25,970    6.09        17,163         735   5.71        24,642          950    5.14
                                         ----------            ----------     -------             --------      -------
       Total interest-earning assets....  1,002,679    7.50       986,964      54,636   7.38       925,742       50,499    7.27
                                                                              -------                           -------
      Non-interest earning assets.......     41,834                46,474                           39,524
                                         ----------            ----------                         --------
      Total assets...................... $1,044,513            $1,033,438                         $965,266
                                         ==========            ==========                         ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
     Interest-bearing liabilities:
      NOW and money market accounts.....    195,003    2.93       191,758       4,142   2.88       177,228        3,809    2.87
      Passbook and statement savings....    123,384    2.54       129,334       2,462   2.54       141,031        2,665    2.52
      Certificate accounts..............    464,652    5.54       463,939      18,863   5.42       470,523       19,040    5.40
      Borrowed funds....................    124,465    5.98       110,954       5,124   6.16        46,978        2,130    6.05
                                         ----------            ----------     -------             --------      -------
     Total interest-bearing liabilities.    907,504    4.63       895,985      30,591   4.55       835,760       27,644    4.41
                                                                              -------                           -------
     Non-interest-bearing deposits......     26,410                21,109                           19,667
     Other liabilities..................     11,386                20,147                           18,677
                                         ----------            ----------                         --------
      Total liabilities.................    945,300               937,241                          874,104
     Stockholders' equity...............     99,213                96,197                           91,162
                                         ----------            ----------                         --------
      Total liabilities and stockholders
       equity........................... $1,044,513            $1,033,438                         $965,266
                                         ==========            ==========                         ========
      Net interest income/interest
       rate spread(3)...................               2.87%                  $24,045   2.83%                   $22,855    2.86%
                                                       ====                   =======   ====                    =======    ====
     Net interest-earning assets/
      net interest
       rate  margin(4)..................                       $   90,979               3.25%     $ 89,982                 3.29%
                                                               ==========               ====      ========                 ====
     Ratio of interest-earning assets to
       interest-bearing liabilities.....                           1.10x                            1.11x
                                                                   =====                            =====

___________________
(1)  Loans receivable, net includes non-accrual loans.
(2)  Includes federal funds sold and FHLB-NY stock.
(3) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------------------------------------
                                                          1996                                     1995
                                           -----------------------------------   ----------------------------------------
                                                                      AVERAGE                                 AVERAGE
                                            AVERAGE                    YIELD/       AVERAGE                    YIELD/
                                            BALANCE      INTEREST       COST        BALANCE      INTEREST       COST
                                           --------      --------     -------      --------      --------     -------
                                                                           (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
    Loans receivable, net(1)...........     $487,619      $38,596        7.92%      $457,802      $35,245        7.70%
    Mortgage-backed securities.........      282,021       19,147        6.79        332,167       22,140        6.67
    Investment securities..............       36,810        2,741        7.45         44,334        3,171        7.15
    Investment and mortgage-backed
      securities and loans available
      for sale.........................      101,244        6,202        6.13         42,425        2,517        5.93
    Other interest-earning
      investments(2)...................       23,525        1,353        5.75         21,069        1,500        7.12
                                            --------      -------                   --------      -------
       Total interest-earning assets...      931,219       68,039        7.31        897,797       64,573        7.19
                                                          -------                                 -------
    Non-interest earning assets........       34,360                                  16,030
                                            --------                                --------
    Total assets.......................     $965,579                                $913,827
                                            ========                                ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest-bearing liabilities:
    NOW and money market accounts......      178,176        5,122        2.87        179,978        5,090        2.83
    Passbook and statement savings.....      139,045        3,514        2.53        140,122        3,568        2.55
    Certificate accounts...............      468,894       25,256        5.39        453,655       24,997        5.51
    Borrowed funds.....................       55,241        3,372        6.10         33,575        2,036        6.06
                                            --------      -------                   --------      -------
  Total interest-bearing.liabilities...      841,356       37,264        4.43        807,330       35,691        4.42
                                                          -------                                 -------
  Non-interest-bearing deposits........       19,491                                  16,610
  Other liabilities....................       12,799                                   8,029
                                            --------                                --------
    Total liabilities..................      873,646                                 831,969
  Stockholders' equity.................       91,933                                  81,858
                                            --------                                --------
    Total liabilities and
     stockholders' equity..............     $965,579                                $913,827
                                            ========                                ========
  Net interest income/interest
   rate spread(3).....................                    $30,775        2.88%                    $28,882        2.77%
                                                          =======        ====                     =======        ====
  Net interest-earning assets/net
   interest margin(4)..................     $ 89,863                     3.30%      $ 90,517                     3.22%
                                            ========                     ====       ========                     ====
  Ratio of interest-earning
   assets to interest-bearing
    liabilities........................         1.11x                                   1.11x
                                            ========                                ========
                                                 FOR THE YEARS ENDED DECEMBER 31,
                                           -----------------------------------------
                                                              1994
                                           -----------------------------------------
                                                                           AVERAGE
                                             AVERAGE                        YIELD/
                                             BALANCE         INTEREST        COST
                                           -----------      ----------     ---------
                                                       (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
    Loans receivable, net(1)...........     $413,314          $32,095        7.77%
    Mortgage-backed securities.........      267,274           15,115        5.66
    Investment securities..............       24,954            1,410        5.65
    Investment and mortgage-backed
      securities and loans
       available for sale..............       56,270            3,520        6.26
    Other interest-earning.............                           769        5.94
      investments(2)...................       12,948          -------
       Total interest-earning assets...     --------           52,909        6.83
                                             774,760          -------
    Non-interest earning assets........
                                              22,407
    Total assets.......................     --------
                                            $797,167
                                            ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Interest-bearing liabilities:
    NOW and money market accounts......                         4,348        2.59
    Passbook and statement savings.....      168,168            3,609        2.51
    Certificate accounts...............      143,738           15,738        4.35
    Borrowed funds.....................      361,589            1,440        4.82
                                              29,896          -------
  Total interest-bearing                    --------
   liabilities.........................      703,391           25,135        3.57
                                                              -------
  Non-interest-bearing deposits               14,002
  Other liabilities....................        8,638
                                            --------
    Total liabilities                        726,031
  Stockholders' equity.................       71,136
                                            --------
    Total liabilities and
     stockholders' equity..............     $797,167
                                            ========

  Net interest income/interest
   rate spread(3).....................                        $27,774        3.26%
                                                              =======        ====
  Net interest-earning assets/net           $ 71,369
   interest margin(4)..................     ========                         3.58%
                                                                             ====
  Ratio of interest-earning
   assets to interest-bearing                   1.10x
    liabilities........................     ========

____________________________
     (1)  Loans receivable, net includes non-accrual loans.
     (2)  Includes federal funds sold and FHLB-NY stock.
     (3) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
     (4) Net interest margin represents net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

     Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities and changing volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (change in volume multiplied by prior rate),
(ii) changes attributable to changes in rate (change in rate multiplied by prior volume), and (iii) the net change. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                            NINE MONTHS ENDED                   YEAR ENDED
                                           SEPTEMBER 30, 1997                DECEMBER 31, 1996
                                               COMPARED TO                     COMPARED TO
                                            NINE MONTHS ENDED                   YEAR ENDED
                                           SEPTEMBER 30, 1996                DECEMBER 31, 1995
                                     ----------------------------     -----------------------------------
                                            INCREASE                           INCREASE
                                           (DECREASE)                         (DECREASE)
                                             DUE TO                             DUE TO
                                     --------------------             ----------------------
                                      VOLUME       RATE       NET        VOLUME       RATE         NET
                                     --------   ---------   -------   ----------   ---------   ----------
                                                                           (IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans receivable,  net............... $ 3,582      $145     $ 3,727     $ 2,329      $1,022      $ 3,351
Mortgage-backed securities...........  (2,527)      445      (2,082)     (3,387)        394       (2,993)
Investment securities................     333       (77)        256        (558)        128         (430)
Investment and mortgage-backed
  securities and loans available
  for sale...........................   2,303       148       2,451       3,597          88        3,685
Other interest earning
  investments........................    (363)      148        (215)        162        (309)        (147)
                                      -------      ----     -------     -------      ------      -------
       Total.........................   3,328       809       4,137       2,143       1,323        3,466
                                      -------      ----     -------     -------      ------      -------
INTEREST-BEARING LIABILITIES:
Deposits:
NOW and money market accounts........     319        14         333         (46)         78           32
Passbook and statement savings.......    (237)       34        (203)        (27)        (27)         (54)
Certificates of deposit..............    (289)      112        (177)        819        (560)         259
Borrowed funds.......................   2,955        39       2,994       1,322          14        1,336
                                      -------      ----     -------     -------      ------      -------
       Total.........................   2,748       199       2,947       2,068        (495)       1,573
                                      -------      ----     -------     -------      ------      -------
Net change in net interest income.... $   580      $610     $ 1,190     $    75      $1,818      $ 1,893
                                      =======      ====     =======     =======      ======      =======
                                                         YEAR ENDED
                                                     DECEMBER 31, 1995
                                                        COMPARED TO
                                                        YEAR ENDED
                                                     DECEMBER 31, 1994
                                              -----------------------------------
                                                      INCREASE
                                                      (DECREASE)
                                                        DUE TO
                                              ----------------------
                                                VOLUME        RATE        NET
                                              ---------     --------   ----------
INTEREST-EARNING ASSETS:
Loans receivable,  net................          $3,441       $  (291)    $ 3,150
Mortgage-backed securities............           4,049         2,976       7,025
Investment securities.................           1,312           449       1,761
Investment and mortgage-backed
  securities and loans available
  for sale............................            (826)         (177)     (1,003)
Other interest earning
  investments.........................             555           176         731
                                                ------       -------     -------
       Total..........................           8,531         3,133      11,664
                                                ------       -------     -------
INTEREST-BEARING LIABILITIES:
Deposits:
NOW and money market accounts.........             320           442         742
Passbook and statement savings........             (95)           54         (41)
Certificates of deposit...............           4,521         4,738       9,259
Borrowed funds........................             193           403         596
                                                ------       -------
       Total..........................           4,939         5,617      10,556
                                                ------       -------     -------
Net change in net interest income.....          $3,592       $(2,484)    $ 1,108
                                                ======       =======     =======

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

     ASSETS. Total assets increased by $57.4 million, or 5.8%, to $1.0 billion at September 30, 1997, from $987.1 million at December 31, 1996. Cash and cash equivalents increased $14.8 million, or 163.2%, to $23.8 million as of September 30, 1997, from $9.0 million at December 31, 1996. The increase was due primarily to a temporary increase in the balance of federal funds sold. These funds were subsequently invested in longer term, higher yielding assets. Investment securities, including those available for sale, increased $5.2 million, or 9.7%, to $59.0 million as of September 30, 1997, from $53.8 million at December 31, 1996. Mortgage-backed securities, including those available for sale, decreased $22.7 million, or 6.1%, to $350.5 million at September 30, 1997, from $373.2 million at December 31, 1996. The primary source of the asset growth was increased lending. Net loans receivable, inclusive of those available for sale, grew by $57.3 million, or 11.2 %, to $567.2 million at September 30, 1997, from $509.9 million at December 31, 1996. The increase in loans was due to management's strategic decision to maintain a higher percentage of loans as a balance sheet component. Management emphasized the origination of residential one- to four-family five-year adjustable rate mortgages and construction loans. Loan originations totaled $105.2 million for the nine months ended September 30, 1997 as compared to $97.3 million for the same period in 1996. Repayment of principal on loans totaled $51.0 million for the nine months ended September 30, 1997 as compared to $59.7 million for the same period in 1996. Over the 1997 period, principal repayments and sales of mortgage backed securities were primarily used to fund loan growth. Premises and equipment, net increased $2.9 million to $13.3 million at September 30, 1997, from $10.4 million at December 31, 1996. The increase was primarily due to costs capitalized in conjunction with the completion of the Bank's new corporate headquarters in Woodbridge, New Jersey. Excess of costs over fair value of net assets acquired decreased $1.9 million to $9.0 million at September 30, 1997, from $11.0 million at December 31, 1996. Normal amortization accounted for $635,000 of this decrease. In addition, an impairment writedown of the core deposit intangible totaling $1.3 million was recognized as of September 30, 1997, on deposits acquired from the RTC in 1995.

     LIABILITIES. Deposits increased $14.9 million, or 1.9%, to $809.4 million at September 30, 1997, from $794.6 million at December 31, 1996. Borrowed funds increased $35.9 million, or 40.8%, to $123.9 million at September 30, 1997, from $88.0 million at December 31, 1996. The increased deposits and borrowed funds were used primarily to fund the asset growth detailed above as well as for normal operations. Advances by borrowers for taxes and insurance increased $782,000, or 17.0%, to $5.4 million at September 30, 1997, from $4.6 million at December 31, 1996, primarily due to the timing of these payments as well as an increase in the residential loan portfolio.

     STOCKHOLDERS' EQUITY. The Bank's stockholders' equity increased $6.4 million for the nine months ended September 30, 1997, due primarily to earnings of $6.8 million, partially offset by dividends of $1.2 million declared and paid during the first nine months of 1997. Stockholder's equity was also positively affected by an increase in the market value of securities available for sale which resulted in an increase in the value of such investments of $196,000, net of applicable income tax effect. Stock options exercised during the first nine months of 1997 totaled $430,000.

     The OTS requires that the Bank meet minimum tangible, core, and risk-based capital requirements. At September 30, 1997, the Bank exceeded all regulatory capital requirements.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND DECEMBER 31, 1995

     ASSETS. The Bank's assets at December 31, 1996, totaled $987.1 million, an increase of $42.1 million, or 4.5% from December 31, 1995. Cash and cash equivalents decreased $17.5 million, or 65.9%, to $9.0 million at December 31, 1996 from $26.5 million at December 31, 1995. The decrease was due primarily to federal funds being utilized to fund loan production. Investment securities, including those available for sale, increased $12.7 million, or 31.0%, to $53.8 million at December 31, 1996, from $41.1 million at December 31, 1995. The increase was due primarily to purchases of investment securities of $52.7 million, partially offset by sales, calls, and maturities of investment securities of $39.8 million. FHLB-NY stock increased $1.2 million, or 18.4%, to $7.4 million December 31, 1996, due to an additional purchase of stock as required by FHLB-NY. Loans receivable, net increased $51.9 million, or 11.3%, to $509.6 million at December 31, 1996 from $457.8 million at December 31, 1995. The Bank originated $124.1 million in loans during 1996, compared to $95.7 million for 1995. The Bank also purchased $10.1 million of first mortgage loans secured by 1-4 family properties in New Jersey from third-party correspondents during 1996, compared with $5.2 million during 1995. The Bank will continue to originate residential and commercial mortgage loans through its retail outlets, in-house originators, brokers and third-party correspondents. The Bank will also continue to warehouse and sell its 30-year fixed-rate conforming mortgage loans. The Bank provided $550,000 for possible loan losses during 1996, compared to $310,000 for 1995. Although non-performing loans decreased to $4.8 million at December 31, 1996, from $6.0 million at December 31, 1995, the Bank's loan portfolio growth warranted an increase in the provision. Real estate owned ("REO") decreased $1.6 million to $1.5 million at December 31, 1996, from $3.1 million at December 31, 1996. The Bank acquired $2.5 million in properties, provided $105,000 for possible losses on REO, while selling $4.2 million during 1996. The Bank continues to liquidate REO properties as expeditiously as possible. MBS, including those available for sale, totaled $373.2 million at December 31, 1996, compared to $377.5 million at December 31, 1995. The available for sale portfolio increased $31.5 million, while the held to maturity portfolio decreased $35.8 million, as the Bank continued to more actively manage its MBS portfolio. Premises and equipment, net increased $1.0 million, or 10.8%, to $10.4 million at December 31, 1996, as the Bank was renovating its new corporate headquarters. Excess of cost over fair value of net assets acquired decreased $1.3 million, or 11.0%, to $11.0 million at December 31, 1996, from $12.3 million at December 31, 1995, as the Bank recognized an impairment writedown totaling $334,000 on deposits acquired from the RTC in 1991, along with normal amortization of core deposit premiums.

     LIABILITIES. Deposits decreased $11.7 million, or 1.5%, to $794.6 million at December 31, 1996, from $806.3 million at December 31, 1995. The decrease was primarily due to a reduction in the dependence on higher rate certificates of deposits, accompanied by the outflow of funds into other investment vehicles, specifically mutual funds and the equity markets. Borrowed funds, which consist of FHLB-NY advances and repurchase agreements, increased $49.2 million, or 127.1%, to $88.0 million at December 31, 1996, from $39.0 million at December 31, 1995. The Bank repaid $37.2 million in borrowings, while proceeds on new borrowings totaled $86.4 million during 1996. Due to the decline in deposits, funding for continued loan production was attained through borrowings. ESOP debt decreased $100,000 to $646,000 at December 31, 1996, as a result of principal payments during 1996. Advances by borrowers for taxes and insurance increased $787,000, or 20.6%, to $4.6 million at December 31, 1996, as a direct correlation with the growth of the loan portfolio. Other liabilities increased $765,000, or 13.5%, to $6.4 million at December 31, 1996, from $5.7 million at December 31, 1995, primarily as a result of an increase in accrued liabilities.

     STOCKHOLDERS' EQUITY. Stockholders' equity increased $3.2 million, or 3.5%, to $92.9 million at December 31, 1996, from $89.7 million at December 31, 1995. The increase was primarily attributable to earnings for the year ended December 31, 1996, of $4.7 million, offset by cash dividends of $1.2 million, the acquisition of shares for the Recognition and Retention Plan ("RRP") totaling $310,000, and a net change in unrealized loss on securities available for sale of $168,000. Proceeds from stock options exercised during 1996 totaled $32,000.

     The OTS requires that the Bank meet minimum tangible, core, and risk-based capital requirements. At December 31, 1996, the Bank exceeded all regulatory capital requirements.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

     RESULTS OF OPERATIONS. Net income for the nine months ended September 30, 1997 was $6.8 million, or $.84 per share, compared with $2.4 million, or $.29 per share, for the corresponding 1996 period. The earnings for 1997 were affected by an impairment writedown of the core deposit intangible recognized as of September 30, 1997. An after tax charge of $867,000 was incurred due to this writedown. Net income for the nine months ended September 30, 1997, excluding this charge, was $7.6 million, or $.95 per share. The 1996 period was affected by non-recurring charges incurred due to the special assessment to recapitalize the SAIF and also due to benefits payable as a result of the passing of the Bank's long-time President.

Earnings for the 1996 period would have been $6.6 million, or $.82 per share, without these non-recurring charges.

     INTEREST INCOME. Interest income increased by $4.1 million, or 8.2%, to $54.6 million for the nine months ended September 30, 1997, compared to $50.5 million for the same period in 1996. Interest on loans increased $3.7 million, or 13.1%, to $32.2 million for the nine months ended September 30, 1997, from $28.5 million for the same period in 1996. The increase was due primarily to an increase in the average size of the loan portfolio to $540.8 million for the nine month period ended September 30, 1997, from $480.6 million for the same period in 1996. Interest on mortgage-backed securities held to maturity decreased $2.1 million, or 14.2%, to $12.6 million for the nine months ended September 30, 1997, compared to $14.7 million for the same period in 1996. The decrease was due to the decreased average balance of the mortgage-backed securities held to maturity portfolio for the nine months of 1997 to $243.3 million, from $289.1 million for the same period in 1996, partially offset by an increase in the yield on the portfolio to 6.90% for 1997 from 6.77% for 1996. The decrease in mortgage-backed securities held to maturity balances was due primarily to principal repayments on existing mortgage-backed securities held to maturity being utilized to fund loan production. The majority of mortgage-backed securities purchased over the period were classified as available for sale. Interest and dividends on investment securities increased $41,000, or 1.4% for the nine months ended September 30, 1997. Interest on investments and mortgage-backed securities available for sale increased $2.5 million, or 56.0%, to $6.8 million for the nine months ended September 30, 1997, as compared to $4.4 million for the same period in 1996. The increase was due to an increase in the average balance of the available for sale portfolio to $144.5 million for the nine months ended September 30, 1997, from $95.7 million for the same period of 1996 along with an increase in the yield on the portfolio to 6.30% for 1997 from 6.10% in 1996.

     INTEREST EXPENSE. Interest expense increased $2.9 million, or 10.7%, to $30.6 million for the nine months ended September 30, 1997, compared to $27.6 million for the same period in 1996. Interest expense on deposits decreased $47,000, or 0.2%, to $25.5 million for the nine month period ended September 30, 1997. Interest expense on borrowed funds increased $3.0 million, or 140.6%, to $5.1 million for the nine months ended September 30, 1997, compared to $2.1 million for the same period in 1996. The increase was due primarily to the growth in the average balance of borrowings, which was $111.0 million for the nine months ended September 30, 1997, as compared to $47.0 million for the comparable 1996 period. This increase was attributable to management's strategy to fund the purchase of investment and mortgage-backed securities through the use of borrowed funds, where accretive to earnings. The interest expense on borrowings was also affected by an increase in the average cost of borrowings to 6.16% for the nine months ended September 30, 1997, from 6.05% for the comparable 1996 period.

     NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses increased $1.2 million, or 5.2%, to $24.0 million for the nine months ended September 30, 1997, compared to $22.9 million for the same period in 1996. The increase was due to the changes in interest income and interest expense described above.

     PROVISION FOR LOAN LOSSES. The provision for loan losses increased $525,000, or 140.0%, to $900,000 for the nine months ended September 30, 1997, compared to $375,000 for the same period in 1996. The increase in the provision is primarily due to the increase in the loan portfolio. Net loans increased $68.6 million between September 30, 1997 and September 30, 1996. The provision was based upon management's review and evaluation of the loan portfolio, level of delinquencies, general market and economic conditions, and asset classification review. In management's opinion, the allowance for loan losses, totaling $6.0 million, is adequate to cover losses inherent in the portfolio. Although management considers the allowance for loan losses to be adequate, additional problems could develop and lead to additional loan loss provisions and asset write-downs.

     OTHER OPERATING INCOME. Other operating income increased $804,000, or 58.2%, to $2.2 million for the nine months ended September 30, 1997, compared to $1.4 million for the same period in 1996. Fees and service charges increased $101,000, or 8.9%, to $1.2 million for the nine months ended September 30, 1997, from $1.1 million for the same period in 1996. This increase was due to a higher number of demand deposit accounts along with higher service fees. The overall increase in other operating income was due primarily to an increase of $454,000 in gains on sales of loans and securities available for sale, to $593,000 for the nine months ended September 30, 1997, from $139,000 for the comparable 1996 period. The increase was due primarily to net gains of $545,000 recognized in the third quarter of 1997 and such gains were principally attributable to sales of mortgage-backed securities available for sale. The "Other, net" category of Other operating income increased $249,000, or 241.7%, to $352,000 for the nine months ended September 30, 1997, from $103,000 for the same period in 1996. The changes in that category are primarily due to reduced expense of $131,000 associated with REO operations and increased income of $121,000 realized by the Bank's wholly owned subsidiary, FSB Financial Corp. FSB Financial Corp. markets annuities and other financial products to customers of the Bank and receives commissions on sales.

     OPERATING EXPENSES. Operating expenses decreased $5.5 million, or 27.5%, to $14.6 million for the nine months ended September 30, 1997, from $20.1 million for the same period in 1996. The decrease was primarily due to the SAIF assessment and employee benefit costs. Compensation and employee benefits decreased $614,000, or 7.7%, to $7.3 million for the nine months ended September 30, 1997, compared to $8.0 million for the same period in 1996. The 1996 period included a non-recurring charge for benefits payable as a result of the passing of the Bank's long-time Chairman and President. Equipment expense increased $341,000, or 44.8%, to $1.1 million for the nine months ended September 30, 1997, from $762,000 million for the same period in 1996. The increase was due to the write off of certain equipment determined to be obsolete and increased depreciation expense incurred due to an upgrade of the Bank's computer equipment. The Bank incurred reduced FDIC insurance premiums in 1997. On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a one-time special assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. The Bank's special assessment of $5.2 million was reflected as an expense in the 1996 period. As a result of the Funds Act, the FDIC substantially lowered the SAIF insurance assessments on SAIF member institutions. The Bank's assessment rate has now been reduced to 6.4 basis points from 23 basis points and the corresponding FDIC expense decreased $1.1 million, or 80%, to $285,000 for the nine months ended September 30, 1997, from $1.4 million for the comparable 1996 period. Amortization of intangibles increased $794,000, or 69.8%, to $1.9 million for the nine months ended September 30, 1997, from $1.1 million for the same period in 1996. An impairment writedown of the core deposit intangible totaling $1.3 million was recognized as of September 30, 1997, regarding deposits acquired from the RTC in 1995.

     INCOME TAX EXPENSE. Income tax expense totaled $4.0 million for the nine months ended September 30, 1997, compared to $1.4 million for the comparable 1996 period, which represented an increase of $2.6 million, or 190.0%. The increase was due primarily to an increase in taxable income. Taxable income was affected in the 1996 period by several non-recurring charges.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     RESULTS OF OPERATIONS. Net income for the year ended December 31, 1996, totaled $4.7 million, a 43.4% decrease from the $8.3 million earned in 1995. The decrease was primarily attributable to non-recurring charges for the special assessment to recapitalize the SAIF and the expenses resulting from the sudden passing of the Bank's long-time President.

     INTEREST INCOME. Interest income for the year ended December 31, 1996, totaled $68.0 million, an increase of $3.5 million, or 5.4%, from $64.6 million for the year ended December 31, 1995. The increase was due primarily to an increase in the average balance of interest-earning assets to $931.2 million for 1996, from $897.8 million for 1995. Interest income on loans increased $3.4 million, or 9.5%, to $38.6 million for the year ended December 31, 1996, compared to $35.2 million for 1995. The increase was due primarily to the increase in the average balance of the loan portfolio to $487.6 million for the year ended December 31, 1996, from $457.8 million for 1995. Interest on mortgage-backed securities held to maturity decreased $3.0 million, or 13.5%, to $19.1 million for the year ended December 31, 1996, from $22.1 million for 1995. The decrease is primarily due to a reduction in the average size of the mortgage-backed securities held to maturity portfolio to $282.0 million for the year ended December 31, 1996, from $332.2 million for 1995, as the cash flows from mortgage-backed securities held to maturity were used to provide funding for loan production and the purchase of investment securities and mortgage-backed securities available for sale. Interest on investment securities decreased $577,000, or 12.4%, to $4.1 million for the year ended December 31, 1996, from $4.7 million for 1995. The decrease was primarily due to a reduction in the average size of the investment securities portfolio to $36.8 million for the year ended December 31, 1996, from $44.3 million in 1995, offset slightly by an increase in the average yield on the investment portfolio to 7.45% for 1996, from 7.15% for 1995. Interest on investment securities and mortgage-backed securities available for sale increased $3.7 million, or 146.4%, to $6.2 million for the year ended December 31, 1996, from $2.5 million for 1995. The increase was primarily due to the increased average size of the available for sale portfolio to $101.2 million for 1996, from $42.4 million for 1995, accompanied by an increase in the average yield to 6.13% for 1996, from 5.93% for 1995. The increased average size was due to the reclassification from held to maturity to available for sale of $77.5 million in investment and mortgage-backed securities in December 1995, (see Note 1, "Summary of Significant Accounting Policies" in the consolidated financial statements) accompanied by the Bank's positioning more securities in the available for sale category to manage the portfolio more effectively.

     INTEREST EXPENSE. Total interest expense increased $1.6 million, or 4.4%, to $37.3 million for the year ended December 31, 1996, compared to $35.7 million for 1995. Interest expense on deposits increased $237,000, or 0.7%, to $33.9 million for the year ended December 31, 1996. Interest expense on borrowed funds increased $1.3 million, or 65.6%, to $3.4 million for the year ended December 31, 1996, from $2.0 million for 1995. The increase was due primarily to an increase in the average balance of FHLB-NY advances and other borrowings to $55.2 million for 1996, from $33.6 million for 1995, accompanied by a slight increase in the average rate paid on borrowings to 6.10% for 1996, from 6.06% for 1995. The Bank continued to utilize borrowings for funding of loan production and investment securities purchases.

     NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income increased $1.9 million, or 6.6%, totaling $30.8 million for the year ended December 31, 1996, compared to $28.9 million for 1995. The average interest rate spread for the year ended December 31, 1996, was 2.88%, compared to 2.77% for 1995. The average yield on interest-earning assets increased 12 basis points, while average interest expense increased only 1 basis point from 1995 to 1996.

     PROVISION FOR LOAN LOSSES. The Bank provided $550,000 for possible loan losses in 1996, as compared to $310,000 in 1995. The provision was based upon management's review and evaluation of the loan portfolio, level of delinquencies, general market and economic conditions, and asset classification review. The related allowance for loan losses totaled $5.3 million, and was 112.8% of nonaccrual loans at December 31, 1996. This compares to a $5.2 million allowance for loan losses at December 31, 1995, which was 89.9% of nonaccrual loans. Substantially all of the nonaccrual loans are secured by first mortgage liens on single-family residential properties. Non-performing loans decreased $1.2 million, or 20.3%, to $4.8 million at December 31, 1996, compared to $6.0 million at December 31, 1995.

     OTHER OPERATING INCOME. Other operating income, consisting primarily of deposit product fees, loan servicing fees, gains and losses on loans and securities sold, and real estate owned operating income and expenses, totaled $2.0 million for the year ended December 31, 1996, compared to $2.2 million for 1995, which represented a decrease of $176,000, or 8.1%. Net gains on sales of loans and securities available for sale totaled $236,000 for the year ended December 31, 1996, from $751,000 for 1995. Although volume of sales increased during 1996, the Bank continued to minimize its exposure to rising rates by limiting the duration of the available for sale portfolio, in order to provide a consistent funding source for continued loan production. Other income, consisting primarily of income from the Bank's operating subsidiaries, FSB Financial Corp. and 1000 Woodbridge Center Drive, Inc., gains and losses on sales of REO, rental income, and REO expenses, totaled $202,000 for the year ended December 31, 1996, compared to a net expense of $184,000 for the year ended December 31, 1995, representing an increase of $386,000, or 209.8%. The increase was due to decreased REO expenses and provisions for possible losses on REO, increased income from operating subsidiaries, and increased profits on the sale of REO.

     OPERATING EXPENSE. Operating expenses increased $6.9 million, or 38.5%, to $24.7 million for the year ended December 31, 1996, from $17.8 million in 1995. There were several non-recurring expenses during 1996. Compensation and employee benefit expense increased $1.8 million, or 20.5%, to $10.3 million for the year ended December 31, 1996, from $8.5 million for 1995. The increase was primarily due to a non-recurring charge for benefits payable as a result of the passing of the Bank's President, accompanied by increased salary and benefit costs. Occupancy expense decreased $8,000 to $2.0 million for the year ended December 31, 1996. The decrease was due primarily to the closing of a branch of the Bank in November 1996. Equipment expense decreased $153,000, or 12.9%, to $1.0 million for the year ended December 31, 1996. Advertising expense decreased $118,000, or 21.0%, to $445,000 for the year ended December 31, 1996, from $563,000 for 1995. The decrease was due primarily to reduced generic marketing as loan production was attained without additional marketing efforts. Federal deposit insurance premiums increased $159,000, or 9.3%, to $1.9 million for the year ended December 31, 1996, from $1.7 million for 1995. The increase was due primarily to an increase in the average level of insurance-assessable deposits to $813.3 million for 1996, from $796.1 million for 1995. The Funds Act, which was signed into law on September 30, 1996, imposed a one-time special assessment of $5.2 million on the Bank to recapitalize the SAIF (see Note 15, "Special SAIF Assessment" in the consolidated financial statements). Amortization of intangibles increased $283,000, or 26.5%, to $1.3 million for the year ended December 31, 1996, from $1.1 million for 1995. The increase was due primarily an impairment writedown of the core deposit intangible totaling $334,000 regarding deposits acquired from the RTC in 1991. General and administrative expenses decreased $264,000, or 9.7%, to $2.5 million for the year ended December 31, 1996, from $2.7 million for 1995. The decrease was due primarily to lower outside service bureau expenses.

     INCOME TAX EXPENSE. Income tax expense totaled $2.8 million for the year ended December 31, 1996, compared to $4.6 million for 1995, which represented a decrease of $1.8 million, or 39.1%. The decrease was due primarily to a reduction in taxable income due to the special SAIF assessment and one-time charges resulting from the passing of the Bank's President in 1996.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

     RESULTS OF OPERATIONS. Net income for the year ended December 31, 1995, totaled $8.3 million, unchanged from the $8.3 million earned in 1994. The Bank's earnings were primarily achieved by an increase in net interest income and other operating income, offset by higher operating expenses due primarily to the expenses relating to the acquisition of branches from the RTC, partially reduced by lower income tax expense.

     INTEREST INCOME. Interest income for the year ended December 31, 1995, totaled $64.6 million, an increase of $11.7 million, or 22.1%, from $52.9 million for 1994. The increase was primarily due to an increase in the average balance of interest-earning assets to $897.8 million for 1995, from $774.8 million for 1994, combined with an increase in the average yield on interest-earning assets to 7.19% for the year ended December 31, 1995, from 6.83% for 1994. Interest income on loans increased $3.1 million, or 9.7%, to $35.2 million for the year ended December 31, 1995, compared to $32.1 million for 1994. The increase was due primarily to an increase in the average balance of the loan portfolio to $457.8 million in 1995, from $413.3 million in 1994. Interest on mortgage-backed securities held to maturity increased $7.0 million, or 46.4%, to $22.1 million for the year ended December 31, 1995, compared to $15.1 million for 1994. The increase is due primarily to an increase in the average size of the mortgage-backed securities held to maturity portfolio to $332.2 million in 1995, from $267.3 million for 1994, as the proceeds of the branch acquisitions were used to purchase mortgage-backed securities held to maturity, accompanied by the increase in the average yield earned on mortgage-backed securities held to maturity to 6.67% during 1995 from 5.66% during 1994 as a result of upward adjustments on adjustable-rate mortgage-backed securities. Interest on investment securities increased $2.5 million, or 113.6%, to $4.7 million for the year ended December 31, 1995, as compared to $2.2 million for 1994. The increase was due primarily to the increase in the average balance of the investment securities portfolio with cash flow provided from the branch acquisition during 1995, accompanied by an increase in the average yield to 7.15% for 1995 from 5.65% for 1994, as a result of purchases of investment securities in the first half of 1995 when rates were higher. Interest on investments, mortgage-backed securities and loans available for sale totaled $2.5 million for the year ended December 31, 1995, as compared to $3.5 million for 1994, which represents a decrease of $1.0 million, or 28.6%. The decrease was due primarily to the average yield on the available for sale portfolio decreasing to 5.93% for the year ended December 31, 1995, from 6.26% for 1994, and a corresponding decrease in the average balance of the available for sale portfolio during 1995. On December 15, 1995, the Bank reassessed its classifications of all of its securities in accordance with the SFAS 115 (see Note 1, "Summary of Significant Accounting Policies" in the consolidated financial statements). The Bank classified an additional $77.5 million in investment and mortgage-backed securities from held to maturity to available for sale.

     INTEREST EXPENSE. Total interest expense increased $10.6 million, or 42.2%, to $35.7 million for the year ended December 31, 1995, as compared to $25.1 million for 1994. The increase in interest expense on deposits to $33.7 million for the year ended December 31, 1995, from $23.7 million for 1994, was mainly attributable to an increase in the average deposit balance outstanding to $773.8 million for 1995, from $673.5 million for 1994, accompanied by higher interest rates paid on deposits, causing average interest cost to increase to 4.35% for 1995, from 3.52% for 1994. General market interest rates began a trend upward in 1994 and continued increasing through June, 1995. Interest rates trended downward, which enabled the Bank to reprice certificates of deposits accordingly. Interest expense on borrowed funds increased $596,000, or 41.4%, during 1995, and was due to increased borrowings accompanied by higher interest rates paid on borrowings. The average cost of borrowed funds increased to 6.06% for 1995, from 4.82% for 1994.

     NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income increased slightly during 1995, totaling $28.9 million for the year ended December 31, 1995, as compared to $27.8 for 1994, a $1.1 million, or 4.0% increase. The average interest rate spread for the year ended December 31, 1995, was 2.77%, compared to 3.26% for 1994. The spread compression was due to the upward repricing of certificates of deposit during 1995 outpacing the repricing of adjustable rate assets, which are subject to interest rate caps and margins. The average yield on interest-earning assets increased 36 basis points, but the average interest expense increased 85 basis points from 1994 to 1995.

     PROVISION FOR LOAN LOSSES. The Bank provided $310,000 for possible loan losses in 1995, as compared to $300,000 in 1994. The provision was based upon management's review and evaluation of the loan portfolio, level of delinquencies, general market and economic conditions, and asset classification review. The related allowance for loan losses totaled $5.2 million, and was 89.9% of nonaccrual loans at December 31, 1995. This compares to a $5.7 million allowance for loan losses at December 31, 1994, which was 65.3% of nonaccrual loans. Substantially all of the nonaccrual loans are secured by first mortgage liens on single-family residential properties. Non-performing loans decreased $3.0 million, or 50.0%, to $6.0 million at December 31, 1995, compared to $9.0 million at December 31, 1994.

     OTHER OPERATING INCOME. Other operating income, totaled $2.2 million for the year ended December 31, 1995, as compared to $1.7 million for 1994, which represented an increase of $500,000, or 29.4%. The increase was due primarily to net gains on sales of loans and securities sold to $751,000 for the year ended December 31, 1995, increased from $40,000 for 1994, as some of the securities purchased with the proceeds from both the branch acquisitions and the Secondary Offering were placed in the available for sale portfolio and subsequently sold. Also included in the net gains on sales of securities available for sale was the sale of securities which were transferred in accordance with the reassessment of the securities portfolio as allowed by the SFAS 115 (see Note 1, "Summary of Significant Accounting Policies" in the consolidated financial statements). Other income totaled a net expense of $184,000 for the year ended December 31, 1995, as compared to income of $107,000 for 1994. This decrease was due primarily to increased REO expenses and provisions for possible losses on REO.

     OPERATING EXPENSES. Operating expenses increased $1.8 million, or 11.3%, to $17.8 million for the year ended December 31, 1995, as compared to $16.0 million for 1994. The increase was due primarily to increased costs due to the branch acquisitions during 1995. Compensation and employee benefits increased $342,000, or 4.2%, to $8.5 million for the year ended December 31, 1995, as compared to $8.2 million for 1994. Occupancy expenses increased $181,000, or 9.5%, to $2.1 million for the year ended December 31, 1995, compared to $1.9 million for 1994, due to new branch location costs. Advertising expense increased $137,000, or 32.2% to $563,000 for 1995, compared to $426,000 for 1994, due to increased advertising to maintain loan volume. Federal deposit insurance premiums increased $132,000, or 8.3%, to $1.7 million for 1995, compared to $1.6 million for 1994, due primarily to the increase in the deposit base as a result of the acquisition from the RTC. Amortization of intangibles totaled $1.1 million for the year ended December 31, 1995, as compared to $223,000 for 1994, as a result of the $12.6 million premium paid on the deposits acquired from the RTC during 1995. General and administrative expenses increased $276,000, or 11.0%, to $2.7 million for the year ended December 31, 1995. The increase was due primarily to certain one-time costs related to the conversion of the deposit data from the acquired branches to the Bank's data processing system, and increased expenses in operating subsidiaries.

     INCOME TAX EXPENSE. Income tax expense totaled $4.6 million for the year ended December 31, 1995, compared to $4.9 million for 1994, which represented a decrease of $300,000, or 6.1%. The decrease was due primarily to a reduction in taxable income because of allowable deductions for increases in specific loan and REO reserves and charge-offs.

LIQUIDITY AND CAPITAL RESOURCES

     The Bank's liquidity is a measure of its ability to generate sufficient cash flows to meet all of its current and future financial obligations and commitments. The Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities; sales of loans, mortgage-backed securities and investments available for sale; maturities of investment securities and short-term investments; and, to an increasing extent, advances from the FHLB-NY, reverse repurchase agreements and other borrowed funds. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit cash flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     The primary investing activity of the Bank is the origination of one- to four-family mortgage loans. During the nine months ended September 30, 1997 and 1996, and years ended December 31, 1996, 1995, and 1994, the originated mortgage loans in the amounts of $104.6 million, $100.9 million, $127.1 million, $98.5 million and $81.8 million, respectively. The Bank originated other loans totaling $3.4 million, $2.3 million, $3.8 million, $3.8 million and $2.3 million for the nine months ended September 30, 1997 and 1996, and years ended December 31, 1996, 1995, and 1994, respectively. The Bank also purchased loans and mortgage-backed and investment securities to reduce excess liquidity not otherwise used for lending activities. Purchases of mortgage loans totaled $4.7 million and $4.6 million for the nine months ended September 30, 1997 and 1996, respectively, and $10.1 million and $5.2 million for the years ended December 31, 1996 and 1995, respectively. There were no mortgage loans purchased in 1994. Purchases of mortgage-backed securities, including those available for sale, totaled $160.7 million, $141.4 million, $191.3 million, $215.3 million and $146.6 million for the nine months ended September 30, 1997 and 1996, and years ended December 31, 1996, 1995, and 1994, respectively. Purchases of investment securities, including those available for sale, totaled $27.0 million, $44.8 million, $52.7 million, $48.0 million and $37.7 million for the nine months ended September 30, 1997 and 1996, and years ended December 31, 1996, 1995, and 1994, respectively. Other investing activities include investment in FHLB-NY stock and federal funds. The investing activities were funded primarily from principal repayments on loans and mortgage-backed securities of $117.3 million, $139.2 million, $178.6 million, $119.8 million and $149.4 million for the nine months ended September 30, 1997 and 1996, and years ended December 31, 1996, 1995, and 1994, respectively. Additionally, proceeds from sales of loans, mortgage-backed securities and investment securities totaling $128.0 million, $90.2 million, $124.2 million, $114.8 million and $89.1 million for the nine months ended September 30, 1997 and 1996, and years ended December 31, 1996, 1995, and 1994, and, to a lesser extent, called or maturing investment securities totaling $14.0 million, $13.0 million, $19.0 million, $19.0 million and $11.0 million for the nine months ended September 30, 1997 and 1996, and years ended December 31, 1996, 1995, and 1994, respectively, provided additional liquidity.

     The Bank has several other sources of liquidity, including FHLB-NY advances, which, at September 30, 1997, totaled $33.0 million, of which $15.0 million were due within the following twelve months. If necessary, the Bank has additional borrowing capacity with the FHLB-NY, including an available overnight line of credit of up to $48.9 million. The Bank also has other borrowings that provided additional liquidity, totaling $90.9 million at September 30, 1997, $25.9 million of which is due in 1998. Other sources of liquidity are investment and mortgage-backed securities available for sale, totaling $140.4 million at September 30, 1997.

     The Bank, in the normal course of conducting business, extends credit to meet the financing needs of its customers through commitments and letters of credit. At September 30, 1997, the Bank had commitments to originate and purchase mortgage loans of $25.8 million and to purchase mortgage-backed and investment securities of $16.9 million. At that date, there were also commitments under unfunded credit lines totaling $43.0 million and standby letters of credit totaling $2.1 million. Certificates of deposit that are scheduled to mature in one year or less totaled $348.3 million at September 30, 1997. Based on historical experience, management estimates that a significant portion of such deposits will remain with the Bank. The Bank anticipates that it will have sufficient funds available to meet its current commitments.

     The Bank is required to maintain an average daily balance of liquid assets as defined by OTS regulations. This ratio is based upon a percentage of deposits and short-term borrowings. The required minimum ratio has been reduced to 4.00%, from 5.00% at September 30, 1997. The Bank's liquidity ratio at September 30, 1997, was 8.17%. The Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid, short-term investments. The level of these assets is dependent upon the Bank's operating, financing, and investing activities during any given period. As of September 30, 1997, cash and investments qualifying for liquidity purposes totaled $80.0 million.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements of the Bank and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than does the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. These standards are based on a consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 is effective for transfers that occur after December 31, 1996 and will be applied prospectively except for certain provisions that were deferred until January 1, 1998, by Statement 127 "Deferral of the Effective Date of Certain Provisions of FASB No. 125" issued in December 1996. The adoption of SFAS 125 did not have a material effect on the Bank's financial position or results of operations.

     Deferral of the Effective Date of Certain Provisions of FASB Statement No.
125. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS 127"), an amendment of SFAS 125. SFAS 127 defers for one year the effective date of portions of SFAS 125 that address secured borrowings and collateral for all transactions. Additionally, SFAS 127 defers for one year the effective date of transfers of financial assets that are part of repurchase agreements, securities lending and similar transactions. The adoption of SFAS 127 is not expected to have a material effect on the Bank's financial position or results of operations.

     Earnings Per Share. In February 1997, the FASB issued Statement 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 supersedes APB Opinion No. 15, "Earnings Per Share" and specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. SFAS 128 replaces Primary EPS and Fully Diluted EPS with Basic EPS and Diluted EPS, respectively. SFAS 128 requires dual presentation of Basic and Diluted EPS on the face of the income statement for entities with complex capital structures and a reconciliation of information utilized to calculate Basic EPS to that used to calculate Fully Diluted EPS.

SFAS 128 is effective for financial statement periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior EPS are required to be restated to conform with SFAS 128. If the Bank had adopted SFAS 128, Basic EPS would have been $0.85 and $0.30 for the nine months ended September 30, 1997 and 1996 and $0.60, $1.06 and $1.05 for the years ended December 31, 1996, 1995 and 1994, respectively. Diluted EPS would have been the same as earnings per share reported.

     Reporting Comprehensive Income. In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Under SFAS 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale. SFAS 130 is effective for interim periods and annual periods beginning after December 15, 1997. Comparative financial statements for earlier periods are required to be reclassified to reflect application of the provisions of SFAS 130. The Bank has not determined the impact, if any, SFAS 130 will have on the Bank's financial statement presentation.

     Disclosures About Segments of an Enterprise and Related Information. In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected financial information about operating segments in interim financial reports to shareholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Bank has not yet determined the impact, if any, SFAS 131 will have on the Bank's financial statement presentation.

                             BUSINESS OF THE BANK

GENERAL

     The Bank's principal business has been, and continues to be, attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, real estate construction loans, commercial real estate loans, home equity loans and lines of credit and multi-family residential mortgage loans. The Bank maintains a significant portfolio of mortgage-backed securities and also invests in U.S. Government, federal agency and corporate debt securities and other marketable securities. The Bank's revenues are derived principally from interest on its mortgage loan and mortgage-backed securities portfolios, and interest and dividends on its investment securities. The Bank's total loan portfolio amounted to $573.0 million at September 30, 1997. One- to four-family residential loans accounted for 81.8% of total loans, while home equity loans and lines of credit were 7.3% of total loans. Real estate construction, commercial real estate and multi-family residential mortgage loans represented in the aggregate 9.8% of total loans. The Bank also offers a variety of consumer loans. In addition, the Bank had investments in mortgage-backed securities totalling $350.5 million, or 33.6% of total assets at September 30, 1997.

MARKET AREA AND COMPETITION

     The Bank has 17 branch offices in central New Jersey, 13 of which are located in Middlesex County, three in Monmouth county and one in Union County. The Bank's deposit gathering base is concentrated in the communities surrounding its offices. The majority of the Bank's loan originations are derived from north and central New Jersey, which is a part of the New York City metropolitan area and which has historically benefitted from having a large number of corporate headquarters and a concentration of financial services-related industries. The area also has a well-educated employment base and a large number of industrial, service and high-technology businesses. In the late 1980's and early 1990's, however, due in part to the effects of a prolonged decline in the national and regional economy, layoffs in the financial services industry and corporate relocations, the New York/New Jersey metropolitan area experienced reduced levels of employment. These events, in conjunction with a surplus of available commercial and residential properties, resulted in an overall decline during this period in the underlying values of properties located in New Jersey. However, New Jersey's real estate market has stabilized in recent years. Whether such stabilization will continue is dependent, in large part, upon the general economic health of the United States and other factors beyond the Bank's control and, therefore, cannot be estimated.

     The Bank faces significant competition both in making loans and in attracting deposits. The State of New Jersey has a high density of financial institutions, many of which are branches of significantly larger institutions which have greater financial resources than the Bank, all of which are competitors of the Bank to varying degrees. The Bank's competition for loans comes principally from commercial banks, savings banks, savings and loan associations, credit unions, mortgage banking companies and insurance companies. Its most direct competition for deposits has historically come from commercial banks, savings banks savings and loan associations and credit unions. The Bank faces additional competition for deposits from short-term money market funds, other corporate and government securities funds and from other financial institutions such as brokerage firms and insurance companies.

LENDING ACTIVITIES

     Loan and Mortgage-Backed Securities Portfolio Compositions. The Bank's loan portfolio consists primarily of conventional first mortgage loans secured by one-to four-family residences and, to a lesser extent, multi-family residences and commercial real estate. At September 30, 1997, the Bank's loan portfolio totalled $573.0 million, of which $468.8 million, or 81.8% were one- to four-family residential mortgage loans. At that date, the Bank's loan portfolio also included $41.9 million of home equity loans and lines of credit generally secured by second liens on one- to four-family residential property, $18.3 million of construction loans, $31.6 million of commercial real estate loans, and $6.2 million of multi-family residential mortgage loans, which represented 7.3%, 3.2%, 5.5% and 1.1%, respectively, of total loans receivable. Of the mortgage loan portfolio outstanding at that date, 36.0% were fixed-rate loans and 64.0% were ARM loans. Other loans held by the Bank, which consist of loans on deposit accounts, commercial business, personal, automobile and credit card loans, totalled $6.2 million, or 1.1% of total loans outstanding at September 30, 1997. The Bank does not anticipate maintaining a credit card portfolio in the foreseeable future.

     The majority of the loans originated by the Bank are held for investment. However, the Bank sells 30 year, fixed-rate, conforming loans to the Federal Home Loan Mortgage Corporation ("Freddie Mac") and institutional investors from time to time, and retains servicing rights. All loans are sold without recourse. At September 30, 1997, the Bank's servicing portfolio was $94.5 million.

     The Bank also invests in mortgage-backed securities and other mortgage-backed products such as collateralized mortgage obligations ("CMOs"). At September 30, 1997, mortgage-backed securities aggregated $350.5 million, or 33.6% of total assets, of which 59.4% were secured by ARM loans. The majority of the Bank's mortgage-backed securities are insured or guaranteed by Freddie Mac, the Government National Mortgage Association ("GNMA"), or Fannie Mae ("FNMA"). CMOs totalled $61.7 million, or 17.7% of the Bank's total mortgage-backed securities portfolio at September 30, 1997, the majority of which were backed or guaranteed by federal agencies. At September 30, 1997, the Bank had $228.2 million in mortgage-backed securities held for investment, $4.1 million of which had contractual maturities of less than one year. The actual maturity of a mortgage-backed security varies, depending on when the underlying mortgages are repaid or prepaid. Prepayments of the underlying mortgages may shorten the life of the investment, thereby affecting its yield to maturity and the related market value of the mortgage-backed security. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgages, the coupon rates, the age of the mortgages, the geographical location of the underlying real estate collateralizing the mortgages, levels of market interest rates, and general economic conditions. As part of the Bank's asset/liability management strategy and for increased liquidity, the Bank holds a portion of its mortgage-backed securities portfolio available for sale. At September 30, 1997, mortgage-backed securities available for sale had an amortized cost of $122.0 million and a market value of approximately $122.4 million.

     The following table sets forth the composition of the Bank's loan and mortgage-backed securities portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                                                              AT DECEMBER 31,
                                                                       ------------------------------------------------------------
                                            AT SEPTEMBER 30,
                                                 1997                         1996                    1995                 1994
                                          -----------------------      ---------------------    --------------------  --------------

                                                          PERCENT                   PERCENT                 PERCENT
                                          AMOUNT          OF TOTAL      AMOUNT      OF TOTAL    AMOUNT      OF TOTAL  AMOUNT
                                          ----------- ------------     ----------  ----------   ----------  --------- ---------
                                                                        (DOLLARS IN THOUSANDS)
Mortgage loans(1):
 One-to-four family.....................   $468,829        81.82%       $428,463     83.14%      $390,641    84.20%    $363,449
 Home equity loans......................     41,895         7.31          39,140      7.60         33,456     7.21       30,768
 Construction(2)........................     18,255         3.19          12,871      2.50          7,612     1.64        3,177
 Commercial real estate.................     31,569         5.51          21,209      4.11         17,322     3.73       13,370
 Multi-family...........................      6,225         1.09           7,876      1.53          9,675     2.09        7,779
 A.I.D.(3)..............................         --           --              --        --            165     0.04          178
                                           --------       ------        --------    ------       --------   ------     --------
       Total mortgage loans.............    566,773        98.92         509,559     98.88        458,871    98.91      418,721
Other loans.............................      6,208         1.08           5,772      1.12          5,055     1.09        4,027
                                           --------       ------        --------    ------       --------   ------     --------
       Total loans receivable...........    572,981       100.00%        515,331    100.00%       463,926   100.00%     422,748
                                                          ======                    ======                  ======
Less:
Net deferred loan fees..................       (198)                          95                      499                   953
  and premiums and discounts
Allowance for loan losses...............      5,982                        5,322                    5,247                 5,745
                                           --------                     --------                 --------              --------
  Total loans receivable, net...........   $567,197                     $509,914                 $458,180              $416,050
                                           ========                     ========                 ========              ========
Mortgage loans:
  ARM...................................   $362,631        63.98%       $309,600     60.76%      $275,109    59.95%    $242,499
  Fixed-rate............................    204,142        36.02         199,959     39.24        183,762    40.05      176,222
                                           --------       ------        --------    ------       --------   ------     --------
       Total mortgage loans.............   $566,773       100.00%       $509,559    100.00%      $458,871   100.00%    $418,721
                                           ========       ======        ========    ======       ========   ======     ========
Mortgage-backed securities(4):
 CMOs...................................   $ 61,670        17.73%       $ 40,095     10.81%      $ 65,399    17.41%    $ 81,009
 FHLMC..................................    199,984        57.50         248,525     67.00        259,994    69.22      198,377
 GNMA...................................     18,509         5.32          27,999      7.54         31,570     8.41       10,029
 FNMA...................................     67,623        19.45          54,339     14.65         18,644     4.96       18,573
                                           --------       ------        --------    ------       --------   ------     --------
Total mortgage-backed securities........    347,786       100.00%        370,958    100.00%       375,607   100.00%     307,988
                                            =======       =======                   =======                 =======
Net premiums and discounts..............      2,414                        2,094                   1,634                  1,153
Net unrealized gain (loss) on mortgage-
backed securities available for sale....        329                          128                     241                 (1,511)
                                           --------                     --------                --------                 --------
Net mortgage-backed securities..........   $350,529                     $373,180                $377,482                 $307,630
                                           ========                     ========                ========                 ========


                                          ------------------------------------------------------------------------------
                                                                               1993                      1992
                                                                    --------------------------  ------------------------
                                                     PERCENT                       PERCENT                   PERCENTAGE
                                                     OF TOTAL       AMOUNT         OF TOTAL     AMOUNT       OF TOTAL
                                                ----------------   -----------  -------------  ------------ ------------
Mortgage loans(1):
 One-to-four family.....................              85.98%        $366,914       86.56%       $370,280       87.30%
 Home equity loans......................               7.28           27,676        6.53          25,734        6.07
 Construction(2)........................               0.75            3,920        0.92           5,514        1.30
 Commercial real estate.................               3.16           12,559        2.96           8,585        2.02
 Multi-family...........................               1.84            7,335        1.73           7,436        1.75
 A.I.D.(3)..............................               0.04              191        0.05             202        0.05
                                                     ------         --------      ------        --------      ------
       Total mortgage loans.............              99.05          418,595       98.75         417,751      98.49
Other loans.............................               0.95            5,306        1.25           6,410       1.51
                                                     ------         --------      ------        --------     ------
       Total loans receivable...........             100.00%         423,901      100.00%        424,161     100.00%
                                                     ======                       ======                     ======

Less:
Net deferred loan fees
  and premiums and discounts............                               1,397                       2,375
Allowance for loan losses...............                               5,899                       5,751
                                                                    --------                    --------
  Total loans receivable, net...........                            $416,605                    $416,035
                                                                    ========                    ========
Mortgage loans:
  ARM...................................              57.91%        $240,424       57.44%       $256,248      61.34%
  Fixed-rate............................              42.09          178,171       42.56         161,503      38.66
                                                     ------         --------      ------        --------      ------
       Total mortgage loans.............             100.00%        $418,595      100.00%       $417,751      100.00%
                                                     ======         ========      ======        ========      ======
Mortgage-backed securities(4):
 CMOs...................................              26.30%        $ 74,523       27.64%       $ 51,397      19.89%
 FHLMC..................................              64.41          166,245       61.66         182,278      70.54
 GNMA...................................               3.26           13,578        5.04          18,664       7.22
 FNMA...................................               6.03           15,280        5.66           6,065       2.35
                                                     ------         --------      ------        --------     ------
Total mortgage-backed securities........             100.00%         269,626      100.00%        258,404     100.00%
                                                     ======                       ======                     ======
Net premiums and discounts..............                               2,238                       1,055
Net unrealized gain (loss) on mortgage-.                                 637                          --
backed securities available for sale....                            --------                    --------
Net mortgage-backed securities..........                            $272,501                    $259,459
                                                                    ========                    ========

_________________________________________
(1)  Includes $287,000, $424,000, $150,000, $1.6 million and $2.3 million in mortgage loans available for sale for 1996, 1995, 1994, 1993 and 1992, respectively.
(2) Net of loans in process of $26.2 million, $12.3 million, $3.8 million, $3.9 million, $6.3 million and $4.6 million at September 30, 1997, December 31, 1996, 1995, 1994, 1993 and 1992, respectively.
(3) Agency for International Development. Represented a participation interest in a $15.0 million aggregate loan to the Korea National Housing Corporation, a government-sponsored housing development project.
(4) Includes $122.4 million, $120.8 million, $89.3 million, $24.4 million, $28.3 million and $3.5 million in mortgage-backed securities available for sale at September 30, 1997 and December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

     The following table sets forth the Bank's loan originations and principal repayments for the periods indicated.

                                                                      FOR THE NINE MONTHS
                                                                      ENDED SEPTEMBER 30,         FOR THE YEARS ENDED DECEMBER 31,
                                                                   -------------------------  --------------------------------------
                                                                       1997       1996            1996         1995        1994
                                                                   ------------ ------------  ------------- ------------ -----------
                                                                                               (IN THOUSANDS)
Mortgage loans(1):
   At beginning of period......................................     $ 504,142     $453,125        $453,125    $412,023     $411,299
                                                                    ---------     --------        --------    --------     --------
       Mortgage loans originated:
       One- to four-family.....................................        76,212       78,523          99,956      75,505       64,976
       Home equity loans.......................................        11,253       12,649          15,290      10,679        9,549
       Construction............................................         5,383        4,938           5,258       5,262        5,355
       Commercial real estate..................................        11,550        1,066           4,943       5,043        1,334
       Multi-family............................................           167        3,743           1,650       1,976          547
                                                                     --------     --------        --------    --------     --------
         Total mortgage loans originated and purchased.........       104,565      100,919         127,097      98,465       81,761
   Mortgage loans purchased....................................         4,665        4,631          10,118       5,181           --
                                                                    ---------     --------        --------    --------     --------
       Total mortgage loans originated.........................       109,230      105,550         137,215     103,646       81,761

   Mortgage loans sold.........................................        (3,036)      (6,198)         (6,932)     (6,343)      (5,387)

   Principal repayments........................................       (48,095)     (57,321)        (77,060)    (52,193)     (73,883)

   (Increase) decrease in premiums/discounts...................           293          247             404         454          444
     and deferred loan fees
   Net (increase) decrease in allowance for loan losses........          (660)         156             (75)        498          154
   Mortgage loans transferred to real estate owned.............          (885)      (2,105)         (2,535)     (4,960)      (2,365)

                                                                    ---------     --------        --------    --------     --------
   At end of period............................................     $ 560,989     $493,454        $504,142    $453,125     $412,023
                                                                    =========     ========        ========    ========     ========
Other loans:
   At beginning of period......................................     $   5,772     $  5,055        $  5,055    $  4,027     $  5,306
   Other loans originated......................................         3,364        2,343           3,835       3,828        2,278
   Other loans sold............................................            --           --              --          --         (238)

   Principal repayments........................................        (2,928)      (2,380)         (3,118)     (2,800)      (3,319)

                                                                    ---------     --------        --------    --------     --------
   At end of period............................................     $   6,208     $  5,018        $  5,772    $  5,055     $  4,027
                                                                    =========     ========        ========    ========     ========
Mortgage-backed securities(2):
   At beginning of period......................................     $ 373,180     $377,482        $377,482    $307,630     $272,501
   Mortgage-backed securities purchased........................       160,663      141,397         191,327     215,292      146,629
   Mortgage-backed securities sold.............................      (116,430)     (73,011)        (96,147)    (81,792)     (35,905)
   Amortization of premium.....................................          (794)        (756)           (977)       (615)      (1,227)
   Net change in unrealized gain (loss) on.....................           202       (1,362)           (113)      1,752       (2,148)
    mortgage-backed securities available for sale
   Principal repayments........................................       (66,292)     (79,493)        (98,392)    (64,785)     (72,220)
                                                                    ---------     --------        --------    --------     --------
   At end of period............................................     $ 350,529     $364,257        $373,180    $377,482     $307,630
                                                                    =========     ========        ========    ========     ========

__________________________________________
(1) Includes $149,000, $287,000, $424,000 and $150,000 in mortgage loans available for sale for the nine months ended September 30, 1996, and the years ended December 31, 1996, 1995 and 1994, respectively.
(2) Includes $122.4 million, $93.4 million, $120.7 million, $89.1 million and $25.9 million in mortgage-backed securities available for sale for the nine months ended September 30, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994, respectively.

     Loan Maturity. The following table sets forth the maturity or period of repricing of the Bank's loan portfolio at September 30, 1997. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due within one year. Adjustable and floating rate loans are included in the period in which interest rates are next scheduled to adjust rather than in which they contractually mature, and fixed rate loans are included in the period in which the final contractual repayment is due. The table does not include the effect of future principal prepayments. Principal prepayments and scheduled principal amortization on loans totalled $51.0 million, $80.2 million and $55.0 million for the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively.

                                                                         AT SEPTEMBER 30, 1997
                                   ------------------------------------------------------------------------------------------------
                                                     ONE YEAR        THREE         FIVE YEARS     TEN YEARS      TWENTY
                                    ONE YEAR         TO THREE       YEARS TO         TO TEN       TO TWENTY       YEARS
                                    OR LESS           YEARS        FIVE YEARS        YEARS          YEARS        OR MORE      TOTAL
                                   -----------  ------------- ----------------- -------------- ------------ -------------- ---------
                                                                        (IN THOUSANDS)
Mortgage loans:
  One-to four-family............     $101,491         $89,064      $ 97,755       $ 98,545        $67,589      $14,385     $468,829
  Home equity loans.............       13,786           1,057         4,957          9,544         12,551           --       41,895
  Construction(1)...............       18,255              --            --              --            --           --       18,255
  Commercial real estate........        3,259          5,427         2,518           3,765         15,342        1,258       31,569
  Multi-family..................           --            352         4,689             536            648           --        6,225
                                     --------        -------      --------        --------        -------      -------     --------
    Total mortgage loans........      136,791         95,900       109,919         112,390         96,130       15,643      566,773
Other loans.....................        2,983          1,876           978              --            371           --        6,208
                                      -------       --------      --------        --------        -------     --------     --------
    Total loans.................     $139,774        $97,776      $110,897        $112,390        $96,501      $15,643     $572,981
                                     ========        =======      ========        ========        =======      =======
  Net deferred loan fees and unearned discounts........................................................................         198
  Allowance for loan losses............................................................................................      (5,982)

                                                                                                                           --------
Loans receivable, net..................................................................................................    $567,197
                                                                                                                           ========

____________________________________________
(1) Net of loans in process of $26.2 million.


     The following table sets forth at September 30, 1997 the dollar amount of loans contractually due or repricing after September 30, 1998, and whether such loans have fixed interest rates or adjustable interest rates.

                                                               DUE OR REPRICING AFTER SEPTEMBER 30, 1998
                                                      ----------------------------------------------------------
                                                         FIXED                 ADJUSTABLE                TOTAL
                                                      ----------             ------------             ----------
                                                                             (IN THOUSANDS)
Mortgage loans:
  One- to four-family........................           $148,842                 $218,496               $367,338
  Multi-family...............................                162                    6,063                  6,225
  Home equity loans..........................             28,109                       --                 28,109
  Commercial real estate.....................             24,400                    3,910                 28,310
  Other loans................................              3,225                       --                  3,225
                                                        --------                 --------               --------
Total loans receivable.......................            204,738                  228,469                433,207
Mortgage-backed securities(1)................            125,405                  221,709                347,114
                                                        --------                 --------               --------
Total loans receivable and
 mortgage-backed securities..................           $330,143                 $450,178               $780,321
                                                        ========                 ========               ========

___________________________________________
(1) Includes $122.0 million in mortgage-backed securities available for sale, at amortized cost.


     One- to Four-Family Mortgage Loans. The Bank offers fixed- and adjustable-rate first mortgage loans secured by one- to four-family residences in New Jersey. Typically, such residences are single family homes that serve as the primary residence of the owner. Loan originations are generally obtained from existing or past customers, members of the local community, and referrals from attorneys, established builders, and realtors within the Bank's market area. In addition, one- to four-family residential mortgage loans are also originated in the Bank's market area through loan originators who are employees of the Bank and are compensated on a commission basis. Originated mortgage loans in the Bank's portfolio include due-on-sale clauses which provide the Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Bank's consent.

     At September 30, 1997, 81.8% of total loans receivable consisted of one-to four-family residential loans. The Bank currently offers ARM loans, with an initial fixed rate for one, three, five, seven or ten year periods, which it then converts into a one-year ARM. The Bank's ARM loans may carry an initial interest rate which is less than the fully-indexed rate for the loan. The initial discounted rate is determined by the Bank in accordance with market and competitive factors. The majority of the Bank's ARM loans adjust by a maximum of 2.00% per year, with a lifetime cap on increases of up to 6.00%. ARM loans are originated for a term of up to 30 years. In the past, the Bank offered three year ARM loans that reset every three years at a margin over the three year U.S. Treasury Index. Interest rates charged on fixed-rate loans are competitively priced based on market conditions and the Bank's cost of funds. The Bank's fixed-rate mortgage loans currently are made for terms of 10 through 30 years. In previous years, the Bank offered balloon mortgages of five and seven years.

     Generally, ARM loans pose credit risks different than risks inherent in fixed-rate loans, primarily because as interest rates rise, the payments of the borrower rise, thereby increasing the potential for delinquency and default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In order to minimize risks, borrowers of one-year ARM loans are qualified at the starting interest rate plus 2.00% or the fully-indexed rate, whichever is lower. The Bank does not originate ARM loans which provide for negative amortization. At present, the Bank offers Limited Documentation loans that do not require income verification but do require full asset verification.

     The Bank generally originates one- to four-family residential mortgage loans in amounts up to 95% of the appraised value or selling price of the mortgaged property, whichever is lower. The Bank requires private mortgage insurance for all loans originated with loan-to-value ratios exceeding 80%. Generally, the minimum one- to four-family loan amount is $25,000, and the maximum loan amount is $500,000. The Bank typically charges an origination fee of up to 3.00% on one- to four-family residential loans.

     Home Equity Loans and Lines of Credit. The Bank originates home equity loans secured by one- to four-family residences. These loans generally are originated as fixed-rate loans with terms from five to 15 years. Home equity loans are primarily made on owner-occupied, one- to four-family residences and primarily to the Bank's first mortgage customers. These loans are generally subject to a 80% loan-to-value limitation, including any other outstanding mortgages or liens where the first mortgage lien is held by the Bank, and 75% on all other loans. The Bank currently offers home equity loans for qualified borrowers with a loan-to-value ratio of up to 90%. The Bank obtains private mortgage insurance for some of these types of loans, depending on the underwriting and first lien position. The Bank is currently offering "Helping Hand" home equity loans for low income borrowers, with maximum terms of five years, with loan-to-value ratios of up to 90% and a maximum loan amount of $10,000. Generally, the Bank's minimum equity loan is $5,000 and the maximum equity loan is $200,000. As of September 30, 1997, the Bank had $28.2 million in fixed-rate home equity loans outstanding.

     The Bank also offers a variable rate home equity line of credit which extends a credit line based on the applicant's income and equity in the home. Generally, the credit line, when combined with the balance of the first mortgage lien, may not exceed 80% of the appraised value of the property at the time of the loan commitment where the first mortgage lien is held by the Bank, and 75% on all other loans. Home equity lines of credit are secured by a mortgage on the underlying real estate. The Bank presently charges no origination fees for these loans. A borrower is required to make monthly payments of principal and interest, at a minimum of $100.00 plus interest, based upon a 15 or 20 year amortization period. Generally, the interest rate charged is the prime rate of interest (as published in The Wall Street Journal) plus up to 2.0%. The loans have a 6.0% lifetime cap on the amount the interest rate may increase. During 1996, the Bank introduced a credit line product which is based on a 10 year amortization and the interest rate charged is the prime rate of interest. These loans also have a 6.0% lifetime cap. The Bank offers a teaser-rate on both home equity line of credit products. The Bank's home equity lines of credit outstanding at September 30, 1997 totalled $13.7 million against total available credit lines of $14.3 million.

     Construction Lending. At September 30, 1997, construction loans totalled $18.3 million, or 3.2%, of the Bank's total loans outstanding. Construction loans, in the form of lines of credit, are primarily made to developers known by the Bank. Available credit lines totalled $26.2 million at September 30, 1997. The current policy of the Bank is to charge interest rates on its construction loans which float at margins of up to 2.0% above the prime rate (as published in The Wall Street Journal). The Bank's construction loans improve the interest rate sensitivity of its earning assets. The Bank's construction loans typically have original principal balances that are larger than its one- to four-family mortgage loans, with the majority of the loans ranging from available lines of credit of $125,000 to $6.2 million. At September 30, 1997, the Bank had 21 construction loans, six of which had a principal balance outstanding of $1.0 million or more, with the largest loan balance being $4.5 million. At September 30, 1997, all of the Bank's construction lending portfolio consisted of loans secured by property located in the State of New Jersey, for the purpose of constructing one- to four-family homes.

     The Bank will originate construction loans on unimproved land in amounts up to 60% of the lower of the appraised value or the cost of the land. The Bank also originates loans for site improvements and construction costs in amounts up to 75% of actual costs or sales price where contracts for sale have been executed. Generally, construction loans are offered for one year terms with up to four six-month options to extend the original term. Typically, additional loan origination fees are charged for each extension granted, although in some cases these fees have been waived. The Bank requires an appraisal of the property, credit reports, and financial statements on all principals and guarantors, among other items, on all construction loans.

     Construction lending, by its nature, entails additional risks as compared with one- to four-family mortgage lending, attributable primarily to the fact that funds are advanced upon the security of the project under construction prior to its completion. As a result, construction lending often involves the disbursement of substantial funds with repayment dependent on the success of the ultimate project and the ability of the borrower or guarantor to repay the loan. Because of these factors, the analysis of prospective construction loan projects requires an expertise that is different in significant respects from that which is required for residential mortgage lending. The Bank addresses these risks through its underwriting procedures. At September 30, 1997, none of the Bank's construction loans were classified as substandard. See "-- Delinquencies and Classified Assets - Non-performing Assets" for further discussion.

     Commercial Real Estate. At September 30, 1997, the Bank had 53 loans secured by commercial real estate, totalling $31.6 million, or 5.5%, of the Bank's total loan portfolio. Commercial real estate loans are generally originated in amounts up to 70% of the appraised value of the mortgaged property. The Bank's commercial real estate loans are permanent loans secured by improved property such as office buildings, retail stores, including small shopping centers, medical offices, small industrial facilities, warehouses and other non-residential buildings. The largest commercial real estate loan at September 30, 1997 was a participation loan originated in 1995 on a medical arts building with a balance of $3.8 million at that date. All commercial real estate loans in portfolio are secured by properties located within New Jersey.

     The Bank's commercial real estate loans are generally made for terms of up to 15 years. These loans typically are based upon a payout over a period of 10 to 25 years. To originate commercial real estate loans, the Bank requires a security interest in personal property, standby assignment of rents and leases and some level of personal guarantees, if possible. The Bank has established its loan-to-one borrower limitation, which was $13.5 million as of September 30, 1997, as its maximum commercial real estate loan amount.

     Loans secured by commercial real estate properties are generally larger and involve a greater degree of risk than residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks by limiting the number of such loans, lending only to established customers and borrowers otherwise known or recommended to the Bank, generally restricting such loans to New Jersey, and obtaining personal guarantees, if possible.

     Multi-Family Mortgage Loans. The Bank originates multi-family mortgage loans in its primary lending area. As of September 30, 1997, $6.2 million, or 1.1%, of the Bank's total loan portfolio consisted of multi-family residential loans. Substantially all of the Bank's multi-family loan portfolio is comprised of loans on garden apartments and participations in senior citizen homes with the Thrift Institutions Community Investment Corp ("TICIC"). The largest multi-family loan at September 30, 1997 had an outstanding balance of $1.9 million. The second largest multi-family loan at that date had an outstanding balance of $1.4 million. Large multi-family loans, such as these two loans, are originated on the basis of the Bank's underwriting standards for commercial real estate loans. The Bank also participates with other savings institutions to provide financing for projects within the state of New Jersey via the TICIC. The Bank has four participation loans outstanding with the TICIC at September 30, 1997, totaling $2.2 million, which are secured by four senior citizen complexes and one garden apartment complex.

     Other Lending. The Bank also offers other loans, primarily loans secured by savings accounts and commercial, business, personal and automobile loans. At September 30, 1997, $6.2 million or 1.1% of the loan portfolio consisted of such other loans.

     Loan Approval Authority and Underwriting. All loans secured by real estate must have the approval or ratification of the members of the Loan Committee, which consists of two directors and at least two senior officers engaged in the lending area. The Loan Committee meets at least monthly to review and ratify management's approval of loans made within the scope of its authority since the last committee meeting, and to approve mortgage loans made in the excess of $750,000, but not greater than $1.0 million. Real estate loans in excess of $1.0 million require prior Board approval. Prior Board approval is also required for the origination of consumer and business loans in excess of $100,000 for unsecured loans, and $500,000 for secured loans.

     One- to four-family residential mortgage loans are generally underwritten according to Freddie Mac guidelines, except as to loan amount and certain documentation. For all loans originated by the Bank, upon receipt of a completed loan application from a prospective borrower, a credit report is then requested, income, assets and certain other information are verified and, if necessary, additional financial information is requested. An appraisal of the real estate intended to secure the proposed loan is required, which is currently performed by appraisers designated and approved by the Board of Directors. It is the Bank's policy to obtain appropriate insurance protections, including title and flood insurance, on all real estate first mortgage loans. Borrowers must also obtain hazard insurance prior to closing. Borrowers generally are required to advance funds for certain items such as real estate taxes, flood insurance and private mortgage insurance, when applicable.

     LOAN SERVICING. The Bank generally retains the servicing rights on loans it has sold. The Bank receives fees for these servicing activities, which include collecting and remitting loan payments, inspecting the properties and making certain insurance and tax payments on behalf of the borrowers. The Bank was servicing $94.5 million and $101.2 million of mortgage loans for others at September 30, 1997 and December 31, 1996, respectively. The Bank received $218,000 and $325,000 in servicing fees for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

     LOAN PURCHASES AND SALES. The Bank is a Freddie Mac qualified servicer in good standing, and may sell any of its conforming loans originated, subject to Freddie Mac requirements, and retain the servicing rights. As a part its asset/liability management, the Bank will sell loans, on occasion, in order to reduce or minimize potential interest rate and credit risk. To account for such sales, the Bank has established an available for sale category and carries loans available for sale at the lower of cost or market. As of September 30, 1997, the Bank did not have any mortgage loans classified as available for sale. Mortgage loans sold totalled $3.0 million and $6.2 million for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. From time to time, the Bank may also purchase mortgage loans in order to maintain stable interest income, if and when management believes it is prudent to do so. The Bank purchased $4.7 million and $10.1 million in mortgage loans from third-party corespondents for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. The Bank underwrote the loans and verified documentation prior to purchase and has representations and warranties on same for a one year period, including repayment of remaining premiums if a loan prepays within the first 12 months.

DELINQUENCIES AND CLASSIFIED ASSETS

     DELINQUENT LOANS. In the late 1980s and early 1990s, the Bank experienced an increase in loans delinquent 90 days or more. The increase occurred primarily with single family residential loans, which the Bank attributes, in large part, to the decline in economic conditions in the Northeast, the weakness of the New Jersey real estate market and the national recession. Since 1992, delinquent loans have decreased, due to an improving economy and continued stabilization of the New Jersey real estate market. The aggregate principal balances of one- to four-family loans delinquent 90 days or more had declined to $3.9 million, at September 30, 1997, from $4.6 million at September 30, 1996. At September 30, 1997, one-to four- family loans delinquent 90 days or more consisted of 42 loans. There can be no assurances, however, that such declines will continue, or that increases will not occur.

     Delinquent Loans and Nonaccrual Loans. The following table sets forth information regarding loans and loans delinquent 90 days or more, and REO. At September 30, 1997, REO totaled $1.4 million and consisted of 14 properties. It is the policy of the Bank to cease accruing interest on loans 90 days or more past due with loan-to-value ratios in excess of 55% and to charge off all accrued interest. For the nine months ended September 30, 1997, the amount of additional interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual terms was $198,000.

                                         AT SEPTEMBER 30,                                       AT DECEMBER 31,
                                     ------------------------    -----------------------------------------------------------------
                                        1997          1996          1996          1995          1994          1993          1992
                                     -----------  -----------    ------------  -----------  ------------  ------------  ----------
                                                                         (DOLLARS IN THOUSANDS)
Non-accrual mortgage loans..........    $3,547        $4,538        $4,716        $5,838       $ 8,636       $10,631       $14,564
Non-accrual other loans.............        14             6             4            --           160           453           150
                                        ------        ------        ------        ------       -------       -------       -------
     Total non-accrual loans........     3,561         4,544         4,720         5,838         8,796        11,084        14,714
                                        ------        ------        ------        ------       -------       -------       -------
Loans 90 days or more delinquent....       379            72            93           200           248           463         1,120
     and still accruing.............    ------        ------        ------        ------       -------       -------       -------

  Total non-performing loans........     3,940         4,616         4,813         6,038         9,044        11,547        15,834
                                        ------        ------        ------        ------       -------       -------       -------
  Total real estate owned, net of...     1,398         1,918         1,517         3,131         1,633         2,039         1,282
      related allowance for loss....    ------        ------        ------        ------       -------       -------       -------

Total non-performing assets.........    $5,338        $6,534        $6,330        $9,169       $10,677       $13,586       $17,116
                                        ======        ======        ======        ======       =======       =======       =======
Non-performing loans to
     total loans receivable, net....      0.69%         0.93%         0.94%         1.32%         2.17%         2.77%         3.81%

Total non-performing assets to
 total assets.......................      0.51%         0.67%         0.64%         0.97%         1.34%         1.73%         2.25%

     Classification of Assets. Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful," or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the Bank will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated "special mention" by management. Loans designated as special mention are generally loans that, while current in required payment, have exhibited some potential weaknesses that, if not corrected, could increase the level of risk in the future. Pursuant to the Bank's internal guidelines, all loans 90 days past due are classified substandard, doubtful, or loss.

     The following table sets forth the aggregate amount of the Bank's special mention and classified assets at the dates indicated.

                                     AT SEPTEMBER 30,           AT DECEMBER 31,
                                 ----------------------  ------------------------------
                                      1997      1996       1996       1995       1994
                                 ----------- ----------  --------- ---------- ---------
                                                     (IN THOUSANDS)
     Special mention.............    $  811    $  242     $  290     $1,348     $   747
     Substandard assets..........     5,720     6,983      6,037      6,287      10,117
     Doubtful assets.............       121       181        167        253          78
                                     ------    ------     ------     ------     -------
        Total special mention and
           classified assets.....
                                     $6,652    $7,406     $6,494     $7,888     $10,942
                                     ======    ======     ======     ======     =======

     As of September 30, 1997, the Bank had no single special mention or classified asset with a balance of greater than $240,000.

     Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in its loan portfolio, review of individual loans for adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and consideration of current economic conditions. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers the fair value of the underlying collateral, economic conditions, historical loan loss experience, and other factors that warrant recognition in providing for an adequate loan loss allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of real estate owned. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     The Bank provided $900,000 and $375,000 in provision for loan losses for the nine months ended September 30, 1997 and 1996, respectively. The Bank provided $550,000 to the allowance for loan losses for 1996, compared with $310,000 in 1995. The Bank determined, after performing its asset classification review, that the allowance was adequate and within industry standards. At September 30, 1997, the total allowance was $6.0 million, which amounted to 1.1% of total loans receivable, net and 112.1% of nonperforming assets. Management will continue to maintain an allowance for loan losses consistent with regulatory expectations for non-performing assets, and will also adhere to the Bank's policy of evaluating the risks inherent in its loan portfolio and the New Jersey economy. The Bank will continue to monitor the level of its allowance for loan losses in order to maintain it at a level which management considers adequate to provide for potential loan losses.

     The following table sets forth activity in the Bank's allowance for loan losses for the periods indicated.

                                             AT OR FOR THE NINE
                                                MONTHS ENDED
                                               SEPTEMBER 30,                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           --------------------- ------------------------------------------------------------------
                                             1997         1996         1996           1995          1994         1993         1992
                                           ---------  ---------- --------------- -------------- ------------ ------------ ---------
                                                                             (DOLLARS IN THOUSANDS)
Balance at beginning of period............  $5,322       $5,247        $5,247        $ 5,745       $5,899       $ 5,751      $3,865
Provision for loan losses.................     900          375           550            310          300         1,200       2,400
Charge-offs...............................    (240)        (534)         (585)        (1,044)        (490)       (1,087)       (520)

Recoveries................................      --            3           110            236           36            35           6
                                            ------       ------        ------        -------       ------       -------      ------
Balance at end of period..................  $5,982       $5,091        $5,322        $ 5,247       $5,745       $ 5,899      $5,751
                                            ======       ======        ======        =======       ======       =======      ======

     The following tables set forth the Bank's percent of allowance for loan losses to total allowance for loan losses and the percent of loans to total loans in each of the categories listed at the dates indicated.

                                                                                 AT SEPTEMBER 30,
                                                 ---------------------------------------------------------------------------------
                                                                 1997                                       1996
                                                 ---------------------------------------     -------------------------------------
                                                                                PERCENT                                   PERCENT
                                                                               OF LOANS                                  OF LOANS
                                                               PERCENT OF       IN EACH                   PERCENT OF      IN EACH
                                                               ALLOWANCE       CATEGORY                   ALLOWANCE      CATEGORY
                                                                TO TOTAL       TO TOTAL                    TO TOTAL      TO TOTAL
                                                   AMOUNT      ALLOWANCE         LOANS        AMOUNT      ALLOWANCE        LOANS
                                                  --------    -----------     ----------     --------    -----------    ----------
                                                                                    (DOLLARS IN THOUSANDS)
   One-to four-family...........................   $3,592          60.05%         81.82%      $3,465          68.06         83.35
   Home equity loans............................      442           7.39           7.31          310           6.09          7.73
   Construction.................................      791          13.22           3.19          597          11.73          2.49
   Commercial real estate.......................      540           9.03           5.51          322           6.32          4.25
   Multi-family.................................       64           1.07           1.09           89           1.75          1.18
       Total mortgage loans.....................    5,429          90.76          98.92        4,783          93.95         99.00
Consumer loans..................................      192           3.21           1.08          157           3.09          1.00
Other...........................................       64           1.07             --           16           0.31            --
Unallocated.....................................      297           4.96             --          135           2.65            --
                                                   ------         ------         ------       ------         ------        ------
       Total allowance for loan losses..........   $5,982         100.00%        100.00%      $5,091         100.00%       100.00%
                                                   ======         ======         ======       ======         ======        ======
                                                              DECEMBER 31,
                                                 ----------------------------------------
                                                                 1996
                                                 ---------------------------------------
                                                                                PERCENT
                                                                               OF LOANS
                                                               PERCENT OF       IN EACH
                                                               ALLOWANCE       CATEGORY
                                                                TO TOTAL       TO TOTAL
                                                   AMOUNT      ALLOWANCE         LOANS
                                                  --------    -----------     ----------
                                                          (DOLLARS IN THOUSANDS)
   One-to four-family...........................   $3,641          68.42%         83.14%
   Home equity loans............................      437           8.21           7.60
   Construction.................................      577          10.84           2.50
   Commercial real estate.......................      347           6.52           4.11
   Multi-family.................................       89           1.67           1.53
       Total mortgage loans.....................    5,091          95.66          98.88
Consumer loans..................................      174           3.27           1.12
Other...........................................       13           0.24             --
Unallocated.....................................       44           0.83             --
                                                   ------         ------         ------
       Total allowance for loan losses..........   $5,322         100.00%        100.00%
                                                   ======         ======         ======

                                                                            AT DECEMBER 31,
                            -------------------------------------------------------------------------------------------------------
                                          1995                             1994                               1993
                            ---------------------------------  --------------------------------  ----------------------------------
                                                     PERCENT                           PERCENT                             PERCENT
                                                    OF LOANS                          OF LOANS                            OF LOANS
                                       PERCENT OF    IN EACH             PERCENT OF    IN EACH              PERCENT OF     IN EACH
                                       ALLOWANCE    CATEGORY             ALLOWANCE    CATEGORY              ALLOWANCE     CATEGORY
                                        TO TOTAL    TO TOTAL              TO TOTAL    TO TOTAL               TO TOTAL     TO TOTAL
                             AMOUNT    ALLOWANCE      LOANS     AMOUNT   ALLOWANCE      LOANS     AMOUNT    ALLOWANCE       LOANS
                            --------  -----------  ----------  -------- -----------  ----------  --------  -----------   ----------
One- to four-family........  $3,842       73.22%      84.20%   $4,408       76.73%      85.98%   $4,238        71.84%       86.56%
   Home equity loans.......     348        6.63        7.21       301        5.24        7.28       219         3.71         6.53
Construction...............     301        5.74        1.64       181        3.15        0.75       566         9.59         0.92
Commercial real estate.....     173        3.30        3.73       100        1.74        3.16        44         0.75         2.96
Multi-family...............      97        1.85        2.09        55        0.96        1.84        26         0.44         1.73
A.I.D......................      --          --        0.04        --          --        0.04        --           --         0.05
                             ------      ------      ------    ------      ------      ------    ------       ------       ------
  Total mortgage loans.....   4,761       90.74       98.91     5,045       87.82       99.05     5,093        86.33        98.75
Consumer loans.............     147        2.80        1.09       208        3.62        0.95       263         4.46         1.25
Other......................      49        0.93          --        14        0.24          --       145         2.46           --
Unallocated................     290        5.53          --       478        8.32          --       398         6.75           --
                             ------      ------      ------    ------      ------      ------    ------       ------       ------
    Total allowance for
       loan losses.........  $5,247      100.00%     100.00%   $5,745      100.00%     100.00%   $5,899       100.00%      100.00%
                             ======      ======      ======    ======      ======      ======    ======       ======       ======


                            ---------------------------------
                                          1992
                            ---------------------------------
                                                     PERCENT
                                                    OF LOANS
                                       PERCENT OF    IN EACH
                                       ALLOWANCE    CATEGORY
                                        TO TOTAL    TO TOTAL
                             AMOUNT    ALLOWANCE      LOANS
                            --------  -----------  ----------
One- to four-family........  $4,148       72.13%      87.30%
   Home equity loans.......     201        3.50        6.07
Construction...............     661       11.49        1.30
Commercial real estate.....      30        0.52        2.02
Multi-family...............      26        0.45        1.75
A.I.D......................      --          --        0.05
                             ------       -----       -----
  Total mortgage loans.....   5,066       88.09       98.49
Consumer loans.............     217        3.77        1.51
Other......................     135        2.35          --
Unallocated................     333        5.79          --
                             ------       -----       -----
    Total allowance for
       loan losses.........  $5,751      100.00%     100.00%
                             ======      ======      ======

INVESTMENT ACTIVITIES

     The Investment Policy of the Bank, which is established by the Board of Directors and reviewed by the Investment Committee, is designed primarily to provide and maintain liquidity, to generate a favorable return on investments without incurring undue interest rate and credit risk and to complement the Bank's lending activities. The Policy currently provides for investment, available for sale and trading portfolios. In order to enhance the Bank's liquidity and flexibility, total return, or minimize interest rate risk, securities may be acquired for the available for sale portfolio. Investment securities and mortgage-backed securities, other than those designated as available for sale or trading, are comprised of debt securities that the Bank has the positive intent and ability to hold to maturity. Investment securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities. At September 30, 1997, the Bank had investment securities held to maturity in the aggregate amount of $41.0 million, with a market value of $41.1 million.

     New Jersey state-chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and loans on federal funds. Subject to various restrictions, state-chartered savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and asset-backed securities.

     In November 1995, the Financial Accounting Standards Board ("FASB") issued "Special Report -- A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," which provided the Bank with an opportunity to reassess the appropriateness of the classifications of all its securities, and on December 15, 1995, the Bank reclassified $13.0 million in amortized cost of investment securities from held to maturity to available for sale. At September 30, 1997, investment securities available for sale had a net unrealized loss of $27,000.

     INVESTMENTS AVAILABLE FOR SALE. The Bank maintains a portfolio of investments available for sale to reduce interest rate and market value risk. These investments, designated as available for sale at purchase, are marked to market in accordance with SFAS No. 115. The Bank's Investment Policy designates what type of securities may be contained in the available for sale portfolio. This portfolio of available for sale investments is reviewed and priced at least monthly. As of September 30, 1997, the market value of investment securities available for sale was $18.0 million, with an amortized cost basis of $18.1 million, and was composed of U.S. Treasury and agencies securities, and corporate debt obligations. The available for sale portfolio had a weighted average contractual maturity of 4.75 years. A substantial portion of the investment portfolio is comprised of callable agency notes, which have a variety of call options available to the issuer at predetermined dates. The investment portfolio's yield is enhanced by the addition of callable agency notes, due to the issuer's flexibility in repricing their funding source, while creating reinvestment risk to the Bank. At September 30, 1997, $52.0 million, or 88.2% of the total investment portfolio, including securities available for sale, were callable.

     INVESTMENT PORTFOLIO. The following table sets forth certain information regarding the carrying and market values of the Bank's investment portfolio at the dates indicated:

                                                  AT SEPTEMBER 30,                           AT DECEMBER 31,
                                                                    --------------------------------------------------------------
                                                        1997                1996                 1995                 1994
                                               -------------------- -------------------- -------------------- --------------------
                                                AMORTIZED   MARKET   AMORTIZED  MARKET    AMORTIZED   MARKET   AMORTIZED   MARKET
                                                  COST      VALUE      COST      VALUE      COST       VALUE     COST       VALUE
                                               ---------- --------- ---------- --------- ---------- --------- ---------- ---------
                                                                                  (IN THOUSANDS)
Investment securities held to maturity:
   U.S. Government and agency
    obligations..............................    $40,959  $41,108     $38,955  $38,980      $39,003  $39,617     $23,997  $22,774
                                                 =======  =======     =======  =======      =======  =======     =======  =======
Investment securities available for sale:
   U.S. Government and agency
    obligations..............................    $13,972  $13,943     $12,964  $12,836      $ 1,000  $   996     $13,884  $13,206
   Corporate obligations.....................      4,079    4,081       2,000    1,995        1,041    1,062          --       --
                                                 -------  -------     -------  -------      -------  -------     -------  -------
  Total investment securities
   available-for-sale........................    $18,051  $18,024     $14,964  $14,831      $ 2,041  $ 2,058     $13,884  $13,206
                                                 =======  =======     =======  =======      =======  =======     =======  =======

Other interest-earning investments:
  Federal funds sold.........................    $17,925  $17,925     $ 1,850  $ 1,850      $17,875  $17,875     $ 4,375  $ 4,375
  FHLB-NY stock..............................      8,045    8,045       7,428    7,428        6,276    6,276       5,691    5,691
                                                 -------  -------     -------  -------      -------  -------     -------  -------
  Total other interest-earning investments...    $25,970  $25,970     $ 9,278  $ 9,278      $24,151  $24,151     $10,066  $10,066
                                                 =======  =======     =======  =======      =======  =======     =======  =======

     The table below sets forth certain information regarding the contractual maturities, amortized costs, market values and weighted average yields for the Bank's investment portfolio at September 30, 1997.

                                                                                           AT SEPTEMBER 30, 1997
                                       -------------------------------------------------------------------------------
                                                                      MORE THAN ONE YEAR        MORE THAN FIVE YEARS
                                           ONE YEAR OR LESS             TO FIVE YEARS               TO TEN YEARS
                                       ------------------------    -----------------------     -----------------------
                                                      WEIGHTED                   WEIGHTED                    WEIGHTED
                                        AMORTIZED      AVERAGE      AMORTIZED     AVERAGE       AMORTIZED     AVERAGE
                                           COST         YIELD         COST         YIELD          COST         YIELD
                                       -----------    ---------    -----------   ---------     -----------   ---------
                                                                                         (DOLLARS IN THOUSANDS)
Investment securities held
  to maturity:
    U.S. Government and Agency
      obligations....................    $    --           --%       $14,991        6.81%        $19,972        7.31%
                                         -------       ------        -------      ------         -------      ------
    Total investment securities
      held to maturity...............    $    --           --%       $14,991        6.81%        $19,972        7.31%
                                         =======       ======        =======      ======         =======      ======

Investment securities
  available for sale:
    U.S. Government and Agency
      obligations....................    $    --           --%       $10,972        6.11%        $ 3,000        6.75%
    Corporate obligations............         --           --          2,000        5.95           2,079        6.15
                                         -------       ------        -------      ------         -------      ------
    Total investment securities
      available for sale.............    $    --           --%       $12,972        6.09%        $ 5,079        6.51%
                                         =======       ======        =======      ======         =======      ======

Other interest-earning investments:
    Federal funds sold...............    $17,925         5.79%       $    --          --%        $    --          --%
    FHLB-NY stock (1)................      8,045         6.75             --          --              --          --
                                         -------       ------        -------      ------         -------      ------
    Total other interest-earning
      investments....................    $25,970         6.09%       $    --          --%        $    --          --%
                                         =======       ======        =======      ======         =======      ======
                                       ----------------------------------------------------------------

                                          MORE THAN TEN YEARS                   TOTAL
                                       ------------------------    ------------------------------------
                                                      WEIGHTED                                WEIGHTED
                                        AMORTIZED      AVERAGE      AMORTIZED      MARKET      AVERAGE
                                           COST         YIELD         COST         VALUE        YIELD
                                       -----------    ---------    -----------   ----------   ---------
Investment securities held
  to maturity:
    U.S. Government and Agency
      obligations....................     $5,996         8.02%       $40,959       $41,108       7.23%
                                          ------       ------        -------       -------     ------
    Total investment securities
      held to maturity...............     $5,996         8.02%       $40,959       $41,108       7.23%
                                          ======       ======        =======       =======     ======

Investment securities
  available for sale:
    U.S. Government and Agency
      obligations....................     $   --           --%       $13,972       $13,943       6.25%
    Corporate obligations............         --           --          4,079         4,081       6.05
                                          ------       ------        -------       -------     ------
    Total investment securities
      available for sale.............     $   --           --%       $18,051       $18,024        620%
                                          ======       ======        =======       =======     ======

Other interest-earning investments:
    Federal funds sold...............     $   --           --%       $17,925       $17,925       5.79%
    FHLB-NY stock (1)................         --           --          8,045         8,045       6.75
                                          ------       ------        -------       -------     ------
    Total other interest-earning
      investments....................     $   --           --%       $25,970       $25,970       6.09%
                                          ======       ======        =======       =======     ======

____________________
(1)  FHLB-NY stock does not have a stated maturity.

SOURCES OF FUNDS

     GENERAL. The Bank's primary source of funds are deposits; proceeds from principal and interest payments on loans and mortgage-backed securities; sales of loans, mortgage-backed securities and investments available for sale; maturities of investment securities and short-term investment; and, to an increasing extent, advances from the FHLB-NY, reverse repurchase agreements and other borrowed funds.

     DEPOSITS. The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits principally consist of fixed-term certificates, passbook savings, money market, Individual Retirement Accounts ("IRAs") and Negotiable Order of Withdrawal ("NOW") accounts. The flow of deposits is significantly influenced by general economic conditions, changes in money market and prevailing interest rates and competition. The Bank's deposits are typically obtained from the areas in which its offices are located. The Bank relies primarily on customer service and long-standing relationships to attract and retain these deposits. At September 30, 1997, $121.9 million of the Bank's deposit balance consisted of IRAs. Also at that date, $76.5 million, or 9.45%, of the Bank's deposit balance consisted of deposit accounts with a balance greater than $100,000. The Bank does not currently accept brokered deposits.

     The Bank seeks to maintain a high level of stable core deposits by providing convenient and high quality service through its extended branch network. To further this objective, the Bank acquired six branch offices from the RTC in 1991 for a deposit premium of $509,000, which was written off in 1996. Of those six offices, the Bank continues to operate four of the offices, and transferred the deposits of the other two offices into existing First Savings branches. During October 1997, the Bank entered into an agreement to sell its Eatontown branch, with the transfer of deposit liabilities and physical branch location scheduled for late February 1998. The Bank acquired two additional branches from the RTC in 1995 with deposits of approximately $112.8 million for a premium of $12.6 million. The Bank's strategy was to strengthen its market area within Middlesex County, and to provide better service to those communities within which these branches reside. During the years 1995 and 1994, the Bank's deposit base grew $11.9 million and $2.7 million, respectively, excluding the $112.8 million in deposits acquired in 1995. The percentage increase for those periods was 1.7% and 0.4%, respectively. During 1996, deposits decreased $11.7 million, or 1.5%, to $794.6 million. The decrease was due to increased competition and premium interest rates being paid by other institutions. For the nine months ended September 30, 1997, deposits increased $14.9 million, or 1.9%, due to partial retention of interest credited.

     The following table presents the deposit activity of the Bank for the periods indicated:

                                                     FOR THE NINE MONTHS
                                                     ENDED SEPTEMBER 30,                 FOR THE YEAR ENDED DECEMBER 31,
                                                 ----------------------------    ---------------------------------------------------

                                                    1997              1996             1996              1995              1994
                                                 ---------          ---------    ----------------   --------------   ---------------

                                                                                  (IN THOUSANDS)
Deposits....................................... $ 1,234,631        $ 1,197,644     $  1,672,325      $  1,374,946      $ 1,295,191
Withdrawals....................................  (1,245,329)        (1,229,251)      (1,718,034)       (1,396,632)      (1,316,030)
Deposits acquired in purchase(1)...............          --                 --               --           112,785               --
                                                -----------        -----------      -----------       -----------      -----------
Withdrawals less than (in excess of) deposits..     (10,698)           (31,607)         (45,709)           91,099          (20,839)
Interest credited..............................      25,552             25,710           33,966            33,626           23,491
                                                -----------        -----------      -----------       -----------      -----------
Total increase (decrease) in deposits.......... $    14,854        $    (5,897)     $   (11,743)      $   124,725      $     2,652
                                                ===========        ===========      ===========       ===========      ===========

_______________________
(1)  Purchase of deposits from the Resolution Trust Corporation.

          The following table presents by various categories, the amount of certificate accounts outstanding at September 30, 1997 and 1996, and the time to maturity of the certificate accounts outstanding at September 30, 1997.

                                    AT SEPTEMBER 30,                     MATURITY AT SEPTEMBER 30, 1997
                              ---------------------------    ------------------------------------------------------
                                                                WITHIN       ONE THROUGH
                                  1997           1996          ONE YEAR      THREE YEARS    THEREAFTER     TOTAL
                              ----------     ------------    ------------  --------------- ------------  ----------
                                                                     (IN THOUSANDS)
Certificate accounts:
  3.99% or less..............   $  2,800       $  3,448         $  2,800        $     --       $    --    $  2,800
  4.00% to 4.49%.............         91         16,242               91              --            --          91
  4.50% to 4.99%.............     21,879        153,445           18,687           3,192            --      21,879
  5.00% to 5.49%.............    252,318        156,071          239,457           6,414         6,447     252,318
  5.50% to 5.99%.............    123,762         44,162           70,659          38,693        14,410     123,762
  6.00% to 6.49%.............     23,056         35,379            3,107           4,990        14,959      23,056
  6.50% to 6.99%.............     34,628         49,583           10,288          12,698        11,642      34,628
  7.00% to 7.49%.............      2,594          2,702            2,486              --           108       2,594
  7.50% to 7.99%.............      2,890          2,837              341           1,232         1,317       2,890
  8.00% and greater..........        634            656              388             246            --         634
                                --------       --------         --------         -------       -------    --------
    Total....................   $464,652       $464,525         $348,304         $67,465       $48,883    $464,652
                                ========       ========         ========         =======       =======    ========

          At September 30, 1997, the Bank had $45.3 million in certificate accounts in amounts of $100,000 or more maturing as follows:

                            MATURITY PERIOD                   AMOUNT
               -------------------------------------  ------------------------
                                                       (DOLLARS IN THOUSANDS)
               Three months or less.............             $ 8,328
               Over 3 through 6 months..........               6,673
               Over 6 through 12 months.........              20,239
               Over 12 months ..................              10,101
                                                             -------
                     Total......................             $45,341
                                                             =======

          The following table sets forth the distribution of the Bank's average accounts for the periods indicated and the weighted average nominal interest rates on each category of deposits presented.


                                                                                         FOR THE YEAR ENDED DECEMBER 31,

                                    FOR THE NINE MONTHS ENDED
                                       SEPTEMBER 30, 1997                           1996                                  1995
                               -----------------------------------  -------------------------------------  -----------------------
                                            PERCENT                                PERCENT                                PERCENT
                                            OF TOTAL     WEIGHTED                 OF TOTAL      WEIGHTED                 OF TOTAL
                                AVERAGE     AVERAGE      AVERAGE      AVERAGE      AVERAGE       AVERAGE     AVERAGE      AVERAGE
                                BALANCE     DEPOSITS       RATE       BALANCE     DEPOSITS        RATE       BALANCE     DEPOSITS
                               ---------  -----------   ----------  ----------   ----------    ----------  ----------  -----------
Non-interest bearing demand.... $ 21,109        2.62%          --%    $ 19,491       2.42%         --%      $ 16,610      2.10
Money market accounts..........  134,681       16.71         3.30      124,097      15.40        3.28        129,426     16.37
Savings accounts...............  129,334       16.04         2.54      139,045      17.26        2.53        140,122     17.73
NOW accounts...................   57,077        7.08         1.90       54,079       6.71        1.96         50,552      6.40
                                --------      ------                  --------     ------                   --------    ------
      Total....................  342,201       42.45         2.56      336,712      41.79        2.57        336,710     42.60
                                --------      ------                  --------     ------                   --------    ------
Certificate accounts(1):
     Less than six months......  143,604       17.81         5.05      142,332      17.67        4.85        128,984     16.32
     Over 6 through 12 months..  167,818       20.82         5.32      166,356      20.65        5.34        157,267     19.90
     Over 12 through 36 months.   54,425        6.75         5.74       59,192       7.35        5.65         67,921      8.59
     Over 36 months............   98,092       12.17         6.05      101,014      12.54        6.16         99,483     12.59
                                --------      ------                  --------      -----                   --------    ------
      Total certificate
       accounts................  463,939       57.55         5.42      468,894      58.21        5.39        453,655     57.40
                                --------      ------                  --------      ------                   --------   ------
      Total average
       deposits................ $806,140      100.00%        4.21     $805,606     100.00%       4.22       $790,365    100.00
                                ========      ======                  ========     =======                  ========    ======

                                                                1994
                                                 ------------------------------------------
                                                               PERCENT
                                      WEIGHTED                 OF TOTAL      WEIGHTED
                                       AVERAGE     AVERAGE     AVERAGE        AVERAGE
                                        RATE       BALANCE     DEPOSITS        RATE
                                      --------    ---------  -----------    ----------
Non-interest bearing demand....           --%      $ 14,002       2.04         --%
Money market accounts..........           3.20      124,917      18.17        2.79
Savings accounts...............           2.55      143,738      20.91        2.51
NOW accounts...................           1.89       43,251       6.29        2.00
                                                   --------      ------
      Total....................           2.57      325,908      47.41        2.44
                                                   --------      ------
Certificate accounts(1):
     Less than six months......           5.05      110,320      16.04        3.26
     Over 6 through 12 months..           5.51      110,130      16.02        3.70
     Over 12 through 36 months.           5.22       52,264       7.60        4.64
     Over 36 months............           6.41       88,875      12.93        6.43
                                                   --------      ------
      Total certificate
       accounts................           5.53      361,589      52.59        4.35
                                                   --------      ------
      Total average
       deposits................           4.27     $687,497     100.00%       3.46
                                                   ========     ======

BORROWINGS

     The Bank's policy has been to utilize borrowings as an alternative and/or less costly source of funds. The Bank obtains advances from the FHLB-NY, which are collateralized by the capital stock of the FHLB-NY held by the Bank, and certain mortgage loans and mortgage-backed securities of the Bank. The Bank also borrows funds via reverse repurchase agreements with the FHLB-NY and primary broker/dealers. Advances from the FHLB-NY are made pursuant to several different credit programs, each of which has its own interest rate and maturity. The maximum amount that the FHLB-NY will advance to member institutions, including the Bank, for purposes of other than meeting withdrawals, fluctuates from time to time in accordance with the policies of the FHLB-NY and the OTS. The maximum amount of FHLB-NY advances permitted to a member institution generally is reduced by borrowings from any other source. At September 30, 1997, the Bank's FHLB-NY advances totalled $33.0 million, representing 3.5% of total liabilities.

     During 1997, the Bank continued to borrow funds from primary broker/dealers. The borrowings are collateralized by designated mortgage-backed and investment securities. The total of these borrowings at September 30, 1997 was $90.9 million, representing 9.6% of total liabilities. The Bank has the right to freely substitute collateral as long as the margin is at least 95% of all outstanding borrowings, including accrued interest.

     The Bank also has an available overnight line-of-credit with the FHLB-NY for a maximum of $48.9 million. The fee for the line-of-credit for the nine months ended September 30, 1997 was $500. The Bank may continue to increase borrowings in the future to fund asset growth. To the extent it does so, the Bank may experience an increase in its cost of funds.

     The Bank, as part of the Reorganization, established, for eligible employees, an ESOP which became effective at completion of the 1992 MHC Reorganization. As part of the initial minority stock offering conducted in connection with the 1992 MHC Reorganization, the Bank's ESOP borrowed funds totalling $700,000 from an unrelated third party lender and used the funds to purchase 7%, or 70,000 shares, of the common stock issued in the offering. On September 30, 1994, the third party lender was repaid by the Mutual Holding Company, which refinanced the ESOP loan at the same interest rate. The ESOP debt as of September 30, 1997 and December 31, 1996 and 1995, was $571,000, $646,000
and $746,000, respectively, and bears an interest rate equal to the prime rate less 1.50%, as published in The Wall Street Journal, with principal and interest payable in quarterly installments over a ten-year period. During the nine months ended September 30, 1997, and the year ended December 31, 1996, $25,000 of dividends paid on ESOP shares during each of the periods was used to pay down ESOP debt. Total interest paid on ESOP debt for the nine months ended September 30, 1997 and 1996, was $33,000 and $37,000, respectively, and for the years ended December 31, 1996, 1995 and 1994 was $48,000, $41,000 and $26,000,
respectively. In July 1995, the Bank completed its 1995 Secondary Offering, whereby the ESOP purchased an additional 42,000 shares of Common Stock at $13 per share, totalling $546,000. The funds to purchase those shares were borrowed from the Mutual Holding Company. The borrowing is currently secured by 80,102 shares of the Bank's Common Stock, as adjusted for the 10% stock dividend declared on September 24, 1997.

     Upon consummation of the Conversion and Reorganization, it is expected that the Mutual Holding Company's loan to the ESOP will be assumed by the Company, and that the Company will lend additional funds to the ESOP to enable it to acquire 8% of the Conversion Stock. See "Management of the Bank--Executive Compensation--Employee Stock Ownership Plan."

The following table sets forth certain information regarding the Bank's borrowed fundson the dates indicated:

                                                               AT OR FOR THE NINE MONTHS ENDED       AT OR FOR THE YEAR ENDED
                                                                        SEPTEMBER 30,                      DECEMBER 31,
                                                           ------------------------------------   -----------------------------
                                                                1997                  1996           1996      1995      1994
                                                           --------------         -------------   ---------  --------  --------
                                                                                    (DOLLARS IN THOUSANDS)
FHLB-NY advances:
     Average balance outstanding...........................    $ 36,200             $19,400        $21,846   $21,231   $29,538
     Maximum amount outstanding at any
        month-end during the period........................      40,000              22,000         30,000    34,000    37,000
     Balance outstanding at end of period..................      33,000              20,000         30,000    19,000    34,000
     Weighted average interest rate during the period......        6.18%               6.18%          6.13%     5.72%     4.74%
     Weighted average interest rate at end of period.......        6.06%               6.17%          6.06%     6.13%     5.22%
Repurchase agreements:
     Average balance outstanding...........................    $ 74,138             $26,862        $32,691   $11,834   $    --
     Maximum amount outstanding at any
       month-end during the period.........................      90,894              49,437         57,994    24,864        --
     Balance outstanding at end of period..................      90,894              49,437         57,994    19,750        --
     Weighted average interest rate during the period......        6.14%               5.91%          6.05%     6.50%       --%
     Weighted average interest rate at end of period.......        5.94%               6.04%          6.02%     6.13%       --%
ESOP debt:
       Average balance outstanding.........................    $    616             $   716        $   704   $   510   $   358
       Maximum amount outstanding at any
         month-end during the period ......................         646                 746            746       796       400
     Balance outstanding at end of period..................         571                 671            646       746       300
     Weighted average interest rate during the period......        7.03%               6.84%          7.74%     8.08%     7.25%
     Weighted average interest rate at end of period.......        7.00%               6.75%          6.75%     7.00%     8.50%
Total borrowings:
       Average balance outstanding.........................    $110,954             $46,978        $55,241   $33,575   $29,896
       Maximum amount outstanding at any
         month-end during the period ......................     124,465              70,108         88,640    59,661    37,325
     Balance outstanding at end of period..................     124,465              70,108         88,640    39,496    34,300
     Weighted average interest rate during the period......        6.16%               6.05%          6.10%     6.06%     4.82%
     Weighted average interest rate at end of period.......        5.98%               6.08%          6.04%     6.15%    5.24%

SUBSIDIARY ACTIVITIES

     FSB FINANCIAL CORP. FSB Financial Corp. is a wholly-owned subsidiary of the Bank. FSB Financial Corp. provides a line of fixed and variable rate annuity products, along with mutual funds and term life insurance. For the nine months ended September 30, 1997, FSB Financial Corp. had net income of $140,000.

     1000 WOODBRIDGE CENTER DRIVE, INC. 1000 Woodbridge Center Drive, Inc. is a wholly-owned subsidiary of the Bank. 1000 Woodbridge Center Drive, Inc. was the owner of the Bank's corporate center. For the year ended December 31, 1996, 1000 Woodbridge Center Drive, Inc. had a net loss of $110,000. The subsidiary was inactive as of September 30, 1997.

PROPERTIES

     The Bank conducts its business through its main office and 17 full service branch offices, all located in central New Jersey. The following table sets forth certain information concerning the main office and each branch office of the Bank at September 30, 1997. The aggregate net book value of the Bank's premises and equipment was $13.3 million at September 30, 1997.

                                        DATE LEASED         NET BOOK VALUE AT
            LOCATION                    OR ACQUIRED        SEPTEMBER 30, 1997       LEASED OR OWNED
--------------------------------      ---------------    ----------------------   -------------------
MAIN OFFICE:

339 State Street                           4/29               $1,306,297                Owned
Perth Amboy, NJ 08861(1)

CORPORATE HEADQUARTERS:

1000 Woodbridge Avenue
Woodbridge, NJ 07095                       5/94                5,500,548                Owned

BRANCH OFFICES:

158 Wyckoff Road
Eatontown, NJ 07724(2)                     7/93                  105,135                Leased

980 Amboy Avenue
Edison, NJ 08837                           6/74                  673,607                Owned

2100 Oak Tree Road
Edison, NJ 08820                           4/84                  312,974                Owned

206 South Avenue
Fanwood, NJ 07023                          9/91                  373,090                Owned

Lafayette Road & Ford Avenue
Fords, NJ 08863                            4/84                   54,524                Leased

Rt. 35 & Bethany Road
Hazlet, NJ 07730                           1/91                   15,755                Leased

101 New Brunswick Avenue
Hopelawn, NJ 08861                         6/76                   63,240                Leased

1220 Green Street
Iselin, NJ 08830                          11/84                  644,436                Owned

599 Middlesex Avenue
Metuchen, NJ 08840(3)                      1/95                   44,382                Leased

1580 Rt. 35 South
Middletown, NJ 07748                       4/95                  226,162                Leased

97 North Main Street
Milltown, NJ 08850(3)                      1/95                1,050,927                Owned

Rt. 9 & Ticetown Road
Old Bridge, NJ 08857                       6/79                    7,306                Leased

100 Stelton Road
Piscataway, NJ 08854(4)                    9/91                  298,274                Leased

325 Amboy Avenue
Woodbridge, NJ 07095                       1/70                  236,732                Owned

Rt. 1 & St. Georges Avenue
Woodbridge, NJ 07095                       6/80                      570                Leased

_______________
(1) Includes an adjacent administrative building with a net book value of $942,000.
(2) An agreement has been signed to sell the Eatontown branch. The transaction is anticipated to close in February 1998.
(3) Acquired/leased in conjunction with purchase of deposits of the former Carteret Savings Bank from the RTC on January 20, 1995.
(4)  Includes property acquired for future branch site during 1994.

LEGAL PROCEEDINGS

     The Bank is involved in various legal actions arising in the normal course of its business. In the opinion of management, the resolution of these legal actions are not expected to have a material adverse effect on the Bank's results of operations.

PERSONNEL

     As of September 30, 1997, the Bank had 208 full-time employees and 33 part-time employees. The employees are not represented by a collective bargaining unit and the Bank considers its relationship with its employees to be good. See "Management of the Bank - Benefit Plans" for a description of certain compensation and benefit programs offered to the Bank's employees.

                          FEDERAL AND STATE TAXATION

FEDERAL TAXATION

     General. The Bank and the Company will report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company. The Bank was last audited by the IRS in 1984 and has not been audited by the New Jersey Division of Taxation ("DOT") in the past five years.

     Bad Debt Reserve. Historically, savings institutions such as the Bank which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. The Bank's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on the percentage of taxable income method.

     In August 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Bank has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense.

     For the tax years beginning after December 31, 1995, the Bank is not permitted to maintain a tax reserve for bad debts. As of September 30, 1997, the Bank had an excess amount subject to recapture equal to $12.7 million. The new rules allow an institution to suspend the bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institution's average mortgage lending activity for the six taxable years preceding 1996. For this purpose, only home purchase and home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin its six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to

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be subject to provisions of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

     Distributions. To the extent that the Bank makes "non-dividend distributions" to the Company that are considered as made (i) from the reserve for losses on qualifying real property loans, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserve. Thus, any dividends to the Company that would reduce amounts appropriated to the Bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Bank. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Bank makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend Policy" for limits on the payment of dividends of the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

     Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code") imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). The Bank does not expect to be subject to the AMT.

     Dividends Received Deduction and Other Matters. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations, except that if the Company or the Bank own more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

     State of New Jersey. The Bank files New Jersey income tax returns. For New Jersey income tax purposes, savings institutions are presently taxed at a rate equal to 3% of taxable income. For this purpose, "taxable income" generally means federal taxable income, subject to certain adjustments (including the addition of net interest income on state and municipal obligations). The Bank is not currently under audit with respect to its New Jersey income tax returns.

     The Company will be required to file a New Jersey income tax return because it will be doing business in New Jersey. For New Jersey tax purposes, regular corporations are presently taxed at a rate equal to 9% of taxable income. For this purpose, "taxable income" generally means Federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

     Delaware Taxation. As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

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                                  REGULATION

GENERAL

     The Bank is subject to extensive regulation, examination and supervision by the Department, as its chartering agency, the OTS, as its federal banking regulator, and the FDIC, as the deposit insurer. The Bank is a member of the FHLB System. The Bank's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Bank must file reports with the Commissioner of the Department (the "Commissioner"), the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Department, the OTS and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Department, the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank and their operations. The Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of the OTS and of the Securities and Exchange Commission (the "SEC") under the federal securities laws.

     Any change in the regulatory structure or the applicable statutes or regulations, whether by the Department, the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank, their operations or the Conversion and Reorganization. Congress has been considering various proposals to eliminate the federal thrift charter and abolish the OTS. The outcome of such legislation is uncertain. Therefore, the Bank is unable to determine the extent to which legislation, if enacted, would affect its business and what charter alternatives will be available at that time. See "Risk Factors - Financial Institution Regulation and Possible Legislation."

     Certain of the regulatory requirements applicable to the Bank and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus do not purport to be complete descriptions of such statutes and regulations and their effects on the Bank and the Company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL REGULATION OF SAVINGS INSTITUTIONS

     Business Activities. The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which savings associations may engage.

     Loans-to-One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At September 30, 1997, the Bank's general policy is to limit loans-to-one borrower to $13.5 million. At September 30, 1997, the Bank's largest aggregate amount of loans-to-one borrower totalled $11.1 million.

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

     QTL Test. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of September 30, 1997, the Bank maintained 88.8% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

     Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by a savings institution, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level and supervisory condition. An institution, such as the Bank, that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event the Bank's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio at September 30, 1997 was 8.17%, which exceeded the applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     Assessments. Savings institutions are required by regulation to pay assessments to the FDIC, the OTS and the New Jersey Department of Banking to fund the various agency's operations and periodic Bank examinations. The assessments paid by the Bank to these agencies for the nine months ended September 30, 1997 and for the years ended December 31, 1996 and 1995 totalled $251,000, $271,000 and $217,000, respectively.

     Transactions with Related Parties. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any non-savings institution subsidiaries that the Company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates

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is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

     The Bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is governed by Sections 22(g) and 22(h) of the FRA, and Regulation O thereunder. Among other things, these regulations require such loans to be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Recent legislation created an exception for loans to insiders made pursuant to a benefit or compensation program that are widely available to all employees of the institution and do not give preference to insiders over other employees. Regulation O also places individual and aggregate limits on the amounts of loans the Bank may make to insiders based, in part, on the Bank's capital position, and requires certain board approval procedures to be followed.

     Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

     Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation

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

provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "- Prompt Corrective Regulatory Action."

     The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     At September 30, 1997, the Bank met each of its capital requirements, in each case on a fully phased-in basis. See "Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Bank's historical amounts and percentages at September 30, 1997, and pro forma amounts and percentages based upon the issuance of the shares within the Estimated Price Range and assuming that a portion of the net proceeds are retained by the Company.

THRIFT RECHARTERING

     Recently enacted legislation provides that the BIF (the deposit insurance fund that covers most commercial bank deposits) and the SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and the OTS. A bill recently reported by the House Banking Committee would require federal thrifts to become national banks or state banks or savings banks within two years after enactment or they would, by operation of law, become national banks. A national bank resulting from a converted federal thrift could continue to engage in activities, including holding any assets, in which it was lawfully engaged on the day before the date of enactment. Branches operated on the day before enactment could be retained regardless of their permissibility for national banks. Subject to a grandfathering provision, all savings and loan holding companies would become subject to the same regulation and activities restrictions as bank holding companies. The grandfathering could be lost under certain circumstances, such as a change in control of the holding company. The legislative proposal would also abolish the OTS and transfer its functions to the federal bank regulators with respect to the institutions and to the Board of Governors of the Federal Reserve Board with respect to the regulation of holding companies. The Bank is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Bank is also unable to predict whether the SAIF and BIF will eventually be merged.

PROMPT CORRECTIVE REGULATORY ACTION

     Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically

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undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

     The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. The capital categories are (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also placed in one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned with the most well capitalized, healthy institutions receiving the lowest rates.

     Deposits of the Bank are presently insured by the SAIF. Both the SAIF and the BIF are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the SAIF and BIF were paying average deposit insurance assessments of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF.

     In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Bank, could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

     On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996. The SAIF Special Assessment was recognized by the Bank as an expense in the quarter ended September 30, 1996 and was tax deductible. The SAIF Special Assessment recorded by the Bank amounted to $5.2 million on a pre-tax basis and $3.3 million on an after-tax basis.

     The Funds Act also spread the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits were assessed for a FICO payment of 1.3 basis points,

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

while SAIF deposits pay 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged.

     As a result of the Funds Act, the FDIC voted to effectively lower SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members. SAIF members will also continue to make the FICO payments described above. The FDIC also lowered the SAIF assessment schedule for the fourth quarter of 1996 to 18 to 27 basis points. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the federal thrift charter will be eliminated or whether the BIF and SAIF will eventually be merged.

     The Bank's assessment rate for the nine months ended September 30, 1997 was
6.48 basis points and the regular premium expense for this period was $285,000.

     The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

FEDERAL HOME LOAN BANK SYSTEM

     The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at September 30, 1997 of $8.0 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At September 30, 1997, the Bank had $33.0 million in FHLB advances and $38.2 million in repurchase agreements with the FHLB.

     The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, dividends from FHLB stock to the Bank amounted to $382,000, $469,000 and $475,000, respectively. If dividends were reduced, the Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $47.8 million or less (subject to adjustment by the Federal

Reserve Board) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.479 million (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

NEW JERSEY LAW

     The Commissioner regulates, among other things, the Bank's internal business procedures as well as its deposits, lending and investment activities. The Commissioner must approve changes to the Bank's Certificate of Incorporation, establishment or relocation of branch offices, mergers and the issuance of additional stock. In addition, the Commissioner conducts periodic examinations of the Bank. Certain of the areas regulated by the Commissioner are not subject to similar regulation by the FDIC.

     Recent federal and state legislative developments have reduced distinctions between commercial banks and SAIF-insured savings institutions in New Jersey with respect to lending and investment authority, as well as interest rate limitations. As federal law has expanded the authority of federally chartered savings institutions to engage in activities previously reserved for commercial banks, New Jersey legislation and regulations ("parity legislation") have given New Jersey chartered savings institutions, such as the Bank, the powers of federally chartered savings institutions.

     New Jersey law provides that, upon satisfaction of certain triggering conditions, as determined by the Commissioner, insured institutions or savings and loan holding companies located in a state which has reciprocal legislation in effect on substantially the same terms and conditions as stated under New Jersey law may acquire, or be acquired by, New Jersey insured institutions or holding companies on either a regional or national basis. New Jersey law explicitly prohibits interstate branching.

HOLDING COMPANY REGULATION

     The Company will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Bank must notify the OTS 30 days before declaring any dividend to the Company.

     As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See "- Federal Regulation of Savings Institutions - QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under

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

Section 4(c)(8) of the Bank Holding Company ("BHC") Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Recently proposed legislation would treat all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for bank holding companies. See "Risk Factors - Financial Institution Regulation and Possible Legislation."

     The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS; from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. The HOLA also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

FEDERAL SECURITIES LAWS

     The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended ("Securities Act"), for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                           MANAGEMENT OF THE COMPANY

     The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Mulkerin, Shein and Burke has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Mr. Timpson and Dr. Akey, has a term of office expiring at the second annual meeting of stockholders, and a third class, consisting of Messrs. Martin, McLaughlin and Ruegger has a term of office expiring at the third annual meeting of stockholders. Their names and biographical information are set forth under "Management of the Bank - Directors." The Company will hold its first annual meeting of stockholders prior to consummation of the Conversion and Reorganization. The Company's first annual meeting of public stockholders is expected to occur in April 1999.

     The following individuals are the executive officers of the Company and hold the offices set forth below opposite their names.

           NAME                       POSITIONS HELD WITH COMPANY
--------------------------         ---------------------------------
John P. Mulkerin                   President and Chief Executive Officer of the
                                   Bank and Company, General Counsel
Christopher P. Martin              Executive Vice President, Chief Operating
                                   and Financial Officer, Corporate Secretary


     The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal at the discretion of the Board of Directors.

     Since the formation of the Company, none of the executive officers, directors or other personnel of the Company has received remuneration from the Company. Information concerning the principal occupations, employment and other information concerning the directors and officers of the Company during the past five years is set forth under "Management of the Bank -Biographical Information."

                            MANAGEMENT OF THE BANK
     DIRECTORS

     The following table sets forth certain information regarding the Board of Directors of the Bank.

                                          POSITION(S) HELD WITH THE                      DIRECTOR         TERM
        NAME               AGE(1)                  BANK(2)                                SINCE         EXPIRES
-----------------------    ---------   --------------------------------------------    ----------    ------------
Walter K. Timpson            75        Chairman of the Board                              1964            2000
Donald T. Akey, M.D.         75        Director                                           1979            2000
Harry F. Burke               90        Director                                           1970            1999
Keith H. McLaughlin          61        Director                                           1983            1999
John P. Mulkerin             60        President, Chief Executive Officer, General
                                       Counsel and Director                               1996            1998
Philip T. Ruegger, Jr.       70        Director                                           1983            2000
Jeffries Shein               57        Director                                           1985            1998
Christopher P.  Martin       40        Executive Vice President, Chief Financial
                                       and Operating Officer, Corporate Secretary
                                       and Director                                       1997            1998

__________________
(1)  As of September 30, 1997.
(2)  All directors of the Bank are also directors of the Company.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth certain information regarding the executive officers of the Bank who are not also directors.

          NAME                  AGE(1)                POSITION(S) HELD WITH THE BANK
---------------------------    -------       ------------------------------------------------
John F. Cerulo, Jr.               46         Senior Vice President/Retail Banking
Karen I. Martino                  38         Senior Vice President/Audit and Compliance
Richard Spengler                  36         Senior Vice President/Chief Lending Officer

______________
(1)  As of September 30, 1997.

     Each of the executive officers of the Bank will retain his office in the Bank until their re-election at the annual meeting of the Board of Directors of the Bank, held immediately after the first annual meeting of stockholders subsequent to the Conversion, and until their successors are elected and qualified or until they are removed or replaced. Officers are subject to re-election by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

     DIRECTORS

     John P. Mulkerin was named President and Chief Executive Officer and a member of the Board of Directors of the Bank in June 1996, following the death of Joseph S. Yewaisis. Mr. Mulkerin joined the Bank in 1987 as Executive Vice President, Chief Operating Officer and Corporate Secretary. He was named General Counsel of the Bank in 1993. Mr. Mulkerin also serves as President and Chief Executive Officer of the Company and is a director of FSB Financial Corp., a wholly-owned subsidiary of the Bank. Mr. Mulkerin is also a member of the Board of Directors of Middlesex Water Company, Raritan Bay Medical Center and Daytop Village Foundation, headquartered in New York.

     Christopher P. Martin is the Executive Vice President, Chief Financial and Operating Officer and Corporate Secretary. He joined the Bank in 1984 and served as Controller of the Bank until 1989, when he was named Senior Vice President and Chief Financial Officer. He was named Executive Vice President in 1994. Mr. Martin is also the Executive Vice President and Chief Financial Officer of the Company and he serves as Treasurer and a director of FSB Financial Corp.

     Donald T. Akey, M.D. joined the Board of First Savings in 1979. Dr. Akey is a surgeon who had practiced in Metuchen, New Jersey, for over forty years. Dr. Akey retired from active practice in 1993.

     Harry F. Burke joined the Board of First Savings in 1970. Mr. Burke owned and operated a general insurance agency in Woodbridge, New Jersey prior to the sale of said business in 1980.

     Keith H. McLaughlin joined the Board of First Savings in 1983. He is the President and Chief Executive Officer of Raritan Bay Medical Center, which operates acute care hospitals in Perth Amboy and Old Bridge, New Jersey. Mr. McLaughlin also serves as a director of the Princeton Insurance Company.

     Philip T. Ruegger, Jr. joined the Board of First Savings in 1983. Mr. Ruegger is now an investor. Previously, he was President of Northwest Construction Co., a real estate construction and management firm. Mr. Ruegger served as director of the National Bank of New Jersey, a commercial bank, from 1968 through 1981.

     Jeffries Shein joined the Board of First Savings in 1985. He is a partner with Jacobson, Goldfarb and Tanzman Associates, L.L.C., a commercial real estate brokerage firm. Mr. Shein serves on the Board of Directors of Middlesex Water Co. and is Chairman of the Board of Raritan Bay Medical Center.

     Walter K. Timpson was appointed Chairman of the Board of Directors in June 1996, following the death of Mr. Joseph S. Yewaisis. Mr. Timpson has operated a real estate appraisal firm in Metuchen, New Jersey, for over forty years.

     Each director named above is also a director of the Company.

     EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     John F. Cerulo, Jr. joined the Bank in 1988 as Senior Vice President - Retail Banking. Prior to First Savings, Mr. Cerulo worked for another savings institution for 16 years as a Branch Administrator.

     Karen I. Martino joined the Bank in 1984. She is now Senior Vice President and Auditor, a position she has held since 1990.

     Richard Spengler joined the Bank in 1983. He was appointed Assistant Vice President in 1990, and Vice President of Mortgage Operations in 1991. In January 1995, Mr. Spengler was named Senior Vice President - Chief Lending Officer.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE BANK AND COMPANY

     The business of the Bank's Board of Directors is conducted through meetings and activities of the Board and its committees. During the nine months ended as of September 30, 1997, the Board of Directors held 10 regular meetings, including the annual organization meeting, and five special meetings. During the nine months ended September 30, 1997, no director attended fewer than 75% of the total meetings of the Board of Directors of the Bank and committees on which such director served.

     The Audit Committee consists of Directors Akey (Chairman), Burke, McLaughlin, Ruegger and Timpson. The Audit Committee met four times during the nine months ended September 30, 1997. The Audit Committee reviews audit programs and results of audits of compliance, departmental internal controls and operating procedures.

     The Nominating Committee consists of the entire Board of Directors except those directors standing for election. The Nominating Committee meets annually to select the nominees for the Board of Directors. The Board of Directors met once in its capacity as a nominating committee during the nine months ended September 30, 1997.

     The Compensation Committee consists of Directors Timpson (Chairman), McLaughlin, Ruegger and Shein. The Compensation Committee meets at least annually to review the performance and remuneration of the officers and employees of the Bank. The committee reviews and approves all compensation programs to be implemented by the Bank. The Compensation Committee met twice in its capacity as a compensation committee during the nine months ended September 30, 1997.

DIRECTOR COMPENSATION

     Nonemployee directors receive $750 for each Board of Directors meeting attended, plus a $1,750 monthly retainer. Nonemployee directors serving on the committees are paid $300 for each meeting attended.

     DIRECTORS' DEFERRED FEE PLAN. Directors may elect to defer all or part of their fees under the Agreement for Deferment of Directors' Fees (the "Deferral Fee Agreement"). The fees so deferred are recorded on the books of the Bank as a liability in the year the fees are earned; however, the Bank does not specifically fund the amount so deferred. The Bank pays the deferred fees to the directors not earlier than the time they cease to be a director, retirement or when they attain age 65 (or some other age specifically elected by the director), unless the Bank determines it serves its best interests or the best interests of the director to disburse these funds at an earlier date.

     The Bank also maintains the First Savings Bank, SLA Directors' Deferred Fee Stock Unit Plan (the "Deferred Fee Stock Unit Plan"). During the Bank's 1992 and 1995 stock offerings, Directors who had deferred fees under the Deferred Fee Agreement had the opportunity to elect to defer the fees under the Deferred Fee Stock Unit Plan. Each Director who elected to participate in the Deferred Fee Stock Unit Plan had his deferred fees credited with a number of shares of Common Stock based on the fair market value of the stock. Messrs. Burke, McLaughlin, Martin, Ruegger, Shein and Timpson currently participate in the Plan. It is expected that Directors will again be able to defer fees previously earned into the Deferred Fee Stock Unit Plan in connection with the Offerings.

     RETIREMENT PLAN. First Savings also maintains a nonqualified, unfunded retirement plan for directors who are not employees, have served as a director for five (5) years, and who retire from the Board of Directors within the time specified under the Retirement Plan. Benefits, in general, are equal either to all or a portion of the current annual retainer received by Board members, depending upon the director's age and length of service at retirement. Benefits are paid monthly, commencing in the month following the director's retirement from the Board and ending in the month following the director's death.

     STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. During 1992, the Board of Directors adopted the First Savings Bank, SLA 1992 Stock Option Plan for Outside Directors (the "Directors' Stock Option Plan") of the Bank and its affiliates. Under the terms of the Director's Stock Option Plan, 100,399 shares of the Common Stock have been reserved for issuance to current directors who are not employees of the Bank. The Directors' Stock Option Plan is a self administering plan and provides that each member of the Board of Directors of the Bank who is not an officer or employee of the Bank or the Mutual Holding Company will be granted non-statutory stock options to purchase 16,733 shares of the Common Stock (based on adjustments for four 10% stock dividends and a two-for-one stock split). All stock options granted under this plan are currently exercisable at an exercise price of $3.413 per share, as adjusted the four stock dividends and the stock split. As of September 30, 1997, 33,466 options had been exercised under this plan.

     INCENTIVE PLAN. During 1995, the Board of Directors adopted the First Savings Bank, SLA 1996 Omnibus Incentive Plan for directors, officers and certain employees of the Bank and its affiliates. Under the terms of the Incentive Plan, 21,780 shares of the Common stock have been reserved for issuance to current directors who are not employees of the Bank. The portion of the Incentive Plan granting awards to directors is self administering and provides that each member of the Board of Directors who is not an officer or employee of the Bank or the Holding Company will be granted non-statutory options to purchase 3,630 shares of the Bank's Common Stock at an exercise price of $13.02 per share. Stock options granted under this plan vest in equal installments over a three-year period from the date of issuance.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information as to the total remuneration paid by the Bank to the Chief Executive Officer and other executive officers who received salary and bonuses in excess of $100,000 during the year ended December 31, 1996 ("Named Executive Officers"). In addition, the table sets forth information regarding total remuneration for the years ended December 31, 1996, 1995 and 1994.

------------------------------------------------------------------------------------------------------------------------------------

                                                                                          LONG-TERM COMPENSATION
                                                                             -------------------------------------------------------

                                                ANNUAL COMPENSATION(1)                    AWARDS           PAYOUTS
                                          ------------------------------------------------------------------------------------------

                                                                    OTHER                     SECURITIES
                                                                    ANNUAL      RESTRICTED    UNDERLYING    LTIP       ALL OTHER
                                           SALARY                COMPENSATION  STOCK AWARDS  OPTIONS/SARS  PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITIONS        YEAR   (1)(2)      BONUS(3)       (4)          (5)           (6)         (7)         (8)(9)
------------------------------------------------------------------------------------------------------------------------------------

Joseph S. Yewaisis(10)              1996  $185,770      $  --       $    --      $    --            --     $    --        $17,742
  Chairman of the Board,            1995   330,000       99,000          --           --            --          --         17,122
  President and Chief Executive     1994   315,000       94,500          --           --            --          --         14,615
  Officer

John P. Mulkerin (11)               1996   202,250       67,500          --       66,138        13,915          --         19,813
  President, Chief Executive        1995   152,000       30,400          --           --            --          --         17,062
  Officer and General Counsel       1994   145,000       29,000          --           --            --          --         14,128

Christopher P. Martin(12)           1996   160,460       54,000          --       66,138        13,915          --         18,905
  Executive Vice President, Chief   1995   125,000       25,000          --           --            --          --         14,168
  Financial Officer, Chief          1994   110,000       22,000          --           --            --          --         10,718
  Operating Officer and Corporate
  Secretary

Richard Spengler                    1996   100,000       15,000          --       17,875         2,420          --         13,042
  Senior Vice President, Lending    1995    74,480       11,250          --           --            --          --          7,995
                                    1994    63,000        7,875          --           --            --          --          6,020

_________________________
(1)    Includes directors' fees paid to Mr. Mulkerin in 1996.
(2) Includes amounts of salary deferred pursuant to the Bank's Incentive Savings Plan for Employees of First Savings Bank, SLA 401(k).
(3) Includes bonuses granted pursuant to the Bank's Annual Incentive Plan. Under this plan, bonuses are awarded by the Compensation Committee of the Board of Directors based upon achieving certain predetermined profit levels and other identifiable goals. See "Compensation Committee Report."
(4) The Bank provides certain executive officers with the use an automobile, club dues and certain other benefits, which, in the aggregate, do not exceed the lesser of either $50,000, or 10% of the total annual salary and bonus reported for any of the named executive officers.
(5) Pursuant to the 1996 Incentive Plan, Messrs. Mulkerin, Martin and Spengler were awarded 4,477 shares, 4,477 shares and 1,210 shares of Common stock, respectively, in November 1996, as adjusted for a 10% stock dividend paid on October 30, 1997, which had a market value of $75,300, $75,300 and $19,600, respectively, at December 31, 1996. The dollar amounts set forth in the table represent the market value of the shares awarded on the date of grant. A committee of non-employee directors determines the date on which plan share awards vest. Pursuant to the award agreements, the awards will vest over a three-year period from the date of grant.
(6) The Bank maintains the 1992 Incentive Stock Option Plan for the benefit of officers and employees. All options granted pursuant to the 1992 Incentive Stock Option Plan became exercisable as of July 10, 1993. The Bank also maintains the 1996 Incentive Plan for the benefit of officers and directors. Messrs. Mulkerin, Martin and Spengler were awarded 13,915 shares, 13,915 shares and 2,420 shares subject to options, respectively, under the 1996 Incentive Plan, as adjusted for a 10% stock dividend paid on October 30, 1997. Options granted become exercisable in equal installments at an annual rate of 33-1/3% beginning November 19, 1997.
(7) For 1996, 1995 and 1994, the Bank had no long-term incentive plan; accordingly, there were no payouts or awards under any long-term incentive plan.
(8) Includes $4,950, $3,847 and $3,000 contributed by the Bank in 1996 to the accounts of Messrs. Mulkerin, Martin and Spengler, respectively, under the Incentive Savings Plan for Employees of First Savings Bank, SLA 401(k).
(9) Includes $15,063, $15,063 and $10,042, contributed by the Bank pursuant to the Bank's Employee Stock Ownership Plan ("ESOP") in 1997 allocated for the benefit of Messrs. Mulkerin, Martin and Spengler.
(10)   Mr. Yewaisis passed away on May 29, 1996.
(11) Mr. Mulkerin was appointed to the positions of President and Chief Executive Officer on June 12, 1996.
(12) Mr. Martin was appointed to the added positions of Chief Operating Officer and Corporate Secretary on June 12, 1996.

     1996 Incentive Plan. On April 24, 1996, the Bank's stockholders approved the First Savings Bank, SLA 1996 Omnibus Incentive Plan under which all employees of the Bank are eligible to receive awards. The 1996 Incentive Plan provides discretionary awards to officers and key employees, as determined by a committee of non-employee directors. Stock options were awarded to officers under the 1996 Incentive Plan on November 19, 1996. The following table lists all grants of stock options under the Incentive Plan to the Named Executive Officers for fiscal 1996 and contains certain information about the potential value of those options based upon certain assumptions regarding the appreciation of the Bank's stock over the life of the stock option.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF STOCK
                                                                                          PRICE APPRECIATION
                                 INDIVIDUAL GRANTS                                          FOR OPTIONS(1)
--------------------------------------------------------------------------------------  ---------------------
                            NUMBER OF
                            SECURITIES      % OF TOTAL
                            UNDERLYING      OPTION/SARS
                           OPTIONS/SARS      GRANTED TO      EXERCISE OR
                             GRANTED        EMPLOYEES IN      BASE PRICE    EXPIRATION
       NAME                (2)(3)(4)(5)     FISCAL YEAR       PER SHARE       DATE(6)       5%         10%
------------------------  --------------  ---------------  --------------  -----------  ----------  ---------
John P. Mulkerin             13,915             21.1%          $14.773       11/19/06    $129,504    $326,844
Christopher P. Martin        13,915             21.1            14.773       11/19/06     129,504     326,844
Richard Spengler              2,420              3.7            14.773       11/19/06      22,523      56,843

__________________________
(1) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be realized. All stock options and their respective prices reflect the 10% stock dividend paid on October 30, 1997.
(2) Options granted pursuant to the Incentive Plan become exercisable in equal installments at an annual rate of 33 1/3% beginning on November 19, 1997.
(3)  The purchase price may be paid in cash or in Common Stock.
(4) Under limited circumstances, such as death or disability of an employee, the employee (or his beneficiary) may request that the Bank, in exchange for the employee's surrender of an option, pay to the employee (or beneficiary) the amount by which the fair market value of the Common Stock exceeds the exercise price of the option on the date of the employee's termination of employment. It is within the Bank's discretion to accept or reject such a request.
(5)  To the extent possible, options will be treated as incentive options.
(6)  The option term is ten years.

     The following table provides certain information with respect to the number of shares of Common Stock acquired upon exercise of stock options and the value realized thereon. Also reported is the number of shares of Common Stock represented by outstanding stock options at December 31, 1996, held by named executive officers and the values for "in-the-money" options which represent the positive spread between the exercise price of any existing stock option and the year-end price of the Common Stock.

                       FISCAL YEAR-END OPTION/SAR VALUES


                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-THE-
                                    UNDERLYING UNEXERCISED              MONEY OPTIONS AT
                                    OPTIONS AT DECEMBER 31,          DECEMBER 31, 1996 (1)(2)
                                            1996(1)
                              --------------------------------    --------------------------------

           NAME                EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
--------------------------    -------------    ---------------    -------------    ---------------
John P. Mulkerin..........          2,130             13,915         $ 28,540            $28,460

Christopher P. Martin.....          8,785             13,915          117,740             28,460

Richard Spengler..........             --              2,420               --              4,950

     ___________________________
     (1) All options granted under the 1992 Incentive Stock Option Plan were issued on July 10, 1992, and exercisable on July 10, 1993, at an option price of $3.413 per share. All options granted under the 1996 Incentive Plan were issued on November 19, 1996, at an option price of $14.773 per share. Options granted to Messrs. Mulkerin and Martin are exercisable at the rate of 4,638 shares per year commencing on November 19, 1997. Options granted to Mr. Spengler are exercisable at the rate of 807 shares per year commencing on November 19, 1997. All options will immediately vest upon a change in control.
     (2) The market value of the Common Stock at December 31, 1996, was $18.50 per share.


     The 1996 Incentive Plan was implemented by the Bank and the Mutual Holding Company as a means of providing employees and outside directors, respectively, of the Bank and the Mutual Holding Company with a proprietary interest in the Bank in a manner designed to encourage such persons to remain with the Bank and the Company. In November 1996, the 1996 Incentive Plan acquired 18,000 shares of Bank Common Stock from authorized but unissued shares (21,780 shares as adjusted for two 10% stock dividends).

     A Committee of the Board of Directors of the Bank and the Company comprised of nonemployee directors administers the 1996 Incentive Plan, and makes awards to executive officers pursuant to the Plan. Awards under the 1996 Incentive Plan become immediately vested in the event of death, disability, retirement or a change in control of the Bank or its successors.

     Officers, directors and employees of the Bank were awarded a total of 18,000 shares of Bank Common Stock during the year ended December 31, 1996 (21,780 as adjusted for two 10% stock dividends paid on October 30, 1997). Of the total, 21,780 shares of Bank Common Stock acquired by the 1996 Incentive Plan, 14,524 shares were unallocated at November 30, 1997. At the completion of the Conversion and Reorganization, the unallocated shares will be converted into shares of Company Common Stock in accordance with the applicable Exchange Ratio and will be available for grants to participants in the 1996 Incentive Plan.

     Adoption of Existing Bank Plans by Company. The Company has approved adoption of the Bank's existing 1992 Stock Option Plans and 1996 Incentive Plan (collectively the "Plans") as plans of the Company upon consummation of the Conversion and Reorganization and will issue Common Stock in lieu of Bank Common Stock to such Plans pursuant to the terms of such Plans. As of the effective date of the Conversion and Reorganization, rights outstanding under the Plans shall be assumed by the Company and thereafter shall be rights only for shares of Company Common Stock, with each such right being for a number of shares of Common Stock equal to the number of shares of Bank Common Stock that were available thereunder immediately prior to such effective date times the Exchange Ratio, and the price of each such right shall be adjusted to reflect the Exchange Ratio and so that the aggregate purchase price of the right is unaffected, but with no change in other terms or conditions of such right. The Company shall make appropriate amendments to the Plans to reflect the adoption of the Plans by the Company without adverse effect upon the rights outstanding thereunder. In addition, the Bank's Incentive Savings Plan for Employees of First Savings Bank, SLA (the "401(k) Plan"), will be amended to permit participants to invest in the Common Stock of the Company. Currently, the 401(k) Plan has an employer stock fund which enables participants to invest in Bank Common Stock.

EMPLOYMENT AGREEMENTS

     The Mutual Holding Company and the Bank currently have employment agreements with Messrs. Mulkerin and Martin. Effective upon the Conversion and Reorganization, the Company intends to enter into employment agreements (collectively, the "Employment Agreements") with Messrs. Mulkerin and Martin (the "Executives"). The Bank's contracts will remain in effect. The Employment Agreements are subject to the review and approval of the Company, and the review of the OTS and may be amended as a result of such review. Review of the compensation arrangements by the OTS does not indicate, and should not be construed to indicate that the OTS has passed upon the merits thereof. The Employment Agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base after the Conversion and Reorganization. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Messrs. Mulkerin and Martin.

     The proposed Employment Agreements are expected to provide for a three-year term for the Executives. The Bank's Employment Agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors of the Bank reviews the agreements and the Executive's performance for purposes of determining whether to extend the agreements with the Bank for an additional year such that the remaining terms would be the amount of the original terms. It is expected that the Company Employment Agreement would automatically extend daily, such that the remaining terms would be the amount of the original term unless written notice of non-renewal is given by the Board of Directors of the Company after conducting a performance evaluation of the executive. The base annual salary which will be effective for the Employment Agreement for Messrs. Mulkerin and Martin will be $260,000 and $210,000, respectively. In addition to the base salary, the proposed Employment Agreements would provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The Employment Agreements provide for termination by the Bank or the Company for "cause," as defined in the agreements, at any time. In the event the Bank or the Company would choose to terminate the Executive's employment for reasons other than for "cause," or in the event of the Executive's resignation from the Bank and the Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank or the Company; or (v) a breach of the agreement by the Bank or the Company, the Executive or, in the event of death, his beneficiary, would be entitled to receive the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement. The Bank and the

Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the Employment Agreements.

     Under the current and proposed Employment Agreements, if voluntary or involuntary termination follows a "change in control" of the Bank or the Company, as defined in the proposed Employment Agreements, the Executive or, in the event of death, his beneficiary, would be entitled to a payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) a severance payment equal to three times the average of the five preceding taxable years' compensation, in the case of the Company's proposed Employment Agreement, and three times the average of the three preceding taxable years' compensation in the case of the Bank's existing Employment Agreements. It is also expected that the Company, like the Bank, would also continue the Executive's life, health, and disability coverage for 36 months. Notwithstanding that both agreements would provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

     Payments to the Executives under the Bank's proposed Employment Agreements are expected to be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company's Employment Agreements would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements would be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Bank's Employment Agreement provides, and it is expected that the Company's Employment Agreement would provide, that the Bank and Company indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively. In the event of a "change in control" of the Bank or Company, the total amount of payments that would be due under the Employment Agreements, based solely on cash compensation paid to Messrs. Mulkerin and Martin in the past fiscal year and excluding any benefits under any employee benefit plan which may be payable, would be approximately $709,000 and $567,000, respectively.

CHANGE IN CONTROL AGREEMENTS

     Effective upon the Conversion and Reorganization, the Bank and the Company intend to enter into Change in Control Agreements ("CIC Agreements") with __________________. Such agreements will have terms ranging from one to three years. The proposed CIC Agreements are expected to provide that commencing on the first anniversary date and continuing on each anniversary thereafter, the Bank's CIC Agreements may be renewed by the Board of Directors for an additional year while the term of the Company's CIC Agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors of the Company. It is also expected that the CIC Agreements with the Company will provide that in the event voluntary or involuntary termination follows a change in control of the Bank or the Company, the officer would be entitled to receive a severance payment equal to one to three times the officer's average annual compensation for the five years preceding termination, depending on the term of the officers' CIC Agreement. It is also expected that the Bank's CIC Agreement would have a similar change in control provision; however, the officer would only be entitled to receive a severance payment under one agreement. The Company and the Bank would also continue, and pay for, the officer's life, health and disability coverage for 12 to 36 months following termination. Payments to the officer under the Bank's CIC Agreements would be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. In the event of a change in control of the Bank or Company, the total payments that would be due under the CIC Agreements, based solely on the cash compensation paid to the officers covered by the CIC Agreements over the past three fiscal years and excluding any benefits under any employee benefit plan which may be payable, would be approximately $___ million.

EMPLOYEE SEVERANCE COMPENSATION PLAN

     It is anticipated that the Bank's Board of Directors will, subsequent to the Conversion and Reorganization, establish the First Savings Bank, SLA Employee Severance Compensation Plan ("Severance Plan") which would provide eligible employees with severance pay benefits in the event of a change in control of the Bank or the Company following Conversion and Reorganization. Management personnel with employment or CIC Agreements would not be eligible to participate in the Severance Plan. Generally, all employees would be eligible to participate in the Severance Plan. It is expected that under the Severance Plan, in the event of a change in control of the Bank or the Company, eligible employees who are terminated from or terminate their employment within one year of the change in control (for reasons specified under the Severance Plan), would be entitled to receive a severance payment. The participant would be entitled to a cash severance payment equal to one-twelfth of then-current annual compensation for each year of service up to a maximum of 100% of annual compensation. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by the Bank in the event of a takeover. In the event the provisions of the Severance Plan were triggered, the total amount of payments that would be due thereunder, based solely upon salary levels at December 31, 1996, would be approximately $___ million.

BENEFITS

     Pension Plan. On January 1, 1993, the Bank became a participant in the Financial Institutions Retirement Fund, a multiple-employer defined benefit plan. All employees who attain the age of 21 years and complete one year of service are eligible to participate in this Plan. Retirement benefits are based upon a formula utilizing years of service and average compensation. Participants are vested 100% upon the completion of five years of service.

     Financial Institutions Retirement Fund does not segregate its assets, liabilities or costs by participating employer. Therefore, disclosure of the accumulated benefit obligations, plan assets and the components of annual pension expense attributable to the Bank cannot be ascertained.

     First Savings is required to make an annual contribution to the plan based upon the actuarial estimated provided by the actuary. During the nine months ended September 30, 1997, this amounted to $143,000, which includes past conversion costs from prior plan year revaluations.

     The following table illustrates annual pension benefits at age 65 under the most advantageous plan provisions available at various levels of compensation and years of service. The benefits listed in the table are not subject to a deduction for Social Security or any other offset amount.

                                         YEARS OF SERVICE
                          ----------------------------------------------

             AVERAGE          10         15         20       25 AND OVER
          --------------  ---------  ---------  ----------   -----------
          $ 20,000......   $ 4,000    $ 6,000    $  8,000     $ 10,000
          $ 30,000......     6,000      9,000      12,000       15,000
          $ 50,000......    10,000     15,000      20,000       25,000
          $ 75,000......    15,000     22,500      30,000       37,500
          $100,000......    20,000     30,000      40,000       50,000
          $150,000......    30,000     45,000      60,000       75,000
          $200,000......    40,000     60,000      80,000      100,000
          $300,000 and
          over(1).......    60,000     90,000     130,000(2)   130,000(2)

________________
(1) Under current law, the average final compensation for computing benefits under the Pension Plan cannot exceed $160,000 (indexed for inflation). However, benefits are not reduced below the level of benefits accrued as of December 31, 1992.
(2) Under current law, the maximum benefit is limited to $130,000 per year beginning in 1998.
(3) The compensation utilized for formula purposes include salary amounts listed under "Summary Compensation Table."


     The following table sets forth the years of credited service as of December 31, 1996, for each of the individuals named in the Executive Compensation Table.

                                            YEARS OF CREDITED
                                                 SERVICE
                                           -------------------
               John P. Mulkerin                      9
               Christopher P. Martin                13
               Richard Spengler                     14

     Supplemental Executive Retirement Plan. Effective as of January 1, 1994, the Board of Directors revised a previously existing plan entitled the Retirement Benefit Maintenance Plan (the "Maintenance Plan") and restated it as the First Savings Bank, SLA Supplemental Executive Retirement Plan ("SERP"). The SERP provides a post-employment supplemental retirement benefit for participants who retire on or after their "Normal Retirement Age" (age 65) equal to (i) seventy-five percent (75%) of the participant's base salary during the twelve months prior to retirement, (ii) less the amount of the participant's "Pension Plan Annual Benefit" and "Primary Social Security Benefit," as defined in the plan. The plan allows for benefits, reduced according to actuarial considerations, for early retirement. The SERP is not a tax-qualified employee benefit plan. Pursuant to the SERP, the estimated additional annual benefits payable upon retirement at normal retirement age for Messrs. Mulkerin and Martin are $107,600 and $47,900, respectively.

     The Bank intends to implement an additional supplemental executive retirement plan to provide for supplemental benefits to certain employees whose benefits under the ESOP and/or 401(k) Plan are reduced by limitations imposed by the Code. From time to time, the Board will designate which employees may participate in this additional supplemental executive retirement plan. This supplemental executive retirement plan will also be an "unfunded" promise to pay supplemental benefits in the future and any amount set aside to pay the benefits under the plan remain subject to the claims of the Bank's general creditors until they are paid to plan participants. The Bank may establish a grantor trust in connection with the plan to satisfy the obligations of the Bank under the plan. The grantor trust would be permitted to invest in a wide-variety of investments, including Company Common Stock.

     Employee Stock Ownership Plan and Trust. The Bank established the First Savings Bank, SLA Employee Stock Ownership Plan (the "ESOP") and related trust for eligible employees in connection with the 1992 MHC Reorganization. Employees employed with the Bank as of January 1, 1992 and employees of the Company or the Bank employed after such date, who have been credited with at least 1,000 hours during a 12-month period and who have attained the age of 21 participate in the ESOP.

     In July 1992, the ESOP borrowed $700,000 from an unaffiliated lender to purchase 70,000 shares of Bank Common Stock issued in the 1992 MHC Reorganization ("1992 ESOP Loan"). In connection with the Bank's 1995 Secondary Issuance, the ESOP purchased an additional 42,000 shares of Bank Common Stock at $13.00 per share. The ESOP borrowed an additional $546,000 from the MHC to fund the purchase of the shares. The MHC also assumed the 1992 ESOP Loan. Upon consummation of the Conversion and Reorganization, the Public Bank Shares held by the ESOP will convert into Common Stock of the Company based upon the Exchange Ratio, and the Company expects to refinance the MHC's existing loan to the ESOP. See "The Conversion and Reorganization - Effect on Existing Compensation Plans" and "Use of Proceeds."

     In connection with the establishment of the ESOP, a Committee of the Board of Directors was appointed to administer the ESOP (the "ESOP Committee"). A trustee for the ESOP was appointed prior to the 1992 MHC Reorganization and continuing thereafter. The ESOP Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, allocated shares for which no instructions are given and unallocated shares will be voted by the trustee in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock, provided such vote is in accordance with the provisions of ERISA.

     The ESOP intends to purchase 8% of the Conversion Stock issued in the Conversion. As part of the Conversion and in order to fund the ESOP's purchase of the Conversion Stock to be issued in the Conversion, the ESOP intends to borrow funds either from the Company or a third-party lender equal to 8% of the aggregate purchase price of the Conversion Stock. In either case, the loan will be repaid principally from the Company's or the Bank's contribution's to the ESOP over a period of 15 years and the collateral for the loan will be the Common Stock purchased by the ESOP. This loan will be in addition to the existing ESOP loans, which will continue to be repaid over their original terms. Subject to receipt of any necessary regulatory approvals or opinions, the Bank may make contributions to the ESOP for repayment of the loan since the participants are all employees of the Bank, or to reimburse the Company for contributions made by it. Contributions to the ESOP will be discretionary, however, the Company or the Bank intend to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirement on the debt. The interest rate for the loan is expected to be the current market rate.

     Shares purchased by the ESOP will initially be pledged as collateral for the loan, and will be held in a suspense account until released for allocation among participants as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant's compensation for the year of allocation. Participants will vest in their ESOP accounts after five years of credited service. Participants also vest completely in their accounts if their service terminates due to death, early retirement, permanent disability or a change in control. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. The contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     Stock-Based Incentive Plan. Following the Conversion and Reorganization, the Board of Directors of the Company intends to adopt one or more stock-based benefit plans to provide stock options, awards of restricted stock and certain related rights to eligible officers, employees, and directors of the Company and Bank. The Company anticipates granting stock options and restricted stock awards under a single plan. However, it is possible separate plans could be established for directors and employees (including officers).

     At a meeting of stockholders of the Company following the Conversion and Reorganization, which under applicable OTS regulations may be held no earlier than six months after the completion of the Conversion and Reorganization, the Board of Directors intends to present the Stock-Based Incentive Plan or any separate plan(s) to stockholders for approval. The Company has reserved an amount equal to 10% of the shares of Common Stock issued in the Conversion and Reorganization, or 1,424,207 shares (based upon the issuance of 14,242,072 shares), for stock options, and 4% of the shares of Common Stock issued in the Conversion, or 569,682 shares (based upon the issuance of 14,242,072 shares), for restricted stock awards. OTS regulations provide that no individual officer or employee of the Bank may receive more than 25% of the stock options available under the Stock-Based Incentive Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the stock options available under the Stock-Based Incentive Plan (or any separate plan for directors). OTS regulations also provide that no individual officer or employee of the Bank may receive more than 25% of the restricted stock awards available under the Stock-Based Incentive Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the restricted stock awards available under the Stock-Based Incentive Plan (or any separate plan for directors). The Bank expects to contribute funds to a trust established in connection with the Stock-Based Incentive Plan (or any separate plan(s)) to enable the plan to acquire, in the aggregate, an amount equal to 4% of the shares of Common Stock issued in the Conversion, or 569,682 shares (based upon the issuance of 14,242,072 shares). These shares would be acquired through open market purchases, if permitted, or from authorized but unissued shares. The Board intends to appoint an independent fiduciary to serve as trustee of a trust to be established in connection with the Stock-Based Incentive Plan. In the event that additional authorized but unissued shares are acquired by the Stock-Based Incentive Plan after the Conversion and Reorganization, the interests of existing shareholders would be diluted. See "Pro Forma Data."

     The grants of stock options and restricted stock awards will be designed to attract and retain qualified personnel in key positions, provide officers and key employees with a propriety interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance. All employees of the Company and its subsidiaries, including the Bank, will be eligible to participate in the Stock-Based Incentive Plan (or any separate plan for employees). It is expected that the committee administering the plan will determine which officers and employees will be granted stock options, restricted stock awards and related rights, including limited rights. The committee will also determine whether stock options will be incentive or non-statutory stock options, the number of shares subject to each stock option and restricted stock award, the exercise price of each non-statutory stock option, whether stock options may be exercised by delivering other shares of Common Stock, and when stock options become exercisable or restricted stock awards vest. Only employees may receive grants of Incentive Stock Options. Therefore, under the Stock-Based Incentive Plan (or any separate plan for directors), directors may receive only grants of Non-Statutory Stock Options.

     The Stock-Based Incentive Plan (or any separate plan for employees) will provide for the grant of: (i) options to purchase the Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options that do not so qualify ("Non-Statutory Stock Options"); and (iii) limited option rights ("Limited Option Rights"). Limited Option Rights are exercisable only upon a change in control of the Bank or the Company. Upon exercise of Limited Option Rights in the event of a change in control, the employee or director will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of any unexercised option, whether exercisable or unexercisable at such time, and the fair market value of the shares of common stock subject to the stock option on the date of exercise of the right in lieu of purchasing the stock underlying the stock option. It is anticipated that all stock options granted contemporaneously with stockholder approval of the Stock-Based Incentive Plan will qualify as Incentive Stock Options to the extent permitted under Section 422 of the Code. Unless sooner terminated, the Stock-Based Incentive Plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by the Company's Stockholders. Subject to stockholder approval, the Company intends to grant stock options with Limited Option Rights under the Plan at an exercise price equal to at least the fair market value of the underlying Common Stock on the date of grant.

     An individual will not be deemed to have received taxable income upon the grant or exercise of any Incentive Stock Option, provided that such shares received through the exercise of such option are not disposed of by the employee for at least one year after the date the stock is received in connection with the stock option exercise and two years after the date of grant of the stock option (a "disqualifying disposition"). No compensation deduction will be available to the Company as a result of the grant or exercise of Incentive Stock Options unless there has been a disqualifying disposition. In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an individual will realize ordinary income upon exercise of the stock option (or upon the disqualifying disposition) in an amount equal to the amount by which the exercise price exceeds the fair market value of the Common Stock purchased by exercising the stock option on the date of exercise. The amount of any ordinary income realized by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option will be a deductible expense to the Company for tax purposes. In the case of Limited Rights, the option holder will have to include the amount paid to him or her upon exercise in his gross income for federal income tax purposes in the year in which the payment is made and the Company will be entitled to a deduction for federal income tax purposes of the amount paid.

     Under the Stock-Based Incentive Plan (or any separate plans for directors and employees), restricted stock awards and related Limited Stock Rights, would be granted in the form of shares of Common Stock held by the plans. Awards will be non-transferable and non-assignable. Allocations and grants of restricted stock awards, and related Limited Stock Rights, to officers and employees may be made in the form of base grants and/or performance grants (the vesting of which would be contingent upon performance goals established by the committee administering the plan). In establishing any performance goals, the committee may utilize the annual financial results of the Bank, actual performance of the Bank as compared to targeted goals such as the ratio of the Bank's net worth to total assets, the Bank's return on average assets or average equity, or such other performance standards as determined by the committee with the approval of the Board of Directors.

     Limited Stock Rights would be exercisable by participants upon a change in control of the Company or Bank as described in the plan. Subject to OTS regulations, upon the exercise of a Limited Stock Right, the recipient will be entitled to receive a cash payment equal to the fair market value of all unvested stock awards in exchange for any rights to such unvested stock awards.

     When a participant becomes vested with respect to restricted stock awards, the participant will realize ordinary income equal to the fair market value of the Common Stock at the time of vesting (unless the participant made an election pursuant to Section 83(b) of the Code). The amount of income recognized by the participants will be a deductible expense for tax purposes for the Bank. When restricted stock awards become vested and shares of Common Stock are actually distributed to participants, the participants would receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of stock awards may direct the voting of the shares awarded to them. Shares not subject to grants and shares allocated subject to the achievement of performance goals will be voted by the trustee in proportion to the directions provided with respect to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they vest.

     If the Stock-Based Incentive Plan (or any separate plans for employees and directors) is adopted in the form described above, stock awards would become vested and stock options would become vested and exercisable in the manner specified by the Company, subject to applicable OTS regulations, which require that stock options and restricted stock awards begin vesting no earlier than one year from the date of shareholder approval of the plan and thereafter vest at a rate of no more than 20% per year. Stock options could be exercisable for three months following the date on which the employee or director ceases to perform services for the Bank or the Company, except that in the event of death or disability, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such longer period as determined by the Company. In the case of death or disability, stock options may be exercised for a period of 12 months. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee would be treated as a Non-Statutory Stock Option. In the event of retirement, if the optionee continues to perform services as a director or consultant on behalf of the Bank, the Company or an affiliate, unvested options would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a consultant or director. In the event of death, disability or normal retirement, the Company, if requested by the optionee, or the optionee's beneficiary, could elect, in exchange for vested options, to pay the optionee, or the optionee's beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the options on the date of the employee's termination of employment.

     Applicable OTS regulations currently do not permit accelerated vesting in the event of a change in control of stock options or stock awards granted under a plan adopted within one year after conversion. Subject to any applicable regulatory requirements, the Stock-Based Incentive Plan (or any separate plans for employees and directors) may be amended subsequent to the expiration of the one-year period following the Conversion and Reorganization to provide for accelerated vesting of previously granted options in the event of a change in control of the Company or the Bank. A change in control would generally be considered to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Bank or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") required that all loans or extensions of credit to executive officers and directors be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000, or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must have been approved in advance by a majority of the disinterested members of the Board of Directors.

     The Bank currently makes loans to executive officers and directors on the same terms and conditions offered to the general public. The Bank's policy provides that all loans made by the Bank to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. The Bank may, in the future, determine to offer loans to executive officers and directors on terms not available to the public, but available to other employees, in accordance with recently modified regulations.

     Prior to the enactment of FIRREA, the Bank provided loans to Directors and executive officers at reduced rates and/or with points waived or reduced. There were no loans to the Bank's current executive officers and directors that exceeded $500,000 as of September 30, 1997. The largest principal amount outstanding on a pre-FIRREA basis loan during the nine months ended September 30, 1997 was a first mortgage loan of $149,000, and the amount outstanding and the interest rate on such loan on such date were $147,000 and 8.00%, respectively. All other loans that exceeded $60,000 at any time during fiscal year 1997 to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

                     BENEFICIAL OWNERSHIP OF CAPITAL STOCK

BENEFICIAL OWNERSHIP OF BANK COMMON STOCK

     The following table includes, as of November 30, 1997, certain information as to the Bank Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term issued in Section 13(d)(3) of the Exchange Act, who or which was known to the Bank to be the beneficial owner of more than 5% of the issued and outstanding Bank Common Stock, (ii) the directors of the Bank, (iii) certain executive officers of the Bank, and (iv) all directors and executive officers of the Bank as a group. For information concerning proposed subscriptions by directors and executive officers and the anticipated ownership of Common Stock by such persons upon consummation of the Conversion and Reorganization, see "-Subscriptions by Executive Officers and Directors."

                                              AMOUNT AND NATURE OF
     NAME OF BENEFICIAL                            BENEFICIAL                  PERCENT OF
     OWNER OR NUMBER OF                         OWNERSHIP AS OF                   BANK
      PERSONS IN GROUP                   NOVEMBER 30, 1997(1)(3)(4)(5)        COMMON STOCK
----------------------------------       -----------------------------        ------------
First Savings Bancshares,  MHC (2)
1000 Woodbridge Center Drive
Woodbridge, NJ 07095                               4,134,812                      51.6%
Walter K. Timpson                                    137,426                       1.7
Donald T. Akey, M.D.                                  29,453                       0.4
Harry F. Burke                                        54,855                       0.7
Keith H. McLaughlin                                   65,145                       0.8
Philip T. Ruegger, Jr.                               153,588                       1.9
Jeffries Shein                                       206,132                       2.6
John P. Mulkerin                                      87,544                       1.1
Christopher P. Martin                                 50,543                       0.6
John F. Cerulo, Jr.                                   12,479                       0.2
Karen I. Martino                                       9,035                       0.1
Richard Spengler                                      23,655                       0.3
All Directors and Executive
Officers as a Group (11 persons)                     829,855                      10.4%

__________________
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as to which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) The Bank's executive officers and directors are also executive officers and directors of First Savings Bancshares, MHC.
(3) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of Bank Common Stock are deemed to be beneficially owned by a person if he directly or indirectly has or shares
     (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.
(4) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Bank Common Stock which may be acquired within 60 days of November 30, 1997 pursuant to the exercise of outstanding stock options. Shares of Bank Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Bank Common Stock owned by such person or group or group but not deemed outstanding for the purpose of computing the percentage of Bank Common Stock owned by any other person or group.
(5) Includes the following amount of unvested shares of restricted stock awarded under the 1996 Incentive Plan which may be voted by the recipient pending vesting and distribution: 726 shares to each of Messrs. Akey, Burke, McLaughlin, Ruegger and Shein; 2,985 shares to both Messrs. Mulkerin and Martin; and 807 shares to each of Mr. Cerulo, Ms. Martino and Mr. Spengler. Includes options to purchase stock pursuant to the Bank's 1992 Stock Option Plans which were vested as of November 30, 1997: 17,943 shares to each of Messrs. Timpson, McLaughlin, Ruegger and Shein, 1,210 shares to each of Messrs. Akey and Burke; 6,768 shares to Mr. Mulkerin; 4,638 shares to Mr. Martin; and 807 shares to each of Messrs. Cerulo, Spengler and Ms. Martino.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth, for each of the Company's directors and executive officers and for all of the directors and executive officers as a group, (i) the number of Exchange Shares to be held upon consummation of the Conversion and Reorganization, based upon their beneficial ownership of the Bank Common Stock as of November 30, 1997, (2) the proposed purchases of Conversion Stock, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of Common Stock to be held upon consummation of the Conversion and Reorganization, in each case assuming that 12,384,495 shares of Conversion Stock are sold, which is the midpoint of the Valuation Price Range.



                                                  PROPOSED PURCHASES OF          TOTAL COMMON STOCK
                               NUMBER OF           CONVERSION STOCK(1)               TO BE HELD
                                                ------------------------      --------------------------
                           EXCHANGE SHARES TO                    NUMBER         NUMBER        PERCENTAGE
                           BE HELD (2)(3)(4)      AMOUNT       OF SHARES      OF SHARES       OF TOTAL
                        ------------------      -----------    ---------      -----------   ------------
Walter K. Timpson               355,379           $ 50,000        5,000        360,379           1.52%
Donald T. Akey, M.D.             82,343             30,000        3,000         85,343           0.36
Harry F. Burke                  158,359             50,000        5,000        163,359           0.68
Keith H. McLaughlin             139,079            156,000       15,500        154,079           0.64
Philip T. Ruegger,              403,745            250,000       25,000        428,745           1.79
 Jr.
Jeffries Shein (5)              560,983                  0            0        566,983           2.34
John P. Mulkerin                232,791            250,000       25,000        257,791           1.07
Christopher P.                  128,439            200,000       20,000        148,439           0.62
 Martin
John F. Cerulo, Jr.              32,513             60,000        6,000         38,513           0.16
Karen I. Martino                 22,206             25,000        2,500         24,706           0.10
Richard Spengler                 75,957             40,000        4,000         69,957           0.29
                              ---------           --------       ------      ---------          -----
All Directors and
 Executive Officers
  as a Group (11 persons)     2,181,794         $1,105,000      110,500      2,292,294           9.55%
                              =========           ========       ======      =========          =====

____________________
(1) Includes proposed subscriptions, if any, by associates. Does not include subscription orders by the ESOP. Intended purchases by the ESOP are expected to be 8% of the shares issued in the Conversion.
(2) Excludes shares which may be received upon the exercise of outstanding stock options. Based upon the Exchange Ratio of 2.9925 Exchange Shares for each Public Bank Share at the midpoint of the Valuation Price Range, the persons named in the table would have options to purchase Common Stock as follows: Mr. Timpson, 60,936 shares; Dr. Akey, 10,862 shares; Mr. Burke, 10,862 shares; Mr. McLaughlin, 60,936 shares; Mr. Ruegger, 60,936 shares; Mr. Shein, 60,936 shares; Mr. Mulkerin, 48,014 shares; Mr. Martin, 41,640 shares; Mr. Cerulo, 7,241 shares; Ms. Martino, 7,241 shares; Mr. Spengler, 7,241 shares; and all directors and executive officers as a group, 376,845 shares.
(3) Excludes the following amount of shares awarded under the 1996 Incentive Plan, which have not yet vested based upon the above Exchange Ratio, in the following amounts: Mr. Timpson, 2,172 shares; Dr. Akey, 2,172 shares; Mr. Burke, 2,172 shares; Mr. McLaughlin, 2,172 shares; Mr. Ruegger, 2,172 shares; Mr. Shein, 2,172 shares; Mr. Mulkerin, 8,932 shares; Mr. Martin, 8,932 shares; Mr. Cerulo, 2,414 shares; Ms. Martino, 2,414 shares; Mr. Spengler, 2,414 shares; and all directors and executive officers as a group, 38,138 shares.
(4) Excludes stock options and awards to be granted under the Company's 1998 Stock Option Plan and 1998 Stock Program if such plans are approved by stockholders at an annual or special meeting of shareholders at least six months following the Conversion and Reorganization. See "Management of the Bank - New Benefits Resulting from the Conversion and Reorganization."
(5) Due to the purchase limitations, Mr. Shein may be precluded from purchasing any shares in the Offerings.

                       THE CONVERSION AND REORGANIZATION

     THE BOARDS OF DIRECTORS OF THE MUTUAL HOLDING COMPANY, THE BANK AND THE COMPANY HAVE APPROVED THE PLAN OF CONVERSION, AS HAS THE OTS, SUBJECT TO APPROVAL BY THE MEMBERS OF THE MUTUAL HOLDING COMPANY AND THE STOCKHOLDERS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

GENERAL

     On October 24, 1997 the Boards of Directors of the Mutual Holding Company and the Bank unanimously adopted, subject to approval by the OTS, the Plan pursuant to which the Mutual Holding Company will convert to a stock form of organization; the Company will offer and sell the Conversion Stock; and the Company will issue Common Stock in exchange for the Public Bank Shares. The Plan was subsequently amended on December 16, 1997. It is intended that all of the outstanding capital stock of the Bank will be held by the Company, which is incorporated under Delaware law. The Plan was approved by the OTS, subject to, among other things, approval of the Plan by the Members of the Mutual Holding Company and the stockholders of the Bank. A special meeting of members and a special meeting of stockholders has been called for this purpose to be held on ____________, 1998.

     The Company has received approval of the OTS to become a savings and loan holding company and to acquire all of the Common Stock of the Bank to be issued in the Conversion and Reorganization. The Company plans to retain 50% of the net proceeds from the sale of the Conversion Stock, with all the remaining proceeds contributed to the Bank. The Conversion and Reorganization will be effected only upon completion of the sale of all of the shares of Conversion Stock of the Company to be issued pursuant to the Plan.

     The Plan provides generally that (i) the Mutual Holding Company will convert to the stock form of organization and (ii) the Company will offer shares of Conversion Stock for sale in the Subscription Offering to the Bank's Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Members. Concurrently, shares will be offered in a Community Offering with a first preference given to the holders of the Public Bank Shares. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering. The Primary Parties have the right to accept or reject, in whole or in part, any orders to purchase shares of the Conversion Stock received in the Community Offering or in the Syndicated Community Offering. See "-Community Offering" and "- Syndicated Community Offering."

     The aggregate price of the shares of Conversion Stock to be issued in the Conversion within the Estimated Price Range, currently estimated to be between $105.3 million and $142.4 million, will be determined based upon an independent appraisal, prepared by FinPro of the estimated pro forma market value of the Common Stock of the Company. All shares of Conversion Stock to be issued and sold in the Conversion and Reorganization will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The appraisal has been performed by FinPro, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- Stock Pricing and Exchange Ratio" for additional information as to the determination of the estimated pro forma market value of the Conversion Stock.

     The following is a brief summary of pertinent aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at each branch of the Bank and at the Northeast Region and Washington, D.C. offices of the OTS. The Plan is also filed as an Exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

PURPOSES OF THE CONVERSION AND REORGANIZATION

     The Mutual Holding Company, as a federally-chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Conversion and Reorganization, the Mutual Holding Company will be restructured into the form used by holding companies of commercial banks, other business entities and a growing number of savings institutions. The Conversion and Reorganization will enhance the ability of the Company and the Bank to access capital markets, expand current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities the Bank serves or diversify into other financial services to the extent allowable by applicable law and regulation.

     The stock holding company form of organization would provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. See "Use of Proceeds."

     While the Bank currently has the ability to raise additional capital through the sale of additional shares of its common stock, that ability is limited by the mutual holding company structure which, among other things, requires that the Mutual Holding Company own a majority of the outstanding shares of its savings institution subsidiary's common stock. The Conversion and Reorganization will significantly increase the Bank's capital position to a level whereby the Bank will be better positioned to take advantage of business opportunities as they arise. At September 30, 1997, the Bank had stockholders' equity, determined in accordance with generally accepted accounting principles ("GAAP"), of $99.2 million, or 9.5% of total assets. Assuming that the Company contributes 50% of net proceeds at the maximum of the Estimated Price Range to the Bank, the Bank's GAAP capital will increase to $161.4 million, or a ratio of GAAP capital to adjusted assets, on a pro forma basis, of 14.58% after the Conversion and Reorganization. The investment of the net proceeds from the sale of the Conversion Stock is expected to provide the Bank with additional income to increase further its capital position. The additional capital may also assist the Bank in offering new programs and expanded services to its customers. See "Use of Proceeds."

     If the Bank had undertaken a standard conversion involving the formation of a stock holding company in 1992 when it reorganized into mutual holding company form, applicable OTS regulations would have required a greater amount of common stock to be sold than the $10.0 million raised in the 1992 MHC Reorganization, and in light of then prevailing market conditions there was uncertainty as to whether the greater amount of common stock could have been sold. A standard conversion in 1995 also would have immediately eliminated all aspects of the mutual form of organization. In light of current market conditions for the stocks of savings institutions and their holding companies and the Bank's financial condition, the Boards of Directors of the Bank and the Mutual Holding Company believe that it is in the best interests of such companies and their respective stockholders and members to raise additional capital at this time, and that the most feasible way to do so is through the Conversion and Reorganization.

     After completion of the Conversion and Reorganization, the unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and regulatory approval of an offering, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options or the possible issuance of authorized but unissued shares for restricted stock awards under the Stock-Based Incentive Plan. Following the Conversion and Reorganization, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Bank - Executive Compensation."

DESCRIPTION OF THE CONVERSION

     The Boards of Directors of the Bank and the Mutual Holding Company adopted the Plan on October 24, 1997. Thereafter, the Bank caused the Company to be incorporated under Delaware law as a first-tier, wholly owned subsidiary of the Bank, and the Board of Directors of the Company adopted the Plan on December 16, 1997. After receipt of all requisite regulatory approvals, the Company will form First Interim as a first-tier, wholly owned subsidiary of the Company, and the Board of Directors of First Interim shall adopt the Plan by at least a two-thirds vote. In addition, the Bank and the Company shall approve the Plan in their capacities as the sole shareholders of the Company and First Interim, respectively.

     Pursuant to OTS regulations, the Plan must be approved by the affirmative vote of at least a majority of the total number of votes eligible to be cast by Members at the Special Meeting and by holders of at least two-thirds of the outstanding common stock of the Bank at the Stockholders' Meeting. In addition, in accordance with current OTS policy, the Plan must be approved by a majority of the votes cast, in person or by proxy, by the holders of the Public Bank Shares at the Stockholders' Meeting.

     The following diagram outlines the current organizational structure of the parties' ownership interests:

-----------------------------------   ------------------------------------
    FIRST SAVINGS BANCSHARES, MHC         HOLDERS OF PUBLIC BANK SHARES

-----------------------------------   ------------------------------------
                     51.6%                            48.4%

                    ---------------------------------
                         FIRST SAVINGS BANK, SLA

                    ---------------------------------

                                        100%

                    ---------------------------------
                        FIRST SOURCE BANCORP, INC.

                    ---------------------------------

                                        100%

                    ---------------------------------
                     FIRST INTERIM SAVINGS BANK, FSB

                    ---------------------------------

     The following diagram reflects the resulting structure of the parties upon consummation of the Conversion and Reorganization, including (i) the merger of the Mutual Holding Company (following its conversion into an interim federal stock savings institution) with and into the Bank, (ii) the merger of First Interim with and into the Bank, pursuant to which the Public Bank Shares will be converted into Exchange Shares, and (iii) the offering of Conversion Stock. The diagram assumes that there are no fractional shares and does not give effect to purchase of Conversion Stock by holders of Public Bank Shares or the exercise of outstanding stock options.

     ------------------------             -----------------------
            PURCHASERS                           HOLDERS OF
       OF CONVERSION STOCK                 PUBLIC  BANK SHARES

     ------------------------             -----------------------

                    51.6%                            48.4%

                   -----------------------------------
                        FIRST SOURCE BANCORP, INC.

                   -----------------------------------

                                        100%

                   -----------------------------------
                         FIRST SAVINGS BANK, SLA

                   -----------------------------------

EFFECTS OF THE CONVERSION AND REORGANIZATION

     General. Each depositor in the Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.

     Consequently, the depositors of the Bank normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     Upon consummation of the Conversion and Reorganization, permanent nonwithdrawable capital stock is created to represent the ownership of the net worth of the Company. THE COMMON STOCK OF THE COMPANY IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Bank.

     Continuity. While the Conversion and Reorganization is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion and Reorganization, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The Directors serving the Bank at the time of Conversion and Reorganization will serve initially as Directors of the Bank after the Conversion and Reorganization. The Directors of the Company will consist initially of individuals currently serving on the Board of Directors of the Mutual Holding Company. All officers of the Bank at the time of Conversion and Reorganization will retain their positions immediately after Conversion and Reorganization.

     Effect on Public Bank Shares. Under the Plan, upon consummation of the Conversion and Reorganization, the Public Bank Shares shall be converted into Common Stock based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of the Public Bank Shares, Common Stock will be issued in exchange for such shares.

     Upon consummation of the Conversion and Reorganization, the Public Stockholders of the Bank, a New Jersey chartered savings association, will become stockholders of the Company, a Delaware corporation. For a description of certain changes in the rights of stockholders as a result of the Conversion and Reorganization, see "Comparison of Stockholders' Rights" below.

     Under New Jersey law, Public Stockholders of the Bank will not have dissenters' rights or appraisal rights in connection with the Conversion and Reorganization. See "Comparison of Stockholders' Rights - Dissenters' Rights of Appraisal."

     Effect on Deposit Accounts. Under the Plan, each depositor in the Bank at the time of Conversion and Reorganization will automatically continue as a depositor after the Conversion and Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Conversion (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Effect on Loans. No loan outstanding from the Bank will be affected by the Conversion and Reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion and Reorganization.

     Effect on Voting Rights of Members. At present, all depositors and certain borrowers of the Bank are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon Conversion and Reorganization, the Mutual Holding Company will cease to exist and therefore, depositors and borrowers will no longer have membership rights in the Mutual Holding Company. Upon Conversion and Reorganization, all voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors and borrowers of the Bank will not have voting rights in the Company after the Conversion and Reorganization except to the extent that they become stockholders of the Company.

     Tax Effects. The Primary Parties have received an opinion from Muldoon, Murphy & Faucette with regard to federal income taxation and New Jersey taxation which provides that the adoption and implementation of the Plan of Conversion and Agreement and Plan of Reorganization set forth herein will not be taxable for federal or New Jersey tax purposes to the Primary Parties or the Bank's Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except as discussed below. See "- Tax Aspects."

     Effect on Liquidation Rights. If the Mutual Holding Company were to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would be entitled to such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

EFFECT ON EXISTING COMPENSATION PLANS

     Under the Plan, the Bank's 1992 Stock Option Plans and 1996 Incentive Plan will become stock benefit plans of the Company and the Bank's 1992 ESOP will continue as a benefit plan of the Bank and shares of Common Stock will be issued (or reserved for issuance) pursuant to such benefit plans. See "Management of the Bank - Benefits."

STOCK PRICING AND EXCHANGE RATIO

     The Plan of Conversion requires that the Aggregate Purchase Price of the Conversion Stock must be based on the appraised pro forma market value of the Company's Common Stock, as determined on the basis of an independent valuation. The Primary Parties have retained FinPro to make such valuation. For its services in making such appraisal, FinPro will receive a fee of $25,000, plus reasonable expenses. The Primary Parties have agreed to indemnify FinPro and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro liability results from its negligence, willful misconduct or bad faith.

     An appraisal has been made by FinPro in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statements. FinPro also considered the following factors, among others: the present and projected operating results and financial condition of the Primary Parties and the economic and demographic conditions in the Mutual Holding Company's and the Bank's existing marketing area; certain historical, financial and other information relating to the Mutual Holding Company and the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly-traded savings banks and savings institutions located in the Mutual Holding Company's and the Bank's primary market area and northeastern United States; the aggregate size of the offering of the Conversion Stock; the impact of Conversion and Reorganization on the Mutual Holding Company's and the Bank's net worth and earnings potential; the proposed dividend policy of the Company and the Bank; and the trading market for the Bank Common Stock and securities of comparable institutions and general conditions in the market for such securities.

     On the basis of the foregoing, FinPro has advised the Primary Parties in its opinion the estimated pro forma market value of the Company's Common Stock, after giving effect to the Conversion and Reorganization, was $240.0 million as of December 18, 1997. Because the holders of the Public Bank Shares will continue to hold the same aggregate percentage ownership interest in the Company as they currently hold in the Bank (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares, and any shares of Conversion Stock purchased by the Bank's stockholders in the Offerings or by the ESOP thereafter), the Appraisal was multiplied by the Mutual Holding Company's percentage interest in the Bank which corresponds with the amount of Conversion Stock to be sold in the Offerings (i.e., 51.6%), to determine the midpoint of the valuation ($123.8 million), and the minimum and maximum of the valuation were set at 15% below and above the midpoint, respectively, resulting in a range of $105.3 million to $142.4 million. The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share, resulting in a range of 10,526,917 to 14,242,072 shares of Conversion Stock being offered. Upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 51.6% and 48.4%, respectively, of the Company's total outstanding shares. The Boards of Directors of the Primary Parties reviewed FinPro's appraisal report, including the methodology and the assumptions used by FinPro, and determined that the Valuation Price Range was reasonable and adequate. The Boards of Directors of the Primary Parties also established the formula for determining the Exchange Ratio. Based upon such formula and the Valuation Price Range, the Exchange Ratio ranged from a minimum of 2.5436 to a maximum of 3.4414 Exchange Shares for each Public Bank Shares, with a midpoint of 2.9925. Based upon these Exchange Ratios, the Company expects to issue between 9,873,083 and 13,357,928 shares of Exchange Shares to the holders of Public Bank Shares outstanding immediately prior to the consummation of the Conversion and Reorganization. The Valuation Price Range and the Exchange Ratio may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in the financial condition of any of the Primary Parties or market conditions generally. In the event the Appraisal is updated to below $204.0 million or above $317.4 million (the maximum of the Valuation Price Range, as adjusted by 15%), such Appraisal will be filed with the SEC by post-effective amendment.

     Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Conversion Stock in excess of $142.4 million (the maximum of the Valuation Price Range) and up to $163.8 million (the maximum of the Valuation Price Range, as adjusted by 15%), the Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Company will receive orders for Conversion Stock in excess of the maximum of the Valuation Price Range or that, if such orders are received, that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from FinPro, which reflects such an increase in the valuation and the approval of such increase by the OTS.

There is no obligation or understanding on the part of management to take and/or pay for any shares of Conversion Stock in order to complete the Offerings.

     The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Valuation Price Range, the following: (i) the total number of shares of Conversion Stock and Exchange Shares; (ii) the percentage of the total Common Stock represented by the Conversion Stock and the Exchange Shares; and (iii) the Exchange Ratio. The table assumes that there is no cash paid in lieu of issuing fractional Exchange Shares.


                                   CONVERSION STOCK             EXCHANGE SHARES          TOTAL SHARES
                                   TO BE OFFERED(1)            TO BE ISSUED(1)(2)          OF COMMON
                               -----------------------       -----------------------
                                                                                          STOCK TO BE         EXCHANGE
                                 AMOUNT        PERCENT         AMOUNT        PERCENT     OUTSTANDING(1)       RATIO(1)
Minimum.....................   10,526,917         51.6%       9,873,083         48.4%       20,400,000          2.5436
Midpoint....................   12,384,495         51.6       11,615,505         48.4        24,000,000          2.9925
Maximum.....................   14,242,072         51.6       13,357,928         48.4        27,600,000          3.4414
15% above maximum...........   16,378,421         51.6       15,361,579         48.4        31,740,000          3.9576


________________________________
(1) Assumes that outstanding options to purchase 142,541 shares of Bank Common Stock at October 31, 1997 are not exercised prior to consummation of the Conversion and Reorganization.
(2) Based upon 3,881,539 Public Bank Shares outstanding as of October 31, 1997. Does not reflect unexercised options.

     SUCH VALUATION, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. FINPRO DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK AND THE MUTUAL HOLDING COMPANY, NOR DID FINPRO VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK AND THE MUTUAL HOLDING COMPANY. THE VALUATION CONSIDERS THE BANK AND THE MUTUAL HOLDING COMPANY AS GOING CONCERNS AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK AND THE MUTUAL HOLDING COMPANY. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING CONVERSION STOCK OR RECEIVING EXCHANGE STOCK IN THE CONVERSION AND REORGANIZATION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF. SEE "MARKET FOR THE COMMON STOCK."

     Following commencement of the Subscription and Community Offerings, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Conversion Stock to be issued in the Conversion may be increased to 16,378,421 shares due to regulatory considerations or changes in market or general financial and economic conditions, without the resolicitation of subscribers. See "- Limitations on Conversion Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription and Community Offerings.

     No sale of shares of Conversion Stock may be consummated unless, prior to such consummation, FinPro confirms to the Primary Parties and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause FinPro to conclude that the value of the Conversion Stock at the price so determined is incompatible with its estimate of the pro forma market value of the Common Stock at the conclusion of the Subscription and Community Offerings.

     If the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range, the Bank and the

Company, after consulting with the OTS, may terminate the Plan and return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, bank draft or money order, extend or hold a new Subscription and Community Offering, establish a new Estimated Price Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond ____________________, 2000.

     If all shares of Conversion Stock are not sold through the Subscription and Community Offerings, then the Bank and the Company expect to offer the remaining shares in a Syndicated Community Offering which would occur as soon as practicable following the close of the Subscription and Community Offerings but may commence during the Subscription and Community Offerings subject to prior rights of subscribers. All shares of Conversion Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription and Community Offerings. See "--Syndicated Community Offering."

     No sale of shares of Conversion Stock may be consummated unless, prior to such consummation, FinPro confirms to the Bank, the Company and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, including those which would be involved in a cancellation of the Syndicated Community Offering, would cause FinPro to conclude that the aggregate value of the Conversion Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the time of the Syndicated Community Offering. Any change which would result in an aggregate purchase price which is below or more than 15% above the Estimated Price Range would be subject to OTS approval. If such confirmation is not received, the Primary Parties may extend the Offerings, extend, reopen or commence new Subscription and Community Offerings or Syndicated Community Offering, establish a new Estimated Price Range and commence a resolicitation of all subscribers with the approval of the OTS or take such other actions as permitted by the OTS in order to complete the Conversion and Reorganization, or terminate the Plan and cancel the Subscription and Community Offerings and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, and the Company and the Bank determine to continue the Conversion and Reorganization, subscribers will be resolicited (i.e., be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days, or if following the Syndicated Community Offering, 90 days, unless further extended by the OTS for periods up to 90 days not to extend beyond ____________, 2000. If such resolicitation is not effected, the Bank will return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, bank draft or money order.

     Copies of the appraisal report of FinPro including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

INTERPRETATION, AMENDMENT AND TERMINATION

     All interpretations of the Plan by the Boards of Directors of the Primary Parties will be final, subject to the authority of the OTS, including but not limited to interpretations relating to residence requirements applicable to subscribers and purchase limitations. The Plan provides that, if deemed necessary or desirable by the Boards of Directors of the Primary Parties, the Plan may be substantively amended prior to the solicitation of proxies from members entitled to vote on the Plan by a two-thirds vote of the Boards of Directors; amendment of the Plan thereafter requires the approval of the OTS. The Plan will terminate if the sale of all shares of stock being offered pursuant to the Plan is not completed prior to 24 months after the date of the Special Meeting. The Plan may be terminated by a two-thirds vote of the Boards of Directors of the Primary Parties at any time prior to the Special Meeting, and thereafter by such a vote with the approval of the OTS.

NUMBER OF SHARES TO BE ISSUED

     Depending upon market or financial conditions following the commencement of the Subscription and Community Offerings, the total number of shares of Conversion Stock to be issued in the Conversion and Reorganization may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the price per share is not below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range. Based on a fixed purchase price of $10.00 per share and the FinPro estimate of the pro forma market value of the Conversion Stock ranging from a minimum of $105.3 million to a maximum, as increased by 15%, of $163.8 million, the number of shares of Conversion Stock expected to be issued is between a minimum of 10,526,917 shares and a maximum, as adjusted by 15%, of 16,378,421 shares. The actual number of shares issued between this range will depend on a number of factors and shall be determined by the Primary Parties subject to OTS approval, if necessary.

     In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range and, if the Plan is not terminated by the Primary Parties after consultation with the OTS, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. If the number of shares issued in the Conversion and Reorganization is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial condition, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the ESOP which will be able to subscribe for such adjusted amount. See "- Limitations on Conversion Stock Purchases." Any increase or decrease in the number of shares of Common Stock will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 51.6% and 48.4%, respectively, of the Company's total outstanding shares of Common Stock.

     An increase in the number of shares of Conversion Stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares of Conversion Stock would increase both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

     In accordance with the Plan of Conversion, rights to subscribe for the purchase of Conversion Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) holders of savings accounts with a balance of $50 or more as of December 31, 1995 ("Eligible Account Holders"); (2) the ESOP; (3) holders of savings accounts with a balance of $50 or more as of December 31, 1997 ("Supplemental Eligible Account Holders"); and (4) members of the Bank, consisting of depositors of the Bank as of ___________, 1998, the Voting Record Date, and borrowers with loans outstanding as of July 10, 1992, which continue to be outstanding as of the Voting Record Date other than Eligible Account Holders and Supplemental Eligible Account Holders ("Other Members"). All subscriptions received will be subject to the availability of Conversion Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Conversion Stock Purchases."

     Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $250,000 of Conversion Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit (defined by the Plan as any savings account in the Bank with a balance of $50 or more as of December 31, 1995) and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "-Limitations on Conversion Stock Purchases."

     In the event that Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective Qualifying Deposits bear to the total amount of Qualifying Deposits of all remaining Eligible Account Holders whose subscriptions remain unfilled, exclusive of any increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

     To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also Directors or Officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 1994.

     Priority 2: Employee Stock Ownership Plan. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of Conversion Stock issued in the Conversion, including any increase in the number of shares of Conversion Stock to be issued in the Conversion after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP intends to purchase 8% of the shares to be issued in the

Conversion or 842,153 shares and 1,139,365 shares, based on the issuance of 10,526,917 shares and 14,242,072 shares, respectively. Subscriptions by the ESOP will not be aggregated with shares of Conversion Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. See "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan and Trust."

     Priority 3: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $250,000 of Conversion Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "- Limitations on Conversion Stock Purchases."

     In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective Qualifying Deposits bear to the total amount of Qualifying Deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unfilled, exclusive of any increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

     To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights received by Eligible Account Holders will be applied in partial satisfaction to the subscription rights to be received as a Supplemental Eligible Account Holder.

     Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the Eligible Account Holders, the ESOP and the Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $250,000 of Conversion Stock offered, or one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock, subject to the overall purchase limitation and exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "- Limitations on Conversion Stock Purchases."

     In the event that Other Members exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Other Members whose subscriptions remain unfilled on a pro rata basis in the same proportion as a subscribing Other Member's total votes on the Voting Record Date for the Special Meeting bears to the total votes of all subscribing Other Members on such date.

     Expiration Date for the Subscription Offering. The Subscription Offering will expire at ______ .m., New Jersey time, on ___________, 1998, unless extended for up to 45 days by the Primary Parties or such additional periods with the approval of the OTS. Subscription rights which have not been exercised prior to the Expiration Date will become void.

     The Primary Parties will not execute orders until all shares of Conversion Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45 day period following the Expiration Date is granted, the Primary Parties will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which subscribers must affirmatively notify the Primary Parties of their intention to confirm, modify, or rescind their subscription. If an affirmative response to any resolicitation is not received by the Company from a subscriber, such order will be rescinded and all subscription funds will be promptly returned with interest. Such extensions may not go beyond __________, 2000.

COMMUNITY OFFERING

     To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members, the Primary Parties have determined to offer shares pursuant to the Plan to certain members of the general public, with a preference given to holders of Public Bank Shares, subject to the right of the Company to accept or reject any such orders, in whole or in part, in their sole discretion. Such persons, together with associates of and persons acting in concert with such persons, may purchase up to $250,000 of Conversion Stock offered subject to the maximum overall purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Price Range by up to 15%. See "- Limitations on Conversion Stock Purchases." This amount may be increased to up to a maximum of 5% of the Conversion Stock offered or decreased to less than $250,000 of Conversion Stock at the sole discretion of the Primary Parties. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF CONVERSION STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE PRIMARY PARTIES, IN THEIR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

     Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of the Public Stockholders after completion of the Subscription and Community Offerings, such stock will be allocated first to each holder of Public Bank Shares whose order is accepted by the Bank, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Public Stockholder, if possible. Thereafter, unallocated shares will be allocated among the Public Stockholders whose order remains unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated. To the extent that there are shares remaining after all subscriptions by Public Stockholders have been filed, shares will be allocated, applying the same allocation formula described above, to Preferred Subscribers. If there are any shares remaining, shares will be allocated to other persons of the general public who purchase in the Community Offering applying the same allocation described above for Public Stockholders and Preferred Subscribers.

     Persons in Nonqualified States or Foreign Countries. The Primary Parties will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Plan provides that the Primary Parties are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which both of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of Conversion Stock reside in such state; and (ii) the Primary Parties determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request that the Primary Parties or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request to register or otherwise qualify the subscription rights or Conversion Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Primary Parties will base their decision as to whether or not to offer the Conversion Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

MARKETING AND UNDERWRITING ARRANGEMENTS

     The Bank has engaged Sandler O'Neill as a consultant and financial advisor in connection with the offering of the Conversion Stock, and Sandler O'Neill has agreed to use its best efforts to assist the Company with the solicitation of subscriptions and purchase orders for shares of Conversion Stock in the Offerings. Based upon negotiations between the Primary Parties concerning fee structure, Sandler O'Neill will receive a equal to 1.15% of the aggregate Purchase Price of all shares sold in Subscription Offering and Community Offering, excluding shares purchased by directors, officers, employees and any immediate family member thereof and the ESOP for which Sandler O'Neill will not receive a fee. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Bank will pay a fee (to be negotiated at such time under such agreement) to such selected dealers, any sponsoring dealers fees, and a management fee to Sandler O'Neill of 1.15% for shares sold by a National Association of Securities Dealers, Inc. ("NASD") member firm pursuant to a selected dealers agreement; provided, however, that any fees payable to Sandler O'Neill for Conversion Stock sold by them pursuant to such a selected dealers agreement shall not exceed 1.15% of the Purchase Price and provided, further, however, that the aggregate fees payable to Sandler O'Neill and the selected dealers will not exceed 7.0% of the aggregate purchase price of the Conversion Stock sold by selected dealers. Fees to Sandler O'Neill and to any other broker-dealer may be deemed to be underwriting fees, and Sandler O'Neill and such broker-dealers may be deemed to be underwriters. Notwithstanding the foregoing, in the event the Offerings are not consummated or Sandler O'Neill ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to the Company, Sandler O'Neill will be entitled to a fee for its management advisory services in an amount to be agreed upon by the Bank and Sandler O'Neill, and based upon the amount of services performed by Sandler O'Neill and will also be reimbursed for its reasonable out-of-pocket expenses as described above. The Primary Parties have agreed to indemnify Sandler O'Neill for reasonable costs and expenses in connection with claims or liabilities under applicable federal or state law, or otherwise, related to or arising out of the Conversion except to the extent that such claim or liability arose out of or was based upon any untrue statement of material fact, omission of a material fact related to or made in reliance upon and in conformity with written information furnished to the Primary Parties by Sandler O'Neill or such claim or liability was primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O'Neill. Such claims and liabilities could include claims under the federal and state securities laws. Sandler O'Neill has received advances towards its fees totaling $25,000. Total marketing fees to Sandler O'Neill are expected to be $1.1 million and $1.5 million at the minimum and the maximum of the Estimated Price Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

     Sandler O'Neill also will perform proxy solicitation services, conversion agent services and records management services for the Primary Parties in the Conversion and is expected to receive a fee for these services of approximately $10,000. Sandler O'Neill has received advances toward its fees for these services totaling $5,000.

     Directors and executive officers of the Primary Parties may participate in the solicitation of offers to purchase Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Other employees of the Bank may participate in the Offering in administrative capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of Primary Parties will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Conversion Stock.

PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND COMMUNITY OFFERINGS

     To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form and certification form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order and certification forms will only be distributed with a prospectus.

     To purchase shares in the Subscription and Community Offerings, an executed stock order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be received by the Bank at any of its offices by 12:00 noon, New Jersey Time, on the Expiration Date. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Primary Parties are not obligated to accept orders submitted on photocopied or facsimilied stock order forms and will not accept stock order forms unaccompanied by an executed certification form. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Conversion Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion. The Primary Parties have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed stock order form may not be modified, amended or rescinded without the consent of the Primary Parties unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (December 31, 1995) and/or the Supplemental Eligibility Record Date (December 31, 1997) and/or the Voting Record Date (__________, 1998) must list all accounts on the stock order form giving all names in each account and the account number.

     Payment for subscriptions may be made (i) in cash if delivered in person at any branch office of the Bank, (ii) by check, bank draft or money order, or
(iii) by authorization of withdrawal from deposit accounts maintained with the Bank. No wire transfers will be accepted. Interest will be paid on payments made by

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cash, check, bank draft or money order at the Bank's passbook rate of interest from the date payment is received until the completion or termination of the Conversion and Reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion and Reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion and Reorganization.

     If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of the Conversion and Reorganization. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Bank's passbook rate.

     If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Conversion Stock subscribed for at the Purchase Price upon consummation of the Subscription and Community Offering, if all shares are sold, or upon consummation of the Syndicated Community Offering if shares remain to be sold in such offering; provided, that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

     Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Conversion Stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Bank. Persons with self-directed IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of Conversion Stock in the Subscription and Community Offerings, make such purchases for the exclusive benefit of the IRAs.

     Certificates representing shares of Conversion Stock purchased will be mailed to purchasers at the address specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of Conversion Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

     Prior to the completion of the Conversion and Reorganization, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members of the Bank, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Conversion Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Conversion Stock prior to the completion of the Conversion and Reorganization.

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

     THE PRIMARY PARTIES WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

SYNDICATED COMMUNITY OFFERING

     As a final step in the Conversion and Reorganization, the Plan provides that, if feasible, all shares of Conversion Stock not purchased in the Subscription and Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill acting as agent of the Company to assist the Company and the Bank in the sale of the Conversion Stock. The Company and the Bank have the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Conversion Stock in the Syndicated Community Offering, however, Sandler O'Neill have agreed to use their best efforts in the sale of shares in the Syndicated Community Offering.

     The price at which Conversion Stock is sold in the Syndicated Community Offering will be determined as described above under "- Stock Pricing and Exchange Ratio." Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $250,000 of the total number of shares offered in the Conversion, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%; provided, however, that shares of Conversion Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to the overall maximum purchase limitation, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range by up to 15%.

     Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Bank's passbook rate of interest from the date such payment is actually received by the Bank until completion or termination of the Conversion.

     In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Bank for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

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

     Certificates representing shares of Conversion Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Conversion Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

     The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company with the approval of the OTS. Such extensions may not be beyond ____________, 2000. See "- Stock Pricing and Exchange Ratio" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

LIMITATIONS ON CONVERSION STOCK PURCHASES

     The Plan includes the limitations set forth below on the number of shares of Conversion Stock which may be purchased during the Conversion. The purchase limits set forth in paragraphs (2), (4), (5), (6) and (7) are subject to the overall maximum purchase limitations in (8) below which includes Exchange Shares received by purchasers.

     (1)  No less than 25 shares;

     (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $250,000 of Conversion Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in each case on the Eligibility Record Date subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

     (3) The ESOP is permitted to purchase in the aggregate up to 10% of the shares of Conversion Stock issued in the Conversion and Reorganization, including shares issued in the event of an increase in the Estimated Price Range of 15% and intends to purchase 8% of the shares of Conversion Stock issued in the Conversion and Reorganization, including any increase in the number of shares to be issued after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range;

     (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $250,000 of Conversion Stock offered, one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in such case on the Supplemental Eligibility Record Date subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

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

     (5) Each Other Member may subscribe for and purchase in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $250,000 of Conversion Stock offered, or one-tenth of one percent (.10%) of the total offering of shares of Conversion Stock subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

     (6) Persons purchasing shares of Conversion Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase in the Community Offering up to $250,000 of Conversion Stock offered in the Conversion and Reorganization subject to the overall maximum purchase limitation in
          (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

     (7) Persons purchasing shares of Conversion Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase in the Syndicated Offering up to $250,000 of shares of Conversion Stock offered in the Conversion and Reorganization subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15% and, provided further that shares of Conversion Stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering in applying the $250,000 purchase limitation;

     (8) Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may purchase stock in the Community Offering and Syndicated Community Offering subject to the purchase limitations described in (6) and (7) above, provided that, except for the ESOP, the overall maximum number of shares of Conversion Stock subscribed for or purchased in all categories of the Conversion and Reorganization by any person, together with associates of and groups of persons acting in concert with such persons when combined with any Exchange Shares received by such persons, shall not exceed 4.0% of the shares of Conversion Stock offered in the Conversion and Reorganization and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; and

     (9) No more than 25.00% of the total number of shares of Conversion Stock offered for sale in the Conversion and Reorganization may be purchased by directors and officers of the Bank and the Mutual Holding Company and their associates in the aggregate, when combined with any Exchange Shares received and excluding purchases by the ESOP.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Mutual Holding Company or the Public Stockholders of the Bank, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% at the sole discretion of the Primary Parties. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. In addition, the Boards of Directors of the Primary Parties may, in their sole discretion, increase the maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offered in the Subscription and Community Offerings shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offerings. Requests

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

to purchase additional shares of Conversion Stock under this provision will be determined by the Boards of Directors and, if approved, allocated on a pro rata basis giving priority in accordance with the priority rights set forth herein. In any event, any Exchange Shares received by an individual will be aggregated with shares subscribed for by such person for purposes of applying the maximum purchase limitation.

     The overall maximum purchase limitation may not be reduced to less than 1% but the individual amount permitted to be subscribed for may be reduced by the Primary Parties to less than 1%, subject to paragraphs (2), (4), and above without the further approval of members or Public Stockholders or resolicitation of subscribers. An individual Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may not purchase individually in the Subscription Offering the overall maximum purchase limit of 4.0% of the shares of Conversion Stock offered, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories of the Conversion and Reorganization, subject to availability of shares, the overall maximum purchase limit for purchases in the Conversion and Reorganization and the amount of Exchange Shares received by such individual.

     In the event of an increase in the total number of shares offered in the Conversion and Reorganization due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order or priority in accordance with the Plan: (i) to fill the ESOP's subscription of 8% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unsatisfied subscriptions of Eligible Account Holders, exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unsatisfied subscriptions of Supplemental Eligible Account Holders, exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unsatisfied subscriptions of Other Members exclusive of the Adjusted Maximums; and (v) to fill unsatisfied subscriptions in the Community Offering to the extent possible, exclusive of the Adjusted Maximum and with a preference to Public Stockholders.

     The term "associate" of a person is defined to mean: (i) any corporation (other than the Primary Parties or a majority-owned subsidiary of the Bank) of which such person is an officer, partner or 10% stockholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, such term shall not include any employee stock benefit plan of the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank. Directors are not treated as associates of each other solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "Beneficial Ownership of Capital Stock - Subscriptions by Executive Officers and Directors," "- Certain Restrictions on Purchase or Transfer of Shares After Conversion and Reorganization" and "Restrictions on Acquisition of the Company and the Bank."

LIQUIDATION RIGHTS

     In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general

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

creditors of the Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Bank or the Company above that amount.

     The Plan provides for the establishment, upon the completion of the Conversion and Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of (1) the Bank's retained earnings at December 31, 1991, the date of the latest statement of financial condition contained in the final offering circular utilized in the 1992 MHC Reorganization or (2) 51.6% of the Bank's shareholders' equity as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion and Reorganization. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after the Conversion and Reorganization, to an interest in the liquidation account prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular savings accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Bank on December 31, 1995 and September 30, 1997, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account based on the proportion that the balance of his Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. For Qualifying Deposits in existence at both dates separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on such respective record dates.

     If, however, on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, the amount of the Qualifying Deposit of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the amount of the Qualifying Deposit of such Eligible Account Holder or Supplemental Eligible Account Holder as of the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or less than the amount of the Qualifying Deposits as of the previous annual closing date, then the interest in the liquidation account relating to such Qualifying Deposit would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Qualifying Deposit accounts are closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Qualifying Deposit. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

TAX ASPECTS

     Consummation of the Conversion and Reorganization is expressly conditioned upon the receipt by the Primary Parties of either a favorable ruling from the IRS or an opinion of counsel with respect to federal and New Jersey income taxation to the effect that the Conversion and Reorganization will not be a taxable transaction to the Mutual Holding Company, the Company, the Bank, Eligible Account Holders, or Supplemental Eligible Account Holders except as noted below.

     No private ruling will be received from the IRS with respect to the proposed Conversion and Reorganization. Instead, the Bank has received an opinion of Muldoon, Murphy & Faucette, to the effect that for federal income tax purposes, among other matters: (1) the conversion of the Mutual Holding Company from mutual form to a federal interim stock savings institution and its simultaneous merger with and into the Bank, with the Bank being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (2) no gain or loss will be recognized by the Bank upon the

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

receipt of the assets of the Mutual Holding Company in such merger, (3) the merger of the First Interim with and into the Bank, with the Bank being the surviving institution, will qualify as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, (4) no gain or loss will be recognized by First Interim upon the transfer of its assets to the Bank, (5) no gain or loss will be recognized by the Bank upon the receipt of the assets of First Interim,
(6) no gain or loss will be recognized by the Company upon the receipt of Bank Common Stock solely in exchange for Common Stock, (7) no gain or loss will be recognized by the Public Stockholders upon the receipt of Common Stock solely in exchange for their Public Bank Shares, (8) the basis of the Common Stock to be received by the Public Stockholders will be the same as the basis of the Public Bank Shares surrendered in exchange therefore, before giving effect to any payment of cash in lieu of fractional shares, (9) the holding period of the Common Stock to be received by the Public Stockholders will include the holding period of the Public Bank Shares, provided that the Public Bank Shares were held as a capital asset on the date of the exchange, (10) no gain or loss will be recognized by the Company upon the sale of shares of Conversion Stock in the Offering, (11) the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Bank following the Conversion and Reorganization, interests in the liquidation account and nontransferable subscription rights to purchase Conversion Stock, but only to the extent of the value, if any, of the subscription rights, and (12) the tax basis to the holders of Conversion Stock purchased in the Offerings will be the amount paid therefore, and the holding period for the shares of Conversion Stock will begin on the date of consummation of the Offerings if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering or Syndicated Community Offering. Muldoon, Murphy & Faucette has also opined that the Conversion and Reorganization will not be a taxable transaction to the Company, the Bank, Eligible Account Holders or Supplemental Eligible Account Holders for New Jersey income and/or franchise tax purposes. Certain portions of both the federal and the state and local tax opinions are based upon the assumption that the subscription rights issued in connection with the Conversion and Reorganization will have no value.

     Unlike private rulings, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

     In the opinion of FinPro, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Conversion Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Conversion Stock. Such valuation is not binding on the IRS. If the subscription rights granted to Eligible Account Holders or Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could be taxable to those Eligible Account Holders or Supplemental Eligible Account Holders who receive and/or exercise the subscription rights in an amount equal to such value and the Bank could recognize gain on such distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

     All shares of Conversion Stock purchased in connection with the Conversion and Reorganization by a director or an executive officer of the Primary Parties will be subject to a restriction that the shares not be sold for a period of one year following the Conversion and Reorganization, except in the event of the death of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation

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

of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company and the Bank will also be subject to the insider trading rules promulgated pursuant to the Exchange Act and any other applicable requirements of the federal securities laws.

     Purchases of outstanding shares of Conversion Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Primary Parties after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion and Reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to the purchase of stock pursuant to any Stock-Based Incentive Plan to be established after the Conversion and Reorganization.

     Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the Common Stock for three years except: (i) for an offer to all stockholders on a pro rata basis; or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing, beginning one year following completion of the Conversion and Reorganization the Company may repurchase its Common Stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Company to become undercapitalized; and (iii) the Company provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. In addition, under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following the Conversion, provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.

                      COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

     As a result of the Conversion and Reorganization, holders of the Bank Common Stock will become stockholders of the Company. There are certain differences in stockholder rights arising from distinctions between the Bank's certificate of incorporation and bylaws and the Company's Certificate of Incorporation and Bylaws and from distinctions between laws with respect to New Jersey chartered savings associations and Delaware law.

     The discussion herein is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company and Delaware General Corporation law.

     Authorized Capital Stock. The Company's authorized capital stock consists of 85,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, both with a par value $.01 per share, whereas the Bank's authorized capital stock consists of 10,000,000 shares of Bank Common Stock and 1,000,000 shares of serial preferred stock, both with a par value $0.01 per share (the "Bank Preferred Stock"). The increased authorized capitalization will provide the Company's Board of Directors with additional flexibility to effect, among other transactions, acquisitions, financings, stock dividends, stock splits and stock benefit plans. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole


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

authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the Stock-Based Incentive Plan and upon exercise of stock options to be issued pursuant to the terms of the Stock-Based Incentive Plan, all of which are to be established and presented to stockholders at a meeting after the Conversion and Reorganization.

     The Company will be subject to annual franchise taxes under Delaware law based on its authorized capitalization. As a New Jersey chartered institution, the Bank is not subject to franchise taxes, regardless of the amount of its authorized capitalization.

     Issuance of Capital Stock. Pursuant to applicable laws and regulations, the Mutual Holding Company is required to own not less than a majority of the outstanding Bank Common Stock. There will be no such restriction applicable to the Company following consummation of the Conversion and Reorganization.

     Neither the Certificate of Incorporation of the Bank nor the Certificate of Incorporation of the Company contains a restriction on the issuance of shares of capital stock to directors, officers or controlling persons of the Company and the Bank, respectively. Thus, stock-related compensation plans such as stock option plans could be adopted by the Company and the Bank without stockholder approval and shares of Company capital stock and Bank capital stock could be issued directly to directors, officers or controlling persons without stockholder approval. The Bylaws of the NASD, however, generally require corporations with securities which are quoted on the Nasdaq National Market to obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

     Voting Rights. The Bank's Bylaws and Certificate of Incorporation prohibit, and the Company's Bylaws do not provide for, cumulative voting in elections of directors. The prohibition on cumulative voting will help to ensure continuity and stability of the Company's Board of Directors and the policies adopted by it by making it more difficult for the holders of a relatively small amount of the Common Stock to elect their nominees to the Board of Directors and possibly by delaying, deterring or discouraging proxy contests.

     Neither the Certificate of Incorporation of the Bank nor the Certificate of Incorporation and Bylaws of the Company provide for pre-emptive rights to stockholders in connection with the issuance of capital stock.

     For additional information relating to voting rights, see "-General - Limitation on Acquisitions of Voting Stock and Voting Rights" below.

     Payment of Dividends. The ability of the Bank to pay dividends on its capital stock is restricted by federal regulations and New Jersey law and regulations and by tax considerations related to savings associations such as the Bank. See "Regulation - Federal Regulation of Savings Institutions -- Capital Requirements" and "Federal and State Taxation - Federal Taxation." Although the Company is not subject to these restrictions as a Delaware corporation, such restrictions will indirectly affect the Company because

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dividends from the Bank will be a primary source of funds of the Company for the payment of dividends to stockholders of the Company.

     The Delaware General Corporation Law generally provides that, subject to any restrictions in the corporation's Certificate of Incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. However, if the corporation's capital (generally defined in the Delaware General Corporation Law as the sum of the aggregate par value of all shares of the corporation's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.

     Board of Directors. The Bank's Certificate of Incorporation and the Certificate of Incorporation and Bylaws of the Company, respectively, require the Board of Directors of the Bank and the Company to be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

     Under the Bank's Bylaws, any vacancies in the Board of Directors of the Bank may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the directors of the Bank to fill vacancies may only serve until the next annual meeting of stockholders. However, under the Company's Certificate of Incorporation, any vacancy occurring in the Board of Directors of the Company, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his successor is elected and qualified.

     Under the Bank's Bylaws, any director may be removed for cause by a two-thirds vote of the Board of Directors or by the affirmative vote of at least 80% of the voting power of the then outstanding shares of capital stock of the Bank entitled to vote in an election of directors. Under the Company's Certificate of Incorporation, a director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding voting shares of the Company.

     Limitations on Liability. The Company's Certificate of Incorporation provides that the personal liability of the directors and officers of the Company for monetary damages shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law as it exists on the effective date of the Certificate of Incorporation or as such law may be thereafter in effect.
Section 102(b)(7) of the Delaware General Corporation Law currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     If Delaware law was amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in the Company's Certificate of Incorporation limiting the personal liability of directors and officers would automatically incorporate such authorities without further action by stockholders. Similarly, if Delaware law was amended in the future to restrict the ability of a corporation to limit the personal liability of directors, the Company's

Certificate of Incorporation would automatically incorporate such restrictions without further action by stockholders.

     The Bank's current Certificate of Incorporation contains similar provisions regarding the elimination of director liability consistent with New Jersey law.

     Indemnification of Directors, Officers and Employees. The Bank's Certificate of Incorporation provides that the Bank shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if it is determined by the board of directors and the Commission that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could have reasonably believed under the circumstances was in the best interest of the Bank or its stockholders.

     The Company's Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Company or any predecessor of the Company, or is or was serving at the request of the Company or any predecessor of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith to the fullest extent authorized by the Delaware General Corporation Law of the State of Delaware against expenses, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith.

     The Company's Certificate of Incorporation also provides that reasonable expenses (including attorneys' fees) incurred by a director, officer or employee of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding described above shall be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

     Special Meetings of Stockholders. The Bank's Bylaws provide that special meetings of the stockholders of the Bank may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than ten percent of the outstanding capital stock of the Bank entitled to vote at the meeting. The Certificate of Incorporation and Bylaws of the Bank provide, however, that until the fifth anniversary of the 1992 MHC Reorganization, special meetings of stockholders relating to changes in control of the Bank or amendments to its Certificate of Incorporation may only be called upon direction of the Board of Directors of the Bank. The Company's Certificate of Incorporation contains a provision pursuant to which special meetings of stockholders of the Company only may be called by the Board of Directors of the Company.

     Stockholder Nominations and Proposals. The Bank's Bylaws generally provide that stockholders may submit nominations for election as director at an annual meeting of stockholders 60 days prior to the annual meeting and any new business to be taken up at such a meeting at least 60 days before the date of any such meeting.

     The Company's Bylaws require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new

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

business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

     Inspectors of Election. The Bank's Bylaws provide that the Board of Directors may appoint one or more persons other than nominees for office as inspectors of election at a meeting of stockholders and that if inspectors of election are not so appointed, the Chairman of the Board or the President may, and on the request of not less than 10% of the votes represented at the meeting shall, make such appointment at the meeting. The Company's Bylaws provide that the Board of Directors of the Company shall appoint one or more persons as inspectors of election, and that the chairman of any meeting of stockholders shall make such an appointment in the event that the inspector(s) appointed by the Board of Directors shall be unable to act or the board shall fail to appoint any inspector. The Bylaws of the Bank and the Company also specify the duties of inspectors of election.

     Stockholder Action Without a Meeting. The Bylaws of the Bank provide that any action to be taken or which may be taken at any annual or special meeting of stockholders must be taken at such annual or special meeting and may not be taken without a meeting. The Certificate of Incorporation and Bylaws of the Company similarly provide that any action required by Delaware law to be taken at any annual or special meetings of stockholders, or any action which may be taken at any annual or special meeting of stockholders, must be taken at such annual or special meeting, and may not be taken without a meeting.

     Limitations on Acquisitions of Voting Stock and Voting Rights. The Bank's Certificate of Incorporation provides that no person, other than the MHC or the Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the issued and outstanding shares of any class of an equity security of the Bank, unless such offer to acquire or acquisition is approved by a majority of the Board of Directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote.

     The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Bank or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

     Mergers, Consolidations and Sales of Assets. The Bank's Certificate of Incorporation and Bylaws do not impose any specific vote requirement for stockholder approval of mergers and certain business transactions.

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

     The Delaware General Corporation Law requires the approval of the Board of Directors and the holders of a majority of the outstanding stock of the Company entitled to vote thereon for mergers or consolidations, and for sale, leases or exchanges of all or substantially all of the Company's assets, unless a higher requirement is specified in the Company's Certificate of Incorporation.

     As holder of all of the outstanding Bank Common Stock after consummation of the Conversion and Reorganization, the Company generally will be able to authorize a merger, consolidation or other business combination involving the Bank without the approval of the stockholders of the Company. However, the Company's Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations" as defined therein. See "Restrictions on Acquisition of the Company and the Bank - Restrictions in the Company's Certificate of Incorporation and Bylaws."

     Dissenters' Rights of Appraisal. Under New Jersey corporate law, which is applicable to the Bank generally, a stockholder of a New Jersey corporation which engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such corporation payment of the fair or appraised value of his stock in the New Jersey corporation, subject to specified procedural requirements. This law also provides, however, that the stockholders of a New Jersey chartered corporation with stock which is listed on a national securities exchange or which has more than 1,000 shareholders are not entitled to dissenters' rights in connection with a merger involving such corporation if the stockholder is required to accept only "qualified consideration" for his stock, which is defined to include cash, shares of stock of any corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq National Market System or any combination of such shares of stock and cash.

     After the Conversion and Reorganization, the rights of appraisal of dissenting stockholders of the Company will be governed by the Delaware General Corporation Law. Pursuant thereto, a stockholder of a Delaware corporation generally has the right to dissent from any merger or consolidation involving the corporation or sale of all or substantially all of the corporation's assets, subject to specified procedural requirements. However, no such appraisal rights are available for the shares of any class or series of a corporation's capital stock if (i) as of the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, such shares were either listed on a national securities exchange or held of record by more than 2,000 stockholders, or (ii) the corporation is the surviving corporation of a merger and the merger did not require the approval of the corporation's stockholders, unless in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that, at the effective date of the merger, will be listed on a national securities exchange or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of a corporation described in clause (a) or (b) above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) above.

     Amendment of Governing Instruments. No amendment of the Bank's Certificate of Incorporation may be made unless it is first proposed by the Board of Directors of the Bank, thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting and submitted to the Commissioner for action as specified by law or regulation. The Company's Certificate of Incorporation similarly provides that no amendment of the Company's Certificate of Incorporation may be made unless it is first approved by the Board of Directors of the Company and thereafter is approved by the holders of a majority of the shares of the Company entitled to vote generally in an election of directors, voting together in a single class; provided, however, that the affirmative vote of at least 80% of the outstanding voting stock entitled to vote is needed for certain amendments.

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

     The Bylaws of the Bank may be amended by a majority of the full Board of Directors of the Bank or by a majority vote of the votes cast by the stockholders of the Bank at any legal meeting. The Bylaws of the Company may be amended by a majority vote of the Board of Directors of the Company or by the affirmative vote of the holders of 80% of the votes cast by stockholders of the Company at a meeting of stockholders.

                  RESTRICTIONS ON ACQUISITION OF THE COMPANY
                                 AND THE BANK

GENERAL

     The Plan of Conversion provides for the conversion of the Mutual Holding Company from the mutual to the stock form of organization. See "The Conversion and Reorganization -- General." Certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration entered into in connection with the Conversion and Reorganization, together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     Limitation on Voting Rights. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Bank or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

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

     Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

     In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

     Authorized Shares. The Certificate of Incorporation authorizes the issuance of 85,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion and Reorganization to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the restricted stock awards and upon exercise of stock options to be issued pursuant to the terms of the Stock-Based Incentive Plan all of which are to be established and presented to stockholders no earlier than six months after the Conversion and Reorganization.

     Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of stockholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in

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

advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof. The directors and executive officers of the Bank are purchasing in the aggregate approximately ___% of the shares of the Common Stock at the maximum of the Estimated Price Range. In addition, the ESOP intends to purchase 8% of the aggregate of the Conversion Stock sold in the Conversion. Additionally, if at a meeting of stockholders following the Conversion and Reorganization stockholder approval of the proposed Stock-Based Incentive Plan is received, the Company expects to acquire 4% of the aggregate of the Conversion Stock issued in the Conversion and Reorganization and expects to issue an amount equal to 10% of the aggregate of the Conversion Stock issued in the Conversion and Reorganization to directors and executive officers. As a result, assuming the Stock-Based Incentive Plan is approved by stockholders, directors, executive officers and employees have the potential to control the voting of approximately 25% of the Company's Common Stock, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described hereinabove.

     Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein) to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Bank and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Bank's present and future account holders, borrowers and employees; on the communities in which the Company and the Bank operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Bank to fulfill the objectives of a federally-chartered stock savings association under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

     Amendment of Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the

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

outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     Certain Bylaw Provisions. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN CONVERSION

     The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, CIC Agreements, Severance Plan, and the Stock-Based Incentive Plan to be established may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See "Management of the Bank - Employment Agreements" and "- New Benefits Resulting from the Conversion and Reorganization - Stock Option Plans."

     The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

     The state of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

     In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

RESTRICTIONS IN THE BANK'S CERTIFICATE OF INCORPORATION AND BYLAWS

     Although the Board of Directors of the Bank is not aware of any effort that might be made to obtain control of the Bank after the Conversion and Reorganization, the Board of Directors believes that it is appropriate to retain certain provisions permitted by New Jersey law and to adopt certain new provisions to protect the interests of the Bank and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Bank's sole stockholder. See "Risk Factors -- Certain Anti-Takeover Provisions Which May Discourage Takeover Attempts."

     The Bank's Certificate of Incorporation will continue to contain a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited for a period of five years following the date of completion of the Conversion and Reorganization. Any stock in excess of 10% acquired in violation of the Certificate of Incorporation provision will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which the Bank forms a holding company without a change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter or appraisal rights. In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's stockholders to approve the acquisition or corporate reorganization of the Company or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Bank, the Board of Directors of the Bank will be able to assert this provision of the Bank's Certificate of Incorporation against such holders. Although the Board of Directors of the Bank is not currently able to determine when and if it would assert this provision of the Bank's Certificate of Incorporation, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Bank, the Company and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Bank indirectly through a change in control of the Company. Finally, stockholders will not be permitted to call a special meeting of stockholders relating to a change of control of the Bank or a charter amendment or to cumulate their votes in the election of directors. Furthermore, the staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Bank in the years immediately following the Conversion and Reorganization.

     Although the Bank has no arrangements, understandings or plans at the present time, except as described in "Description of Capital Stock of the Company - Preferred Stock," for the issuance or use of the shares of Bank Preferred Stock proposed to be authorized, the Board of Directors believes that the availability of such shares will provide the Bank with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Bank of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of one or more series of Bank Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Bank Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any Bank Preferred Stock except on terms which the Board deems to be in the best interest of the Bank and its then existing stockholders.

REGULATORY RESTRICTIONS

     The Plan of Conversion prohibits any person, prior to the completion of the Conversion and Reorganization, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan or the Conversion Stock to be issued upon their exercise. The Plan also prohibits any person, prior to the completion of the Conversion and Reorganization, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Conversion Stock.

     For three years following the Conversion and Reorganization, OTS regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except for: (i) offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock; (ii) offers for up to 25% in the aggregate by the ESOP or other tax qualified plans of the Bank or the Company; or (iii) offers which are not opposed by the Board of Directors of the Bank and which receive the prior approval of the OTS. Such prohibition is also applicable to the acquisition of the stock of the Company. Such acquisition may be disapproved by the OTS if it is found, among other things, that the proposed acquisition (a) would frustrate the purposes of the provisions of the regulations regarding conversions; (b) would be manipulative or deceptive; (c) would subvert the fairness of the conversion; (d) would be likely to result in injury to the savings institution; (e) would not be consistent with economical home financing; (f) would otherwise violate law or regulation; or (g) would not contribute to the prudent deployment of the savings institution's conversion proceeds. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the Company's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

     In addition, any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The OTS requires all persons seeking control of a savings institution and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of a federally-insured savings institution without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The Company is authorized to issue 85,000,000 shares of Common Stock having a par value of $.01 per share and 10,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). The Company currently expects to issue up to 27,600,000 shares of Common Stock (or 31,740,000 in the event of an increase of 15% in the Estimated Price Range) and no shares of Preferred Stock in the Conversion. Except as discussed above in "Restriction on Acquisition of the Company and the Bank." Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the common stock, in accordance with the Plan, all such stock will be duly authorized, fully paid and non-assessable.

     THE COMMON STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

     Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     Voting Rights. Upon Conversion and Reorganization, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% stockholder vote. See "Restrictions on Acquisition of the Company and the Bank."

     Subsequent to the Conversion and Reorganization, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion and Reorganization --Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion and Reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                   DESCRIPTION OF CAPITAL STOCK OF THE BANK

GENERAL

     The Certificate of Incorporation of the Bank authorizes the issuance of capital stock consisting of 10,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of Common Stock of the Bank has the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion and Reorganization, the Board of Directors will be authorized to approve the issuance of Common Stock up to the amount authorized by the Certificate of Incorporation without the approval of the Bank's stockholders. Following the Conversion and Reorganization, all of the issued and outstanding common stock of the Bank will be held by the Company as the Bank's sole stockholder. THE CAPITAL STOCK OF THE BANK WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

     Dividends. The holders of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation - Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

     Voting Rights. Immediately after the Conversion and Reorganization, the holders of the Bank's common stock will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held, provided that cumulation of votes will not be permitted. See "Restrictions on Acquisition of the Company and the Bank - Anti-Takeover Effects of the Company's Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion."

     Liquidation. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion and Reorganization, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

     Preemptive Rights; Redemption. Holders of the common stock of the Bank will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by the Bank of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

                         TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Registrar and Transfer Company, Cranford, New Jersey.

                                    EXPERTS

     The consolidated financial statements of the Bank and its subsidiaries as of December 31, 1996 and for each of the years in the three year period ended December 31, 1996 have been included herein, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     FinPro has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its valuation with respect to subscription rights.

                            LEGAL AND TAX OPINIONS

     The legality of the Common Stock will be passed upon for the Bank and the Company by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Bank and the Company. Muldoon, Murphy & Faucette will rely as to certain matters of Delaware law on the opinion of Morris, Nichols, Arsht & Tunnell. The federal income and New Jersey tax consequences of the Conversion and Reorganization will be passed upon for the Bank and the Company by Muldoon, Murphy & Faucette. Certain legal matters will be passed upon for Sandler O'Neill by Breyer & Aguggia, Washington, D.C.

                            ADDITIONAL INFORMATION

     The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the Conversion Valuation Appraisal Report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the

SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the Registration Statement required to be described, however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     The Mutual Holding Company has filed an application for conversion with the OTS with respect to the Conversion and Reorganization. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the OTS located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

     In connection with the Conversion and Reorganization, the Company will register its Common Stock with the SEC under Section 12(b) of the Exchange Act and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion and Reorganization.

     A copy of the Certificate of Incorporation and the Bylaws of the Company and the Stock Certificate of Incorporation and Bylaws of the Bank are available without charge from the Bank.

                    FIRST SAVINGS BANK, SLA AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                        PAGE
                                                                    -----------
Independent Auditors' Report........................................     F-2

Consolidated Statements of Financial Condition as of September
30, 1997 (unaudited) and December 31, 1996 and 1995.................     F-3

Consolidated Statements of Income for the Nine Months Ended
September 30, 1997 and 1996 (unaudited) and for the Years
Ended December 31, 1996, 1995 and 1994..............................     37

Consolidated Statements of Stockholders' Equity for the Nine
Months Ended September 30, 1997 (unaudited) and for the Years
Ended December 31, 1996, 1995 and 1994..............................     F-4

Consolidated Statements of Cash Flows for the Nine Months Ended
September 30, 1997 and 1996 (unaudited) and for the Years
Ended December 31, 1996, 1995 and 1994..............................     F-5

Notes to Consolidated Financial Statements.......................... F-7 to F-33

     All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

     The financial statements of First Source Bancorp, Inc. have been omitted because First Source Bancorp, Inc. has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
First Savings Bank, SLA:


We have audited the consolidated financial statements of First Savings Bank, SLA, and Subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Savings Bank, SLA, and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



                                    KPMG Peat Marwick LLP


Short Hills, New Jersey
January 27, 1997

FIRST SAVINGS BANK SLA, AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)

                                                                                  SEPTEMBER 30,          DECEMBER 31,
                                                                                                    ----------------------
                                                                                       1997            1996         1995
                                                                                ---------------     ---------     --------
                                                                                   (UNAUDITED)
ASSETS
Cash and due from banks.......................................................       $    5,873     $   7,192     $   8,674
Federal funds sold............................................................           17,925         1,850        17,875
                                                                                     ----------     ---------     ---------
     Total cash and cash equivalents..........................................           23,798         9,042        26,549
Federal Home Loan Bank of New York (FHLB-NY) stock,
     at cost, (note 10).......................................................            8,045         7,428         6,276
Investment securities, at amortized cost (estimated fair value of $41,108, $38,980 and $39,617 at 9/30/97, 12/31/96
     and 12/31/95, respectively) (notes 4 and 10).............................           40,959        38,955        39,003
Investment securities available for sale (notes 4 and 10).....................           18,024        14,831         2,058
Mortgage-backed securities (estimated fair value of
     $231,667, $255,052 and $291,689 at 9/30/97,
    12/31/96 and 12/31/95, respectively) (notes 5 and 10).....................          228,158       252,383       288,143
Mortgage-backed securities available for sale (notes 5 and 10)................          122,371       120,797        89,339
Loans receivable, net (notes 6 and 10)........................................          567,197       509,627       457,756
Loans available for sale (notes 6 and 10).....................................               --           287           424
Interest and dividends receivable, net (note 7)...............................            7,719         7,415         6,793
Premises and equipment, net (note 8)..........................................           13,283        10,356         9,347
Excess of cost over fair value of net assets acquired.........................            9,018        10,950        12,299
Other assets (note 12)........................................................            5,941         5,044         7,025
                                                                                     ----------     ---------     ---------
     Total assets.............................................................       $1,044,513     $ 987,115     $ 945,012
                                                                                     ==========     =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (note 9).............................................................       $  809,449      $794,595     $ 806,338
Borrowed funds (note 10)......................................................          123,894        87,994        38,750
Employee Stock Ownership Plan (ESOP) debt (note 11)...........................              571           646           746
Advances by borrowers for taxes and insurance.................................            5,382         4,600         3,813
Other liabilities (note 12 and 13)............................................            6,004         6,417         5,652
                                                                                     ----------      --------     ---------
  Total liabilities...........................................................          945,300       894,252       855,299
                                                                                     ----------      --------     ---------

Commitments and contingencies (note 14).......................................

STOCKHOLDERS' EQUITY
Preferred Stock, 1,000,000 shares authorized; issued and
     outstanding - none.......................................................
Common Stock, $0.01 par value, 10,000,000 shares authorized;
      8,006,707, 7,903,719 and 7,872,604 shares issued and outstanding
     at 9/30/97, 12/31/96 and 12/31/95, respectively (note 13)................               73            72            65
Paid-in capital (note 13).....................................................           27,856        27,427        22,007
Retained earnings (note 12)...................................................           71,870        66,299        68,222
Net unrealized gain (loss) on securities available for sale
     (notes 4 and 5)..........................................................              193            (3)          165
Less: Common Stock acquired by the ESOP (note 13).............................             (571)         (646)         (746)
      Common Stock acquired by the Recognition and
       Retention Plan (RRP) (note 13).........................................             (208)         (286)           --
                                                                                     ----------      --------     ---------
     Total stockholders' equity (notes 2 and 3)...............................           99,213        92,863        89,713
                                                                                     ----------      --------     ---------
     Total liabilities and stockholders' equity...............................       $1,044,513      $987,115     $ 945,012
                                                                                     ==========      ========     =========

See accompanying notes to consolidated financial statements.

FIRST SAVINGS BANK SLA, AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Stockholders' Equity
(Dollars in thousands, except per share data)

                                                                            NET UNREALIZED
                                                                             GAIN/(LOSS)
                                                                            ON SECURITIES     COMMON      COMMON
                                                                             AVAILABLE         STOCK       STOCK       TOTAL
                                             COMMON  PAID-IN     RETAINED     FOR SALE,       ACQUIRED    ACQUIRED   STOCKHOLDERS'
                                             STOCK   CAPITAL     EARNINGS     NET OF TAX       BY ESOP     BY RRP      EQUITY
                                             ------  -------     --------   --------------    --------    --------   -------------
Balance at December 31, 1993................    $29  $11,606     $56,539          $ 1,105      $(400)       $ (70)        $68,809

Net income for the year
   ended December 31, 1994..................                       8,275                                                    8,275
Issuance of 10% stock dividend..............      3    3,100      (3,103)                                                      -
Cash dividends ($.027 per share)............                        (787)                                                    (787)
Net change in unrealized gain/(loss)........                                       (2,502)                                 (2,502)
2-for-1 stock split.........................     33      (33)                                                                   -
Amortization of RRP.........................                                                                   70              70
Principal payments on ESOP loan.............                                                     100                          100
Exercise of stock options...................              99                                                                   99
                                                ---   ------     -------          -------      -----        -----         -------

Balance at December 31, 1994................     65   14,772      60,924           (1,397)      (300)          --          74,064

Net income for the year
   ended December 31, 1995..................                       8,302                                                    8,302
Net proceeds from stock offering
   (600,000 shares).........................           7,205                                                                7,205
Stock acquired by ESOP (42,000 shares)......                                                    (546)                        (546)
Cash dividends ($0.30 per share)............                      (1,004)                                                  (1,004)
Net change in unrealized gain/(loss)........                                        1,562                                   1,562
Principal payments on ESOP loan.............                                                     100                          100
Exercise of stock options...................              30                                                                   30
                                                ---   ------      ------          -------      -----        -----         -------

Balance at December 31, 1995................     65   22,007      68,222              165       (746)          --          89,713

Net income for the year
   ended December 31, 1996..................                       4,710                                                    4,710
Issuance of 10% stock dividend..............      7    5,388      (5,395)                                                       -
Cash in lieu of fractional shares...........                          (3)                                                      (3)
Stock acquired by RRP (21,780 shares).......                                                                 (310)           (310)
Cash dividends ($0.33 per share)............                      (1,238)                                                  (1,238)
Net change in unrealized gain/(loss)........                                         (168)                                   (168)
Amortization of RRP.........................                                                                   24              24
Principal payments on ESOP loan.............                                                     100                          100
Exercise of stock options...................              35                                                                   32
                                                ---   ------     -------          -------      -----        -----         -------

Balance at December 31, 1996................     72   27,427      66,299               (3)      (646)        (286)         92,863

Net income for the nine months
   ended September 30, 1997.................                       6,760                                                    6,760
Cash dividends ($0.31 per share)............                      (1,189)                                                  (1,189)
Net change in unrealized gain/(loss)........                                          196                                     196
Amortization of RRP.........................                                                                   78              78
Principal payments on ESOP loan.............                                                      75                           75
Exercise of stock options...................      1      429                                                                  430
                                                ---  -------     -------          -------      -----        -----         -------

Balance at September 30, 1997...............    $73  $27,856     $71,870          $   193      $(571)       $(208)        $99,213
                                                ===  =======     =======          =======      =====        =====         =======

See accompanying notes to consolidated financial statements.

FIRST SAVINGS BANK SLA, AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows
(Dollars in thousands)

                                                                               Nine months ended
                                                                                 September 30,          Year Ended December 31,
                                                                                 -------------          -----------------------
                                                                               1997         1996      1996       1995       1994
                                                                             --------     --------  --------   --------   --------
                                                                                  (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income..............................................................  $  6,760     $  2,364  $  4,710   $  8,302   $  8,275
   Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation of premises and equipment..................................       754          630       842      1,018      1,241
   Amortization of excess of cost over fair value of assets acquired.......     1,932        1,138     1,349      1,066        223
   Amortization of ESOP....................................................        75           75       100        100        100
   Amortization of RRP.....................................................        78           --        24         --         70
   Net accretion and amortization of deferred loan fees....................        44          (95)     (284)      (335)      (256)
   Provision for loan losses...............................................       900          375       550        310        300
   Provision for losses on real estate owned...............................        61          105       105        222        149
   Net (gain) loss on sales of investment securities available for sale....      (149)          19      (114)       104        (21)
   Net loss on market adjustment to investment securities held for trading.        29           --        --         --         --
   Net (gain) loss on sales of mortgage loans available for sale...........       (12)          41        40        (15)        77
   Net gain on sales of mortgage-backed securities available for sale......      (461)        (199)     (162)      (840)       (96)
   Net gain on sales of real estate owned..................................       (92)        (161)     (183)       (52)       (59)
   Investment securities purchased for trading.............................    (1,989)          --        --         --         --
   Proceeds from sales of investment securities held for trading...........     1,971           --        --         --         --
   Net amortization of premiums and discounts..............................       112          410       716     (1,275)       795
   Increase in interest and dividends receivable...........................      (304)        (370)     (622)    (1,552)      (629)
   (Decrease) increase in other liabilities................................      (413)       3,846       765      1,011        247
   (Decrease) increase in other assets.....................................    (1,127)        (589)        5       (461)       110
                                                                             --------     --------  --------   --------   --------
     Net cash provided by operating activities.............................     8,169        7,589     7,841      7,603     10,526
                                                                             --------     --------  --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of investment securities available for sale.........     8,149       10,877    20,978     25,823     47,821
   Proceeds from sales of mortgage loans available for sale................     3,048        6,157     6,892      6,358      5,310
   Proceeds from sales of mortgage-backed securities available for sale....   116,891       73,210    96,309     82,632     36,001
   Proceeds from sale of real estate owned.................................     1,035        3,495     4,351      3,299      2,681
   Purchases of investment securities available for sale...................   (11,000)     (28,807)  (31,808)    (1,016)   (23,716)
   Loans originated for sale...............................................    (2,750)      (5,923)    6,798     (6,619)    (4,701)
   Purchases of mortgage-backed securities available for sale..............  (129,974)     (87,005) (136,935)   (86,767)   (38,580)
   Purchases of investment securities......................................   (15,998)     (15,950)  (20,937)   (47,002)   (14,000)
   Maturities of investment securities.....................................    14,000       13,000    19,000     19,000     11,000
   Origination of loans....................................................  (105,179)     (97,339) (124,134)   (95,674)   (79,338)
   Purchases of loans......................................................    (4,665)      (4,631)  (10,118)    (5,181)        --
   Purchases of mortgage-backed securities.................................   (30,689)     (54,392)  (54,392)  (128,524)  (108,049)
   Principal payments on loans.............................................    51,023       59,701    80,178     54,993     77,202
   Principal payments on mortgage-backed securities........................    66,292       79,493    98,392     64,785     72,220
   (Purchase) redemption of FHLB-NY stock..................................      (617)      (1,152)   (1,152)      (585)       726
   Purchases of premises and equipment.....................................    (3,681)        (673)   (1,849)    (2,065)     2,434
   Cost in excess of fair value of assets acquired.........................        --           --        --    (12,640)        --
                                                                             --------     --------  --------   --------   --------
     Net cash used in investing activities.................................   (44,115)     (49,939)  (62,023)  (129,183)   (17,857)
                                                                             --------     --------  --------   --------   --------

FIRST SAVINGS BANK SLA, AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows
(Dollars in thousands)

                                                                                 Nine months ended
                                                                                   September 30,          Year Ended December 31,
                                                                               -------------------    ------------------------------
                                                                                 1997       1996        1996        1995       1994
                                                                               --------   --------    --------    --------   -------
                                                                                   (unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from stock offering.........................................       --         --          --       7,205         --
   Proceeds from ESOP debt..................................................       --         --          --         546         --
   Cost of stock contributed to RRP.........................................       --         --        (310)         --         --
   Payment on ESOP debt.....................................................      (75)       (75)       (100)       (100)      (100)
   Purchase of ESOP shares..................................................       --         --          --        (546)        --
   Stock options exercised..................................................      430         35          35          30         99
   Cash dividends paid......................................................   (1,189)      (928)     (1,238)     (1,004)      (787)
   Proceeds from acquisition of deposits....................................       --         --          --     112,784         --
   Net increase (decrease) in deposits......................................   14,854     (5,897)    (11,743)     11,941      2,652
   Net increase in borrowed funds...........................................   35,900     30,687      49,244       4,750      8,000
   Net increase (decrease) in advances by borrowers for taxes and
    insurance...............................................................      782        684         787          80        (80)
                                                                            ---------   --------   ---------   ---------  ---------
            Net cash provided by financing activities.......................   50,702     24,506      36,675     135,686      9,784
                                                                            =========   ========   =========   =========  =========
            Net increase (decrease) in cash and cash equivalents............   14,756    (17,844)    (17,507)     14,106      2,453
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                9,042     26,549      26,549      12,443      9,990
                                                                            ---------   --------   ---------   ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $  23,798   $  8,705   $   9,042   $  26,549  $  12,443
                                                                            =========   ========   =========   =========  =========
Supplemental disclosures of cash flow information:
   Cash paid during the period for:
       Interest.............................................................$  30,196   $ 27,443   $  36,967   $  35,409  $  24,953
       Income taxes.........................................................    3,851      3,824       3,831       4,495      4,474
   Non cash investing and financing activities for the period:
        Transfer of loans to real estate owned..............................      885      2,105       2,535       4,960      2,365
        Transfer of investment and mortgage-backed securities from
              held to maturity to available for sale........................       --         --          --      77,549         --
        Transfer of loans available for sale to loans receivable............       --         --          --          --        596
                                                                            =========   ========   =========   =========  =========

See accompanying notes to consolidated financial statements.

FIRST SAVINGS BANK SLA, AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a description of the more significant accounting policies used in preparation of the accompanying consolidated financial statements of First Savings Bank, SLA, and Subsidiaries ("the Bank").

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements are comprised of the accounts of the Bank and its wholly-owned subsidiaries, FSB Financial Corp. and 1000 Woodbridge Center Drive, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties.

The accompanying unaudited consolidated financial statements as of September 30, 1997, and for the nine month periods ended September 30, 1997 and 1996, have been prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of such interim periods have been made at and for the nine months ended September 30, 1997 and 1996. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results that may be expected for the entire fiscal year ending December 31, 1997.

CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash equivalents consist of interest-bearing deposits in other financial institutions and loans of federal funds.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

Management determines the appropriate classification of investment and mortgage-backed securities as either available for sale, held to maturity, or held for trading at the purchase date. Securities available for sale include debt, mortgage-backed, and marketable equity securities that are held for an indefinite period of time and may be sold in response to changing market and interest rate conditions. These securities are reported at fair value with unrealized gains and losses, net of tax, included as a separate component of stockholders' equity. Upon realization, such gains and losses will be included in earnings using the specific identification method. In November, 1995, the Financial Accounting Standards Board ("FASB") issued "Special Report - A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity

Securities" within which there was offered transition guidance permitting an enterprise to reassess the appropriateness of the classifications of all of its securities before December 31, 1995. The Bank reassessed its classifications and, on December 15, 1995, transferred $77.5 million in amortized cost of investment and mortgage-backed securities to the available for sale classification. The net unrealized loss (net of taxes) as of the date of transfer was $40,000.

Trading account securities are adjusted to market value through earnings. Gains and losses from adjusting trading account securities to market value and from the sale of these securities are included in noninterest income. There were no trading account securities outstanding at September 30, 1997, December, 31, 1996 or 1995.

Investment securities, other than those designated as available for sale or trading, are carried at amortized historical cost and consist of those securities for which there is a positive intent and ability to hold to maturity. Investment securities are adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities.

Mortgage-backed securities, other than those designated as available for sale or trading, are carried at their outstanding principal balance, adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities.

FEDERAL HOME LOAN BANK OF NEW YORK STOCK

The Bank, as a member of the FHLB-NY, is required to hold shares of capital stock in the FHLB-NY in an amount equal to 1% of the Bank's outstanding balance of residential mortgage loans or 5% of its outstanding advances from the FHLB-NY, whichever is greater.

LOANS RECEIVABLE, NET

Loans receivable, other than loans available for sale, are stated at the unpaid principal balance, net of premiums, unearned discounts, net deferred loan origination and commitment fees, and the allowance for loan losses.

Loans are classified as non-accrual when they are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collectibility. However, if a loan meets the above criteria but a current appraisal of the property indicates that the total outstanding balance is less than 55% of the appraised value, the loan is not classified as non-accrual. At the time a loan is place on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest received on non-accrual loans is generally credited to interest income for the current period. If principal and interest payments are brought contractually current and future collectibility is reasonably assured, loans are returned to accrual status. Discounts are accreted and premiums amortized to income using the level yield method over the estimated lives of the loans. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the level-yield method over the contractual life of the individual loans, adjusted for actual prepayments.

Statement of Financial Accounting Standards ("SFAS") 114, "Accounting by Creditors for Impairment of a Loan" and SFAS 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" were adopted prospectively by the Bank on January 1, 1995. These statements address the accounting for impaired loans and specify how allowances for loan losses related to these impaired loans should be determined. The adoption of the statements did not effect the level of the overall allowance or the operating results. Income recognition and charge-off policies were not changed as a result of SFAS 114 and SFAS 118. The Bank has defined the population of impaired loans to be all non-accrual commercial real estate, multi-family and land loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans are specifically excluded for the impaired loan portfolio. There were no impaired loans at September 30, 1997, nor at December 31, 1996 and 1995, as defined by SFAS 114 and SFAS 118.

Loans available for sale are carried at the lower of cost or market using the aggregate method. Valuation adjustments, if applicable, are reflected in current operations. Gains and losses on sales are recorded using the specific identification method. Management determines the appropriate classification of loans as either held to maturity or available for sale at origination, in conjunction with the Bank's overall asset/liability management strategy.

Effective January 1, 1996, SFAS 122, "Accounting for Mortgage Servicing Rights," was adopted on a prospective basis. SFAS 122 requires capitalization of the rights to service mortgage loans for others, whether those rights are acquired through purchase or origination. The Bank determines the value of servicing rights through an evaluation of prepayment trends, the market for purchased servicing and underlying interest rate of the loans. All capitalized mortgage servicing rights, both originated and purchased, will be evaluated for impairment on a quarterly basis with any adjustments recognized through a valuation allowance. The Bank amortizes mortgage servicing rights over the estimated life of the loans on a straight line basis. Certain provisions of SFAS 122 were amended by SFAS 125. See Note 16, "Recent Accounting Pronouncements," for a description of SFAS 125.

A substantial portion of the Bank's loans are secured by real estate in the State of New Jersey. Accordingly, as with most financial institutions in the market area, the collectibility of a substantial portion of the carrying value of the Bank's loan portfolio and real estate owned is susceptible to changes in market conditions.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is based on management's evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, review of individual loans for adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and consideration of current economic conditions.

Additions to the allowance arise from charges to operations through the provision for loan losses or from the recovery of amounts previously charged off. The allowance is reduced by loan charge-offs.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

REAL ESTATE OWNED, NET

Real estate owned is recorded at the fair value at the date of acquisition, with a charge to the allowance for loan losses for any excess of cost over fair value. Subsequently, real estate owned is carried at the lower of cost or fair value, less estimated selling costs. Certain costs incurred in preparing properties for sale are capitalized, and expenses of holding foreclosed properties are charged to operations as incurred. There was

$1.4 million, $1.5 million, and $3.1 million in real estate owned included in Other Assets at September 30, 1997, December 31, 1996 and 1995, respectively.

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

The excess of cost over fair value of net assets acquired from the acquisition of deposits is amortized to expense over the expected life of the acquired deposit base (7 to 15 years) using the straight-line method. During 1995, the Bank acquired the deposits and former branch locations of two offices of the former Carteret Savings for a premium of $12.6 million. Core deposit studies regarding the retention of the deposits acquired are performed by the Bank on an annual basis. After reviewing the results of the core deposit studies, a writedown of the core deposit premium may be recognized if the current balance of the core deposit premium is considered impaired. The Bank recognized writedowns of $1.3 million and $334,000 for the nine months ended September 30, 1997, and for the year ended December 31, 1996, respectively.

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are stated at cost, less accumulated amortization and depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or leases. Repair and maintenance items are expensed and improvements are capitalized. Upon retirement or sale, any gain or loss is charged to operations.

STOCK-BASED COMPENSATION

In October 1995, SFAS 123, "Accounting for Stock-Based Compensation" was issued. SFAS 123 encourages recording in current period earnings compensation expense related to the fair value of certain stock-based compensation. Companies may choose to continue to follow the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), where compensation expense is not recorded for certain stock-based compensation plans. However, companies are required to disclose pro forma net income and earnings per share as if they adopted the fair value based method of accounting. The Bank has elected to continue to account for stock-based compensation under APB 25 and the pro forma disclosures required by SFAS 123 have been included in Note 13, "Stock Option Plans." The adoption of SFAS 123 had no impact on the Bank's consolidated financial statements.

RECOGNITION AND RETENTION PLAN (RRP)

RRP awards are granted in the form of shares of common stock held by the RRP, and are payable over a three year vesting period at a rate of 33.3% per year, commencing on the date of the award grant. Compensation expense is recorded at the fair market value of the shares at the grant date ratably over the vesting period.

INCOME TAXES

The Bank accounts for income taxes according to SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to taxable income for the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

PENSION PLAN

Pension plan costs based on actuarial computation of current and future benefits for employees are charged to expense and are funded based on the maximum amount that can be deducted for Federal income tax purposes.

POST-RETIREMENT BENEFITS

The Bank accounts for post-retirement benefits under SFAS 106 "Employers' Accounting for Post-Retirement Benefits Other than Pensions." SFAS 106 requires the accrual of the expected cost of providing health care and other benefits to employees subsequent to their retirement during the service periods of the employees.

NET INCOME PER SHARE AND PER SHARE DATA

Net income per share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. See
Note 16, "Recent Accounting Prouncements."

Per share data reflects 10% stock dividends paid on April 1, 1994, and December 16, 1996, and declared on September 24, 1997, respectively, and a 2-for-1 stock split on December 1, 1994, all applied retroactively.

RECLASSIFICATIONS

Certain reclassifications have been made to the 1996 and 1995 amounts to conform to the 1997 presentation.

(2)  REORGANIZATION AND STOCK ISSUANCE

On July 10, 1992, the Office of Thrift Supervision ("OTS") approved the Plan of Reorganization adopted by the Board ("the Reorganization"), whereby the Bank was reorganized into a federal mutual holding company. At that time, First Savings Bank, SLA, reorganized from a New Jersey-chartered mutual savings association into a federal mutual holding company, First Savings Bancshares, MHC ("Holding Company"). The Bank has continued to operate under the mutual holding company regulations as proscribed by the OTS.

As part of the Reorganization, a minority stock offering was completed on July 10, 1992, whereby 1,000,000 shares were sold at a price of $10 per share, for gross proceeds of $10.0 million, which represented a minority ownership of 37.6% of the Bank. On July 11, 1995, the Bank completed a secondary stock offering of 600,000 shares of common stock at $13 per share for gross proceeds of $7.8 million, offset by offering-related expenses totaling $595,000. The net proceeds were used to purchase investment and mortgage-backed securities. The total minority ownership, after the secondary stock offering, totaled 47.5% at December 31, 1995. At September 30, 1997, the total minority ownership was 48.4%.

On October 24, 1997, the Boards of Directors for First Savings Bank and First Savings Bancshares, MHC, the mutual holding company of the Bank, announced that a Plan of Conversion was adopted to convert First Savings Bancshares, MHC to stock form and to reorganize First Savings Bancshares, MHC and First Savings Bank into the stock holding company structure by forming a new stock Delaware corporation to become the parent holding company for the Bank. Pursuant to the Plan, the new Delaware corporation will exchange certain shares of its common stock for the outstanding common stock of the Bank and will issue and offer for sale certain additional shares of its common stock. The Plan of Conversion must receive regulatory approval from the Office of Thrift Supervision, along with approval from the members of First Savings Bancshares, MHC, and the Bank's stockholders. The transaction is expected to be completed during the second quarter of 1998.

(3)  REGULATORY MATTERS

Capital distributions, in the form of any dividend paid or other distribution in cash or in kind, are limited by the OTS. A "Tier 1" association, which is defined as an association that has capital immediately prior to a proposed capital distribution that is equal to or greater than the amount of its fully phased-in capital requirement, is authorized to make capital distributions during a calendar year up to the higher of 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or 75% of its net income over the most recent four-quarter period. The Bank is a Tier 1 association.

OTS regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at September 30, 1997, December 31, 1996 and 1995, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1
(core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

Under the prompt corrective action regulations, the OTS is required to take certain supervisory actions and may take additional discretionary actions with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 (core) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

Management believes that, as of September 30, 1997, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

The following is a summary of the Bank's actual capital amounts and ratios as of September 30, 1997, December 31, 1996 and 1995, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well-capitalized institution:

                                                                                  OTS REQUIREMENTS
                                                                  --------------------------------------------------
                                                                       MINIMUM CAPITAL          FOR CLASSIFICATION AS
                                            BANK ACTUAL                    ADEQUACY                WELL-CAPITALIZED
                                      ----------------------       -----------------------      ----------------------
                                        AMOUNT     RATIO (%)         AMOUNT     RATIO (%)        AMOUNT     RATIO (%)
                                      ---------  -----------       ----------  -----------      ---------  -----------
                                                                  (DOLLARS IN THOUSANDS)
September 30, 1997
------------------------------
Tangible capital..............         $89,992         8.68          $15,552      1.50
Tier 1 (core)  capital........          89,992         8.68           31,104      3.00           $51,840       5.00
Risk-based capital:
   Tier 1.....................          89,992        21.13                                       25,552       6.00
   Total......................         $95,319        22.38           $34,070     8.00           $42,587      10.00
                                       =======        =====           =======     ====           =======      =====

December 31, 1996
------------------------------
Tangible capital..............         $81,909         8.38           $14,670     1.50
Tier 1 (core) capital.........          81,909         8.38            29,340     3.00           $48,900       5.00
Risk-based  capital:
   Tier 1.....................          81,909        20.85                                       23,571       6.00
   Total......................         $86,822        22.10           $31,428     8.00           $39,286      10.00
                                       =======        =====           =======     ====           =======      =====

December 31, 1995
------------------------------
Tangible capital..............         $77,249         8.28           $13,995    1.50
Tier 1 (core) capital.........          77,751         8.33            28,005    3.00            $46,675       5.00
Risk-based capital:
    Tier 1....................          77,751        20.85                                       22,371       6.00
    Total.....................         $80,680        21.64           $29,828    8.00            $37,285      10.00
                                       =======        =====           =======    ====            =======      =====

(4) INVESTMENT SECURITIES

A summary of investment securities at September 30, 1997, December 31, 1996 and 1995, is as follows (in thousands):

                                                                                     SEPTEMBER 30, 1997
                                                                  --------------------------------------------------------
                                                                                   GROSS           GROSS        ESTIMATED
                                                                                 UNREALIZED     UNREALIZED        MARKET
                                                                      COST         GAINS          LOSSES          VALUE
                                                                  ----------   ------------   ------------    ------------
INVESTMENTS HELD TO MATURITY
  U.S. Government and Agency obligations.......................     $40,959         $193          $(44)          $41,108
                                                                    =======         ====          ====           =======
INVESTMENTS AVAILABLE FOR SALE
  U.S. Government and Agency obligations.......................     $13,972         $ 26          $(55)          $13,943
  Corporate obligations........................................       4,079            3            (1)            4,081
                                                                    -------         ----          ----           -------
  Total investment securities available for sale...............     $18,051         $ 29          $(56)          $18,024
                                                                    =======         ====          ====           =======

                                                                                            DECEMBER 31, 1996
                                                                        --------------------------------------------------------
                                                                                         GROSS           GROSS        ESTIMATED
                                                                                       UNREALIZED     UNREALIZED        MARKET
                                                                            COST         GAINS          LOSSES          VALUE
                                                                        ----------   ------------   ------------    ------------
INVESTMENTS HELD TO MATURITY
  U.S. Government and Agency obligations.......................           $38,955         $247          $(222)         $38,980

INVESTMENTS AVAILABLE FOR SALE
  U.S. Government and Agency obligations.......................           $12,964         $  4          $(132)         $12,836
  Corporate obligations........................................             2,000           --             (5)           1,995
                                                                          -------         ----          -----          -------
  Total investment securities available for sale...............           $14,964         $  4          $(137)         $14,831
                                                                          =======         ====          =====          =======

                                                                                            DECEMBER 31, 1995
                                                                       ---------------------------------------------------------
                                                                                        GROSS          GROSS        ESTIMATED
                                                                                      UNREALIZED     UNREALIZED       MARKET
                                                                          COST          GAINS         LOSSES          VALUE
                                                                       ----------   ------------   ------------    -------------
INVESTMENTS HELD TO MATURITY
  U.S. Government and Agency obligations.......................          $39,003         $621           $(7)          $39,617
                                                                         =======         ====           ===           =======
INVESTMENTS AVAILABLE FOR SALE
  U.S. Government and Agency obligations.......................          $ 1,000         $ --           $(4)          $   996
  Corporate obligations........................................            1,041           21            --             1,062
                                                                         -------         ----           ---           -------
  Total investment securities available for sale...............          $ 2,041         $ 21           $(4)          $ 2,058
                                                                         =======         ====           ===           =======

The cost and estimated fair value of investment securities at September 30, 1997 and December 31, 1996, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations at par value without prepayment penalties.

                                                             SEPTEMBER 30, 1997                   DECEMBER 31, 1996
                                                        ------------------------------------------------------------------
                                                                           ESTIMATED                           ESTIMATED
                                                         AMORTIZED          MARKET         AMORTIZED             MARKET
INVESTMENTS HELD TO MATURITY                               COST             VALUE            COST                VALUE
                                                         ----------      --------------    ------------        ------------
Due in:
   Less than one year.............................          $    --          $    --            $ 1,000           $ 1,002
   One to five years..............................           14,991           15,041             13,990            14,054
   Five to ten years..............................           19,972           20,022             17,970            17,953
   Ten to fifteen years...........................            5,996            6,045              5,995             5,971
                                                            -------          -------            -------           -------
                                                            $40,959          $41,108            $38,955           $38,980
                                                            =======          =======            =======           =======

                                                                           ESTIMATED                           ESTIMATED
                                                         AMORTIZED          MARKET           AMORTIZED          MARKET
INVESTMENTS AVAILABLE FOR SALE....................         COST              VALUE             COST             VALUE
                                                        -------------    -------------      ------------      ------------
Due in:
    One to five years.............................          $12,972          $12,942            $13,964           $13,856
    Five to ten years.............................            5,079            5,082              1,000               975
                                                            -------          -------            -------           -------
                                                            $18,051          $18,024            $14,964           $14,831
                                                            =======          =======            =======           =======

Proceeds from sales of investment securities and the realized gross gains and losses from those sales are as follows (in thousands):

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,          YEAR ENDED DECEMBER 31
                                   ------------------    -----------------------------
                                    1997        1996      1996      1995        1994
                                   -------  --------     --------  -------   ---------
Proceeds from sales............    $10,120   $10,877      $20,978   $25,823   $47,821
                                   =======   =======      =======   =======   =======

Gross realized gains...........    $   180   $    12      $   147   $    94   $   317
Gross realized losses..........        (60)      (31)         (33)     (198)     (296)
                                   -------   -------      -------   -------   -------
                                   $   120   $   (19)     $   114   $  (104)  $    21
                                   =======   =======      =======   =======   =======

Investment securities with an amortized cost of $15.4 million and $15.0 million at September 30, 1997 and December 31, 1996, respectively, are pledged as collateral for other borrowings. Pursuant to a collateral agreement with the FHLB-NY, all unpledged, qualifying investment securities, including those available for sale, are pledged to secure advances from the FHLB-NY (see note
10).

(5) MORTGAGE-BACKED SECURITIES

A summary of mortgage-backed securities at September 30, 1997, December 31, 1996 and 1995, is as follows (in thousands):

                                                                                     SEPTEMBER 30, 1997
                                                              ---------------------------------------------------------------
                                                                                  GROSS            GROSS           ESTIMATED
                                                                AMORTIZED       UNREALIZED       UNREALIZED         MARKET
                                                                   COST           GAINS            LOSSES            VALUE
                                                              ------------    ------------    -------------     -------------
MORTGAGE-BACKED SECURITIES HELD TO MATURITY
FHLMC.........................................................   $132,388         $2,988           $ (73)          $135,303
GNMA..........................................................     18,612            536              --             19,148
FNMA..........................................................     33,164            307             (15)            33,456
Collateralized mortgage obligations...........................     43,994             61            (295)            43,760
                                                                 --------         ------           -----           --------
Total mortgage-backed securities held to maturity.............   $228,158         $3,892           $(383)          $231,667
                                                                 ========         ======           =====           ========

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE
FHLMC.........................................................   $ 69,272         $  537           $(238)          $ 69,571
FNMA  ........................................................     35,009             11            (102)            34,918
Collateralized mortgage obligations...........................     17,761            128              (7)            17,882
                                                                 --------         ------           -----           --------
Total mortgage-backed securities available for sale...........   $122,042         $  676           $(347)          $122,371
                                                                 ========         ======           =====           ========

                                                                                           DECEMBER 31, 1996
                                                                  -----------------------------------------------------------------
                                                                                       GROSS            GROSS           ESTIMATED
                                                                     AMORTIZED       UNREALIZED       UNREALIZED          MARKET
                                                                       COST            GAINS           LOSSES             VALUE
                                                                   -------------    ------------    -------------     -------------
MORTGAGE-BACKED SECURITIES HELD TO MATURITY
FHLMC.........................................................       $161,180          $2,663           $(187)           $163,656
GNMA..........................................................         20,851             398              --              21,249
FNMA..........................................................         32,225             217            (115)             32,327
Collateralized mortgage obligations...........................         38,127              75            (382)             37,820
                                                                     --------          ------           -----            --------
Total mortgage-backed securities held to maturity.............       $252,383          $3,353           $(684)           $255,052
                                                                     ========          ======           =====            ========

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE
FHLMC.........................................................       $ 88,818          $  505           $(343)           $ 88,980
GNMA..........................................................          7,320              17             (23)              7,314
FNMA..........................................................         22,528              53             (73)             22,508
Collateralized mortgage obligations...........................          2,004              --              (9)              1,995
                                                                     --------          ------           -----            --------
Total mortgage-backed securities available for sale...........       $120,670          $  575           $(448)           $120,797
                                                                     ========          ======           =====            ========

                                                                                           DECEMBER 31, 1995
                                                                  ------------------------------------------------------------------
                                                                                       GROSS            GROSS           ESTIMATED
                                                                     AMORTIZED       UNREALIZED       UNREALIZED          MARKET
                                                                       COST            GAINS             GAINS            VALUE
                                                                  ---------------  --------------  ----------------  ---------------
MORTGAGE-BACKED SECURITIES HELD TO MATURITY
FHLMC.........................................................       $199,320         $3,241           $ (48)          $202,513
GNMA..........................................................         19,690            588              --             20,278
FNMA..........................................................         12,474            181              (9)            12,646
Collateralized mortgage obligations...........................         56,659            139            (546)            56,252
                                                                     --------         ------           -----           --------
Total mortgage-backed securities held to maturity.............       $288,143         $4,149           $(603)          $291,689
                                                                     ========         ======           =====           ========

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE
FHLMC.........................................................       $ 62,029         $  334           $ (81)          $ 62,282
GNMA..........................................................         12,059             13              --             12,072
FNMA..........................................................          6,206             90             (10)             6,286
Collateralized mortgage obligations...........................          8,805             21            (127)             8,699
                                                                     --------         ------           -----           --------
Total mortgage-backed securities available for sale...........       $ 89,099         $  458            (218)          $ 89,339
                                                                     ========         ======           =====           ========

Proceeds from sales of mortgage-backed securities and the realized gross gains and losses from those sales are as follows (in thousands):

                                       SEPTEMBER 30,                            DECEMBER 31,
                              ----------------------------------    ---------------------------------
                                  1997                1996             1996         1995       1994
                              -------------     ----------------    -----------  ----------  --------
Proceeds from sales               $116,891           $73,210           $96,309     $82,632    $36,001
                                  ========           =======           =======     =======    =======

Gross realized gains              $    513           $   243           $   324     $   986    $   217
Gross realized losses                  (52)              (44)             (162)       (146)      (121)
                                  --------           -------           -------     -------    -------
                                  $    461           $   199           $   162     $   840    $    96
                                  ========           =======           =======     =======    =======

Mortgage-backed securities with an amortized cost of $301,000, $338,000 and $444,000 at September 30, 1997, December 31, 1996 and 1995, respectively, were pledged as collateral to secure deposits held for municipalities within the State of New Jersey. Mortgage-backed securities with an amortized cost of $87.8 million, $48.7 million and $21.8 million at September 30, 1997, December 31, 1996 and 1995, respectively, were pledged as collateral for other borrowings. Pursuant to a collateral agreement with the FHLB-NY, all unpledged, qualifying mortgage-backed securities are pledged to secure advances from the FHLB-NY (see note 10). Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

________________________________________________________________________________


(6)   LOANS RECEIVABLE, NET

A summary of loans receivable at September 30, 1997, December 31, 1996 and 1995, is as follows (in thousands):

                                                SEPTEMBER 30,                DECEMBER 31,
                                                                  -------------------------------
                                                    1997               1996              1995
                                              ---------------     -------------     -------------
LOANS RECEIVABLE
 Real estate mortgages:
   One- to four-family...........................    $466,257          $425,175          $386,458
   Multi-family and commercial...................      37,794            29,085            26,997
   Home equity...................................      41,895            39,139            33,456
   FHA-insured and VA-guaranteed.................       2,572             3,002             3,759
   AID housing loan..............................          --                --               165
                                                     --------          --------          --------
                                                      548,518           496,401           450,835
 Real estate construction........................      44,469            25,124            11,412
 Consumer........................................       6,208             5,772             5,055
                                                     --------          --------          --------
          Total Loans............................     599,195           527,297           467,302
                                                     --------          --------          --------
 Loans in process................................     (26,214)          (12,253)           (3,800)
 Deferred (fees) expenses........................         255                19              (265)
 Net unearned discount...........................         (57)             (114)             (234)
 Allowance for loan losses.......................      (5,982)           (5,322)           (5,247)
                                                     --------          --------          --------
                                                      (31,998)          (17,670)           (9,546)
                                                     --------          --------          --------
          Loans receivable, net..................    $567,197          $509,627          $457,756
                                                     ========          ========          ========

LOANS AVAILABLE FOR SALE
Real estate mortgages - one-to-four family.......    $     --          $    287          $    424
                                                     ========          ========          ========

The Bank serviced loans for others in the amount of $94.5 million and $103.4 million at September 30, 1997 and 1996, respectively, and $101.2 million, $106.9 million and $112.4 million at December 31, 1996, 1995 and 1994, respectively. Related servicing income earned on loans serviced for others totaled $218,000 and $246,000 for the nine months ended September 30, 1997 and 1996, respectively, and $325,000, $350,000 and $386,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Loans in the amount of $1.7 million, $1.9 million and $2.1 million were outstanding to directors and executive officers of the Bank at September 30, 1997, and December 31, 1996 and 1995, respectively. The loans consist primarily of loans secured by mortgages on residential properties.

The Bank has pledged, under a blanket assignment, its unpledged and qualifying mortgage portfolio to secure advances from the FHLB-NY (see note 10).

A summary of nonperforming assets at September 30, 1997, December 31, 1996 and 1995, is as follows (in thousands):

                                                      SEPTEMBER 30,             DECEMBER 31,
                                                                           ----------------------
                                                          1997               1996          1995
                                                     --------------        --------      --------
Nonaccrual loans.....................................     $3,561            $4,720        $5,838
Loans 90 days or more delinquent and still accruing..        379                93           200
    Total nonperforming loans........................      3,940             4,813         6,038
Real estate owned (included in other assets).........      1,398             1,517         3,131
                                                          ------            ------        ------
    Total nonperforming assets.......................     $5,338            $6,330        $9,169
                                                          ======            ======        ======

If interest income on nonaccrual loans had been current in accordance with their original terms, approximately $253,000 and $274,000 of interest income for the nine months ended September 30, 1997 and 1996, respectively, and $364,000, $579,000 and $805,000 of interest income for the years ended December 31, 1996, 1995, and 1994, respectively, would have been recorded. Interest income recognized on non-accrual loans totaled $55,000 and $84,000 for the nine months ended September 30, 1997 and 1996, respectively, and $105,000, $114,000 and $71,000 for the years ended December 31, 1996, 1995 and 1994, respectively. At September 30, 1997, there were no commitments to lend additional funds to borrowers whose loans are classified as nonperforming.

An analysis of the allowance for loan losses for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, is as follows (in thousands):

                                          SEPTEMBER 30,                        DECEMBER 31,
                                     --------------------------        ---------------------------
                                         1997           1996             1996       1995     1994
                                     ------------    ----------        --------   --------  ------
Balance at beginning of period.......  $5,322           $5,247       $5,247       $5,745     $5,899
Provision charged to operations......     900              375          550          310        300
                                       ------           ------       ------       ------      -----
                                        6,222            5,622        5,797        6,055      6,199
Loans charged off, net of recoveries.    (240)            (531)        (475)        (808)      (454)
                                       ------            ------      ------       ------      -----
Balance at end of period.............  $5,982           $5,091       $5,322       $5,247     $5,745
                                       ======           ======       ======       ======      =====

________________________________________________________________________________

(7)   INTEREST AND DIVIDENDS RECEIVABLE, NET

A summary of interest and dividends receivable, net of allowance for uncollected interest of $407,000, $440,000, and $1.1 million at September 30, 1997, December 31, 1996 and 1995, respectively, is as follows (in thousands):

                                                               SEPTEMBER 30,              DECEMBER 31,
                                                                                   -------------------------
                                                                   1997               1996            1995
                                                               -------------       ---------       ----------
Loans..................................................            $3,339            $2,868          $2,841
Investment securities..................................               851               908             810
Mortgage-backed securities.............................             3,529             3,639           3,142
                                                                   ------            ------          ------
                                                                   $7,719            $7,415          $6,793
                                                                   ======            ======          ======

________________________________________________________________________________

(8)  PREMISES AND EQUIPMENT, NET

Premises and equipment at September 30, 1997, December 31, 1996 and 1995, are summarized as follows (in thousands):

                                                               SEPTEMBER 30,               DECEMBER 31,
                                                                                 ----------------------------
                                                                   1997             1996              1995
                                                              -------------      ----------        ----------
Land...................................................           $ 2,235         $ 1,423            $ 1,423
Buildings and improvements.............................            10,902           7,977              7,670
Leasehold improvements.................................             2,127           1,967              1,915
Furnishings, equipment and automobiles.................             4,705           3,265              4,953
Construction in progress...............................               120           1,788              1,043
                                                                  -------         -------            -------
     Total.............................................            20,089           16,420            17,004
 Accumulated depreciation and amortization.............            (6,806)          (6,064)           (7,657)
                                                                  -------          -------           -------
                                                                  $13,283         $ 10,356           $ 9,347
                                                                  =======          =======           =======

________________________________________________________________________________

(9)   DEPOSITS

Deposits at September 30, 1997, December 31, 1996 and 1995, are summarized as follows (dollars in thousands):

                                                  SEPTEMBER 30, 1997                                    DECEMBER 31, 1996
                                     ------------------------------------------------      -----------------------------------------
                                                     INTEREST          WEIGHTED                             INTEREST     WEIGHTED
                                                       RATE            AVERAGE                                RATE        AVERAGE
                                                      RANGES             RATE                                RANGES        RATE
                                       AMOUNT          (%)               (%)                 AMOUNT           (%)          (%)
                                     -----------   ------------     ----------------       -----------   ----------   -------------
Non-interest bearing demand........  $ 26,410              --               --              $ 19,888             --            --
NOW and money market...............   195,003          0-3.39             2.93               181,499         0-5.43          2.90
Savings............................   123,384          0-5.84             2.54               131,427         0-2.50          2.50
Certificates of deposit............   464,652       3.45-9.34             5.54               461,781      3.69-9.34          5.38
                                     --------                             ----              --------                         ----
                                     $809,449                             4.27              $794,595                         4.20
                                     ========                             ====              ========                         ====

                                                           DECEMBER 31, 1995
                                                ---------------------------------------
                                                              INTEREST     WEIGHTED
                                                                RATE        AVERAGE
                                                               RANGES        RATE
                                                 Amount         (%)           (%)
                                                ----------   ----------   ------------
Non-interest bearing demand........              $ 18,515           --          --
NOW and money market...............               173,597       0-3.70         2.88
Savings............................               140,919       0-4.11         2.50
Certificate of deposit.............                473,307   3.69-9.34         5.60
                                                 --------                      ----
                                                 $806,338                      4.34
                                                 ========                      ====

The scheduled maturities of certificates of deposit at September 30, 1997 and as follows (in thousands):

                                                                     SEPTEMBER 30,      DECEMBER 31,
                                                                         1997               1996
                                                                    -------------      ------------
          One year or less.....................................        $348,304          $358,098
          After one to two years...............................          44,579            39,366
          After two to three years.............................          22,886            17,533
          After three to four years............................          11,035            15,889
          After four to five years.............................          15,186            11,738
          After five years.....................................          22,662            19,157
                                                                       --------          --------
                                                                       $464,652          $461,781
                                                                       ========          ========

Included in deposits at September 30, 1997, December 31, 1996 and 1995, are $76.5 million, $62.5 million and $60.3 million of deposits of $100,000 and over, and $342,000, $331,000 and $357,000, respectively, of accrued interest payable on deposits.

________________________________________________________________________________

(10)  BORROWED FUNDS

FEDERAL HOME LOAN BANK-NEW YORK ADVANCES

Advances from the FHLB-NY at September 30, 1997, December 31, 1996 and 1995, are summarized as follows (dollars in thousands):

                             SEPTEMBER 30, 1997      DECEMBER 31, 1996    DECEMBER 31, 1995
                             ------------------      -----------------    -----------------
                                       WEIGHTED               WEIGHTED             WEIGHTED
                             AMOUNT   AVG. RATE      AMOUNT  AVG. RATE    AMOUNT  AVG. RATE
                             ------   ---------      ------  ---------    ------  ---------
         1996..........     $    --        --%      $    --       --%    $ 4,000      5.18%
         1997..........       5,000      6.09        12,000     5.80       7,000      5.94
         1998..........      15,000      6.26        10,000     6.56       5,000      7.42
         1999..........       6,000      5.87         6,000     5.87       1,000      5.58
         2000..........       2,000      5.76         2,000     5.76       2,000      5.76
         2002..........       5,000      5.76            --       --          --        --
                            -------                 -------              -------
                            $33,000      6.06%      $30,000     6.06%    $19,000      6.13%
                            =======      ====       =======     ====     =======      ====

The Bank has entered into FHLB-NY advances that have call features that may be exercised by the FHLB-NY at predetermined dates. The total of such advances at September 30, 1997 and December 31, 1996, totaled $10.0 million for both periods. The maximum amount of FHLB-NY advances outstanding at any month-end during the nine months ended September 30, 1997 and for the years ended December 31, 1996 and 1995 was $40.0 million, $30.0 million and $34.0 million, respectively. At September 30, 1997 and December 31, 1996, $10.0 million and $5.0 million of FHLB-NY advances had adjustable rates.

Advances from the FHLB-NY are secured by pledges of FHLB-NY stock of $8.0 million, $7.4 million and $6.3 million at September 30, 1997, December 31, 1996 and 1995, respectively, and a blanket assignment of the Bank's unpledged, qualifying mortgage loans, mortgage-backed securities and investment securities.

The Bank has an available overnight line of credit with the FHLB-NY for a maximum of $48.9 million at September 30, 1997.

OTHER BORROWINGS

The following is a summary of Other Borrowings at September 30, 1997, December 31, 1996 and 1995 (dollars in thousands):

                                           SEPTEMBER 30, 1997             DECEMBER 31, 1996            DECEMBER 31, 1995
                                       --------------------------    -------------------------   --------------------------
                                                         WEIGHTED                     WEIGHTED                     WEIGHTED
                                                         AVERAGE                      AVERAGE                       AVERAGE
CONTRACTUAL MATURITY                   AMOUNT           INTEREST     AMOUNT           INTEREST   AMOUNT            INTEREST
--------------------                   ------           --------     ------           --------   ------            --------
1996..............................    $    --               --%     $    --               --%   $ 1,000              5.95%
1997..............................     15,000             5.62       13,750             5.93      8,750              6.12
1998..............................     25,894             6.32       24,244             6.35     10,000              6.15
1999..............................     15,000             5.71       15,000             5.71         --                --
2000..............................     20,000             6.07           --               --         --                --
2001..............................      5,000             5.55        5,000             5.55         --                --
2002..............................     10,000             5.75           --               --         --                --
                                      -------                       -------                    --------
                                      $90,894             5.94%     $57,994             6.02%   $19,750               6.13%
                                      =======             ====      =======             ====   ========               ====

The maximum amount of other borrowings outstanding at any month-end during the nine months ended September 30, 1997 and for the years ended December 31, 1996 and 1995 was $90.9 million, $58.0 million and $24.9 million, respectively. Securities underlying other borrowings included mortgage-backed and investment securities, which had an amortized cost of $103.3 million, $63.7 million and $21.8 million, and market values of $103.7 million, $63.8 million and $22.0 million at September 30, 1997, December 31, 1996 and 1995, respectively. At September 30, 1997 and December 31, 1996, $50.0 million and $20.0 million, respectively, of other borrowings are callable at defined dates and at the lender's discretion prior to the contractual maturity of the borrowings.

________________________________________________________________________________

(11) EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP") DEBT

The ESOP debt as of September 30, 1997, December 31, 1996 and 1995, was $571,000, $646,000 and $746,000, respectively, and bears an interest rate equal to the prime rate less 1.50%, as published in the Wall Street Journal, with
                                                  ---- ------ -------
principal and interest payable in quarterly installments over a ten-year period. During the nine months ended September 30, 1997, and the year ended December 31, 1996, $25,000 and $25,000 of dividends paid on ESOP shares were used to pay down ESOP debt. Total interest paid on ESOP debt for the nine months ended September 30, 1997 and 1996, was $33,000 and $37,000, respectively, and for the years ended December 31, 1996, 1995 and 1994 was $48,000, $41,000, and $26,000,
respectively. In July, 1995, the Bank completed a secondary stock offering, whereby the ESOP purchased an additional 42,000 shares of common stock at $13 per share, totaling $546,000. The funds to purchase the shares were obtained from the parent company. The maturity date of the loan is September 30, 2005. The borrowing is secured by 80,102 shares of the Bank's common stock (as restated for the 10% stock dividend declared on September 24, 1997).

________________________________________________________________________________

(12)    INCOME TAXES

Under tax law that existed prior to 1996, the Bank was generally allowed a special bad debt deduction in determining income for tax purposes. The deduction was based on either a specified experience formula or a percentage of taxable income before such deduction. The percentage of taxable income method was used in preparing the income tax returns for 1995 and 1994. Legislation was enacted in August 1996, which repealed for tax purposes the percentage of taxable income bad debt reserve method. As a result, the Bank must instead use the direct charge-off method to compute its bad debt deduction. The legislation also requires the Bank to recapture its post-1987 net additions to the tax bad debt reserves. The Bank has previously provided for this liability in the financial statements. The Bank's federal tax returns have been audited through December 31, 1984.

Retained earnings at September 30, 1997 and December 31, 1996 includes approximately $12.7 million for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At September 30, 1997 and December 31, 1996, the Bank had an unrecognized tax liability of $4.6 million with respect to this reserve.

Income tax expense applicable to income for the periods ended September 30, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994, consists of the following (in thousands):

                                       SEPTEMBER 30,                        DECEMBER 31,
                                ------------------------       -------------------------------------
                                  1997            1996           1996           1995          1994
                                --------       ---------       --------       --------      --------
FEDERAL:
   Current.....................   $4,159         $ 3,854         $3,183         $3,671        $4,624
   Deferred....................     (501)         (2,595)          (603)           545          (114)
                                  ------         -------         ------         ------        ------
                                   3,658           1,259          2,580          4,216         4,510
STATE:
   Current.....................      376             346            282            365           409
   Deferred....................      (44)           (229)           (53)            30            (7)
                                  ------         -------         ------         ------        ------
                                     332             117            229            395           402
                                  ------         -------         ------         ------        ------
                                  $3,990         $ 1,376         $2,809         $4,611        $4,912
                                  ======         =======         ======         ======        ======


The effective tax rates for the nine month periods ended September 30, 1997 and 1996 are 37.1% and 36.8% and for the years ended December 31, 1996, 1995 and 1994, the rates were 37.4%, 35.7% and 37.2%, respectively.

A reconciliation between the effective income tax expense and the amount computed by multiplying the applicable statutory federal income tax rate for the periods ended September 30, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994, is as follows (in thousands):

                                               SEPTEMBER 30,                        DECEMBER 31,
                                        --------------------------    -----------------------------------------
                                            1997           1996           1996           1995          1994
                                        -----------    -----------    -----------    -----------    -----------
Income before income taxes............     $10,750         $3,740         $7,519        $12,913        $13,187
Applicable statutory federal tax                35%            35%            35%            35%            35%
 rate..................................    -------         ------         ------        -------        -------
Computed "expected" federal income tax
  expense...............................     3,763          1,309          2,632          4,520          4,615
Increase in federal income tax expense
  resulting from:
  State income taxes, net of federal
  benefit...............................       216             76            151            257            261
  Other items, net .....................        11             (9)            26           (166)            36
                                           -------         ------         ------        -------        -------
                                           $ 3,990         $1,376         $2,809        $ 4,611        $ 4,912
                                           =======         ======         ======        =======        =======


The tax effects of temporary differences that give rise to a significant portion of deferred tax assets and liabilities at September 30, 1997, December 31, 1996 and 1995, are as follows (in thousands):

                                                                   1997            1996            1995
                                                               -----------     -----------     -----------
DEFERRED TAX ASSETS:
Provision for loan losses - book..............................    $2,231          $1,980          $1,984
Postretirement benefits.......................................       376             350             293
Cash to accrual adjustment....................................        --               1             164
Excess pension expense........................................       448             670             204
Deferred directors' fees......................................        87              63              20
Unrealized loss on securities available for sale..............        --               2              --
Excess of cost over fair value of net assets acquired.........       479              --              --
Other.........................................................        87               2               8
                                                                  ------          ------          ------
   Total gross deferred tax assets (included in Other Assets).     3,708           3,068           2,673
                                                                   -----          ------          ------
DEFERRED TAX LIABILITIES:
Provision for loan losses - tax...............................     1,161           1,161           1,136
Unrealized gain on securities available for sale..............       109              --              94
Tax depreciation less than book depreciation..................         2             179             148
Excess sum-of-year discount over straight line................       215              90             181
Amortization of core deposit premium .........................        --              55              93
Net mortgage premium accretion................................        66              66              85
Prepaid expense...............................................        16              --             171
Deferred points...............................................       152              --              --
Other.........................................................        36              --              --
                                                                  ------          ------          ------
   Total gross deferred tax liabilities (included in
     Other Liabilities).......................................     1,757           1,551           1,908
                                                                  ------          ------          ------
Net deferred tax asset........................................    $1,951          $1,517          $  765
                                                                  ======          ======          ======


Management has determined that it is more likely than not that it will realize the deferred tax assets based upon the nature and timing of the items listed above. There can be no assurances, however, that there will be no significant differences in the future between taxable income and pre-tax book income if circumstances change. In order to fully realize the net deferred tax asset, the Bank will need to generate future taxable income. Management has projected that the Bank will generate sufficient taxable income to utilize the net deferred tax asset, however, there can be no assurance as to such levels of taxable income generated.

Included in Stockholders' Equity are income tax expenses (benefits) attributable to net unrealized gains (losses) on securities available for sale in the amounts of $111,000 for the nine months ended September 30, 1997 and $(96,000) and $887,000 for the years ended December 31, 1996 and 1995, respectively.

________________________________________________________________________________

(13)   EMPLOYEE BENEFIT PLANS

The Bank is a participant in the Financial Institutions Retirement Fund, a multi-employer defined benefit plan. All employees who attain the age of 21 years and complete one year of service are eligible to participate in this plan. Retirement benefits are based upon a formula utilizing years of service and average compensation, as defined. Participants are vested 100% upon the completion of five years of service. Pension expense was $143,000, $240,000, $320,000, $330,000 and $330,000 for the nine months ended September 30, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994, respectively.

Financial Institutions Retirement Fund does not segregate its assets, liabilities or costs by participating employer. Therefore, disclosure of the accumulated benefit obligations, plan assets and the components of annual pension expense attributable to the Bank cannot be ascertained.

The Bank has a Supplemental Executive Retirement Plan ("SERP"), which provides a post-employment supplemental retirement benefit equal to seventy-five percent of the participant's base salary during the twelve months prior to retirement less the amount of the participant's Pension Plan Annual Benefit and primary Social Security Benefit due at the participant's normal retirement age. The SERP is non-qualified employee benefit plan. SERP expenses due to normal accruals were $635,000 and $488,000 for the periods ended September 30, 1997 and 1996, respectively, and $550,000, $200,000, and $72,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Due to the sudden death of the Bank's President, an additional one-time expense of $600,000 was incurred in 1996 to fund the related SERP liability.

The Bank also maintains an incentive savings plan for eligible employees. Employees may make contributions to the plan of 2% to 12% of their compensation. For the first 6% of the employee's contribution, the Bank will contribute 50% of that amount to the employee's account. At the end of the plan year, the Bank may make an additional contribution to the plan. The contributions under this plan were $98,000 and $106,000 for the periods ended September 30, 1997 and 1996, respectively, and $135,000, $119,000 and $107,000, for the years ended December 31, 1996, 1995 and 1994, respectively.

POSTRETIREMENT BENEFITS

The Bank accounts for postretirement benefits in accordance with SFAS 106. The expense for the periods ended September 30, 1997 and 1996 were $70,000 and $63,000, respectively, and for the years ended December 31, 1996 and 1994 was $157,000 and $3,000, respectively. There was no expense for the year ended December 31, 1995. The accumulated postretirement benefit obligation for fully eligible active plan participants and retirees was $1.0 million, $948,000 and $791,000 as of September 30, 1997, December 31, 1996 and 1995, respectively.
The plan is unfunded as of September 30, 1997, and the obligation is included in Other liabilities as an accrued postretirement benefit cost.

The following assumptions were used in determining the accumulated postretirement benefit obligation for 1997, 1996 and 1995, respectively: a discount rate of 8.0% and a health care cost rate of 5.0% per year for 1997, a discount rate of 8.0% and a health care cost trend rate of 5.0% grading down to 0.0% per year for 1996, and a discount rate of 8.0% and a health care cost trend rate of 7.5% grading down to 5.0% at 0.5% per year for 1995. As the plan is currently unfunded, no assumption was needed as to the long-term rate of return on assets.

BANK RECOGNITION AND RETENTION PLAN AND TRUST

In 1992, the Bank adopted a Recognition and Retention Plan and Trust (RRP) for the benefit of directors, officers and key employees of the Bank. During 1995, the Board of Directors amended the RRP in order to increase the number of shares available for grants under the plan by 21,780 shares (adjusted for the 10% stock dividend declared on September 24, 1997), as approved by the OTS and stockholders.

Under the RRP, awards are granted in the form of shares of common stock held by the RRP, and are payable over a three year period at a rate of 33.3% per year, commencing on the date of the award grant. The market value of shares issued and granted under the RRP in August and November, 1996 was $310,000. Amortization of the RRP for the nine month period ended September 30, 1997 and for the year ended December 31, 1996 was $78,000 and $24,000, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

On July 10, 1992, the Bank established an ESOP for eligible employees who have completed a twelve-month period of employment with the Bank. The ESOP acquired 70,000 shares of common stock. On July 11, 1995, the Bank completed a secondary offering of common stock, and the ESOP purchased 42,000 shares of common stock at $13.00 per share. Funds for the purchase of the additional shares were borrowed from the Bank's parent. Shares purchased by the ESOP are held by a trustee for allocation among participants as the loan is repaid. The Bank, at its discretion, contributes funds, in cash, to pay principal and interest on the ESOP loan. The number of shares of common stock released each year is proportional to the amount of principal and interest repaid on the loan for the year. The Bank recognizes compensation expense when debt payments are made.

The Bank accounts for the allocation of ESOP shares purchased prior to 1995 at their original issue price. The Bank accounts for the shares purchased in the secondary offering in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 93-6. Those shares have a fair value of $1.8 million at September 30, 1997. The ESOP allocated 21,962, 29,282, 26,620 and 26,620 shares for the period ended September 30, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively, inclusive of four 10% stock dividends, and a 2-for-1 stock split. The compensation expense for payments made to the ESOP totaled $50,000 and $50,000 for the periods ended September 30, 1997 and 1996, respectively, and $75,000, $75,000 and $100,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

STOCK OPTION PLANS

The Bank maintains stock option plans ("the Plans") for the benefit of directors, officers, and other key employees of the Bank. Options granted under the Plans are exercisable over a period not to exceed ten years from the date of grant. Under the Plans, the exercise price of each option equals the market price of the Bank's stock on the date of grant. During 1995, the Board of Directors amended the Plans, in conjunction with the secondary offering, to increase the number of shares available for grants by 60,000 shares, as approved by the OTS and stockholders. The following table summarizes the options granted and exercised under the Plans during the periods indicated and their respective weighted average exercise price (rounded to the nearest tenth decimal place), reflective of four 10% stock dividends and a 2-for-1 stock split:

                                SEPTEMBER 30, 1997          DECEMBER 31,1996        DECEMBER 31, 1995       DECEMBER 31,1994
                              ----------------------  -------------------------  ----------------------  ----------------------
                                           WEIGHTED                  WEIGHTED                 WEIGHTED                WEIGHTED
                                NUMBER     AVERAGE       NUMBER      AVERAGE       NUMBER     AVERAGE      NUMBER     AVERAGE
                                  OF       EXERCISE        OF        EXERCISE        OF       EXERCISE       OF       EXERCISE
                                SHARES      PRICE        SHARES       PRICE        SHARES      PRICE       SHARES      PRICE
                              ---------- -----------  ------------- -----------  ----------  ----------  ----------- ----------
Outstanding at beginning of
 period......................   271,958       $6.306      209,627     $ 3.413      218,451     $3.413      247,366     $3.413
 Granted.....................        --          --        72,600      14.245           --         --           --         --
Exercised....................  (119,774)       3.413      (10,269)      3.413       (8,824)     3.413      (28,915)     3.413
                                -------       ------      -------     -------      -------     ------      -------     ------
Outstanding at end of period.   152,184       $8.582      271,958     $ 6.306      209,627     $3.413      218,451     $3.413
                                =======       ======      =======     =======      =======     ======      =======     ======
Options exercisable at end of
period.......................    86,844                   199,356                  180,343                 159,884
                                =======                   =======                  =======                 =======
Weighted average fair value
 of options granted during
 the period..................                    N/A                  $14.103                     N/A                     N/A
                                              ======                  =======                  ======                  ======


The following table summarizes information about the stock options outstanding at September 30, 1997, and December 31, 1996, as adjusted for the effect of stock dividends:

                                             AT SEPTEMBER 30, 1997
---------------------------------------------------------------------------------------------------------------
                            OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
---------------------------------------------------------------------------    --------------------------------
                                            WEIGHTED
                                             AVERAGE            WEIGHTED          NUMBER OF         WEIGHTED
     RANGE OF             NUMBER            REMAINING            AVERAGE           SHARES            AVERAGE
     EXERCISE            OF SHARES         CONTRACTUAL          EXERCISE         EXERCISABLE        EXERCISE
      PRICES            OUTSTANDING       LIFE IN YEARS           PRICE           AT PERIOD           PRICE
                                                                                     END
------------------    -------------    -----------------    ---------------    -------------    ---------------
$         3.413            79,584               4.6             $ 3.413            79,584            $ 3.413
  13.017-14.773            72,600               9.0              14.245             7,260             13.017
---------------           -------               ---             -------            ------            -------
$  3.413-14.773           152,184               6.7             $ 8.582            86,844            $ 4.216
===============           =======               ===             =======            ======            =======


                                             AT DECEMBER 31, 1996
--------------------------------------------------------------------------------------------------------------
                            OPTIONS OUTSTANDING                                      OPTIONS EXERCISABLE
---------------------------------------------------------------------------    -------------------------------
                                            WEIGHTED
                                             AVERAGE            WEIGHTED          NUMBER OF        WEIGHTED
     RANGE OF             NUMBER            REMAINING            AVERAGE           SHARES          AVERAGE
     EXERCISE            OF SHARES         CONTRACTUAL          EXERCISE         EXERCISABLE       EXERCISE
      PRICES            OUTSTANDING       LIFE IN YEARS           PRICE           AT PERIOD          PRICE
                                                                                     END
------------------    -------------    -----------------    ---------------    -------------    --------------

$            3.413        199,358               5.5              $ 3.413           199,356            $3.413
     13.017-14.773         72,600               9.8               14.245                --                --
------------------        -------               ---              -------           -------           -------
$     3.413-14.773        271,958               6.7              $ 6,305           199,356            $3,413
==================        =======               ===              =======           =======           =======

The Bank applies APB 25 in accounting for the Plans. Consistent with SFAS 123, if compensation cost for the Plans was included, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below (as restated for the 10% stock dividend declared on September 24, 1997). There were no options granted in 1997. (in thousands, except per share data) :

                                              AT SEPTEMBER 30,                     AT DECEMBER 31,
                                         ------------------------      --------------------------------------
                                            1997           1996           1996           1995          1994
                                         ---------      ---------      ---------      ---------     ---------
Net Income:
     As Reported.......................     $6,760         $2,364         $4,710         $8,302        $8,275
     Pro forma.........................      6,760          2,364          4,649          8,302         8,275

Earnings per share:
     As Reported.......................     $ 0.84         $ 0.29         $ 0.59         $ 1.04        $ 1.03
     Pro forma.........................     $ 0.84         $ 0.29         $ 0.58         $ 1.04        $ 1.03

Weighted average fair value
of options granted during the year             N/A            N/A         $ 4.38            N/A           N/A

The fair value of stock options (or their equivalents) granted by the Bank was estimated through the use of the Black-Scholes option-pricing model that takes into account the following factors as of the grant dates: the exercise price and expected life of the option, the market price of the underlying stock at the grant date and its expected volatility, and the risk-free interest rate for the expected term of the option. In deriving the fair value of a stock option, the stock price at the grant date is reduced by the value of the dividends to be paid during the life of the option. The following assumptions were used for grants in 1996: dividend yield of 2.50%, an expected volatility of 28.6% and a risk-free interest rate of 6.05%. There were no options granted in 1997, 1995 and 1994 that required disclosure in accordance with SFAS 123. The effects of applying SFAS 123 on the pro forma net income may not be representative of the effects on pro forma net income for future years.

_______________________________________________________________________________

(14) COMMITMENTS AND CONTINGENCIES

COMMITMENTS

FINANCIAL TRANSACTIONS WITH OFF-BALANCE-SHEET RISK
AND CONCENTRATIONS OF CREDIT

The Bank, in the normal course of conducting its business, extends credit to meet the financing needs of its customers through commitments and letters of credit.

The following commitments and contingent liabilities existed at September 30, 1997, December 31, 1996 and 1995, which are not reflected in the accompanying consolidated financial statements (in thousands):


                                                                                    DECEMBER 31,
                                                   SEPTEMBER 30,         ---------------------------------
                                                       1997                   1996                 1995
                                                   -------------         ------------         ------------
ORIGINATION OF MORTGAGE LOANS:
  Fixed rate...................................    $   8,809               $  6,477            $    6,168
  Variable rate................................       14,505                 22,813                 3,583
Purchase of mortgage loans - variable rate.....        2,428                  2,773                 6,393
Undisbursed home equity credit lines...........       14,333                 15,210                14,575
Purchase of investment and mortgage-backed.....       16,936                 21,268                 4,000
Undisbursed construction credit lines..........       26,214                 12,243                 3,800
Undisbursed consumer lines of credit...........        1,544                     --                    --
Participations in Thrift Institutions
 Community Investment Corp.....................          100                    650                 2,300
  of New Jersey
Unused credit card lines.......................          911                    964                   966
Standby letters of credit......................        2,143                  1,322                   977
Sale of mortgage-backed securities.............    $     --                $(21,364)           $       --
                                                   =========               ========            ==========

These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The Bank uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the borrower.

The Bank grants one- to four-family first mortgage real estate loans, multi-family, and nonresidential first mortgage real estate loans to borrowers throughout New Jersey. Its borrowers' abilities to repay their obligations are dependent upon various factors, including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Bank's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Bank's control; the Bank is therefore subject to risk of loss. The Bank believes its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks. Collateral and/or guarantees are required for virtually all loans.

LEASE OBLIGATIONS

At September 30, 1997, and December 31, 1996, the Bank was obligated under noncancellable operating leases for premises and equipment. Rental expense under these leases aggregated approximately $518,000 and $536,000 for the nine months ended September 30, 1997 and 1996, respectively, and $711,000, $714,000 and $644,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

The projected minimum rental commitments are as follows (in thousands):


                                     SEPTEMBER 30,           DECEMBER 31,
                                         1997                    1996
                                     -------------           -------------
     1997..........................     $  115                   $  420
     1998..........................        336                      273
     1999..........................        336                      273
     2000..........................        197                      140
     2001..........................        123                       70
     Thereafter....................        205                      155
                                        ------                   ------
                                        $1,312                   $1,331
                                        ======                   ======

CONTINGENCIES

The Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate disposition of these matters will not have a material adverse effect on the Bank's consolidated financial condition or results of operations.

________________________________________________________________________________

(15)  SPECIAL SAIF ASSESSMENT

The Deposit Insurance Funds Act of 1996 (the "Act") was signed into law on September 30, 1996. Among other things, the Act required depository institutions to pay a one-time special assessment of 65.7 basis points on their SAIF (Savings Association Insurance Fund)-assessable deposits, in order to recapitalize the SAIF to the reserve level required by law. The Bank's financial statements for the period ended September 30, 1996 and year ended December 31, 1996 reflect a charge of $5.2 million for this special SAIF assessment. As a result of the Act, the Bank's annual SAIF insurance premium has been reduced to 6.4 basis points. In addition to this special SAIF assessment, the Bank paid federal deposit insurance premiums of $285,000 and $1.4 million in for the nine months ended September 30, 1997, and 1996, respectively and $1.9 million, $1.7 million and $1.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.

________________________________________________________________________________

(16)  RECENT ACCOUNTING PRONOUNCEMENTS

In June, 1996, the FASB issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. These standards are based on a consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 is effective for transfers that occur after December 31, 1996 and will be applied prospectively except for certain provisions that were deferred until January 1, 1998, by Statement 127 "Deferral of the Effective date of Certain Provisions of FASB No. 125" issued in December 1996. The adoption of SFAS 125 did not have a material effect on the Bank's financial position or results of operations.

In February 1997, the FASB issued Statement 128, "Earnings Per Share." SFAS 128 supersedes APB Opinion No. 15, "Earnings per Share" and specifies the computation, presentation and disclosure requirements for earnings per share
(EPS) for entities with publicly held common stock or potential common stock. SFAS 128 replaces Primary EPS and Fully Diluted EPS with Basic EPS and Diluted EPS, respectively. SFAS 128 requires dual presentation of Basic and Diluted EPS on the face of the income statement for entities with complex capital structures and a reconciliation of information utilized to calculate Basic EPS to that used to calculate Fully Diluted EPS. SFAS 128 is effective for financial statement periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior EPS are required to be restated to conform with SFAS
128. If the Bank had adopted SFAS 128, Basic EPS would have been $0.85 and $0.30 for the nine months ended September 30, 1997 and 1996 and $0.60, $1.06 and $1.05 for the years ended December 31, 1996, 1995 and 1994, respectively. Diluted EPS would have been the same as earnings per share reported.

In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income." SFAS 130 established standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Under SFAS 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale. SFAS 130 is effective for interim periods and annual periods beginning after December 15, 1997. Comparative financial statements for earlier period are required to be reclassified to reflect application of the provisions of SFAS 130. The Bank has not determined the impact, if any, SFAS 130 will have on the Bank's financial statement presentation.

In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected financial information about operating segments in interim financial reports to shareholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Bank has not determined the impact, if any, SFAS 131 will have on the Bank's financial statement presentation.

________________________________________________________________________________

(17)  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following fair value estimates, methods and assumptions were used to measure the fair value of each class of financial instrument for which it is practical to estimate that value.

CASH AND CASH EQUIVALENTS

For such short-term investments, the carrying amount was considered to be a reasonable estimate of fair value.

FEDERAL HOME LOAN BANK-NY STOCK

Federal Home Loan Bank-NY stock is valued at cost.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

For investment and mortgage-backed securities, fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair values were estimated using quoted market prices for similar securities.

LOANS RECEIVABLE, NET

Fair values were estimated for portfolios of performing and nonperforming loans with similar financial characteristics. For certain analogous categories of loans, such as residential mortgages, home equity loans, non-residential mortgages, and consumer loans, fair value was estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other performing loan types was estimated by discounting the future cash flows using market discount rates that reflect the credit, collateral, and interest rate risk inherent in the loan.

DEPOSITS

The fair value of demand deposits, savings deposits and money market accounts were the amounts payable on demand at September 30, 1997, December 31, 1996 and 1995. The fair values of certificates of deposit were based on the discounted value of contractual cash flows. The discount rate was estimated utilizing the rate currently offered for deposits of similar remaining maturities.

BORROWED FUNDS

For short-term borrowings, the carrying amount was considered to be a reasonable estimate of fair value. For long-term borrowings, the fair value was based upon the discounted value of the cash flows. The discount rates utilized were based on rates currently available with similar terms and maturities.

OFF-BALANCE SHEET INSTRUMENTS

For commitments to extend credit and letters of credit, the fair value would approximate fees currently charged to enter into similar agreements.

The estimated fair values of the Bank's financial instruments at September 30, 1997, December 31, 1996 and December 31, 1995, were as follows (in thousands):


                                           SEPTEMBER 30, 1997            DECEMBER  31, 1996           DECEMBER  31, 1995
                                        -------------------------     -------------------------    -------------------------
                                           BOOK          FAIR            BOOK          FAIR           BOOK          FAIR
                                           VALUE         VALUE           VALUE         VALUE          VALUE         VALUE
                                        -----------   -----------     -----------   ------------   -----------   -----------
FINANCIAL ASSETS:
Cash and cash equivalents..............    $ 23,798      $ 23,798        $  9,042       $  9,042      $ 26,549      $ 26,549
FHLB-NY stock..........................       8,045         8,045           7,428          7,428         6,276         6,276
Investment securities..................      40,959        41,108          38,955         38,980        39,003        39,617
Investment securities available for....      18,024        18,024          14,831         14,831         2,058         2,058
  sale
Mortgage-backed securities.............     228,158       231,667         252,383        255,052       288,143       291,689
Mortgage-backed securities.............     122,371       122,371         120,797        120,797        89,339        89,339
  available for sale
Loans receivable, net..................     567,197       586,475         509,627        514,084       457,756       470,269
Loans available for sale...............          --           ---             287            290           424           428

FINANCIAL LIABILITIES:
Deposits...............................     809,449       810,060         794,595        795,545       806,338       808,639
Borrowed funds.........................     124,465       124,172          88,640         88,648        39,496        39,671

OFF-BALANCE SHEET INSTRUMENTS:
Loan commitments.......................                       138              --            393            --            39
Standby letters of credit..............          --            21              --             13            --            10
                                           ========      ========        ========       ========      ========      ========

LIMITATIONS:

The foregoing fair value estimates were made at September 30, 1997, December 31, 1996 and 1995, based on pertinent market data and relevant information on the
financial instrument.   These estimates do not include any premium or discount
that could result from an offer to sell, at one time, the Bank's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Bank's financial instruments, fair value estimates were necessarily based on judgments with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers, and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

Since these fair value approximations were made solely for on- and off-balance sheet financial instruments at September 30, 1997, December 31, 1996 and 1995, no attempt was made to estimate the value of anticipated future business of the value of nonfinancial statement assets and liabilities. Other important elements which are not deemed to be financial assets or liabilities include the value of the Bank's retail branch delivery system, its existing core deposit base, premises and equipment, and goodwill. Further, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into any of the estimates.

________________________________________________________________________________

(18)  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains quarterly financial data for the nine months ended September 30, 1997 and years ended December 31, 1996 and 1995 (dollars in thousands, except per share data, which includes four 10% stock dividends and a 2-for-1 stock split):

NINE MONTHS ENDED SEPTEMBER 30, 1997                                 FIRST           SECOND           THIRD
                                                                    QUARTER          QUARTER         QUARTER
                                                                    --------         -------         -------
Interest income...............................................       $17,791         $18,263         $18,582
Interest expense..............................................         9,828          10,262          10,501
                                                                     -------         -------         -------
Net interest income before provision for loan losses..........         7,963           8,001           8,081
Provision for loan losses.....................................           300             300             300
                                                                     -------         -------         -------
Net interest income after provision for loan losses...........         7,663           7,701           7,781
Other operating income........................................           525             526           1,135
Operating expenses............................................         4,124           4,417           6,040
                                                                     -------         -------         -------
Income before income tax expense..............................         4,064           3,810           2,876
Income tax expense............................................         1,563           1,356           1,071
Net income....................................................       $ 2,501         $ 2,454         $ 1,805
                                                                     =======         =======         =======
Net income per share..........................................         $0.31           $0.30           $0.22
                                                                     =======         =======         =======

YEAR ENDED DECEMBER 31, 1996                                          FIRST          SECOND           THIRD           FOURTH
                                                                     QUARTER         QUARTER         QUARTER          QUARTER
                                                                     -------         -------         -------          -------
Interest income...............................................       $16,788         $16,811         $16,900          $17,540
Interest expense..............................................         9,227           9,168           9,249            9,620
                                                                     -------         -------         -------          -------
Net interest income before provision for losses...............         7,561           7,643           7,651            7,920
Provision for loan losses.....................................           100             125             150              175
                                                                     -------         -------         -------          -------
Net interest income after provision for loan losses...........         7,461           7,518           7,501            7,745
Other operating income........................................           485             395             502              613
Operating expenses............................................         4,510           5,218          10,394            4,579
                                                                     -------         -------         -------          -------
Income (loss) before income tax expense (benefit).............         3,436           2,695          (2,391)           3,779
Income tax expense (benefit)..................................         1,244           1,005            (873)           1,433
                                                                     -------         -------         -------          -------
Net income (loss).............................................       $ 2,192         $ 1,690         $(1,518)         $ 2,346
                                                                     =======         =======         =======          =======
Net income (loss) per share...................................         $0.27           $0.21          $(0.19)           $0.29
                                                                     =======         =======         =======          =======

YEAR ENDED DECEMBER 31, 1995                                          FIRST          SECOND           THIRD           FOURTH
                                                                     QUARTER         QUARTER         QUARTER          QUARTER
                                                                     -------         -------         -------          -------
Interest income...............................................       $15,111         $15,983         $16,635          $16,844
Interest expense..............................................         7,865           8,970           9,407            9,449
                                                                     -------         -------         -------          -------
Net interest income before provision for loan losses..........         7,246           7,013           7,228            7,395
Provision for loan losses.....................................            75              75              75               85
                                                                     -------         -------         -------          -------
Net interest income after provision for loan losses...........         7,171           6,938           7,153            7,310
Other operating income........................................           713             652             286              520
Operating expenses............................................         4,397           4,589           4,422            4,422
                                                                     -------         -------         -------          -------
Income before income tax expense..............................         3,487           3,001           3,017            3,408
Income tax expense............................................         1,098           1,252           1,003            1,258
                                                                     -------         -------         -------          -------
Net income....................................................       $ 2,389         $ 1,749         $ 2,014          $ 2,150
                                                                     =======         =======         =======          =======
Net income per share..........................................         $0.30           $0.22           $0.25            $0.27
                                                                     =======         =======         =======          =======

================================================================================

     No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by First Source Bancorp, Inc., the Bank or Sandler O'Neill. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of First Source Bancorp, Inc. or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                        ______________________________

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Summary...................................................................
Selected Financial and Other Data.........................................
Risk Factors..............................................................
First Source Bancorp, Inc.................................................
First Savings Bancshares, MHC.............................................
First Savings Bank, SLA...................................................
Regulatory Capital Compliance.............................................
Use of Proceeds...........................................................
Dividend Policy...........................................................
Market for the Common Stock...............................................
Capitalization............................................................
Pro Forma Data............................................................
First Savings Bank, SLA and Subsidiaries Consolidated Statements
  of Operations...........................................................
Management's Discussion and Analysis of Financial.........................
   Condition and Results of Operations....................................
Business of the Bank......................................................
Federal and State Taxation................................................
Regulation................................................................
Management of the Company.................................................
Management of the Bank....................................................
Beneficial Ownership of Capital Stock.....................................
The Conversion and Reorganization.........................................
Comparison of Stockholders' Rights........................................
Restrictions on Acquisition of the Company and the Bank...................
Description of Capital Stock of the Company...............................
Description of Capital Stock of the Bank..................................
Transfer Agent and Registrar..............................................
Experts...................................................................
Legal and Tax Opinions....................................................
Additional Information....................................................
Index of Consolidated Financial Statements................................

                        ______________________________

     UNTIL _________, 1998 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                               27,600,000 Shares







                          FIRST SOURCE BANCORP, INC.

                         (Proposed Holding Company for
                           First Savings Bank, SLA)




                                 COMMON STOCK



                                  __________

                                  PROSPECTUS
                                  __________




                                ________, 1998







                       SANDLER O'NEILL & PARTNERS, L.P.

================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

OTS filing fee............................................       $    8,400
SEC filing fee(1).........................................           93,633
NASD filing fee(1)........................................           30,500
Exchange listing fee(1)...................................           36,740
Printing, postage and mailing.............................           75,000
Legal fees and expenses...................................          100,000
Accounting fees and expenses..............................          100,000
Appraiser's fees and expenses (including
  business plan)..........................................           25,000
Marketing fees and selling commissions (1)................        1,726,000
Underwriter's expenses (including underwriter's
  counsel fees)(1).......................................                --
Proxy solicitation and record management
  fees and  expenses......................................           10,000
Transfer agent fees and expenses..........................           15,000
Certificate printing......................................            5,000
Telephone, temporary help and other
  equipment...............................................           25,000
Blue Sky fees and expenses................................           10,000
Miscellaneous.............................................           65,727
                                                                 ----------

TOTAL.....................................................       $2,326,000
                                                                 ==========

____________________
(1) Actual expenses based upon the registration of 31,740,000 shares at $10.00 per share. All other expenses are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
---------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (Filed herewith unless otherwise noted)

1.1       Engagement Letter between First Savings Bank, SLA and Sandler O'Neill & Partners, L.P.
1.2       Draft Form of Agency Agreement*
2.1       Amended Plan of Conversion and Agreement and Plan of Reorganization
3.1       Certificate of Incorporation of First Source Bancorp, Inc.
3.2       Bylaws of First Source Bancorp, Inc.
3.3       Certificate of Incorporation and Bylaws of First Savings Bank, SLA
4.0       Draft Stock Certificate of First Source Bancorp, Inc.
5.0       Draft Opinion of Muldoon, Murphy & Faucette re: legality
5.1       Draft Opinion of Morris, Nichols, Arsht & Tunnell re: legality
8.0       Draft Opinion of Muldoon, Murphy & Faucette re:  Federal and State Tax Matters*
10.1      First Savings Bank, SLA 1992 Incentive Stock Option Plan
10.2      First Savings Bank, SLA 1992 Stock Option Plan for Outside Directors
10.3      First Savings Bank, SLA 1996 Omnibus Incentive Plan
10.4      First Savings Bank, SLA 1992 Employee Stock Ownership Plan
10.5      Draft ESOP Loan Commitment Letter and ESOP Loan Documents*
10.6      First Savings Bank, SLA Directors' Deferred Fee Stock Unit Plan
10.7      First Savings Bank, SLA Supplemental Executive Retirement Plan
10.8      Draft First Savings Bank, SLA Supplemental Executive Retirement Plan II
10.9      First Savings Bank, SLA Director Retirement Plan
10.10     Employment Agreements between First Savings Bank, SLA and certain executive officers
10.11     Form of Employment Agreement between First Source Bancorp, Inc. and certain executive officers
10.12     Form of Change in Control Agreement between First Savings Bank, SLA and certain executive officers
10.13     Form of Change in Control Agreement between First Source Bancorp, Inc. and certain executive officers
10.14     Form of First Savings Bank, SLA Employee Severance Compensation Plan
23.1      Consent of KPMG Peat Marwick LLP
23.2      Consent of Muldoon, Murphy & Faucette
23.3      Consent of Morris, Nichols, Arsht & Tunnell
23.4      Consent and Subscription Rights Opinion of FinPro, Inc.
24.1      Powers of Attorney
27.0      Financial Data Schedule
99.1      Appraisal Report of FinPro, Inc. (P)
99.2      Agreement Regarding Listing on a Securities Exchange*
99.3      Proxy Materials and Form of Revocable Proxy for First Savings Bank, SLA Stockholders

__________________________________
*To be filed by amendment

(b)  Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbridge, State of New Jersey, on December 19, 1997.

FIRST SOURCE BANCORP, INC.

By:       /s/ John P. Mulkerin
          ---------------------------------------
          John P. Mulkerin
          President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Name                                              Date
     ----                                              ----
/s/ Walter K. Timpson                                  December 19, 1997
----------------------------------------
Walter K. Timpson
Chairman of the Board

/s/ John P. Mulkerin                                   December 19, 1997
----------------------------------------
President, Chief Executive Officer and
Director (principal executive officer)

/s/ Christopher P. Martin                              December 19, 1997
----------------------------------------
Christopher P. Martin
Executive Vice President,
Chief Operating Officer and
Chief Financial Officer
(principal accounting and financial officer)

/s/ Donald T. Akey, M.D.                               December 19, 1997
----------------------------------------
Donald T. Akey, M.D.
Director

/s/ Harry F. Burke                                     December 19, 1997
----------------------------------------
Harry F. Burke
Director

/s/ Keith H. McLaughlin                                December 19, 1997
----------------------------------------
Keith H. McLaughlin
Director

/s/ Philip T. Ruegger, Jr.                             December 19, 1997
----------------------------------------
Philip T. Ruegger, Jr.
Director

/s/ Jeffries Shein                                     December 19, 1997
----------------------------------------
Jeffries Shein
Director